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As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333-109022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRIC COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	334410	77-0368092
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1421 McCarthy Blvd.
Milpitas, California 95035
(408) 955-1920
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)

Kim S. Silverman
Vice President and Chief Financial Officer
GRIC COMMUNICATIONS, INC.
1421 McCarthy Blvd.
Milpitas, California 95035
(408) 955-1920
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:
Horace L. Nash, Esq. Andrew J. Schultheis, Esq. Andrew Y. Luh, Esq. Connie Y. Chung, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Dennis Andrews Robert Heintz Axcelerant, Inc. 130 Theory Suite 100 Irvine, California 92612 (949) 851-7000	K.C. Schaaf, Esq. Steven R. Pacelli, Esq. Adam R. Jones, Esq. Stradling Yocca Carlson & Rauth 660 Newport Center Drive Suite 1600 Newport Beach, California 92660 (949) 725-4000

        Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the merger described herein.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, par value $0.001 per share	9,833,329	$0.75	$7,410,000	$600

(1)
Based upon the maximum number of shares of the Registrant's common stock, par value $0.001 per share, that may be issued in connection with the merger.

(2)
Inasmuch as there is no market for the securities of Axcelerant, Inc. to be received by the Registrant or canceled in the merger, the maximum offering price per share and the maximum aggregate offering price are calculated, pursuant to Rule 457(f)(2), using the book value of the securities computed as of the latest practicable date: $7,410,000, which was the book value of Axcelerant as of July 31, 2003.

(3)
Calculated in accordance with Section 6(b) of the Securities Act and Rule 457(f)(2). This amount was previously paid with the Form S-4 filed with the Securities and Exchange Commission on September 22, 2003.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. GRIC may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

GRIC Communications, Inc.
1421 McCarthy Blvd.
Milpitas, California 95035

October 28, 2003

To Our Stockholders:

        You are cordially invited to attend the special meeting of stockholders of GRIC Communications, Inc. to be held at 1421 McCarthy Boulevard, Milpitas, California, on November 25, 2003 at 10:00 a.m., Pacific Time.

        We are seeking the approval of GRIC stockholders with respect to the proposed acquisition of Axcelerant, Inc. by GRIC pursuant to which our subsidiary, Amber Acquisition Corp., will merge with and into Axcelerant, and Axcelerant will become a wholly-owned subsidiary of GRIC.

        At the special meeting, you will be asked to vote to approve the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger and to vote to approve an amendment to GRIC's certificate of incorporation to increase the authorized number of shares of common stock of GRIC from 50,000,000 shares, $0.001 par value per share, to 100,000,000 shares, $0.001 par value per share.

        After careful consideration, your board of directors recommends that GRIC stockholders vote FOR the proposal to approve the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger and vote FOR the proposed amendment to GRIC's certificate of incorporation to increase the authorized number of shares of common stock.

        The attached notice of special meeting and the accompanying joint proxy statement/prospectus provides detailed information about GRIC, Axcelerant and their proposed merger. Please read this information carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 22 of this joint proxy statement/prospectus.

        It is important that you use this opportunity to take part in the affairs of GRIC by voting on the business to come before this special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the special meeting. Your vote is very important. Returning the proxy does not deprive you of your right to attend the special meeting and to vote your shares in person.

Sincerely,

Bharat Davé President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities of GRIC to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated October 24, 2003, and was first mailed to GRIC stockholders on or about October 28, 2003.

        In connection with this offering, no person is authorized to give any information or to make any representations not contained in this joint proxy statement/prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by GRIC. This joint proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this joint proxy statement/prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this joint proxy statement/prospectus, nor from any sale made under this joint proxy statement/prospectus, that GRIC's affairs are unchanged since the date of this joint proxy statement/prospectus or that the information contained in this joint proxy statement/prospectus is correct as of any time after the date of this joint proxy statement/prospectus.

Axcelerant, Inc.
130 Theory
Suite 100
Irvine, California 92612

October 28, 2003

To Our Stockholders:

        You are cordially invited to attend the special meeting of stockholders of Axcelerant, Inc. to be held at 130 Theory, Suite 100, Irvine, California, on November 25, 2003 at 10:00 a.m., Pacific Time.

        We are seeking the approval of Axcelerant stockholders with respect to the proposed acquisition of Axcelerant by GRIC Communications, Inc. pursuant to which Amber Acquisition Corp., a wholly-owned subsidiary of GRIC, will merge with and into Axcelerant, and Axcelerant will become a wholly-owned subsidiary of GRIC.

        At the special meeting, you will be asked to approve the proposed acquisition of Axcelerant by GRIC and approve and adopt the Agreement and Plan of Reorganization, dated as of August 12, 2003, by and among GRIC, Amber and Axcelerant.

        After careful consideration, your board of directors has unanimously approved the proposed merger and the merger agreement and has determined that the merger and the merger agreement are advisable, fair to, and in the best interests of, Axcelerant and its stockholders. The board of directors unanimously recommends that the Axcelerant stockholders vote FOR the proposal to approve the merger and adopt the merger agreement.

        The attached notice of special meeting and this joint proxy statement/prospectus provides detailed information about GRIC, Axcelerant and the proposed merger. Please read this information carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 22 of this joint proxy statement/prospectus.

        It is important that you use this opportunity to take part in the affairs of Axcelerant by voting on the business to come before this special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Your vote is very important. Returning the proxy does not deprive you of your right to attend the special meeting and to vote your shares in person.

                      Sincerely,

                      Dennis Andrews,
                       President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities of GRIC to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated October 24, 2003, and was first mailed to Axcelerant stockholders on or about October 28, 2003.

        In connection with this offering, no person is authorized to give any information or to make any representations not contained in this joint proxy statement/prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by Axcelerant. This joint proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this joint proxy statement/prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this joint proxy statement/prospectus, nor from any sale made under this joint proxy statement/prospectus, that Axcelerant's affairs are unchanged since the date of this joint proxy statement/prospectus or that the information contained in this joint proxy statement/prospectus is correct as of any time after the date of this joint proxy statement/prospectus.

GRIC Communications, Inc.
1421 McCarthy Blvd.
Milpitas, California 95035

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on November 25, 2003

To Our Stockholders:

        We will hold a special meeting of the stockholders of GRIC Communications, Inc., a Delaware corporation, at 10:00 a.m., Pacific Time, on November 25, 2003 at 1421 McCarthy Boulevard, Milpitas, California.

        At the special meeting you will be asked to consider and approve the following proposals:

  1.
  Issuance and reservation for issuance of up to 9,833,329 shares of GRIC common stock to Axcelerant, Inc. stockholders and optionholders pursuant to the Agreement and Plan of Reorganization, dated as of August 12, 2003, by and among GRIC, Amber Acquisition Corp., a wholly-owned subsidiary of GRIC, and Axcelerant; and

  2.
  Amendment to GRIC's certificate of incorporation to increase the authorized number of shares of common stock of GRIC from 50,000,000 shares, $0.001 par value per share, to 100,000,000 shares, $0.001 par value per share.

        These items are more fully described in this joint proxy statement/prospectus accompanying this notice, which we urge you to read very carefully. No other business will be presented at the special meeting.

        Only GRIC stockholders of record at the close of business on October 21, 2003, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

        To ensure that your shares are represented at the special meeting, we encourage you to complete, date, sign and promptly return your proxy in the enclosed postage-paid envelope whether or not you plan to attend the special meeting in person. Returning the proxy does not deprive you of your right to attend the special meeting and to vote your shares in person. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before it has been voted at the special meeting.

                      By Order of the Board of Directors

                      David L. Teichmann
                       Senior Vice President, General Counsel and Secretary

October 28, 2003
Milpitas, California

Axcelerant, Inc.
130 Theory
Suite 100
Irvine, California 92612

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on November 25, 2003

To Our Stockholders:

        We will hold a special meeting of the stockholders of Axcelerant, Inc., a Delaware corporation, at 10:00 a.m., Pacific Time, on November 25, 2003 at 130 Theory, Suite 100, Irvine, California.

        At the special meeting, you will be asked to consider and approve the following proposal:

  1.
  A merger between Axcelerant and Amber Acquisition Corp., a wholly-owned subsidiary of GRIC Communications, Inc. and adoption of the Agreement and Plan of Reorganization, dated as of August 12, 2003, by and among GRIC, Amber and Axcelerant.

        This item is more fully described in this joint proxy statement/prospectus accompanying this notice, which we urge you to read very carefully. No other business will be presented at this special meeting.

        Only Axcelerant stockholders of record at the close of business on October 21, 2003, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

        To ensure that your shares are represented at the special meeting, we encourage you to complete, date, sign and promptly return your proxy in the enclosed postage-paid envelope whether or not you plan to attend the special meeting in person. Returning the proxy does not deprive you of your right to attend the special meeting and to vote your shares in person. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before it has been voted at the special meeting.

                      By Order of the Board of Directors

                      Dennis Andrews
                       President and Chief Executive Officer

October 28, 2003
Irvine, California

i

THE MERGER AGREEMENT	62
The Merger	62
The Effective Time	62
Directors and Officers of Axcelerant after the Merger	62
Conversion of Shares in the Merger	62
Axcelerant's Stock Option Plan	64
The Exchange Agent	64
Procedures for Exchanging Stock Certificates	64
Distributions with Respect to Unexchanged Shares	65
No Fractional Shares	65
Representations and Warranties	65
Conduct of Business of Axcelerant Pending the Merger	66
No Solicitation	67
GRIC Board Representation	68
Director and Officer Indemnification	68
Conditions to Closing the Merger	69
Termination	71
Survival of Representations and Warranties	73
Indemnification by Axcelerant Stockholders	74
Expenses	75
Amendment	75
RELATED AGREEMENTS	76
Escrow Agreement	76
GRIC Voting Agreements	76
Affiliate Agreements	77
Non-Competition and Non-Solicitation Agreements	78
Employment and Consulting Agreements	78
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF GRIC AND AXCELERANT	79
DESCRIPTION OF GRIC COMMON STOCK	88
COMPARISON OF RIGHTS OF HOLDERS OF AXCELERANT COMMON STOCK AND GRIC COMMON STOCK	90
INFORMATION REGARDING AXCELERANT	103
Overview	103
Products and Services	103
Technology	103
Operations	104
Sales and Marketing	105
Competition	105
AXCELERANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	107
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT OF AXCELERANT	113
MANAGEMENT OF AXCELERANT	115
CERTAIN TRANSACTIONS OF AXCELERANT	115
EXPERTS	115
LEGAL MATTERS	115
DOCUMENTS INCORPORATED BY REFERENCE	116
WHERE YOU CAN FIND MORE INFORMATION	117

ii

GRIC PROPOSAL NO. 2—AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK	118
AXCELERANT FINANCIAL STATEMENTS	119

Annex A	Agreement and Plan of Reorganization
Annex B	Form of Voting Agreement
Annex C	Opinion of Broadview International LLC
Annex D	Delaware General Corporation Law Section 262—Appraisal Rights
Annex E	California Corporations Code Chapter 13—Dissenters' Rights
Annex F	Axcelerant Third Amended and Restated Certificate of Incorporation
Annex G	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of GRIC

        GRIC and "Technology that brings intelligence to the Internet" are registered trademarks of GRIC. "Empowering the Mobile Office," "empower mobile productivity," Global Reach Internet Connection, GRIC AAS, GRIC AADR, GRIC Alliance, GRIC Alliance Network, GRIC ARS, GRIC Convergent Services Platform, GRIC CSP, GRIC Dashboard, GRICdial, GRIC Expense and Time, GRIC Meeting, GRIC Member logo, GRIC Mobile Office, GRIC MobileOffice, GRIC MobileOffice Enterprise Access, GRIC MobileOffice Enterprise Productivity, GRIC MobileOffice Broadband Plus, GRIC NetAccess, GRIC NetAuditor, GRIC NetManager, GRICphone, GRICprepaid, GRIC QMS, GRIC Remote End Point Security Service, GRIC SecureAccess, GRIC SFA, GRICtalk, GRIC TierOne Network, GRICtraveler, Gttrend, Roaming Streamer, and "Multiple Internet services. One global solution." are trademarks of GRIC.

        Axcelerant is a registered trademark of Axcelerant. "Connecting Everyone in Your Business World," "The Experienced Leader in Secure Broadband," AMS-Axcelerant Management System, AxcelTrac and Scout are trademarks of Axcelerant.

iii

SUMMARY

        The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read all of this joint proxy statement/prospectus, including the annexes, and the other documents we refer to or incorporate by reference, for a more complete understanding of the proposed merger and other proposals described in this summary.

The Companies

GRIC Communications, Inc.
1421 McCarthy Blvd.
Milpitas, California 95035

        GRIC provides remote Internet access, managed security services—both virtual private network and remote end-point security—and mobile broadband services for customers requiring mobile office communications capabilities worldwide. GRIC's services solution, called the GRIC MobileOffice, enables people who are working away from the office to remain productively and securely connected to their home network as if they were working in their office. GRIC's solution is used by corporate enterprises with mobile employees and remote workforces on a global basis.

        From GRIC's incorporation in 1994 until 1997, GRIC was both an Internet service provider in Northern California and an independent software developer for the Internet service provider community. In 1997, GRIC sold its local Internet service provider business. Since that time, most of GRIC's revenue has come from providing settlement and clearing-house services for GRIC's customers. GRIC provides services over a heterogeneous virtual network known as the GRIC TierOne Network. As of September 1, 2003, the GRIC TierOne Network included more than 30,000 Internet access dialing locations, 1,900 public wireless fidelity—or WiFi—hotspots and over 500 public broadband access points in more than 150 countries. GRIC created this network by forming contractual relationships with over 300 Internet service providers and telecommunication companies. These providers, whom GRIC refers to as the GRIC TierOne Network members, are able to share their communications networks. GRIC's customers benefit from the resulting network delivering a secure mobile Internet access solution cost-effectively. GRIC's member providers benefit from the GRIC TierOne Network because GRIC manages this shared network and provides settlement services as a clearinghouse. As a clearinghouse, GRIC has established common technical, service and payment standards to settle charges that our customers incur when their end users access the network facilities of GRIC TierOne Network members in order to initiate Internet-based communications, such as Internet roaming. GRIC intends to continue evolving its service offering to introduce new Internet-based mobile office communications services that may be adopted, deployed and managed on a global scale across the GRIC TierOne Network.

        The GRIC common stock is traded on The NASDAQ National Market (symbol: GRIC). GRIC's Web site can be accessed at www.gric.com.

Axcelerant, Inc.
130 Theory
Suite 100
Irvine, California 92612

        Axcelerant provides managed broadband virtual private network services and managed security services to large enterprises, enabling employees at small branch offices and employees who work from home, or "teleworkers," to securely connect to the enterprise network as if they were working at a larger office. As of August 2003, Axcelerant provided remote Internet access services and managed security services to approximately 40 enterprise customers, with approximately 20,000 endpoint locations under management. Additionally, Axcelerant offers managed security services on a wholesale, or "private label," basis to Internet service providers and related telecommunications companies. Axcelerant believes it derives its competitive advantage from four primary differentiators:

  •
  providing consistent and superior customer service;

  •
  maintaining and expanding the geographic reach of its nationwide broadband network;

  •
  implementing advanced virtual private networking and security technologies; and

  •
  rapidly adapting to meet its customers' changing remote access needs.

        Axcelerant was incorporated in Delaware in January 2001, and acquired Worldwide Axcelerant Group, a California corporation, in March 2001. Axcelerant's Web site can be accessed at www.axcelerant.com.

The Merger (page 38)

        In the merger, Axcelerant will merge with Amber Acquisition Corp., a wholly-owned subsidiary of GRIC, and Axcelerant will become a wholly-owned subsidiary of GRIC. Stockholders and optionholders of Axcelerant will become stockholders and optionholders of GRIC and will hold stock and options representing approximately 22% of the common stock equivalents of GRIC following the merger, based on the capitalization of GRIC as of August 8, 2003.

  Merger Consideration.

        The consideration payable to stockholders of Axcelerant upon consummation of the merger, which we refer to as the Total Merger Consideration, will be 9,833,329 shares of GRIC common stock (unless Axcelerant's merger expenses exceed $300,000, in which case the number of shares will be reduced by the amount of such excess expenses divided by the average closing price for a share of GRIC common stock over the ten trading days ending on the trading day three days prior to the closing date).

        Each share of Axcelerant capital stock will be converted into a right to receive a number of shares of GRIC common stock. Each class and series of Axcelerant capital stock (Series B preferred stock, Series A preferred stock and common stock) will have a different exchange ratio.

  •
  Each share of Axcelerant Series B preferred stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of Series B preferred stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of Series B preferred stock outstanding or issuable upon the exercise of outstanding warrants to acquire shares of Axcelerant Series B preferred stock.

  •
  Each share of Axcelerant Series A preferred stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of Series A preferred stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of Series A preferred stock outstanding.

  •
  Each share of Axcelerant common stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of common stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of common stock outstanding or issuable upon exercise of outstanding options to acquire shares of Axcelerant common stock.

        For more information on the number of shares to be received by holders of Axcelerant Series B preferred stock, Series A preferred stock and common stock, see "GRIC Proposal No. 1—Approval of Issuance of Shares and Axcelerant Proposal No. 1—Approval of Merger" beginning on page 17.

        Conversion of Axcelerant Options.    If the merger is consummated, each outstanding option to purchase Axcelerant common stock will be converted into an option to acquire shares of GRIC common stock. The number of shares of GRIC common stock and the exercise price of these options will be adjusted to reflect the exchange ratio that applies to shares of Axcelerant common stock. All other terms of these converted options will otherwise remain unchanged.

        The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read it carefully.

Voting Agreements (page 76)

        Certain Axcelerant stockholders, including the executive officers and the chairman of the board of directors of Axcelerant and stockholders in which certain Axcelerant directors have financial interests, have entered into voting agreements and granted irrevocable proxies to GRIC pursuant to which they have agreed to vote 100% of the outstanding Series B preferred stock, 100% of the outstanding Series A preferred stock and approximately 86% of the outstanding common stock of Axcelerant in favor of the proposal to approve the merger and adopt the merger agreement. The Axcelerant capital stock covered by such voting agreements and irrevocable proxies is sufficient to ensure that the required approval of Axcelerant stockholders will be obtained.

Non-Competition and Employment Agreements (page 78)

        Dennis Andrews, Axcelerant's President and Chief Executive Officer, Jeff Christy, Axcelerant's Chief Technology Officer, and Robert Heintz, Axcelerant's Chairman of the board of directors, have each entered into non-competition and non-solicitation agreements with GRIC which provide for restrictions on competitive activities and solicitation of customers and employees for a period of two years following the consummation of the merger.

        Several Axcelerant employees have entered into employment agreements and consulting agreements with GRIC, effective upon the consummation of the merger.

Affiliate Agreements (page 77)

        GRIC has entered into agreements with several Axcelerant affiliates that restrict the transfer of shares of GRIC common stock issued in connection with the merger during the one year period following consummation of the merger.

The Effective Time of the Merger (page 62)

        At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that the closing of the merger will occur in the fourth quarter of 2003.

GRIC's Reasons for the Merger; Recommendation by the GRIC Board of Directors (page 41)

        GRIC expects the acquisition of Axcelerant to extend its service offerings, enhance retention of existing customers, improve GRIC's ability to obtain new enterprise customers, and strengthen GRIC's functional capabilities through the addition of experienced management, sales, service, support and operations personnel and through access to Axcelerant's business partners such as broadband services, VPN and firewall technology providers. In the course of its deliberations, the GRIC board of directors, with GRIC's management and financial, legal and business diligence advisors considered these and other positive factors regarding the merger and considered a number of potentially negative factors regarding the merger.

        The GRIC board recommends that its stockholders vote FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger.

Axcelerant's Reasons for the Merger; Recommendation by the Axcelerant Board of Directors (page 44)

        Axcelerant's decision to enter into the merger with GRIC was the culmination of an investigation of strategic alternatives by Axcelerant's management and board of directors beginning in March 2003. In reaching its decision to approve the merger agreement and the merger, and to recommend that the stockholders approve the merger and adopt the merger agreement, the Axcelerant board consulted with management and advisors. The board also considered a number of factors, including: Axcelerant's financial condition, including the need for additional financing and its prospects for obtaining future financing; the fact that Axcelerant's stockholders would gain liquidity by receiving publicly traded common stock of GRIC in place of their privately held Axcelerant stock; alternative financing and sale transactions and strategies; the fact that the merger will bring together the complementary assets, resources and expertise of the two companies, which Axcelerant believes will enable the combined company to compete more effectively in the rapidly changing remote Internet access and managed security services markets; the terms and provisions of the merger agreement; the financial outlook for GRIC; and the likelihood of GRIC's ability to complete the merger.

        Axcelerant's board believes that the merger and the merger agreement are advisable, fair to, and in the best interests of, Axcelerant and its stockholders. The Axcelerant board unanimously recommends that its stockholders vote FOR Proposal No. 1 to approve the merger and adopt the merger agreement.

Opinion of GRIC Financial Advisor (page 46 and Annex C)

        At the meeting of GRIC's board of directors on August 12, 2003, Broadview International LLC rendered its opinion that, as of August 11, 2003, based upon and subject to the various factors and assumptions described in its opinion, the aggregate consideration to be paid by GRIC to Axcelerant stockholders was fair, from a financial point of view, to holders of GRIC common stock. Broadview provided its opinion to GRIC's board in connection with the board's consideration of the merger, a copy of which is attached hereto as Annex C.

Interests of Axcelerant Persons in the Merger (page 52)

        In considering the Axcelerant board of directors' recommendation that you vote to approve the merger and adopt the merger agreement, you should be aware that some of Axcelerant's officers and directors have interests in the merger that are different from, or in addition to, your interests including:

  •
  some officers and directors of Axcelerant have entered into voting agreements and granted irrevocable proxies pursuant to which they have agreed to vote their outstanding stock in favor of the proposal to approve the merger and adopt the merger agreement;

  •
  the Axcelerant stock options held by several Axcelerant officers and directors will be converted into options to purchase GRIC common stock and will accelerate and become exercisable to varying degrees upon consummation of the merger;

  •
  GRIC has entered into employment agreements or consulting agreements with several Axcelerant officers and directors that will be effective upon consummation of the merger;

  •
  upon the consummation of the merger, Mr. Andrews and Mr. Rector will be terminated by Axcelerant and each will receive six months continued salary as severance;

  •
  Axcelerant has agreed to provide some of its officers with specified benefits in order to induce them to remain employed by Axcelerant;

  •
  following consummation of the merger, James Goodman, a member of Axcelerant's board, will become a member of GRIC's board and Murray Rudin, a member of Axcelerant's board, will be granted observer rights with respect to GRIC's board; and

  •
  directors and officers of Axcelerant have rights to indemnification against specified liabilities that must be maintained by GRIC and GRIC is required to maintain directors' and officers' liability insurance for them.

        As a result, some officers and directors of Axcelerant may be more likely to vote to approve the merger and adopt the merger agreement than Axcelerant's stockholders generally.

Conditions to the Merger (page 69)

        The completion of the merger depends on a number of conditions being satisfied, including:

  •
  the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part shall have been declared effective by the Securities and Exchange Commission;

  •
  the merger and the merger agreement shall have been approved and adopted by the stockholders of Axcelerant and the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger shall have been approved by the stockholders of GRIC; and

  •
  at the closing, the representations and warranties of Axcelerant, GRIC and Amber contained in the merger agreement shall be true and correct in all material respects, and Axcelerant and GRIC shall have performed and complied in all material respects with all of their covenants contained in the merger agreement.

Each of the conditions to the merger may be waived by the company entitled to assert the condition.

Termination of the Merger Agreement (page 71)

        GRIC and Axcelerant may mutually agree to terminate the merger agreement without completing the merger. In addition, either GRIC or Axcelerant may terminate the merger agreement if any of the following events occur:

  •
  the closing of the merger has not occurred by January 15, 2004, other than as a result of a breach by the terminating party;

  •
  the other party has breached any of its representations, warranties or covenants and has not cured the breach within the time allowed, and, such breach if not cured would result in a failure of the conditions to the merger;

  •
  the other party has failed to call, convene, and hold the stockholder meeting or to submit to the vote of its stockholders the approval of the merger and adoption of the merger agreement in the case of Axcelerant, and the approval of the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger in the case of GRIC;

  •
  any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

  •
  the other party's board of directors has withdrawn or adversely modified its recommendation in favor of the merger; or

  •
  any required approval of the stockholders approving the merger and adopting the merger agreement has not been obtained.

        In addition, GRIC may terminate the merger agreement if:

  •
  Axcelerant has breached its "no solicitation" obligations under the merger agreement; or

  •
  a takeover proposal has occurred, such as the receipt of any offer or proposal from an entity or person other than GRIC that indicates any interest to merge with Axcelerant, any acquisition by any person of beneficial ownership of more than 20% of the issued and outstanding shares of any class of Axcelerant capital stock in a single or a series of transactions, or any sale or lease of all or more than 20% of the assets of Axcelerant in a single or a series of transactions, and the Axcelerant board of directors does not within five business days of such occurrence reconfirm its approval and recommendation of the merger agreement and reject such offers or events.

Escrow and Indemnification (page 74)

        GRIC will withhold 15% of the Total Merger Consideration from the consideration that would otherwise be delivered to holders of Axcelerant capital stock as a result of the merger and will deposit those shares in escrow for up to one year as collateral for the indemnification obligations of Axcelerant stockholders. Axcelerant stockholders are obligated to indemnify GRIC and its related parties against claims and losses arising out of Axcelerant's breach of any of its representations, warranties or covenants and other specified matters. The sole remedy for indemnification claims is recovery against the escrowed shares, except in the case of fraud, willful breach or intentional misrepresentation by Axcelerant or any of its subsidiaries, or specified inaccuracies in the spreadsheet that is to be delivered by Axcelerant to GRIC, setting forth the holders of Axcelerant capital stock, options and warrants and their respective holdings in Axcelerant.

Expenses (page 75)

        If the merger is consummated, GRIC will pay up to $300,000 of Axcelerant's expenses incurred in connection with the merger, and Axcelerant stockholders will pay Axcelerant's expenses in excess of $300,000. Such excess merger expenses will be deducted from the Total Merger Consideration.

Otherwise, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

No Solicitation (page 67)

        Axcelerant has agreed that it will not solicit, encourage or facilitate any takeover proposal for Axcelerant and that it will notify GRIC of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, such a takeover proposal. Axcelerant has agreed to cause each of its officers, directors, employees, shareholders, agents, advisors and other representatives to not solicit, encourage or facilitate any takeover proposal for Axcelerant.

Governmental and Regulatory Matters (page 54)

        Other than compliance with applicable federal and state securities laws in connection with the issuance of the GRIC common stock pursuant to the merger, and with applicable provisions of Delaware and California state law, no U.S. federal or state legal or regulatory requirements must be complied with in order to complete the merger. In addition, GRIC and Axcelerant will make any necessary filings with foreign regulatory agencies.

Material United States Federal Income Tax Consequences of the Merger (page 54)

        It is intended that the merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. If the merger qualifies as a tax-free reorganization, Axcelerant stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange of shares of Axcelerant capital stock for shares of GRIC common stock, although Axcelerant stockholders will recognize taxable income with respect to the cash received in lieu of fractional shares of GRIC common stock, or upon exercise of dissenters' rights. Neither GRIC, Amber Acquisition Corp. nor Axcelerant will recognize gain or loss as a result of the merger.

Anticipated Accounting Treatment (page 56)

        The merger will be accounted for as a purchase transaction by GRIC for financial reporting and accounting purposes under U.S. generally accepted accounting principles. After the merger, the results of operations of Axcelerant will be included in the consolidated financial statements of GRIC. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the Axcelerant assets acquired and the Axcelerant liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Appraisal Rights and Dissenters' Rights (page 56)

        If the merger is consummated, Axcelerant stockholders who fully comply with applicable statutory procedures will be entitled to appraisal rights under the Delaware General Corporations Law and dissenters' rights under the California Corporations Code. Appraisal or dissenters' rights permit a stockholder to receive cash in the amount of the fair value or the fair market value of its shares in lieu of the consideration paid in the Merger. See the section entitled "The Merger—Appraisal Rights and Dissenters' Rights" in this joint proxy statement/prospectus.

Forward-Looking Statements May Prove Inaccurate (page 21)

        Each of GRIC and Axcelerant has made forward-looking statements in this document (and in documents that are incorporated herein by reference) that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Also, when GRIC or Axcelerant use words such as "believe," "expect," "anticipate" or similar expressions, GRIC or Axcelerant is making forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to the specific risks described under "Risk Factors" beginning on page 22 and to the documents referred to under "Documents Incorporated by Reference" on page 116.

GRIC Proposal to Increase the Number of Authorized Shares; Recommendation by the GRIC Board of Directors (page 118)

        The GRIC board of directors believes that authorizing additional shares of common stock is required to enable GRIC to have sufficient shares of common stock authorized for issuance in the Axcelerant merger, upon conversion of preferred stock, and upon the exercise of options and warrants, whether currently outstanding or issued in the future. The GRIC board also believes that authorizing additional shares of common stock is essential to provide GRIC with the flexibility it needs to meet business needs and to take advantage of opportunities as they arise.

        If the GRIC stockholders approve the proposed amendment to the certificate of incorporation, the board may cause the issuance of additional shares of common stock without further stockholder approval, unless stockholder approval is otherwise required by law or the rules of any securities exchange on which the common stock is then listed. The additional shares would have rights identical to the currently outstanding common stock and no other change in the rights of stockholders is proposed.

        The GRIC board recommends that its stockholders vote FOR Proposal No. 2 to amend the certificate of incorporation to increase the authorized number of shares of GRIC common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

        The following questions and answers are intended to address some commonly asked questions regarding the GRIC and Axcelerant special meetings of stockholders. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, including the questions and answers about the proposed acquisition of Axcelerant by GRIC starting on page 17, the annexes to this joint proxy statement/prospectus and the documents referred to or incorporated by reference in this joint proxy statement/prospectus.

Q:
What approval is required from GRIC's stockholders for the matters to be considered at the GRIC special meeting?

A:
The following approvals are required for the proposals to be considered at the GRIC special meeting:

  Proposal No. 1: Approval of the proposal to issue and reserve for issuance shares of GRIC common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the special meeting so long as a quorum is present.

  Proposal No. 2: Approval of the proposal to amend GRIC's certificate of incorporation to increase the authorized number of shares of common stock requires the affirmative vote of a majority of the outstanding shares of GRIC common stock and GRIC Series A preferred stock, voting together on an as-converted to common stock basis, and the affirmative vote of a majority of the outstanding shares of GRIC Series A preferred stock, voting separately.

Q:
What approval is required from Axcelerant stockholders for the matters to be considered at the Axcelerant special meeting?

A:
The approval of the merger and adoption of the merger agreement will require the affirmative vote of:

•
a majority of the shares of Axcelerant common stock outstanding, voting separately;

•
a majority of the shares of Axcelerant Series A preferred stock outstanding, voting separately;

•
70% of the shares of Axcelerant Series B preferred stock outstanding, voting separately; and

•
a majority of the outstanding shares of Axcelerant common stock, Series A preferred stock and Series B preferred stock, voting together on an as-converted to common stock basis.

Q:
What do I need to do now?

A:
We urge you to read this joint proxy statement/prospectus carefully, including its annexes and documents incorporated by reference to consider how the merger affects you. Then please mail your completed, dated and signed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares can be voted at either the special meeting of GRIC stockholders or the special meeting of Axcelerant stockholders. Please also see the instructions included with your proxy card. Alternately, you may attend the applicable special meeting in person rather than signing and mailing in your proxy card.

Q:
What happens if I do not return a proxy card or vote?

A:
The failure of a GRIC stockholder to vote in person or by proxy will not affect the outcome of GRIC Proposal No. 1, if a quorum is present at the special meeting. The failure of a GRIC stockholder to vote in person or by proxy will have the effect of voting against GRIC Proposal No. 2.

A:
The failure of an Axcelerant stockholder to vote in person or by proxy will have the effect of voting against Axcelerant Proposal No. 1.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in any of three ways. First, you can send a written, dated notice to the Secretary of GRIC or Axcelerant, as applicable, stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
If my shares of GRIC stock are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares of GRIC stock unless you provide your broker with instructions on how to vote your shares. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:
Should I send in my Axcelerant stock certificates now?

A:
No. After the merger is completed, you will receive written instructions from GRIC explaining how to exchange your shares of Axcelerant common stock for the merger consideration.

Q:
Who can help answer my questions?

A:
If you would like to receive additional copies of this joint proxy statement/prospectus, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

  GRIC Communications, Inc.
  1421 McCarthy Blvd.
  Milpitas, California 95035
  Attn: Investor Relations
  (408) 955-1920

  Axcelerant, Inc.
  130 Theory
  Suite 100
  Irvine, California 92612
  Attn: Secretary
  (949) 851-7000

  You may also obtain additional information about GRIC from the documents it files with the Securities and Exchange Commission or by following the instructions in the section entitled "Where You Can Find More Information" on page 117.

SPECIAL MEETING OF GRIC STOCKHOLDERS

        GRIC is furnishing this joint proxy statement/prospectus to you in order to provide you with important information regarding the matters to be considered at the special meeting of the GRIC stockholders and at any adjournment or postponement of the special meeting. GRIC first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its stockholders on or about October 28, 2003.

Date, Time and Place of the Special Meeting

        GRIC will hold a special meeting of its stockholders on November 25, 2003 at 10:00 a.m., Pacific Time, at GRIC's principal executive offices, located at 1421 McCarthy Boulevard, Milpitas, California.

Matters to be Considered at the Special Meeting

        At the special meeting, stockholders of GRIC will be asked to consider and vote upon the following proposals:

  •
  Proposal No. 1:    To approve the issuance and reservation for issuance of shares of up to 9,833,329 shares of GRIC common stock to Axcelerant, Inc. stockholders and optionholders pursuant to the Agreement and Plan of Reorganization, dated as of August 12, 2003, by and among GRIC, Amber Acquisition Corp., a wholly-owned subsidiary of GRIC, and Axcelerant; and

  •
  Proposal No. 2:    To approve an amendment to GRIC's certificate of incorporation to increase the authorized number of shares of common stock from 50,000,000 shares, $0.001 par value per share, to 100,000,000 shares, $0.001 par value per share.

        No other matter may be presented for action at the special meeting.

Record Date; Stockholders Entitled to Vote

        The record date for determining the GRIC stockholders entitled to vote at the special meeting is October 21, 2003. Only holders of record of GRIC common stock or GRIC Series A preferred stock at the close of business on that date are entitled to vote at the special meeting. On the record date, there were issued and outstanding:

  •
  26,739,414 shares of GRIC common stock; and

  •
  4,119,296 shares of GRIC Series A preferred stock.

        As of the record date, the directors and executive officers of GRIC and affiliates held 6,860,660 shares of GRIC common stock and 4,119,296 shares of GRIC Series A preferred stock.

Voting and Revocation of Proxies

        The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of GRIC for use at the special meeting.

        General.    Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR Proposal No. 1 and FOR Proposal No. 2.

        Abstentions.    GRIC will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares presented by that proxy will not be voted at the special meeting with respect to such proposal. Because approval of Proposal No. 1 and Proposal No. 2 require the affirmative vote of a percentage of the shares present at the meeting or outstanding, abstentions on either of these proposals will have the same effect as a vote AGAINST such proposal.

        Broker Non-Votes.    If your shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of GRIC common stock or Series A preferred stock without specific instructions from you. Otherwise, your broker will indicate on the proxy that it does not have discretion to vote your unvoted shares on your behalf, which is referred to as a "broker non-vote." Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. If you do not instruct your broker how to vote your shares on GRIC Proposal No. 1, that will be counted as neither a vote FOR nor a vote AGAINST this proposal. However, if you do not instruct your broker how to vote your shares on GRIC Proposal No. 2, that will have the effect of a vote AGAINST this proposal.

        Voting in Person if your Shares are Held by Brokers.    If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a GRIC stockholder, authorizing you to act on behalf of the nominee at the GRIC special meeting and identifying the number of shares with respect to which the authorization is granted.

        Revocation of Proxies.    If you submit a proxy, you may revoke it at any time before it is voted by:

  •
  delivering to the secretary of GRIC a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

  •
  submitting to the secretary of GRIC a new, signed proxy with a later date than the proxy you wish to revoke; or

  •
  attending the special meeting and voting in person.

        Notices to the secretary of GRIC should be addressed to Secretary, GRIC Communications, Inc., 1421 McCarthy Boulevard, Milpitas, California 95035.

Required Stockholder Vote

        In order to conduct business at the GRIC special meeting, a quorum must be present. The holders of a majority of the shares of Series A preferred stock and common stock entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum under GRIC's bylaws. GRIC will treat shares of GRIC's common stock and Series A preferred stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the GRIC special meeting for the purposes of determining the existence of a quorum. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

        With respect to any matter submitted to a vote of the GRIC stockholders:

  •
  each holder of GRIC common stock will be entitled to one vote, in person or by proxy, for each share of GRIC common stock held in his, her or its name on the books of GRIC on the record date;

  •
  when the GRIC Series A preferred stock votes together with GRIC common stock, each holder of GRIC Series A preferred stock will be entitled to that number of votes, in person or by proxy, which is equal to the number of shares of GRIC common stock in which a holder's shares of GRIC Series A preferred stock could have been converted on the record date (as of the record date, each share of GRIC Series A preferred stock was convertible into one share of GRIC common stock); and

  •
  when the GRIC Series A preferred stock votes separately from the GRIC common stock, each holder of GRIC Series A preferred stock will be entitled to one vote, in person or by proxy, for each share of GRIC Series A preferred stock held in that stockholder's name on the books of GRIC on the record date.

        Approval of Proposal No. 1 requires the affirmative vote of a majority of the shares of GRIC common stock and Series A preferred stock, voting together, present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

        Approval of Proposal No. 2 requires the affirmative vote of:

  •
  a majority of the outstanding shares of GRIC common stock and GRIC Series A preferred stock, voting together; and

  •
  a majority of the outstanding shares of GRIC Series A preferred stock, voting separately.

        The inspector of elections for the GRIC special meeting will tabulate the votes.

Recommendations by the Board of Directors

        After careful consideration, the board of directors of GRIC believes that the acquisition of Axcelerant is advisable and in the best interests of GRIC and its stockholders. The GRIC board of directors recommends that its stockholders vote FOR Proposal No. 1 to approve the issuance and reservation for issuance of up to 9,833,329 shares of GRIC common stock to Axcelerant stockholders and optionholders pursuant to the Agreement and Plan of Reorganization, dated as of August 12, 2003, by and among GRIC, Axcelerant and Amber.

        The GRIC board of directors has also determined that the proposed amendment to GRIC's certificate of incorporation to increase the authorized number of shares of common stock is in the best interests of GRIC and its stockholders. The GRIC board of directors recommends that its stockholders vote FOR Proposal No. 2 to amend GRIC's certificate of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000 shares.

SPECIAL MEETING OF AXCELERANT STOCKHOLDERS

        Axcelerant is furnishing this joint proxy statement/prospectus to you in order to provide you with important information regarding the matters to be considered at the special meeting of the Axcelerant stockholders and the other matters that are properly before the special meeting of stockholders and at any adjournment or postponement of the special meeting. Axcelerant first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its stockholders on or about October 28, 2003.

Date, Time and Place of the Special Meeting

        The special meeting of Axcelerant's stockholders will be held on November 25, 2003 at 10:00 a.m., local time, at Axcelerant's corporate headquarters located at 130 Theory, Suite 100, Irvine, California.

Matter to be Considered at the Special Meeting

        At the special meeting, stockholders of Axcelerant will be asked to consider and vote upon the following proposal:

  •
  Proposal No. 1:    To approve a merger between Axcelerant and Amber Acquisition Corp., a wholly-owned subsidiary of GRIC Communications, Inc. and adopt the Agreement and Plan of Reorganization, dated as of August 12, 2003, by and among GRIC, Amber and Axcelerant.

        No other matter may be presented for action at the special meeting.

Record Date; Stockholders Entitled to Vote

        Axcelerant's board of directors has fixed the close of business on October 21, 2003, as the record date for determination of Axcelerant stockholders entitled to notice of and to vote at the special meeting.

        As of the close of business on October 21, 2003,

  •
  5,301,550 shares of Axcelerant common stock were outstanding;

  •
  6,000,000 shares of Axcelerant Series A preferred stock were outstanding; and

  •
  6,923,077 shares of Axcelerant Series B preferred stock were outstanding.

        With respect to any matter submitted to a vote of the Axcelerant stockholders:

  •
  each holder of Axcelerant common stock will be entitled to one vote, in person or by proxy, for each share of Axcelerant common stock held in his, her or its name on the books of Axcelerant on the record date;

  •
  when the Axcelerant Series A preferred stock or Axcelerant Series B preferred stock votes together with Axcelerant common stock, each holder of Axcelerant Series A preferred stock and Axcelerant Series B preferred stock will be entitled to that number of votes, in person or by proxy, which is equal to the number of shares of Axcelerant common stock into which a holder's shares of Axcelerant Series A preferred stock or Axcelerant Series B preferred stock could have been converted on the record date (as of the record date, each share of Axcelerant Series A preferred stock was convertible into one share of Axcelerant common stock and each share of Axcelerant Series B preferred stock was convertible into one share of Axcelerant common stock); and

  •
  when the Axcelerant Series A preferred stock and the Axcelerant Series B preferred stock votes separately from the Axcelerant common stock, each holder of Axcelerant Series A preferred stock will be entitled to one vote, in person or by proxy, for each share of Axcelerant Series A preferred stock held in his, her or its name on the books of Axcelerant on the record date, and each holder of Axcelerant Series B preferred stock will be entitled to one vote, in person or by proxy, for each share of Axcelerant Series B preferred stock held in his, her or its name on the books of Axcelerant on the record date.

Voting and Revocation of Proxies

        You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Axcelerant. All properly executed proxies received by Axcelerant prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, in favor of each proposal. Axcelerant's board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to Axcelerant's board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

        You may revoke your proxy at any time prior to its use by delivering to the Secretary of Axcelerant a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which voting method is used to give or revoke a proxy or if different methods are used to give and revoke a proxy.

Required Stockholder Vote

        Proposal 1:    Approval of the merger and adoption of the merger agreement requires the affirmative vote of:

  •
  a majority of the shares of Axcelerant common stock outstanding, voting separately;

  •
  a majority of the shares of Axcelerant Series A preferred stock outstanding, voting separately;

  •
  70% of the shares of Axcelerant Series B preferred stock outstanding, voting separately; and

  •
  a majority of the outstanding shares of Axcelerant common stock, Series A preferred stock and Series B preferred stock, voting together on an as-converted to common stock basis.

Quorum; Abstentions

        The required quorum for the transaction of business at the special meeting is a majority of the shares of Axcelerant voting capital stock (with Axcelerant preferred stock counted on an as-converted to common stock basis). If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

        Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining presence of a quorum. Because approval of the proposal requires the affirmative vote of a specific amount, of a class or series of capital stock, abstentions will have the same effect as votes against the proposal. In addition, a failure of an Axcelerant stockholder to vote in person or by proxy will have the effect of a vote against the proposal.

Recommendation by the Board of Directors

        The Axcelerant board of directors has unanimously approved Proposal No. 1 and recommends that Axcelerant stockholders vote FOR Proposal No. 1 to approve the merger between Axcelerant and Amber Acquisition Corp., and adopt the Agreement and Plan of Reorganization, dated as of August 12, 2003, by and among GRIC, Axcelerant and Amber.

        The matter to be considered at the special meeting is of great importance to the stockholders of Axcelerant. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

        You should not send any stock certificates with your proxy cards. A transmittal form with instructions for the surrender of stock certificates for Axcelerant stock will be mailed to you as soon as practicable after completion of the merger.

GRIC PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF SHARES
AND
AXCELERANT PROPOSAL NO. 1—APPROVAL OF MERGER

        The following questions and answers are intended to address some commonly asked questions regarding the GRIC and Axcelerant special meetings, and in particular, the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents referred to or incorporated by reference in this joint proxy statement/prospectus.

Q:
What is the merger?

A:
GRIC and Axcelerant have entered into a merger agreement that sets forth the terms and conditions of the proposed business combination of GRIC and Axcelerant. In the merger, Axcelerant and a wholly-owned subsidiary of GRIC will merge, with Axcelerant surviving as a wholly-owned subsidiary of GRIC. As a result of the merger, Axcelerant stockholders and optionholders will become stockholders and optionholders of GRIC, collectively holding approximately 22% of the GRIC common stock equivalents, based on the capitalization of GRIC as of August 8, 2003.

  For a more complete description of the merger, see the section entitled "The Merger" beginning on page 38.

Q:
What will Axcelerant stockholders receive in the merger?

A:
If the merger is completed, Axcelerant stockholders as a group will receive up to 9,833,329 shares of GRIC common stock. We refer to this as the Total Merger Consideration. The actual Total Merger Consideration may be less if Axcelerant merger expenses exceed $300,000. See "The Merger Agreement—Conversion of Shares in the Merger" beginning on page 62. The holders of different classes and series of Axcelerant securities will receive different amounts of GRIC common stock. Each share of Axcelerant Series B preferred stock, Series A preferred stock and common stock will be converted into the right to receive a number of shares of GRIC common stock equal to the exchange ratio applicable to such shares.

•
Each share of Axcelerant Series B preferred stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of Series B preferred stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of Series B preferred stock outstanding or issuable upon the exercise of outstanding warrants.

•
Each share of Axcelerant Series A preferred stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of Series A preferred stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of Series A preferred stock outstanding.

•
Each share of Axcelerant common stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of common stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of common stock outstanding or issuable upon exercise of outstanding options.

          The table below sets forth a summary of the number of shares of GRIC common stock to be received by Axcelerant stockholders upon consummation of the merger. The table shows how many shares of GRIC common stock a holder of Axcelerant Series B preferred stock, Series A preferred stock and common stock will receive for each 1,000 shares held across a range of possible prices of GRIC common stock (based on the average closing price for a share of GRIC common stock over the ten trading days ending on the trading day three days prior to the closing date). The summary table is based on an assumed closing date of December 1, 2003. Additionally, holders of warrants to purchase Axcelerant Series B preferred stock have indicated that they intend to exercise all outstanding warrants to purchase Axcelerant Series B preferred stock on a net issuance basis immediately prior to the closing of the merger.

	Shares of GRIC common stock issuable for 1,000 shares of Axcelerant
GRIC common stock price	Series B preferred stock	Series A preferred stock	Common stock
$2.00	839	313	309
$2.25	840	314	307
$2.50	842	316	304
$2.75	814	349	302
$3.00	782	389	301
$3.25	754	422	300
$3.50	718	421	336
$3.75	670	398	398
$4.00	628	420	420
$4.25	591	439	439
$4.50	579	445	445
$4.75	579	445	445
$5.00	579	445	445
$5.25	578	445	445
$5.50	578	445	445
$5.75	578	444	444
$6.00	578	444	444
$6.25	578	444	444
$6.50	577	444	444
$6.75	577	444	444
$7.00	577	444	444
$7.25	577	444	444
$7.50	577	444	444
$7.75	577	444	444
$8.00	577	444	444

        For additional detail concerning the amount of the Total Merger Consideration that holders of Axcelerant Series B preferred stock, Series A preferred stock and common stock are entitled to receive in the merger, you should refer to Axcelerant's certificate of incorporation which is set forth as Annex F hereto, and see the section entitled "The Merger Agreement—Conversion of Shares in the Merger" beginning on page 62.

Q:
Does the GRIC board of directors recommend voting in favor of GRIC Proposal No. 1 to approve the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger?

A:
Yes. After careful consideration, GRIC's board of directors recommends that the GRIC stockholders vote FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger. For a description of the reasons underlying the recommendation of GRIC's board, see "The Merger—Reasons for the Merger—GRIC's Reasons for the Merger" beginning on page 41.

Q:
Does the Axcelerant board of directors recommend voting in favor of Axcelerant Proposal No. 1 to approve merger and adopt the merger agreement?

A.
Yes. After careful consideration, Axcelerant's board of directors unanimously recommends that the Axcelerant stockholders vote FOR Proposal No. 1 to approve the merger and adopt the merger agreement. For a description of the reasons underlying the recommendation of Axcelerant's board, see "The Merger—Reasons for the Merger—Axcelerant's Reasons for the Merger" beginning on page 44.

Q:
Are there risks I should consider in deciding whether to vote for the merger?

A:
Yes. For example, Axcelerant and GRIC may not realize the anticipated benefits of the merger. Also, the market price of GRIC common stock is highly volatile, and the value that Axcelerant stockholders will receive in the merger will decrease if the market price of GRIC common stock decreases before or after the merger. For a more complete description of the risks to consider, see "Risk Factors" beginning on page 22.

Q:
What vote of GRIC stockholders is required to approve the issuance and reservation for issuance of shares of GRIC common stock in connection with the proposed merger?

A:
Approval of the issuance and reservation for issuance of GRIC shares requires the affirmative vote of a majority of the shares of GRIC common stock and GRIC Series A preferred stock, voting together, present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Q:
What vote of Axcelerant stockholders is required to approve the merger and adopt the merger agreement?

A:
The approval of the merger and adoption of the merger agreement will require the affirmative vote of a majority of the outstanding shares of Axcelerant's common stock, a majority of the outstanding shares of Axcelerant's Series A preferred stock and seventy percent of the outstanding shares of Axcelerant's Series B preferred stock, each voting separately, and the affirmative vote of a majority of the outstanding shares of Axcelerant common stock, Series A preferred stock and Series B preferred stock, voting together on an as-converted to common stock basis.

Q:
What are the federal income tax consequences of the merger to me?

A:
GRIC and Axcelerant intend for the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a tax-free reorganization, Axcelerant stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange of shares of Axcelerant capital stock for shares of GRIC common stock, although Axcelerant stockholders will recognize taxable income with respect to the cash received in lieu of fractional shares of GRIC common stock, or upon exercise of dissenters' rights.

  We urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

  For more information, see "The Merger—Material United States Federal Income Tax Considerations" beginning on page 54.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions set forth in the merger agreement. We anticipate that the closing of the merger will occur in the fourth quarter of 2003, but we cannot predict the exact timing.

Q:
Am I entitled to appraisal rights or dissenters' rights as an Axcelerant stockholder?

A:
Yes. Holders of Axcelerant common stock or Axcelerant preferred stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters' rights under the California Corporations Code in connection with the merger. For a more complete description of the appraisal rights and dissenters' rights, see "The Merger—Appraisal Rights and Dissenters' Rights" beginning on page 56.

Q:
Am I entitled to appraisal rights or dissenters' rights as a GRIC stockholder?

A:
No. Holders of GRIC common stock or Series A preferred stock are not entitled to appraisal rights or dissenters' rights in connection with the merger.

Q:
What will happen to stock options held by Axcelerant employees?

A:
The outstanding Axcelerant options will be converted into options to purchase GRIC common stock. The number of shares of GRIC common stock subject to each converted option will be equal to the number of shares of Axcelerant common stock subject to the option multiplied by the exchange ratio for shares of Axcelerant common stock, rounded down to the nearest whole number (with no cash being payable for any fractional share eliminated by such rounding). The exercise price per share of GRIC common stock for each converted option will equal the exercise price of the Axcelerant common stock under the option divided by the exchange ratio for shares of Axcelerant common stock, rounded up to the nearest whole cent.

  For example, assuming that the applicable GRIC stock price is $6.00 and the Axcelerant merger expenses were less than $300,000, your option to purchase 1,000 shares of Axcelerant common stock at an exercise price of $0.20 per share would be converted into an option to purchase 444 shares of GRIC common stock at an exercise price of $0.45 per share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

        Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or expected strategic benefits, advantages and other effects of the merger identify forward-looking statements. In particular, statements that involve risk and uncertainties regarding the expected strategic benefits, objectives, advantages, expectations and intentions and other effects of the merger described in sections such as "The Merger—GRIC's Reasons for the Merger," and "—Axcelerant's Reasons for the Merger" and elsewhere in this document are forward-looking statements. These forward-looking statements include:

  •
  projections of earnings, revenues, synergies and other financial items;

  •
  statements of strategies and objectives for future operations;

  •
  expectations regarding the completion of the merger and statements regarding future acquisitions;

  •
  statements regarding integration plans;

  •
  statements concerning proposed services or developments;

  •
  statements regarding future economic conditions, performance or business prospects;

  •
  statements of belief; and

  •
  statements of assumptions underlying any of the foregoing.

        All forward-looking statements are present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks related to the merger and to GRIC's business after the merger discussed under "Risk Factors" of this joint proxy statement/prospectus, among others, could cause actual results to differ materially from those described in the forward-looking statements. Neither GRIC nor Axcelerant makes any representation as to whether any projected or estimated information or results contained in any forward-looking statements will be obtained or achieved. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference in this joint proxy statement/prospectus. Neither GRIC nor Axcelerant is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual reports on Form 10-K and the quarterly reports on Form 10-Q that GRIC has filed with the Securities and Exchange Commission.

RISK FACTORS

        The merger involves a high degree of risk. By voting in favor of the merger, Axcelerant stockholders will be choosing to invest in GRIC common stock. In addition to the risks described in GRIC's reports on Forms 10-K and 10-Q, you should carefully consider the risks described below relating to the merger and the risks to GRIC's business after the merger before deciding how to vote your shares. You should also consider the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus. Please refer to the section of the joint proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 117. If any of these risks actually occur, the business, financial condition or prospects of GRIC may be seriously harmed. In such case, the market price of GRIC common stock may decline, and you may lose all or part of your investment.

Risks Related to the Merger

If GRIC and Axcelerant cannot effectively integrate their operations, GRIC will not realize the potential benefits of the merger.

        The integration of GRIC and Axcelerant will be a time consuming and expensive process and may disrupt GRIC's operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the combined company's results of operations could be harmed, employee morale could decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, GRIC may not achieve anticipated synergies or other benefits of the merger. Following the merger, GRIC and Axcelerant must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. GRIC and Axcelerant may encounter the following difficulties, costs and delays involved in integrating their operations:

  •
  failure to successfully manage customer relationships and other important relationships;

  •
  failure of customers to accept new services or to continue using the products and services of the combined company;

  •
  potential difficulties in successfully integrating the management teams and employees of GRIC and Axcelerant;

  •
  managing GRIC's growth and managing larger, more geographically dispersed operations;

  •
  perceived adverse changes in business focus;

  •
  the loss of key employees and diversion of the attention of management from other ongoing business concerns;

  •
  potential incompatibility of technologies and systems; and

  •
  potential incompatibility of business cultures.

        If GRIC's operations after the merger do not meet the expectations of GRIC's or Axcelerant's existing customers, then these customers may cease doing business with the company altogether.

GRIC may not realize anticipated benefits of the acquisition of Axcelerant.

        We cannot assure you that we will achieve the benefits that we expect from the acquisition of Axcelerant. For example, the combined service offerings after the acquisition may be more complex for customers than we anticipate, which could make those services more difficult to market and sell and ultimately reduce our revenue. Integrating our operations may be more difficult or take longer than we expect, and cost savings may be smaller than we anticipate, or deferred longer. We may encounter unexpected difficulties integrating management personnel and experience damaging management attrition, which could disrupt our operations and impose new costs on us.

The market price of GRIC common stock is highly volatile, and if the anticipated benefits of the merger are not realized or do not meet the expectations of financial or industry analysts, the market price of GRIC common stock may decline.

        In the past, the price of GRIC common stock has experienced large swings up and down. This volatility might occur in the future, which could result in GRIC's common stock being worth less after the merger than before it. Volatility can arise particularly in response to quarter-to-quarter variations in the actual or anticipated financial results of GRIC or its customers or competitors, and announcements by GRIC or its competitors regarding new product and service introductions. The market price of GRIC common stock can also fluctuate in response to price and volume fluctuations in the stock market, particularly those that affect the market prices of technology stocks.

        In addition, the market price of GRIC common stock may decline as a result of the merger if:

  •
  the integration of GRIC and Axcelerant is unsuccessful;

  •
  GRIC does not achieve the expected benefits of the merger as quickly as anticipated or the costs of or operational difficulties arising from the merger are greater than anticipated;

  •
  the effect of the merger on GRIC's financial results is not consistent with the expectations of financial or industry analysts; or

  •
  GRIC experiences the loss of significant customers or employees as a result of the merger.

GRIC common stock is subject to price volatility, which may reduce the value Axcelerant stockholders will receive upon the consummation of the merger.

        The applicable merger exchange ratios will depend on the trading price of GRIC common stock prior to the closing date of the merger. The value of GRIC common stock that Axcelerant stockholders will receive will also depend on the trading price of GRIC common stock. The share price of GRIC common stock is subject to price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. GRIC cannot predict the market price for GRIC common stock at any time before the completion of the merger or the market price for GRIC common stock after the merger. We encourage you to obtain current market quotations of GRIC common stock.

Axcelerant executive officers and directors have interests that are different from, or in addition to, those of Axcelerant stockholders generally.

        The executive officers and directors of Axcelerant have interests in the merger that are different from, or are in addition to, those of Axcelerant stockholders generally. These include:

  •
  the vesting of the restricted stock and options held by Axcelerant executive officers and directors will accelerate upon the consummation of the merger, or in some cases upon termination of employment after the merger;

  •
  some executive officers of Axcelerant have entered into employment agreements or consulting agreements with GRIC that will become effective following the merger; and

  •
  directors and officers of Axcelerant have rights to indemnification against specified liabilities and GRIC is required to maintain directors' and officers' liability insurance for them.

        As a result, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger and the merger agreement than if they did not hold these interests. See "The Merger—Interests of Axcelerant Persons in the Merger" beginning on page 52.

Failure to complete the proposed merger could adversely affect GRIC's stock price and GRIC's and Axcelerant's future business and operations.

        The merger is subject to the satisfaction of closing conditions, including the approval by GRIC's stockholders and Axcelerant's stockholders, and neither GRIC nor Axcelerant can assure you that the merger will be successfully completed. In the event that the merger is not completed, Axcelerant and GRIC may be subject to many risks, including the costs related to the proposed merger, such as legal, accounting and advisory fees, which must be paid even if the merger is not completed. If the merger is not completed, the market price of GRIC common stock could decline, to the extent that the market price of GRIC common stock prior to the merger reflected a market belief that the merger would be completed and its potential benefits would be realized. In addition, if the merger is not completed, Axcelerant could be harmed by these adverse changes in its business or the expectation of these changes, and restoring Axcelerant's business to its pre-announcement value could take a long time and be costly, and may not occur.

        Further, if the merger is not completed and Axcelerant's board of directors decides to seek another business combination, Axcelerant may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger with GRIC.

The completion of the merger will dilute your ownership interest in GRIC and may result in dilution of future per share operating results of GRIC.

        As a result of the acquisition of Axcelerant in the proposed merger, the ownership interest of GRIC stockholders will be diluted. Stockholders and optionholders of Axcelerant will become stockholders and optionholders of GRIC and will hold stock and options representing approximately 22% of the common stock equivalents of GRIC following the merger, based on the capitalization of GRIC as of August 8, 2003. The completion of the merger will not necessarily result in improved per share operating results of GRIC or a financial condition superior to that which would have been achieved by either GRIC or Axcelerant on a stand-alone basis. The merger could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In addition, some of the assumptions that either company relies upon, such as the achievement of revenue synergies that is dependent on estimates of customer penetration, may prove false. In this event, the merger could result in a reduction of per-share earnings of GRIC as compared to the per-share earnings that would have been achieved if the merger had not occurred.

The costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined companies.

        GRIC and Axcelerant estimate that they will incur aggregate direct transaction costs of approximately $2.0 million associated with the merger, and additional costs associated with consolidation and integration of operations, which cannot be estimated accurately at this time. If the total costs of the merger exceed estimates or the benefits of the merger do not exceed the total costs of the merger, the financial results of the combined companies could be adversely affected.

Indemnification claims may reduce the number of shares distributed from escrow to Axcelerant stockholders.

        Indemnification claims by GRIC and its related parties may significantly reduce the amount withheld in escrow, which is set at 15% of the total merger consideration. This would reduce the amount available for ultimate distribution to holders of Axcelerant common stock or Axcelerant preferred stock upon termination of the escrow. GRIC and its related parties may make indemnification claims for breaches by Axcelerant of its representations, warranties and covenants in the merger agreement and other matters specified in the merger agreement. See "The Merger Agreement—Indemnification by Axcelerant stockholders" beginning on page 74.

The merger may fail to qualify as a reorganization, resulting in the recognition of taxable gains or losses on Axcelerant common stock.

        GRIC and Axcelerant intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Both GRIC and Axcelerant, however, cannot provide assurance that the Internal Revenue Service will not challenge the tax status of the merger.

        GRIC and Axcelerant have structured the merger as a reverse triangular merger. If the reverse triangular merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, the issuance of GRIC common stock to Axcelerant stockholders will be a fully taxable event. In this taxable scenario, Axcelerant stockholders generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the fair market value, as of the completion of the merger, of the consideration they receive in the merger and (2) the adjusted tax basis in their shares of Axcelerant capital stock. See "The Merger—Material United States Federal Income Tax Consequences" beginning on page 54.

Risks Related to GRIC after the Merger

GRIC and Axcelerant have each incurred significant losses to date and GRIC expects to continue to incur losses for some period of time after the consummation of the merger. If GRIC fails to generate sufficient revenue to achieve and sustain positive cash flow or profits, its stock price will decline.

        GRIC and Axcelerant have incurred significant losses to date, and GRIC expects to continue to incur losses for some period of time after the consummation of the merger. GRIC reported operating losses of approximately $997,000 for the six months ended June 30, 2003, $5.0 million for 2002, $31.6 million for 2001, and $32.4 million for 2000. Axcelerant had net losses of approximately $304,000 for the six months ended June 30, 2003, $3.1 million for the year ended December 31, 2002, and $4.0 million for the period ended December 31, 2001. As of June 30, 2003, GRIC had an accumulated deficit of $129.6 million, and Axcelerant had an accumulated deficit of approximately $7.4 million.

        GRIC has experienced negative cash flows in each year since its inception in 1994. Axcelerant has not had positive cash flow from operations since its inception date. After the merger, we may not generate positive cash flow for some time in the future. In addition, we may also incur significant new costs related to possible acquisitions, the development of new products and services, the integration of new technologies or the update of old technologies. Moreover, we might not be able to increase our operating profitability on a quarterly or annual basis. To increase profits, we will need to maintain our relationships with existing customers, generate additional revenue growth from its existing customers and obtain new customers, while continuing to control our expenses. We expect to continue to invest in network and operations, research and development and sales and marketing, and we expect to face pressure to adopt new pricing arrangements, including volume discounts, that may lower our gross margins. As a result, our ability to achieve and sustain profitability will depend on our ability to sustain and achieve substantially higher revenue while maintaining reasonable cost and expense levels. If we fail to achieve or sustain profitability, our stock price could decline.

GRIC may continue to experience volatility in its stock price.

        The market price of GRIC's common stock has fluctuated significantly in the past, and it may fluctuate significantly in the future, in response to many factors, some of which are beyond our control, including:

  •
  quarterly fluctuations in our financial results or our competitors or customers;

  •
  changes in financial estimates or recommendations by securities analysts;

  •
  announcements by us or our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

  •
  volume fluctuations;

  •
  volatility of stock markets;

  •
  sales of our stock in substantial amounts by significant stockholders;

  •
  additional litigation and/or adverse results from existing or future litigation;

  •
  consolidation among competitors or customers;

  •
  disputes concerning intellectual property rights; and

  •
  developments in telecommunications regulations.

        In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect the market price of GRIC's common stock, regardless of its actual operating performance.

GRIC's business strategy has shifted over time and remains unproven, and its success after the acquisition of Axcelerant cannot be assured.

        GRIC's business strategy has changed over time. For example, we ceased to be an Internet service provider in 1997 and abandoned our Internet telephony services business in 2001. We have pursued our current business—remote access, managed security and mobile broadband services—for a relatively brief period and in markets that are rapidly changing. There can be no assurance that we will succeed in our efforts to make our current business profitable, and there can be no assurance that the acquisition of Axcelerant will make us more likely to succeed.

Any strategic acquisitions or investments GRIC engages in could dilute the ownership of its stockholders and/or result in the assumption of additional liabilities, loss of sales and disruption of its business.

        We expect to consider future acquisitions of, or investments in, complementary businesses, products or technologies. We may encounter difficulties in identifying and acquiring suitable candidates on reasonable terms.

        In the event of any future acquisitions, we could:

  •
  issue stock that would dilute its current stockholders' percentage ownership;

  •
  incur debt that will give rise to interest charges and may impose material restrictions on the manner in which we operates our business;

  •
  assume liabilities;

  •
  incur expenses related to impairment of goodwill and other intangible assets; or

  •
  incur large write-offs.

        Any strategic acquisitions or investments that we make in the future will involve many risks, including the following:

  •
  problems combining the acquired operations, technologies, products or personnel;

  •
  unanticipated costs;

  •
  diversion of management time and attention from its existing business;

  •
  adverse effects on existing business relationships with suppliers and customers;

  •
  risks associated with entering markets in which we have no or limited prior experience; and

  •
  potential loss of key employees, particularly those of acquired companies.

        We may not be able to successfully integrate the businesses, products, technologies or personnel that we might acquire in the future. There can be no assurance that any strategic investments that we may make will meet our financial or other investment objectives. Any failure to do so could seriously harm our business, financial condition and results of operations.

Because of the long and variable sales cycles for GRIC's products, GRIC's revenue and operating results may vary significantly from quarter to quarter. As a result, our quarterly results may fall below the expectations of market analysts and investors, causing the price of our common stock to decline.

        GRIC's business is characterized by a long "sales cycle"—the time between initial contact with a potential customer and the resulting purchase and deployment of their service. For example, our sales cycle is between three to twelve months, and the actual length of a sales cycle depends on a number of factors such as the complexity of the customer's business and needs, the nature of the services being purchased and the level of deployment. After the merger, we may incur substantial expenses and devote considerable time and attention to potential relationships that may never materialize, in which event our investments will largely be lost, and it may miss other opportunities. In addition, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis, which may cause our revenue and operating results to vary significantly and unexpectedly from quarter to quarter. Therefore, our quarterly results may fall below the expectations of market analysts and investors, which could cause the trading price of GRIC common stock to decline.

The markets that GRIC will serve after the merger are highly competitive and there is no assurance that we will be able to achieve or maintain profitability.

        We are aware of many companies in related markets that address particular aspects of the features and functions that GRIC's products will provide after the merger. Currently, GRIC competes directly with iPass and Fiberlink in the market for Internet roaming and related settlement services, and each of iPass and Fiberlink has a network that competes with the GRIC TierOne Network. Large communications service providers such as AT&T, Equant and MCI also have the ability and resources to compete with GRIC in the Internet-based mobile office communications services market. Axcelerant's primary competitors include Fiberlink, MegaPath, ePresence, TManage and Netifice. MegaPath recently announced its intention to acquire TManage. These competitors present significant challenges to our business after the merger. For example, many of GRIC's competitors have longer operating histories, greater name recognition or larger customer bases, which they may leverage in order to obtain more favorable volume discounts. In addition, these competitors may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more customer financing than we can, which could limit our opportunities to obtain new customers or cause us to lose our existing customers.

Government regulations and legal uncertainties regarding the Internet could harm GRIC's business.

        We will be subject to local regulations or laws applicable to access to or commerce on the Internet, in addition to regulations applicable to businesses generally. However, the Federal Communications Commission has initiated several proceedings that may change the regulatory and legal framework for the provision of broadband and Internet services and current and future Federal Communications Commission rules and regulations could negatively affect our business. In addition, international regulatory standards will govern our products and services in foreign markets and could impair its ability to develop products and services for international service providers in the future. We may not be able to obtain or maintain all of the regulatory approvals that may be required to operate its business. The inability to obtain these approvals, as well as any delays caused by its compliance and its customers' compliance with regulatory requirements or resulting from uncertainty associated with future regulatory decisions, could result in postponements or cancellations of product orders, which would significantly reduce our revenue.

If GRIC fails to enhance existing products or if new services, products or features we introduce do not succeed in the marketplace, we will not be able to generate new revenues and will have increased costs without the expected returns.

        Our target markets are characterized by rapid technological advances, changes in end-user requirements, and frequent new product introductions. Our future success will significantly depend on our ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, products that meet changing customer demands. For example, growth prospects will be determined, among other things, by our ability to scale the Axcelerant branch office services offering, which is an offering into a highly competitive market with a large number of incumbents. After the merger, we may not have sufficient resources to anticipate technological and market trends, manage long development cycles or develop, introduce and market new products and enhancements. In addition, we cannot predict whether our products and services will be met with market acceptance or be profitable.

GRIC's ability to compete after the merger could be jeopardized if it is unable to protect its intellectual property.

        Both GRIC's and Axcelerant's products rely upon intellectual property rights. For example, GRIC has been issued United States Patent Number 5,898,780 dated April 27, 1999 for "Method and Apparatus for Authorizing Remote Internet Access," and has other U.S. patents pending. GRIC cannot assure you that patents will issue from the pending applications or, if any patents are issued, that they will be sufficiently broad to protect its technology adequately. Axcelerant also has a U.S. patent pending. Axcelerant cannot assure you that a patent will issue from the pending application or, if issued, that it will be sufficiently broad to protect its technology adequately. In addition, GRIC and Axcelerant each have a number of trademarks and trademark applications and each company uses copyright and trade secret protection to protect its software and other original works. Because the technology and intellectual property associated with these products are evolving rapidly, current intellectual property rights may not adequately protect us after the merger. In addition, despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of technology is difficult, and we cannot assure you that the steps we take will prevent unauthorized use of the technology. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we provide, or may anticipate providing, our products and services. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.

After the merger, GRIC could become subject to litigation regarding intellectual property rights that could be costly, result in the loss of significant rights and divert the time and attention of its management.

        GRIC or its customers in the future may become a party to litigation to protect its intellectual property or to respond to allegations that GRIC infringes others' intellectual property. We may receive communications from third parties inquiring about their interest in licensing certain of the third party's intellectual property or more generally identifying intellectual property that may be the basis of a future infringement claim. If a party accuses us of infringing upon its proprietary rights, we would have to defend ourselves and possibly our customers against the alleged infringement. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

  •
  stop or delay selling, incorporating or using products that use the challenged intellectual property;

  •
  obtain a license to sell or use the relevant technology, which license might not be available on reasonable terms or at all; and

  •
  redesign the products and services that use that technology.

If we are forced to take any of these actions, it may have a material adverse effect on our business, financial condition and results of operations.

If GRIC is unable to develop and manage its international operations after the merger, its business could be harmed.

        We generate most of our revenues from business conducted internationally, so we are subject to special risks. We expect to continue to expand our international operations in the future. The successful management and expansion of our international operations, including the development of sales and support channels, will require significant human and financial resources. Some of the risks that we face as a result of its international operations include:

  •
  foreign customers often take longer to pay for services;

  •
  business activity is often slow in some region or another, negatively impacting overall results;

  •
  recruitment and retention of experienced senior management and staff for international operations is difficult and costly;

  •
  compliance with a variety of foreign laws, tariffs and trade barriers is costly and inefficient for a small company;

  •
  compliance with telecommunications and other Internet-related regulations in foreign jurisdictions is expensive and difficult; and

  •
  general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, can have a significant impact on our business.

Any of these factors could harm our existing international operations and business or impair our ability to continue expanding into international markets.

If GRIC fails to attract and retain qualified sales personnel after the merger, its business might be harmed.

        Our success after the merger will depend in large part upon our ability to identify, attract and retain qualified sales individuals. Competition for these individuals is often intense, and we may not be able to hire the type and number of sales personnel we need. Moreover, even after we hire salespersons, they require extensive training in our products and services. This training typically covers six to eight weeks of formal in-class and on-the-job instruction. If we are unable to continue to retain our current employees and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our services, which may prevent us from generating revenue and may negatively impact our ability to maintain customer relationships.

Since GRIC has no assurance that customers will continue to use GRIC's services after the merger or that the company's customer base will expand, GRIC will have little ability to predict revenue growth or operating results.

        Our customer are generally free to use competing products and services, so we could face significant customer losses, at unpredictable times. We had four customers in 2002 that each accounted for more than ten percent of its stand-alone revenues: Sony Communication Network Corporation (17%), Fiberlink Communications Corporation (13%), WorldCom/UUNET (13%) and America Online, Inc. (11%). In the first half of 2003, Axcelerant had two customers that each accounted for more than ten percent of its stand-alone revenues: Bristol-Myers Squibb (22%) and Schering-Plough (14%). This concentration of revenue among a few customers makes our business more risky, because losing any of these customers would mean a significant revenue shortfall for us. In addition, large customers have significant negotiating power during contract discussions or in the the event of a customer dispute, which may make it more likely that the terms of the customer arrangement or settlement may be more favorable to the customer. These factors make it difficult to anticipate the level of our future revenues from existing customers. In addition, our success after the merger depends on our ability to expand our customer base. If we are unable to expand our customer base after the merger and increase our average revenues per customer, our business success will be less likely.

Terrorist acts and acts of war may seriously harm the business and revenue, costs and expenses and financial condition of GRIC.

        Terrorist acts or acts of war, including military actions in Iraq and other parts of the Middle East and the geo-political uncertainties in other continents are having an adverse effect on the U.S. economy and could possibly induce or accelerate the advent of a more severe economic recession. The U.S. government's political, social and economic policies and policy changes as a result of these circumstances could have consequences that we cannot predict, including causing further weaknesses in the economy. In addition, as a multi-national company with headquarters and significant operations located in the United States, we may be impacted by actions against the United States. We will be predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war. Thus, the long-term impact of these events on our business is uncertain. As a result, our operating results and financial condition could be materially and adversely affected.

GRIC
SELECTED SUPPLEMENTARY CONDENSED CONSOLIDATED FINANCIAL DATA

        The tables below present summary selected historical financial data of GRIC. You should read the information set forth below in conjunction with the consolidated financial statements (including the notes thereto) and the management's discussion and analysis of financial condition and results of operations in GRIC's annual report on Form 10-K for the year ended December 31, 2002 and GRIC's quarterly report on Form 10-Q for the quarterly period ended June 30, 2003, which are incorporated by reference into this joint proxy statement/prospectus. Please refer to the section of this joint proxy statement/prospectus entitled "Documents Incorporated by Reference" beginning on page 116.

        The selected consolidated statement of operations data for the six months ended June 30, 2003 and 2002 and the selected consolidated balance sheet data as of June 30, 2003 are derived from the unaudited condensed consolidated financial statements of GRIC contained in GRIC's quarterly report on Form 10-Q for the quarterly period ended June 30, 2003, which is incorporated by reference into this joint proxy statement/prospectus and is qualified in its entirety by the Form 10-Q. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with GRIC's audited consolidated financial statements and, in the opinion of GRIC management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of GRIC's results of operations and financial position as of and for those periods. The historical results are not necessarily indicative of results to be expected for any future period.

        The selected consolidated statement of operations data for the years ended December 31, 2002, 2001 and 2000 and the selected consolidated balance sheet data as of December 31, 2002 and 2001 are derived from the audited consolidated financial statements and related notes contained in GRIC's annual report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference into this joint proxy statement/prospectus. The selected consolidated statement of operations data for the years ended December 31, 1999 and 1998 and the selected historical consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from audited consolidated financial statements that are not included in, or incorporated by reference into, this joint proxy statement/prospectus.

Selected historical condensed consolidated statement of operations data:

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2002	2001	2000	1999	1998	2003	2002
	(in thousands, except per share amounts)
Revenues	$34,681	$23,694	$29,479	$9,621	$2,549	$19,349	$15,563
Net loss	(5,021)	(31,566)	(32,448)	(22,566)	(17,902)	(997)	(5,034)
Net loss attributable to common stockholders	(16,802)	(31,566)	(32,448)	(22,566)	(17,902)	(997)	(16,815)
Basic and diluted net loss per share	(0.84)	(1.59)	(1.68)	(7.95)	(9.19)	(0.05)	(0.84)

Selected historical condensed consolidated balance sheet data:

	As of December 31,
						As of June 30, 2003
	2002	2001	2000	1999	1998
	(in thousands)
Cash, cash equivalents and short-term investments	$23,079	$13,081	$41,519	$77,685	$1,362	$22,685
Total assets	30,610	22,064	59,405	85,377	4,740	30,967
Long-term debt and capital lease obligations, less current portion and other liabilities	88	110	481	1,147	1,069	—
Redeemable convertible preferred stock	11,752	—	—	—	8,590	10,968

AXCELERANT
SELECTED SUPPLEMENTARY CONDENSED CONSOLIDATED FINANCIAL DATA

        The tables below present summary selected historical financial data of Axcelerant. You should read the information set forth below in conjunction with the consolidated financial statements (including the notes thereto) and the management's discussion and analysis of financial condition and results of operations of Axcelerant. Please refer to the sections of this joint proxy statement/prospectus entitled "Axcelerant Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Axcelerant" appearing elsewhere in this joint proxy statement/prospectus.

        The selected consolidated statement of operations data for the six months ended June 30, 2003 and 2002 and the selected consolidated balance sheet data as of June 30, 2003 are derived from the unaudited condensed consolidated financial statements of Axcelerant. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with Axcelerant's audited consolidated financial statements and, in the opinion of Axcelerant management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Axcelerant's results of operations and financial position as of and for those periods. The historical results are not necessarily indicative of results to be expected for any future period.

        The selected consolidated statement of operations data for the year ended December 31, 2002, and the period from January 12, 2001 (Inception) to December 31, 2001, and the selected consolidated balance sheet data as of December 31, 2002 and 2001 are derived from the audited consolidated financial statements and related notes contained in the section entitled "Axcelerant Financial Statements" appearing elsewhere in this joint proxy statement/prospectus.

Selected historical condensed consolidated statements of operations data:

		Period from January 12, 2001 (Inception) to December 31, 2001
			Six Months Ended June 30,
	Year ended December 31, 2002
			2003	2002
	(in thousands, except per share amounts)
Revenues	$16,051	$11,339	$10,121	$7,475
Net loss	(3,132)	(3,974)	(304)	(1,686)
Basic and diluted net loss per share	(0.58)	(0.81)	(0.06)	(0.31)

Selected historical condensed consolidated balance sheet data:

	As of December 31,
			As of June 30, 2003
	2002	2001
	(in thousands)
Cash	$5,290	$767	$2,573
Total assets	11,171	5,566	10,057
Convertible preferred stock	13	6	13

UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL DATA

        The table below presents selected financial data from the GRIC and Axcelerant unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 and from the unaudited condensed combined consolidated balance sheet as of June 30, 2003 included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated statements of operations are presented as if the merger had occurred on January 1, 2002. The unaudited pro forma condensed combined consolidated balance sheet presents the combined financial position of GRIC and Axcelerant as of June 30, 2003 assuming that the merger had been completed on that date. The unaudited pro forma condensed combined consolidated financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combined consolidated financial data is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been completed as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes and the historical financial statements and related notes of GRIC and Axcelerant included in, or incorporated by reference into, this joint proxy statement/prospectus.

Unaudited selected pro forma condensed combined consolidated statements of operations data:

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
	(in thousands, except per share amounts)
Revenues	$50,732	$29,470
Net loss	(10,279)	(2,314)
Net loss attributable to common stockholders	(22,060)	(2,314)
Basic and diluted net loss per share	(0.74)	(0.08)
Shares used in computing basic and diluted net loss per share	29,937	30,825

Unaudited selected pro forma condensed combined consolidated balance sheet data:

As of June 30, 2003
(in thousands)
Cash, cash equivalents and short-term investments	$25,258
Total assets	95,616
Redeemable convertible preferred stock	10,968
Total stockholders' equity	84,630

Comparative per share information

        The following table presents unaudited loss per share data and net book value per share data for each stand-alone company on a historical basis, unaudited loss per share and net book value per share data for the combined company on a pro forma basis and unaudited loss per share and net book value per share for Axcelerant on an equivalent pro forma basis. The unaudited pro forma condensed combined consolidated financial data is not necessarily indicative of the financial position had the merger been completed on December 31, 2002 or June 30, 2003 or operating results that would have been achieved by the combined company had the merger been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed combined consolidated per common share data presented below have been derived from unaudited pro forma condensed combined consolidated financial statements included in this joint proxy statement/prospectus.

        This information is only a summary and should be read in conjunction with the selected historical financial data of GRIC and Axcelerant, the GRIC and Axcelerant unaudited pro forma condensed combined consolidated financial statements, and the separate historical financial statements of GRIC and Axcelerant and related notes included in or incorporated by reference into this joint proxy statement/prospectus.

	GRIC
	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical per common share data:
Loss per share	$(0.84)	$(0.05)
Net book value per share(1)	1.23	1.15
	Axcelerant
	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical per common share data:
Loss per share	$(0.58)	$(0.06)
Net book value per share(1)	1.42	1.44
	Combination
	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Pro forma condensed combined consolidated per common share data:
Loss per share	$(0.74)	$(0.08)
Loss per equivalent Axcelerant share(3)	(0.51)	(0.05)
Net book value per Combined company's share(2)	2.81	2.70
Net book value per Equivalent Axcelerant share(3)	1.93	1.85

(1)
The historical net book value per share of GRIC common stock and Axcelerant common stock is computed by dividing common stockholders' equity at period end by the number of shares of common stock outstanding at the respective period end.

(2)
The pro forma net book value per combined company's share is computed by dividing the pro forma common stockholders' equity by the pro forma number of shares of GRIC common stock outstanding at the respective period end, assuming the merger had been completed on that date.

(3)
The pro forma loss and net book value per equivalent Axcelerant share is calculated by multiplying the pro forma combined amounts by estimated exchange ratios of 0.5686, 0.4449 and 0.4450 of a share of GRIC common stock for each outstanding share of Axcelerant Series B preferred stock, Series A preferred stock and common stock, respectively. The estimated exchange ratios (a) are based on a number of assumptions, and (b) may be different from the final exchange ratios.

MARKET PRICE AND DIVIDEND INFORMATION

GRIC's Market Price Data

        GRIC's common stock is traded on The NASDAQ National Market under the symbol "GRIC." The following table presents the high and low sale prices per share of GRIC common stock for the periods indicated, as reported on The NASDAQ National Market.

	High		Low
Fiscal Year 2003
Third Quarter (through September , 2003)	$		$
Second Quarter		$5.15		$2.08
First Quarter		$3.30		$1.47
Fiscal Year 2002
Fourth Quarter		$3.84		$1.14
Third Quarter		$1.76		$1.16
Second Quarter		$2.67		$1.24
First Quarter		$3.20		$1.20
Fiscal Year 2001
Fourth Quarter		$1.73		$0.81
Third Quarter		$3.00		$0.70
Second Quarter		$3.32		$0.88
First Quarter		$3.88		$0.98

        The following table provides the closing prices per share of GRIC common stock as reported on The NASDAQ National Market on August 12, 2003, the last full trading day preceding public announcement that GRIC and Axcelerant had entered into the merger agreement, and October 23, 2003, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.

Date	GRIC Closing Price
August 12, 2003	$5.49
October 23, 2003	$6.55

        There is no public trading market for shares of Axcelerant common stock or preferred stock.

Dividend Information

        GRIC has never declared or paid any cash dividends on its common stock. GRIC currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

        Axcelerant has never declared or paid any cash dividends on its common stock. Axcelerant's certificate of incorporation provides for cumulative dividends at a rate of $0.13 per year per share of Series B preferred stock, and cumulative dividends at a rate of $0.10 per year per share of Series A preferred stock. As of the Axcelerant record date of October 21, 2003, an aggregate amount of dividends equal to $0.28 have accrued with respect to each share of Series B preferred stock, and an aggregate amount of dividends equal to $0.25 have accrued with respect to each share of Series A preferred stock. None of such dividends have been declared. The Axcelerant certificate of incorporation provides that dividends not previously declared shall be payable upon the occurrence of certain events, including the merger, but the certificate of incorporation further provides that all accrued but unpaid dividends shall be waived in the event the preferred stock is converted to common stock.

Number of Stockholders

        As of the GRIC record date of October 21, 2003, there were approximately 105 stockholders of record of GRIC's common stock and 1 stockholder of record of GRIC's Series A preferred stock.

        As of the Axcelerant record date of October 21, 2003, there were 53 stockholders of record of Axcelerant's common stock, two stockholders of record of Axcelerant's Series A preferred stock, and five stockholders of record of Axcelerant's Series B preferred stock.

THE MERGER

        This section of this joint proxy statement/prospectus describes the principal aspects of the proposed merger, including the merger agreement. While GRIC and Axcelerant believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to GRIC and Axcelerant stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety.

Background of the Merger

        GRIC and Axcelerant have entered into a merger agreement that sets forth the terms and conditions of the proposed business combination of GRIC and Axcelerant. The terms and conditions of the merger agreement are the result of arm's-length negotiations between representatives of GRIC and of Axcelerant. A summary of the background of these negotiations follows.

        As part of each company's strategy for enhancing growth and improving its competitive position within the remote Internet access industry, both GRIC and Axcelerant have considered acquisition opportunities, joint ventures and other partnerships and strategic alliances with complementary companies.

        On February 27, 2003, members of Axcelerant's management team met in New York with the chief financial officer of a privately-held provider of dial-up remote Internet access services, which we refer to as Company A, and discussed potential opportunities for a combination of Axcelerant and Company A.

        At a regularly scheduled meeting of the board of directors of Axcelerant on March 3, 2003, Robert Heintz, Axcelerant's Chairman, and Steven Pacelli, Axcelerant's former Vice President of Corporate Development, discussed with the board the progress and business prospects of Axcelerant. Messrs. Heintz and Pacelli presented the board with several alternative strategies, including a plan for continued growth that would require the company to seek additional financing, as well as a plan to explore prospects for growth through combination or partnership with a complementary company. The board directed members of Axcelerant's management to pursue discussions with several companies in the remote Internet access industry regarding a possible strategic partnership, merger or other business combination.

        On March 26, 2003, GRIC engaged Broadview to assist it in identifying and evaluating strategic business development opportunities.

        On April 9, 2003, Bharat Davé, GRIC's Chief Executive Officer, other members of GRIC management, and members of GRIC's board of directors met with representatives from Broadview to discuss strategic business development opportunities. Broadview presented a set of companies, including Axcelerant, for evaluation and consideration. The GRIC board of directors directed Broadview to continue assessment and initiate contact and arrange meetings with Axcelerant and other companies.

        On April 23, 2003, Mr. Heintz, Peter Sauerborn, Axcelerant's Senior Vice President of Marketing and Corporate Development and Thomas Desmond, a member of Axcelerant's board of directors, met with the chief executive officer, chief financial officer and a member of the board of directors of Company A and further discussed the potential combination of Axcelerant and Company A.

        GRIC and Axcelerant entered into a nondisclosure agreement effective as of May 1, 2003 to allow for the exchange of confidential information between them to enable each company to evaluate the possible transaction between the companies.

        On May 7, 2003, Mr. Davé, Mr. Heintz, Murray Rudin, an Axcelerant board member, and representatives from Broadview met at Mr. Rudin's offices. Mr. Davé and Mr. Heintz each provided overviews of their respective companies' products, services and business strategy, discussed the business opportunities and challenges faced by their respective companies, and acknowledged the complementary nature of their respective businesses.

        On May 23, 2003, Mr. Davé, Mr. Heintz and other members of the GRIC and Axcelerant management teams met at the office of Broadview in Foster City, California to continue discussion of each company's product and service offerings and business strategies, and to explore further the potential synergies between the two businesses. They also discussed the possibility of a strategic transaction between the two companies and agreed that they should explore the opportunity more fully.

        During this time, discussions also continued between members of Axcelerant's management and Company A management and on May 27, 2003, Axcelerant received a letter of interest from Company A summarizing a proposal to acquire Axcelerant in a stock-for-stock exchange.

        On June 4, 2003, at a regularly scheduled meeting of the Axcelerant board of directors, Mr. Heintz presented the board with an extensive analysis of a potential merger with GRIC, as well as an analysis of potential strategic combinations with other companies, including Company A. The board discussed the merits of Company A's proposal and determined, among other things, that Company A's proposed valuation of Axcelerant was unacceptable. The board instructed Mr. Heintz to provide appropriate feedback to Company A. The board also discussed the merits of a transaction with GRIC, and recognized that such a combination could benefit the stockholders of Axcelerant. The board directed Mr. Heintz to continue discussions with GRIC, Company A and others.

        On June 6, 2003, Mr. Heintz was contacted by Robert Abbe of Broadview, who presented a possible structure and terms of a proposed merger of Axcelerant and GRIC. Over the next few days, Mr. Heintz contacted the other directors of Axcelerant, discussed with them the terms of the proposal, and received their preliminary approval to make a counter-proposal to GRIC, provided that the directors' final approval would be contingent upon the satisfactory completion of a due diligence review of GRIC's business. Mr. Heintz then contacted Mr. Abbe and advised him of Axcelerant's desire to present a counter-proposal.

        Over the course of the next two weeks, and at the direction of Axcelerant's board of directors, Mr. Heintz explored the interest of several other companies in a strategic combination with Axcelerant. In addition, Mr. Heintz and Dennis Andrews, Axcelerant's President and Chief Executive Officer, met with venture capital firms to explore current market conditions for a private placement transaction as an alternative to a strategic combination.

        On June 20, 2003, Mr. Heintz, together with Mr. Andrews, discussed a counter-proposal to GRIC with Mr. Abbe in a telephonic meeting.

        On June 24, 2003, Messrs. Davé, Heintz, Rudin, and Andrews, together with other members of GRIC's management and representatives from Broadview, met to continue review of the strategic fit between the companies, discuss market trends and customer opportunities, and discuss the elements of a potential strategic transaction. The parties agreed, subject to the approval of GRIC's board, to engage in discussions between the companies regarding a possible business combination. Later the same day, members of GRIC's board, members of GRIC's management, and representatives from Broadview met to review the strategic business development effort, including the status of discussions with Axcelerant.

        On June 26, 2003, Mr. Heintz and Mr. Andrews met with the chief executive officer and the chief financial officer of Company A to further discuss its proposal to Axcelerant.

        On June 30, 2003, members of GRIC's board, members of GRIC's management, and representatives from Broadview held a telephonic meeting. Following discussion, the GRIC board directed management and Broadview to deliver to Axcelerant a non-binding term sheet outlining the terms of a potential strategic transaction.

        On June 30, 2003, Mr. Heintz was contacted by Mr. Abbe who presented him with a non-binding term sheet describing the proposed transaction, with terms reflecting the negotiations conducted in the previous weeks. On July 2, 2003, a special meeting of the Axcelerant board of directors was held to discuss the proposal. The board authorized Mr. Heintz and Mr. Andrews to continue negotiations with GRIC on several points, including valuation.

        During this time frame, there were ongoing discussions among members of Axcelerant's board and several of Axcelerant's preferred and common stockholders regarding the fair and equitable allocation of the consideration to be received by Axcelerant's stockholders in a merger with GRIC.

        On July 7, 2003, GRIC's board, members of GRIC's management, representatives from Broadview, and representatives from Fenwick & West LLP, GRIC's outside legal counsel, met telephonically to discuss the status of negotiations with Axcelerant. Following discussions, the GRIC board directed GRIC's management and Broadview to proceed with due diligence and negotiations for a business combination with Axcelerant.

        On July 10, 2003, Mr. Abbe contacted Mr. Heintz and presented a revised term sheet outlining the proposed transaction and forwarded via e-mail an initial due diligence request. Mr. Heintz convened a board meeting to discuss the proposal. Axcelerant's board authorized Mr. Andrews to accept the proposal and enter into an exclusivity arrangement with GRIC. The board further authorized Mr. Heintz and Mr. Andrews to move forward with due diligence and other items to negotiate a definitive agreement with GRIC. Mr. Andrews, on behalf of Axcelerant, subsequently entered into an exclusivity agreement with GRIC, and thereafter Axcelerant had no further discussions with Company A. Messrs. Davé and Andrews, on behalf of GRIC and Axcelerant, respectively, agreed to the non-binding terms of a potential strategic transaction set forth in the term sheet.

        During the weeks of July 14, 2003, July 21, 2003 and July 28, 2003, the management of GRIC and Axcelerant, representatives of Broadview, representatives of Deloitte & Touche LLP, GRIC's accounting due diligence advisor, and KPMG LLP, Axcelerant's accounting due diligence advisor, held several meetings at Axcelerant's and GRIC's principal offices to conduct due diligence. In addition, on July 25, 2003, an initial draft merger agreement was forwarded by Mr. Abbe via e-mail to Messrs. Heintz and Andrews.

        At meetings held on July 15, 2003 and July 16, 2003, in furtherance of an ongoing discussion among Axcelerant stockholders regarding the fair and equitable allocation of the consideration to be received by Axcelerant stockholders in the merger, some of Axcelerant's preferred and common stockholders met and presented a proposal to amend Axcelerant's certificate of incorporation. The proposed amendment was designed to provide an increased amount of merger consideration to holders of Axcelerant's common stock in circumstances where the total value of the merger consideration was relatively lower, via a reduction in the amount of merger consideration otherwise payable pursuant to the liquidation preferences held by Axcelerant's preferred stockholders, in exchange for additional merger consideration to be allocated to holders of Axcelerant's preferred stock under certain circumstances where the total value of the merger consideration was relatively higher, via a reduction in the amount of merger consideration otherwise payable to Axcelerant's common stockholders. Following these meetings, the preferred stockholders retained outside counsel to advise them in connection with the proposed transaction.

        On August 7, 2003, a special meeting of the Axcelerant board of directors was held to discuss the results of due diligence conducted by Axcelerant, the status of the merger agreement negotiations with

GRIC, and the proposed amendment to Axcelerant's certificate of incorporation to effect an equitable distribution of the consideration to be received by Axcelerant stockholders in the merger.

        On August 8, 2003, the GRIC board of directors met to consider the proposed merger. At this meeting, Mr. Davé, together with GRIC's management team, and GRIC's financial, accounting and legal advisors, reviewed the results of their due diligence investigations, the combined business plan prepared by GRIC and Axcelerant senior management, and the terms of the proposed merger agreement and the other ancillary agreements. David Teichmann, GRIC's General Counsel, and a representative of Fenwick & West together updated the board on the status of negotiations and discussed the board's fiduciary duties. In addition, representatives of Broadview presented various financial analyses and their views as to the fairness, from a financial point of view, to GRIC's stockholders of the aggregate consideration as of that date, and informed the GRIC board that, subject to review of the definitive merger agreement and assuming no material changes in the closing trading prices of GRIC common stock, they would be in a position to deliver their written opinion upon calculation of the final aggregate consideration.

        On August 10, 2003, a special meeting of the board of Axcelerant was held to discuss the merger. Mr. Heintz presented a detailed review of the underlying strategy and terms of the proposed merger with GRIC. Following this presentation, the board discussed the terms of the merger as set forth in the drafts of the merger agreement and related documentation presented to the board. Representatives of Stradling Yocca Carlson & Rauth, Axcelerant's legal advisors, were present at the special meeting to discuss the board's fiduciary duties in connection with the merger. The board considered and discussed, among other things, strategic and financial aspects of the proposed combination, financial and legal due diligence with respect to GRIC performed by members of Axcelerant's management, and the prospects of an alternative transaction. The board voted to approve the proposed merger and authorized Messrs. Heintz and Andrews to finalize documentation and take all necessary or appropriate actions to complete the merger.

        On August 12, 2003, Mr. Davé and Mr. Teichmann, together with other members of GRIC's management, and representatives of Fenwick & West and Broadview updated GRIC's board as to the final terms and conditions of the merger agreement, the stockholders agreement and the ancillary agreements. In addition, Broadview delivered to the GRIC board a written opinion dated August 12, 2003 to the effect that, as of August 11, 2003, and based on and subject to the matters described in their opinion, the aggregate consideration was fair, from a financial point of view, to GRIC's common stockholders. After discussions, the GRIC board determined that, subject to satisfactory resolution of certain open items, the merger agreement, the ancillary agreements and the related transactions were fair and in the best interests of the stockholders of GRIC and approved the merger agreement and the ancillary agreements and authorized GRIC to enter into the merger agreement and the ancillary agreements.

        Later on August 12, 2003, the merger agreement and related documents were executed and delivered by the parties. In addition, the stockholders of Axcelerant approved an amendment to Axcelerant's certificate of incorporation to effect an equitable distribution of the consideration to be received by Axcelerant stockholders in the merger.

        On August 13, 2003 the parties publicly announced the signing of the definitive merger agreement.

Reasons for the Merger

GRIC's Reasons for the Merger

        The board of directors of GRIC has determined that the terms and conditions of the merger and the merger agreement are fair, advisable and in the best interests of GRIC and its stockholders. In making this determination, the GRIC board consulted extensively with GRIC's management and financial, legal and business diligence advisors. Accordingly, the GRIC board recommends that its stockholders vote for approval of the issuance and reservation for issuance of GRIC common stock pursuant to the merger agreement.

        The GRIC board of directors believes that the merger will benefit GRIC and its stockholders for the following reasons.

  •
  The acquisition of Axcelerant is expected to broaden and deepen GRIC's service offerings, thereby expanding the markets that GRIC will be able to address. GRIC is a leading provider of secure enterprise mobility solutions for enterprises and service providers worldwide. GRIC's MobileOffice service enables enterprises to manage and support mobile workers worldwide using GRIC's TierOne Network of service providers, which is the word's largest access network. Axcelerant is a leading provider of secure, reliable and comprehensive managed broadband virtual private network, or VPN, services. By virtue of its partnerships with broadband carriers, Axcelerant's services allow enterprises to manage and support remote workers using the largest broadband footprint available. GRIC believes that the two companies' service offerings will be complementary to each other. Accordingly, by adding Axcelerant's broadband VPN, access, security and management capabilities, GRIC believes it will be better able to offer a complete, end-to-end, secure solution to target domestic and international markets for mobile workers relying on roaming access, such as business travelers, for remote workers relying on fixed access, such as telecommuters, and for branch office workers. GRIC believes the expanded service offerings will allow it to compete more effectively in these markets.

  •
  GRIC's acquisition of Axcelerant is expected to enhance its ability to retain existing customers, and to improve GRIC's ability to obtain new enterprise customers. GRIC believes that enterprises are facing increasing complexity, cost and risk associated with managing and supporting a growing workforce situated outside of the firewall that protects the corporate network. Enterprises are faced with the prospect of dealing with multiple service providers, such as dial-up and broadband access vendors and VPN vendors, each of which has its own security platform, administrative platform and billing process. GRIC believes that after the acquisition of Axcelerant, it will be able to reduce complexity, cost and risk by offering enterprises the opportunity to have a common security platform, administrative platform and network management platform for all mobile, remote and branch office workers outside the firewall from a single supplier for less cost than purchasing such services separately. GRIC will seek incremental revenue by cross-selling new and expanded services across the existing GRIC and Axcelerant customer bases, including Axcelerant's customers in industries such as pharmaceuticals, insurance, financial services and retail, and by targeting new enterprise customers in those and other industries.

  •
  The acquisition of Axcelerant is expected to strengthen GRIC's functional capabilities through the addition of experienced management, sales, service, support and operations personnel and through access to Axcelerant's business partners, such as broadband services, VPN and firewall technology providers. In addition, GRIC expects to realize cost savings through efficiencies of integrated operations and the elimination of duplicative functions after completion of the merger.

        In the course of its deliberations, the GRIC board, with GRIC's management and financial, legal and business diligence advisors, considered a number of other factors relevant to the merger, including:

  •
  information concerning the parties' respective businesses, financial performance and condition, operations, present and planned service offerings, personnel and prospects, including reports from GRIC's management and financial, legal and business diligence advisors as to the results of the due diligence investigation of Axcelerant;

  •
  the terms of the merger, as set forth in the merger agreement and related agreements, including the representations, warranties and covenants of the parties and the restrictions on Axcelerant's ability to consider and negotiate other acquisition proposals;

  •
  the amount and value of GRIC stock to be issued in connection with the merger;

  •
  reports from GRIC's management and financial, legal and business diligence advisors as to the merits, risks and strategic importance of the merger; and

  •
  the costs expected to be incurred in connection with the merger, including merger-related costs, potential costs or charges associated with combining operations, and costs related to Axcelerant's contractual obligations.

        The GRIC board also considered a number of potentially negative factors in deliberating the merits of the merger, including, among other things:

  •
  the potential dilutive effect of the GRIC stock to be issued in connection with the merger;

  •
  Axcelerant's recent loss of legacy private network customers, and its declining revenue forecasts for the remainder of 2003;

  •
  the dependence of Axcelerant on a successful offering of branch office services, which is a highly-competitive market with a number of large incumbents;

  •
  the risk that relationships with customers and business partners would be disrupted in implementing the merger, and the potential detrimental impact on revenues and operations;

  •
  the difficulty of integrating operations, given Axcelerant's reliance on manual operations and accounting systems, and difficulty of managing separate operations at different geographic locations;

  •
  the risk that GRIC would not be able to retain key managerial, sales and technical personnel of Axcelerant after the merger;

  •
  the risk that benefits sought to be obtained through the merger might not be realized; and

  •
  the other risks described under the caption "Risk Factors" above.

        The GRIC board believed that these risks were outweighed by the potential benefits of the merger.

        The foregoing discussion of the information and factors considered by the GRIC board is not intended to be exhaustive but is believed to include all material factors considered by the GRIC board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the GRIC board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the GRIC board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with GRIC's management and financial, legal and business diligence advisors. In considering the factors described above, individual members of the GRIC board may have given different weight to different factors. The GRIC board of directors considered all these factors as a whole and believed the factors supported its determination to approve the merger. After taking into consideration all of the factors set forth above, the GRIC board concluded that the merger was fair, advisable and in the best interests of GRIC and its stockholders and that GRIC should proceed with the merger.

Recommendation by the GRIC Board of Directors

        After careful consideration, the GRIC board of directors recommends that its stockholders vote FOR Proposal No. 1 to approve the issuance and reservation for issuance of up to 9,833,329 shares of GRIC common stock to Axcelerant stockholders and optionholders pursuant to the merger agreement that was entered into on August 12, 2003 by and among Axcelerant, Amber Acquisition Corp. and GRIC.

Axcelerant's Reasons for the Merger

        The remote Internet access and managed security services industry is constantly evolving and becoming increasingly competitive. Axcelerant believes that success in the remote access industry will be achieved by companies able to offer a complete remote access solution, where fixed broadband remote Internet access and roaming dial and WiFi Internet access are bundled with managed security by one vendor on a global basis through a single invoice. Axcelerant currently provides secure broadband remote Internet access and managed security services throughout the United States. GRIC provides remote Internet access and managed security services, primarily over its dial and WiFi network, on a global basis. Axcelerant believes that the combination of Axcelerant and GRIC will create an opportunity to develop and sell as a bundled solution Axcelerant's fixed broadband remote Internet access and managed security services together with GRIC's dial and WiFi remote Internet access and managed security services worldwide.

        Axcelerant's decision to enter into the merger with GRIC was the culmination of an investigation of strategic alternatives by Axcelerant's management and board of directors beginning in late February 2003. In reaching its decision to approve the merger agreement and the merger, and to recommend that the stockholders approve the merger agreement and the merger, the Axcelerant board consulted with senior management and advisors. The board also independently considered a number of factors including:

  •
  the complementary nature of the two companies' products and services;

  •
  Axcelerant's financial condition, results of operations and business and earnings, including the need for additional financing and its prospects for obtaining future financing, if it were to remain independent;

  •
  the fact that Axcelerant's stockholders will have the opportunity to participate in the potential for diversified and enhanced growth of the combined companies after the merger;

  •
  the fact that Axcelerant's stockholders would gain liquidity by receiving publicly traded common stock of GRIC in place of their Axcelerant stock, which is not publicly traded;

  •
  the fact that the combination would create an opportunity to create and sell as a bundled solution Axcelerant's fixed broadband remote Internet access and managed security services together with GRIC's dial and Wi-Fi remote Internet access and managed security services worldwide;

  •
  the risks and constraints faced by Axcelerant in the remote Internet access market, in light of the fact that several competitors have achieved greater market presence and possess larger financial resources;

  •
  several alternative financing and sale transactions and strategies, including an indication of interest from another company concurrently with the offer from GRIC;

  •
  the operational and administrative cost savings that would result from the merger with GRIC;

  •
  the belief of management that consolidation in the remote access industry is inevitable and the fact that the merger will bring together the complementary assets, resources and expertise of the two companies, which Axcelerant believes will enable the consolidated company to more effectively compete in the rapidly changing remote Internet access and managed security services markets;

  •
  the likelihood that many of Axcelerant's employees would continue to be employed after the merger;

  •
  the possibility of significantly increasing average revenue per remote endpoint by combining fixed broadband remote access services with mobile dial and Wi-Fi remote access services;

  •
  the possibility that bundled fixed-broadband and mobile remote Internet access services would significantly increase revenue opportunities, and reduce selling and marketing costs per unit; and

  •
  the qualification of the merger as a tax-free transaction for U.S. federal income tax purposes.

        The Axcelerant board also reviewed with senior management and legal and financial advisors a number of additional factors relevant to the merger, including:

  •
  historical information concerning GRIC's and Axcelerant's businesses, financial performance and condition, operations, technology, management and competitive position;

  •
  current financial market conditions and historical market prices and trading information with regard to GRIC's common stock;

  •
  the terms and provisions of the merger agreement, including the representations and warranties, the covenants and the conditions of each party to closing the merger; and

  •
  the financial outlook for GRIC, particularly in comparison to the other potential buyers, and the likelihood of GRIC's ability to complete the merger.

The Axcelerant board also identified and considered the following potentially negative factors in its deliberations concerning the merger:

  •
  the risk that key benefits of each company's products and services cannot be integrated into a unified product offering delivering all the capabilities of both companies;

  •
  the risk that the integration of the two companies' respective operations and employees might not occur in a timely manner and that the operations of the two companies might not be successfully integrated;

  •
  the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

  •
  the risk that the expected cost savings and other synergies may not be realized;

  •
  the substantial costs to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

  •
  the risk that potential benefits sought in the merger might not be fully realized;

  •
  the fact that the merger agreement prohibits Axcelerant from seeking or considering any offer from any third party; and

  •
  the other risks described under the caption "Risk Factors" above.

The information and factors considered by the Axcelerant board is not intended to be exhaustive but includes all material factors considered by the Axcelerant board. In view of the variety of factors considered in connection with its evaluation of the merger, the Axcelerant board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Axcelerant board may have given different weight to different factors.

Recommendation by the Axcelerant Board of Directors

        After careful consideration, Axcelerant's board of directors has determined that the merger agreement is advisable and fair to and in the best interests of Axcelerant, its common stockholders, its Series A preferred stockholders and its Series B preferred stockholders, and recommends that Axcelerant stockholders vote FOR the approval of the merger and the adoption of the merger agreement. Some directors of Axcelerant may be deemed to have a conflict of interest with respect to the Axcelerant board of directors' approval of the merger and its recommendation that the Axcelerant stockholders approve the merger. See "The Merger—Interests of Axcelerant Persons in the Merger" beginning on page 52.

Opinion of Financial Advisor to the Board of Directors of GRIC

        Pursuant to a letter agreement dated as of March 26, 2003, Broadview was engaged to act as financial advisor to GRIC's board of directors. The GRIC board selected Broadview based on Broadview's reputation and experience in the information technology, communication and media sector and the telecommunications software industry in particular. Broadview focuses on providing merger and acquisition advisory services to information technology, communications and media companies. In this capacity, Broadview is continually engaged in valuing these businesses and maintains an extensive database of information technology, communications and media mergers and acquisitions for comparative purposes. At the meeting of the GRIC board on August 12, 2003, Broadview rendered its opinion that, as of August 11, 2003, based upon and subject to the various factors and assumptions described in the Broadview opinion, the aggregate consideration was fair, from a financial point of view, to holders of GRIC common stock.

        Broadview's August 12, 2003 opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Annex C to this joint proxy statement/prospectus. GRIC stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to the GRIC board and addresses only the fairness of the aggregate consideration from a financial point of view to holders of GRIC common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of GRIC common stock as to how to vote at the GRIC special meeting. The summary of the Broadview opinion set forth in this joint proxy statement/prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

        In connection with rendering its opinion, Broadview, among other things:

  •
  reviewed the terms of the merger agreement in the form of the draft dated August 12, 2003 furnished to Broadview by legal counsel to GRIC, which, for the purposes of the opinion, Broadview assumed, with GRIC's permission, to be identical in all material respects to the agreement;

  •
  reviewed certain internal historical financial and operating data concerning Axcelerant prepared and provided to Broadview by Axcelerant management;

  •
  reviewed base quarterly financial projections for Axcelerant through December 31, 2004 prepared and provided to Broadview by Axcelerant management;

  •
  participated in discussions with Axcelerant management concerning the operations, business strategy, financial performance and prospects for Axcelerant;

  •
  discussed with Axcelerant management its view of the strategic rationale for the merger;

  •
  compared certain aspects of the financial performance of Axcelerant with public companies Broadview deemed comparable;

  •
  analyzed available information, both public and private, concerning other transactions Broadview believe to be comparable in whole or in part to the merger;

  •
  reviewed GRIC's annual report on Form 10-K for the fiscal year ended December 31, 2002, including the audited financial statements included therein, GRIC's quarterly report on Form 10-Q for the period ended March 31, 2003, and GRIC's July 24, 2003 earnings press release for the quarterly period ended June 30, 2003;

  •
  reviewed certain internal historical financial and operating data concerning GRIC prepared and provided to Broadview by GRIC management;

  •
  reviewed quarterly financial projections for GRIC through December 31, 2004 prepared and provided to Broadview by GRIC management;

  •
  participated in discussions with GRIC management concerning the operations, business strategy, financial performance and prospects for GRIC;

  •
  discussed with GRIC management its view of the strategic rationale for the merger;

  •
  reviewed recent equity analyst reports covering GRIC;

  •
  reviewed the recent reported closing prices and trading activity for GRIC common stock;

  •
  compared certain aspects of the financial performance of GRIC with public companies Broadview deemed comparable from a business perspective;

  •
  analyzed the anticipated effect of the merger on the future financial performance of the consolidated entity;

  •
  reviewed with GRIC management potential synergies resulting from the merger as identified by GRIC management;

  •
  assisted in negotiations and discussions related to the merger among GRIC, Axcelerant and their respective financial and legal advisors; and

  •
  conducted other financial studies, analyses and investigations, as Broadview deemed appropriate for purposes of the opinion.

        In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the merger agreement, that was publicly available or furnished to Broadview by Axcelerant or GRIC or their respective advisors. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Axcelerant or GRIC, respectively, as to the future performance of Axcelerant or GRIC, respectively. Broadview neither made nor obtained an independent valuation of Axcelerant's assets.

        For purposes of the opinion, Broadview assumed that neither Axcelerant nor GRIC was then involved in any material transaction other than the merger and those activities undertaken in the ordinary course of conducting their respective businesses. Broadview's opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion, and any change in such conditions may impact the opinion. Broadview expressed no opinion as to the price at which GRIC common stock will trade at any time or as to the viability of, or prospects for, the combined company subsequent to the transaction.

        The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the GRIC board at its meetings on August 8, 2003 and August 12, 2003. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors of analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Public Company Comparables Analysis

        Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Axcelerant with publicly available information for the companies comprising the Axcelerant Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information.

        The following table presents, as of August 11, 2003, the median multiples and the range of multiples for the Axcelerant Comparable Index of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) divided by selected operating metrics:

	Median Multiple	Range of Multiples
Total Market Capitalization to Last 12 Months Revenue	3.21x	1.04x - 9.91x
Total Market Capitalization to Projected 12 Months Revenue Ending 12/31/03	3.63x	1.45x - 8.11x
Total Market Capitalization to Projected 12 Months Revenue Ending 12/31/04	2.50x	1.14x - 5.78x
Total Market Capitalization to Last 12 Months Gross Profit	4.52x	1.42x - 12.58x

        The following table presents, as of August 11, 2003, the median implied values and the range of implied values of Axcelerant, calculated by using the multiples shown above and the appropriate Axcelerant operating metric, after applying an adjustment factor to reflect the differences between public and private companies:

	Median Implied Value	Range of Implied Values
	(in thousands)	(in thousands)
Total Market Capitalization to Last 12 Months Revenue	$50,038	$17,858 - $149,436
Total Market Capitalization to Projected 12 Months Revenue Ending 12/31/03	$55,670	$23,680 - $121,475
Total Market Capitalization to Projected 12 Months Revenue Ending 12/31/04	$54,937	$26,461 - $123,675
Total Market Capitalization to Last 12 Months Gross Profit	$31,640	$11,621 - $ 83,570

        No company utilized in the public company comparables analysis as a comparison is identical to Axcelerant. In evaluating the comparables, Broadview made numerous assumptions with respect to

Managed Service Providers Industry's performance and general economic conditions, many of which are beyond the control of Axcelerant. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

  Transaction Comparables Analysis

        Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that it considered similar to the merger. Broadview selected these transactions by choosing transactions from January 1, 2001 through August 11, 2003 involving sellers in the managed service provider industry, excluding equity investments, with revenues greater than $10 million in the last reported 12 months before the acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:

  •
  (Confidential) by (Confidential);

  •
  Interland Inc by Micron Electronics Inc.;

  •
  Digital Island by Cable & Wireless PLC;

  •
  Exodus Communications Inc. (DataVault Division) by Sanrise Group Inc.;

  •
  Intercall by West Corp.;

  •
  Data Return Corp. by Divine Inc.; and

  •
  Netlojix Communications Inc. by Netlojix Acquisitions Corp.

        The following table presents, as of August 11, 2003, the median multiple and the range of multiples of adjusted price, defined as equity price plus total debt minus cash and cash equivalents, divided by the seller's revenue in the last reported 12 months prior to acquisition for the transactions listed above:

	Median Multiple	Range of Multiples
Adjusted Price to Last Reported 12 Months Revenue	2.77x	0.06x - 13.30x

        The following table presents, as of July 7, 2003, the median implied value and the range of implied values of Axcelerant, calculated by multiplying the multiples shown above by the appropriate Axcelerant operating metric for the 12 months ended June 30, 2003:

	Median Implied Value	Range of Implied Values
	(in thousands)	(in thousands)
Adjusted Price to Last Reported 12 Months Revenue	$53,783	$3,540 - $249,058

        No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the Managed Service Providers industry's performance and general economic conditions, many of which are beyond the control of Axcelerant or GRIC. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

  Relative Contribution Analysis

        Broadview examined the relative contribution of Axcelerant to GRIC for a number of historical and projected operating metrics. In this analysis, projected figures for Axcelerant and GRIC and derived from respective managements' estimates.

        The following reflects the relative contribution of GRIC and Axcelerant, respectively.

	GRIC	Axcelerant
Trailing Twelve Months Revenue	67.9%	32.1%
Trailing Twelve Months Gross Profit	73.4%	26.6%
Projected 12/31/03 Revenue	70.7%	29.3%
Projected 12/31/04 Revenue	71.0%	29.0%
Net Cash	90.2%	9.8%

  Relative Ownership Analysis

        Broadview examined the relative ownership between Axcelerant and GRIC based on applying different valuation metrics to relevant operating statistics.

        The following reflects the relative ownerships of GRIC and Axcelerant, respectively, based on Axcelerant public company comparable valuations metrics.

	GRIC	Axcelerant
Trailing Twelve Months Revenue	70.6%	29.4%
Trailing Twelve Months Gross Profit	76.1%	23.9%
Projected 12/31/03 Revenue	72.7%	27.3%
Projected 12/31/04 Revenue	72.9%	27.1%

        The following reflects the relative ownerships of GRIC and Axcelerant, respectively, based on August 11, 2003 GRIC valuations metrics.

	GRIC	Axcelerant
Trailing Twelve Months Revenue	70.1%	29.9%
Trailing Twelve Months Gross Profit	75.2%	24.8%
Projected 12/31/03 Revenue	72.7%	27.3%
Projected 12/31/04 Revenue	72.9%	27.1%

  GRIC Stock Performance Analysis

        Broadview compared the recent stock performance of GRIC with that of the NASDAQ Composite and the GRIC Comparable Index. The GRIC Comparable Index is comprised of public companies that Broadview deemed comparable to GRIC. Broadview selected companies competing in the managed service provider industry as GRIC comparables. The GRIC Comparable Index consists of the following companies: j2 Global Communications, Inc.; iPass Inc.; Akamai Technologies, Inc.; WebEx Communications, Inc.; InterNAP Network Services Corporation; Raindance Communications, Inc.; Centra Software, Inc.; and DSL.net, Inc.

  Evaluation of GRIC Equity

        Broadview comparable financial information of GRIC with publicly available information for companies comprising the GRIC Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports.

  Pro Forma Combination Analysis

        Broadview calculated the EPS accretion or dilution of the pro forma combined entity taking into consideration various financial effects that will result from a consummation of the merger. In this analysis, projected figures for Axcelerant are derived from management's best estimates, and projected figures for GRIC are derived from management's best estimates. Broadview examined a purchase scenario based on GRIC's managements' forecasts that opportunities for cost synergies and revenue synergies exist. Based on this scenario, the pro forma purchase model indicates an EPS accretion, excluding amortization of intangibles, for the fiscal year ending December 31, 2004. Excluding synergies, the pro forma purchase model indicates an EPS dilution excluding amortization of intangibles, for the fiscal year ending December 31, 2004.

  Consideration of the Discounted Cash Flow Methodology

        While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flows. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for GRIC, Broadview considered a discounted cash flows analysis inappropriate for valuing Axcelerant.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

        In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Axcelerant or GRIC. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The aggregate consideration pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between GRIC and Axcelerant, and were approved by the GRIC board. Broadview participated in discussions with the GRIC board during such negotiations. However, Broadview did not recommend any specific consideration to the GRIC board or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview's opinion and presentation to the GRIC board was one of many factors taken into consideration by the GRIC board of directors in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the GRIC board with respect to the value of GRIC or of whether the GRIC board of directors would have been willing to agree to a different consideration.

        Upon consummation of the merger, GRIC will be obligated to pay Broadview a transaction fee of $800,000. Of this amount, GRIC has already paid a retainer fee of $100,000 and a fairness opinion fee of $250,000. The retainer and fairness opinion fees will be credited against the transaction fee payable by GRIC upon completion of the merger. In addition, GRIC has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which GRIC and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between GRIC and Broadview, and the GRIC board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

Interests of Axcelerant Persons in the Merger

        In considering the recommendation of the Axcelerant board of directors regarding the merger agreement and the merger, Axcelerant stockholders should be aware that some of Axcelerant's directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Axcelerant stockholders. These interests may create potential conflicts of interest. The Axcelerant board of directors was aware of these interests and took these interests into account in approving the merger agreement and the merger.

        Voting Agreements.    The following Axcelerant stockholders have entered into voting agreements and granted irrevocable proxies to GRIC pursuant to which they, together with other signatories to voting agreements and irrevocable proxies, have agreed to vote 100% of the outstanding shares of Axcelerant Series B preferred stock, 100% of the outstanding shares of Axcelerant Series A preferred stock and approximately 86% of the outstanding shares of Axcelerant common stock of Axcelerant in favor of the proposal to approve the merger and adopt the merger agreement:

  •
  Jeff Christy, Axcelerant's Chief Technology Officer;

  •
  Thomas Desmond, a member of Axcelerant's board of directors and a partner with Baird Venture Partners I Limited Partnership and BVP I Affiliates Fund Limited Partnership, which entities have each entered into a voting agreement with GRIC;

  •
  James Goodman, a member of Axcelerant's board of directors and the managing director of Gemini Investors III, L.P., which entity has entered into a voting agreement with GRIC;

  •
  Robert Heintz, Chairman of Axcelerant's board of directors;

  •
  Peter Helfrich, a Vice President of Axcelerant;

  •
  Charles Ramey, Axcelerant's Vice President of Enterprise Services;

  •
  Murray Rudin, a member of Axcelerant's board of directors and a managing member of the general partner of RLH Investors, L.P. and CEO Fund, L.P., which entities have each entered into a voting agreement with GRIC;

  •
  Peter Sauerborn, Axcelerant's Senior Vice President of Marketing and Corporate Development;

  •
  Robert Tafoya, a Vice President of Axcelerant; and

  •
  Steven Pacelli, former Vice President and General Counsel of Axcelerant.

        Acceleration of Axcelerant Stock Options and Restricted Stock Held by Axcelerant Executive Officers and Directors.    Upon consummation of the merger, the vesting of several persons' stock options and restricted stock will accelerate. The Axcelerant stock options held by Messrs. Christy, Helfrich, Ramey, Sauerborn, Tafoya and Heintz will accelerate and become exercisable as to 100% of the unvested shares subject thereto, except that 50,000 options held by Mr. Sauerborn will continue to vest on the original vesting schedule. Axcelerant's right to repurchase shares of Axcelerant restricted stock held by these individuals will terminate upon the consummation of the merger, and those shares will be converted into fully vested shares of GRIC common stock. Dennis Andrews, Axcelerant's President and Chief Executive Officer, will be entitled to accelerated vesting of two-thirds of his Axcelerant stock options, representing an aggregate of 644,698 shares of GRIC common stock. Harry Rector, Axcelerant's Vice President of Finance, will be entitled to accelerated vesting of one-half of his Axcelerant stock options, representing an aggregate of 50,000 shares of GRIC common stock.

        Compensation Arrangements between Axcelerant and Specified Axcelerant Executive Officers and Directors.     Axcelerant has agreed to provide certain executives and a director of Axcelerant with specified benefits in order to induce them to remain employed by Axcelerant. In particular, Axcelerant will maintain its existing consulting arrangement with Mr. Heintz for no less than half-time, through year end 2003; Axcelerant will submit a proposal to the board of directors that, coincident with Mr. Rector's planned six-month review in September, Mr. Rector be promoted to CFO and Mr. Rector's salary be increased to $150,000 per year; and Axcelerant will provide Mr. Christy and Mr. Ramey with severance equal to two and three, respectively, months salary if the merger occurs and provided that Mr. Christy and Mr. Ramey become consultants with GRIC. As a condition to their receipt of such benefits, each of Messrs. Heintz, Rector Christy and Ramey will enter into an agreement releasing any claims they have against Axcelerant.

        Employment and Consulting Agreements between GRIC and Specified Axcelerant Executive Officers.    Certain executive officers of Axcelerant will enter into employment or consulting agreements with GRIC following the merger. In particular, upon the consummation of the merger, the following individuals will be employed by GRIC in such position and will receive, in addition to an annual base salary and incentive bonus opportunity, an option which vests in full upon one year from the consummation of the merger, or as to a pro rata number of shares if the holder is terminated other than for cause prior to such one year anniversary, to purchase that number of shares of GRIC common stock as indicated:

  •
  Mr. Helfrich will be employed as Director of Market Development and will receive an option for 5,000 shares;

  •
  Mr. Sauerborn will be employed as Vice President of Sales and Business Development and will receive an option for 10,000 shares; and

  •
  Mr. Tafoya will be employed as Director of Market Development and will receive an option for 5,000 shares.

        In addition, upon the consummation of the merger, Mr. Andrews and Mr. Rector will serve as consultants for a period of nine months and Mr. Christy and Mr. Ramey will serve as consultants for a period of three months. In the event either of Mr. Christy and Mr. Ramey are not employed on a full-time basis within thirty days following the expiration of such consulting term, each will be permitted to sell up to a specified dollar amount of shares of his GRIC common stock prior to its release from the transfer restrictions set forth in the affiliate agreement entered into with GRIC described below.

        Non-Competition and Non-Solicitation Agreements between GRIC and Specified Axcelerant Executive Officers and the Chairman of Axcelerant's Board of Directors.    Upon the consummation of the merger, Messrs. Andrews, Christy and Heintz will become subject to a non-competition and non-solicitation agreement with Axcelerant which provides for certain restrictions on competitive activities and solicitation of customers and employees for a period of two years following consummation of the merger. In addition, the non-competition and non-solicitation agreement entered into by Mr. Heintz provides that if he is not employed on a full-time basis by April 30, 2004, he will be permitted to sell up to a specified dollar amount of shares of his GRIC common stock prior to its release from the transfer restrictions set forth in the affiliate agreement entered into with GRIC described below.

        GRIC Board Seats.    James Goodman, a member of Axcelerant's board, will become a member of GRIC's board following the consummation of the merger. Mr. Goodman will receive a nonqualified stock option for 10,000 shares of GRIC common stock vesting as to 20% after ten months and 2% per month thereafter. He will not be entitled to receive any other compensation for the performance of his duties as a GRIC board member. In addition, Murray Rudin, a member of Axcelerant's board, will be granted observer rights with respect to GRIC's board following consummation of the merger.

        Indemnification.    The merger agreement provides that, from and until the third anniversary of the consummation of the merger, GRIC will fulfill and honor the obligations of Axcelerant pursuant to any indemnification provisions under Axcelerant's certificate of incorporation and bylaws as in effect on

August 11, 2003, with respect to any claims arising out of matters existing or occurring prior to or upon consummation of the merger which are asserted after consummation of the merger, subject to applicable law and, with respect to Axcelerant directors only, claims asserted before or after the effective time of the merger which challenge the validity of, seek to enjoin the operation of, or are based upon Axcelerant's stockholder meeting for approval of the merger agreement and the merger, Axcelerant's distribution of the prospectus and proxy statement regarding the merger, Axcelerant's non-solicitation of competing merger proposals or termination of the merger agreement or the voting agreements (even if the Axcelerant indemnification provisions for the benefit of such directors are held invalid or unenforceable by any court of competent jurisdiction with respect to such matters). The merger agreement also provides that, for three years following the merger, GRIC will maintain, with respect to those individuals who were covered by Axcelerant's directors' and officers' liability insurance at consummation of the merger, directors' and officers' liability insurance comparable to Axcelerant's existing policy, provided that GRIC will not be required to pay any premium in excess of 125% of the annual premium currently paid by Axcelerant. Directors of Axcelerant who become directors of GRIC will be provided with the same directors' and officers' liability insurance given to any other GRIC director and will enter into indemnification agreements on the same terms, if any, entered into with other directors of GRIC generally.

        As a result of interests described above, these executive officers and directors could be more likely to vote for, and to recommend the vote for, the proposal to approve the merger and adopt the merger agreement, than if they did not hold these interests.

Governmental and Regulatory Matters

        Other than compliance with applicable federal and state securities laws in connection with the issuance of the GRIC common stock pursuant to the merger, and applicable provisions of Delaware law or California law, no U.S. federal or state regulatory requirements must be complied with in order to complete the merger. In addition, GRIC and Axcelerant will make any necessary filings with foreign regulatory agencies.

Material United States Federal Income Tax Considerations

        The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to holders of Axcelerant capital stock. This discussion is based on the Internal Revenue Code of 1986 (the "Code"), Treasury regulations, administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which may change at any time, possibly with retroactive effect. This discussions assumes that holders of Axcelerant capital stock hold their stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be important to an Axcelerant stockholder in light of his or her particular circumstances or particular tax status, including the following:

  •
  stockholders who are not citizens or residents of the United States;

  •
  financial institutions;

  •
  tax-exempt organizations;

  •
  mutual funds;

  •
  pension funds;

  •
  insurance companies;

  •
  dealers in securities or foreign currency;

  •
  stockholders who acquired their shares in connection with stock option or in other compensatory transactions; and

  •
  stockholders who hold their shares as part of a hedge, straddle or conversion transaction.

        In addition, the following discussion does not address the tax consequences of other transactions effectuated prior to, concurrently, or after the merger, whether or not such transactions are in connection with the merger. Furthermore, no foreign, state or local tax considerations are addressed. No ruling has been obtained from the Internal Revenue Service regarding the tax consequences of the merger, and the following discussion is not binding on the Internal Revenue Service.

        Therefore, we urge you to consult your own tax advisor as to the specific federal, state, local and foreign consequences to you of the merger and related reporting obligations.

  Tax Consequences of the Merger.

        It is intended that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, with each of GRIC, Amber Acquisition Corp., and Axcelerant qualifying as a "party to a reorganization" under Section 368(b) of the Code. However, GRIC has made no representations or warranties that that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code, the following federal income tax consequences will apply, subject to the limitations and qualifications referred to above:

  •
  neither GRIC, Amber Acquisition Corp., nor Axcelerant will recognize gain or loss as a result of the merger;

  •
  no gain or loss will be recognized by holders of Axcelerant capital stock solely upon their receipt of GRIC common stock in the merger;

  •
  the aggregate tax basis of the GRIC common stock received in the merger, including the escrow shares, by a holder of Axcelerant capital stock will be the same as the aggregate tax basis of the Axcelerant capital stock surrendered in exchange therefor (reduced by the portion of the stockholder's basis that is allocable to a fractional share of GRIC common stock);

  •
  the holding period for the GRIC common stock received in the merger by a holder of Axcelerant capital stock will include the period during which the holder held the Axcelerant capital stock surrendered in exchange therefore;

  •
  a fractional share of GRIC common stock for which cash is received in lieu of stock will be treated as if the fractional share of GRIC common stock had been issued in the merger and then redeemed by GRIC. An Axcelerant stockholder receiving cash for a fractional share will generally recognize gain or loss upon the payment equal to the difference between the stockholder's tax basis allocable to the fractional share and the amount of cash received. The gain or loss will be long term capital gain or loss if, at the effective time of the merger, the Axcelerant capital stock has been held for more than one year;

  •
  a dissenting stockholder who perfects dissenters' rights under Delaware or California law will generally recognize gain or loss with respect to his or her shares of the Axcelerant capital stock equal to the difference between the amount of cash received and his or her basis in such shares. Such gain or loss will generally be long term capital gain or loss, provided the shares were held for more than one year prior to the disposition of the shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder's income as ordinary income.

        With respect to the escrow shares, until the GRIC common stock is released from the escrow, the interim basis of the GRIC common stock held by an Axcelerant stockholder should be determined as though the maximum number shares of GRIC common stock were received by such Axcelerant stockholder. Thereafter, the basis of any forfeited shares of GRIC common stock should be added to the adjusted basis of the remaining shares of GRIC common stock received pursuant to the merger. Axcelerant stockholders should recognize no gain or loss on the release of the escrow shares. The parties are not requesting a ruling from the IRS in connection with the merger. A successful IRS challenge to the "reorganization" status of the merger would result in an Axcelerant stockholder recognizing gain or loss with respect to his shares of Axcelerant capital stock surrendered equal to the difference between the stockholder's basis in the shares and the fair market value, as of the effective time of the merger, of the consideration received in exchange for the Axcelerant capital stock (including GRIC common stock and cash received in lieu of a fractional share of GRIC common stock). In such event, a stockholder's aggregate basis in the GRIC common stock so received would equal its fair market value and such stockholder's holding period would begin the day after the merger.

Anticipated Accounting Treatment

        GRIC intends to account for the merger as a purchase transaction for financial reporting and accounting purposes under generally accepted accounting principles. After the merger, the results of operations of Axcelerant will be included in the consolidated financial statements of GRIC. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the Axcelerant assets acquired and the Axcelerant liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Appraisal Rights and Dissenters' Rights

        Assuming the consummation of the merger, an Axcelerant stockholder who does not vote such holder's shares in favor of the merger, may, under certain circumstances, become entitled to be paid the fair value or fair market value of such holder's shares in lieu of receiving the merger consideration.

        Because Axcelerant is a Delaware corporation, the availability of dissenting stockholders' appraisal rights for its stockholders is determined by Delaware General Corporation Law ("DGCL"). Moreover, because more than 50% of the shares of Axcelerant's capital stock are held by California domiciliaries and Axcelerant satisfies the other conditions set forth in Section 2115 of the California Corporations Code ("CCC"), Axcelerant stockholders also have rights as dissenters under the CCC. Because of the applicability of the CCC, summaries for both the DGCL and the CCC regarding appraisal rights or dissenters' rights are provided below. The summaries of the provisions of the DGCL relating to dissenting stockholders' appraisal rights or the CCC relating to dissenters' rights are not intended to be a complete statement of such provisions and are qualified in their entirety by reference to the full text of such statutes, a copy of each of which is attached hereto as Annex D and Annex E, and is incorporated herein by reference.

        The shares of Axcelerant capital stock with respect to which holders have perfected their appraisal rights in accordance with the DGCL or their dissenters' rights in accordance with the CCC and have not effectively withdrawn or lost such appraisal rights or dissenters' rights are referred to in this joint proxy statement/prospectus as the "Dissenting Shares."

        Any Axcelerant stockholder who wishes to exercise appraisal rights or dissenters' rights or who wishes to preserve its rights to do so should review Annex D and Annex E carefully and should consult its legal advisor, since failure to timely comply with the procedures set forth in Section 262 of the DGCL will result in loss of such rights under the DGCL and failure to timely comply with the procedures set forth in Chapter 13 of the CCC will results in the loss of such rights under the CCC.

Any Axcelerant stockholder who signs a proxy approving and authorizing the merger and the merger agreement will have waived its rights as a dissenting stockholder.

  Appraisal Rights under the DGCL

        Axcelerant stockholders demanding appraisal rights must follow the required procedures set forth in DGCL Section 262 exactly or any appraisal rights under DGCL Section 262 may be lost.

        The following discussion is not a complete statement of the DGCL relating to appraisal rights, and is qualified in its entirety by reference to DGCL Section 262 attached to this joint proxy statement/prospectus as Annex D and incorporated herein by reference.

        If the merger is consummated, dissenting holders of Axcelerant capital stock who follow the procedures specified in DGCL Section 262 within the appropriate time periods will be entitled to have their shares of Axcelerant stock appraised by a court and to receive in cash the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. If holders of Axcelerant capital stock wish to exercise the right to dissent from the merger and demand appraisal under DGCL Section 262, each of the following conditions must be satisfied:

        Written Demand for Appraisal.    An Axcelerant stockholder electing to exercise appraisal rights must, before the vote at the special meeting to approve the merger and adopt the merger agreement, deliver to Axcelerant a written demand for appraisal of its shares. The demand should specify the holder's name and mailing address and the number and series of shares of Axcelerant capital stock held of record by such stockholder and state that such holder intends to demand the appraisal of its shares. A proxy or vote against the merger will not constitute such a demand for appraisal. Written demands for appraisal, notices or other communications that an Axcelerant stockholder wishes to send to Axcelerant concerning the exercise of appraisal rights must be made in writing and must be mailed or delivered to:

Axcelerant, Inc.
130 Theory
Suite 100
Irvine, California 92612
Attn: Secretary

        Vote.    An Axcelerant stockholder desiring to exercise appraisal rights must not vote in favor of the merger. Voting in favor of the merger will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

        Continuous Ownership of Axcelerant Stock.    The stockholder must hold its shares from the date of making its demand through the effective time of the merger. If the Axcelerant stockholder holds shares of Axcelerant common stock or preferred stock on the date the written demand for appraisal is made but thereafter sells, transfers or otherwise disposes of its shares prior to the effective time of the merger, the Axcelerant stockholder will lose any right to appraisal in respect of those shares.

        No later than ten days after the effective time of the merger, Axcelerant, as the surviving corporation, is required to notify each stockholder who is entitled to appraisal rights that the merger has become effective and that appraisal rights are available.

        At any time within 60 days after the effective time of the merger, any stockholder has the right to withdraw the stockholder's demand for appraisal and to accept the terms offered in the merger agreement. Within 120 days after the effective time of the merger, either Axcelerant or any Axcelerant stockholder who has complied with the requirements of DGCL Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by all such stockholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares formerly owned by these stockholders, determining the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        Within 120 days of the effective time of the merger, the holders of Dissenting Shares may also, upon written request, receive from Axcelerant a statement setting forth the aggregate number of shares of Axcelerant capital stock not voted in favor of the merger and the merger agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares.

        Shares lose their status as dissenting shares and dissenting stockholders cease to be entitled to appraisal rights if:

  •
  the merger is abandoned;

  •
  the shares are transferred prior to the effective time of the merger;

  •
  the dissenting stockholder fails to make a timely written demand for appraisal;

  •
  the shares are voted in favor of the merger; or

  •
  the stockholder delivers to Axcelerant a written withdrawal of such stockholders' demand for appraisal for its shares.

        If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, or if any Axcelerant stockholder who demands the appraisal and purchase of its shares under the DGCL fails to perfect, or effectively withdraws or loses its right to such purchase, the shares of such holder will be converted into a right to receive the merger consideration in accordance with the terms of the merger agreement and upon valid surrender of the certificates that formerly represented their shares. Since Axcelerant has no obligation to file a petition and has no present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

        Dissenting stockholders should be aware that the fair value of the Dissenting Shares as determined by DGCL Section 262 could be more than, the same as or less than the amount that would be received pursuant to the merger agreement if appraisal were not sought.

  Dissenters' Rights under the CCC

        Axcelerant stockholders must follow the required procedures set forth in CCC Chapter 13 exactly or any dissenters' rights under CCC Chapter 13 may be lost.

        The following discussion is not a complete statement of the CCC relating to dissenters' rights, and is qualified in its entirety by reference to CCC Chapter 13 attached to this joint proxy statement/prospectus as Annex E and incorporated herein by reference.

        According to CCC Chapter 13, a stockholder who does not vote in favor of or consent to the approval of the merger and adoption of the merger agreement will be entitled to be paid cash for its shares in an amount equal to the fair market value of its shares, determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger.

        Axcelerant stockholders who wish to exercise their dissenters' rights under CCC Chapter 13 must satisfy each of the following conditions:

        Notice.    Within 10 days after approval of the merger and the merger agreement by Axcelerant's stockholders, Axcelerant must mail a notice of such approval (the "Approval Notice") to all stockholders who did not vote in favor of the approval of the merger (the "Non-Approving Stockholders"), together with a statement of the price determined by Axcelerant to represent the fair market value of the dissenting shares, a brief description of the procedures to be followed in order for the stockholder to pursue his or her dissenters' rights, and a copy of CCC Sections 1300-1304 of the CCC. The statement of price by Axcelerant constitutes an offer by Axcelerant to purchase all dissenting shares at the stated amount.

        Written Demand.    A stockholder of Axcelerant electing to exercise dissenters' rights must demand in writing from Axcelerant the purchase of its shares of Axcelerant capital stock at fair market value and such demand must be received by Axcelerant within 30 days after date on which the Approval Notice was mailed to the Non-Approving Stockholders. The demand should specify the Axcelerant's stockholder's name and mailing address, the number and class of shares of Axcelerant capital stock held of record by such Axcelerant stockholder, and include a statement that such Axcelerant stockholder is demanding purchase of its shares and payment at fair market value. Such demand must also contain a statement as to what the stockholder claims to be the fair market value of such shares as of the day before the first announcement of the terms of the proposed merger. Such statement of the fair market value of the shares of Axcelerant capital stock constitutes an offer by the stockholder to sell the dissenting shares held by such stockholder at that price.

        Submission of Stock Certificates.    Within 30 days after the date on which the Approval Notice was mailed to the Non-Approving Stockholders, the dissenting stockholder must also submit the certificates representing the dissenting shares to Axcelerant for endorsement as dissenting shares at the following address:

Axcelerant, Inc.
130 Theory
Suite 100
Irvine, California 92612
Attn: Secretary

        If Axcelerant and the Axcelerant stockholder agree that the shares are dissenting shares and agree upon the purchase price of the shares, the dissenting stockholder is entitled to the agreed-upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the merger are satisfied, whichever is later, and is subject to surrender to Axcelerant of the certificates representing the dissenting shares.

        If Axcelerant denies that the shares are dissenting shares or if Axcelerant and the stockholder fail to agree upon the fair market value of the shares of Axcelerant capital stock, then within six months after the date on which the Approval Notice was mailed to the Non-Approving Stockholders, any stockholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the merger agreement may file a complaint in the superior court of the proper county requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holder's shares of Axcelerant capital stock or both, or may intervene in any pending action brought by any other Axcelerant stockholder in such regard. If the status of shares as dissenting shares is at issue, the court shall first determine that issue. If the fair market value of the dissenting shares is at issue, the court shall determine, or the court may appoint one or more impartial appraisers to determine, the fair market value of such dissenting shares.

        Except as expressly limited by CCC Chapter 13, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. An Axcelerant stockholder who is entitled to dissenters' rights may withdraw a demand for appraisal by delivering a written withdrawal of the demand and acceptance of the merger consideration to which such Axcelerant stockholder would otherwise be entitled to under the merger agreement; provided, however, that Axcelerant must consent to any withdrawal request.

        Shares lose their status as dissenting shares, and dissenting stockholders cease to be entitled to require Axcelerant to purchase their shares, if:

  •
  the merger is abandoned;

  •
  the shares are transferred prior to their submission to Axcelerant for the required endorsement;

  •
  the dissenting stockholder and Axcelerant do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither Axcelerant nor the stockholder files a complaint or intervenes in a pending action within six months after mailing of the Approval Notice; or

  •
  with Axcelerant's consent, the holder delivers to Axcelerant a written withdrawal of such holder's demand for purchase of his or her shares.

        If an Axcelerant stockholder demands appraisal of Axcelerant capital stock under CCC Chapter 13 and fails to perfect, withdraws or loses the dissenters' right, the Axcelerant capital stock will be converted into the right to receive the merger consideration to which such Axcelerant stockholder would otherwise be entitled to receive under the merger agreement.

        Dissenting stockholders should be aware that the fair market value of their shares of Axcelerant capital stock, as determined under CCC Chapter 13, could be more than, the same as or less than the amount that would be paid to them pursuant to the merger agreement.

        If you fail to comply strictly with the procedures set forth above you may lose your appraisal rights or dissenters' rights. Consequently, if you wish to exercise such rights, we strongly urge you to consult a legal advisor before attempting to exercise such rights.

Listing of GRIC Common Stock to be Issued in the Merger

        The shares of GRIC common stock to be issued in the merger and the shares of GRIC common stock to be reserved for issuance in connection with the assumption of outstanding Axcelerant stock options will be approved for listing on The NASDAQ National Market.

Restriction on Resales of GRIC Common Stock

        The GRIC common stock to be issued in the merger will be registered under the Securities Act, thereby allowing such shares to be freely transferable without restriction by all former holders of Axcelerant capital stock who are not deemed under the Securities Act to be "affiliates" of Axcelerant at the time of the special meeting and who do not become "affiliates" of GRIC after the merger and who have not otherwise executed an Affiliate Agreement with GRIC. Persons who may be deemed to be "affiliates" of GRIC or Axcelerant generally include individuals or entities that control, are controlled by or are under common control with, GRIC or Axcelerant, and may include some of their respective officers and directors, as well as their respective significant stockholders.

        Shares of GRIC common stock received by those stockholders of Axcelerant who are deemed to be "affiliates" of Axcelerant or GRIC under the Securities Act may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, Rule 145 under the Securities Act or any other applicable exemption under the Securities Act. Persons who have executed an Affiliate Agreement with GRIC are subject to additional restrictions (as described below under the caption "Related Agreements—Affiliate Agreements").

        This joint proxy statement/prospectus does not cover the resale of any GRIC common stock received by any person who may be deemed to be an "affiliate" of GRIC or Axcelerant.

THE MERGER AGREEMENT

        The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Stockholders of each of Axcelerant and GRIC are urged to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Merger

        Following the approval of the merger and adoption of the merger agreement by the stockholders of each of Axcelerant and GRIC and the satisfaction or waiver of the other conditions to the merger set forth in the merger agreement, Axcelerant and Amber Acquisition Corp., a wholly-owned subsidiary of GRIC, will merge and the surviving corporation will become a wholly-owned subsidiary of GRIC.

The Effective Time

        At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that the closing of the merger will occur in the fourth quarter of 2003.

Directors and Officers of Axcelerant After the Merger

        At the effective time of the merger, the directors of Amber will become the new directors of Axcelerant, and the officers of Amber will become the new officers of Axcelerant.

Conversion of Shares in the Merger

        If the merger is completed, Axcelerant stockholders as a group will receive up to 9,833,329 shares of GRIC common stock. We refer to this as the Total Merger Consideration. The actual Total Merger Consideration may be less if Axcelerant merger expenses exceed $300,000. See "—Conversion of Shares in the Merger" below. The holders of different classes and series of Axcelerant securities will receive different amounts of GRIC common stock. Each share of Axcelerant Series B preferred stock, Series A preferred stock and common stock will be converted into the right to receive a number of shares of GRIC common stock equal to the exchange ratio applicable to such shares.

  •
  Each share of Axcelerant Series B preferred stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of Series B preferred stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of Series B preferred stock outstanding or issuable upon the exercise of outstanding warrants.

  •
  Each share of Axcelerant Series A preferred stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of Series A preferred stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of Series A preferred stock outstanding.

  •
  Each share of Axcelerant common stock will be converted into the number of shares of GRIC common stock determined by calculating the quotient of (x) the amount of the Total Merger Consideration that holders of common stock are entitled to receive pursuant to Axcelerant's certificate of incorporation divided by (y) the number of shares of common stock outstanding or issuable upon exercise of outstanding options.

          The table below sets forth a summary of specific exchange ratios for Axcelerant Series B preferred stock, Series A preferred stock and common stock across a range of possible prices of GRIC common stock at the closing of the merger (calculated as the average closing price for a share of GRIC common stock over the ten trading days ending on the trading day three days prior to the closing date). The summary table is based on an assumed closing date of December 1, 2003. Additionally, holders of warrants to purchase Axcelerant Series B preferred stock have indicated that immediately prior to the closing of the merger, they intend to exercise all outstanding warrants to purchase Axcelerant Series B preferred stock on a net issuance basis.

GRIC common stock price	Series B Preferred exchange ratio	Series A Preferred exchange ratio	Common stock exchange ratio
$2.00	0.839549	0.313155	0.309844
$2.25	0.840959	0.314782	0.307021
$2.50	0.842085	0.316081	0.304765
$2.75	0.814614	0.349905	0.302919
$3.00	0.782019	0.389287	0.301381
$3.25	0.754438	0.422610	0.300080
$3.50	0.718684	0.421904	0.336321
$3.75	0.670813	0.398828	0.398828
$4.00	0.628902	0.420364	0.420364
$4.25	0.591918	0.439574	0.439574
$4.50	0.579533	0.445795	0.445795
$4.75	0.579257	0.445582	0.445582
$5.00	0.579008	0.445390	0.445390
$5.25	0.578782	0.445217	0.445217
$5.50	0.578577	0.445060	0.445060
$5.75	0.578390	0.444916	0.444916
$6.00	0.578219	0.444784	0.444784
$6.25	0.578061	0.444662	0.444662
$6.50	0.577916	0.444550	0.444550
$6.75	0.577781	0.444447	0.444447
$7.00	0.577656	0.444350	0.444350
$7.25	0.577539	0.444261	0.444261
$7.50	0.577430	0.444177	0.444177
$7.75	0.577329	0.444099	0.444099
$8.00	0.577233	0.444025	0.444025

        If the closing price of the GRIC common stock is above $8.00 per share, the exchange ratio applicable to each class and series of Axcelerant stock will continue to decrease, at a slightly decreasing rate. If the closing price of the GRIC common stock is below $2.00 per share, the exchange ratio applicable to the Series B preferred stock and Series A preferred stock will continue to decrease and the exchange ratio applicable to the common stock will continue to increase, each at an increasing rate.

        For additional detail concerning the amount of the Total Merger Consideration that holders of Series B preferred stock, Series A preferred stock and common stock are entitled to receive in the merger, you should refer to Axcelerant's certificate of incorporation, which is set forth as Annex F hereto.

        The number of shares of GRIC common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, reorganization, recapitalization, reclassification or similar event with respect to GRIC common stock or Axcelerant capital stock effected between the date of the merger agreement and the completion of the merger.

Axcelerant's Stock Option Plan

        At the effective time of the merger, each outstanding, unexercised and unexpired stock option to purchase shares of Axcelerant common stock granted under Axcelerant's 2001 Stock Incentive Plan will be converted into an option to purchase shares of GRIC common stock. Each Axcelerant stock option that is converted will continue to have, and be subject to, the same terms and conditions that were applicable immediately prior to the effective time of the merger, except that:

  •
  each converted stock option will be exercisable for that number of shares of GRIC common stock equal to the product of (a) the number of shares of Axcelerant common stock subject to such option and (b) the exchange ratio for shares of Axcelerant common stock, rounded down to the nearest whole number (with no cash being payable for any fractional share eliminated by such rounding); and

  •
  the exercise price per share of GRIC common stock under each converted option will equal the exercise price per share of Axcelerant common stock under the option divided by the exchange ratio for shares of Axcelerant common stock, rounded up to the nearest whole cent.

        GRIC has agreed to file a registration statement on Form S-8 for the shares of GRIC common stock issuable with respect to the converted Axcelerant stock options within 15 business days after the effective time of the merger, and GRIC will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any such Axcelerant stock options remain outstanding. Such Form S-8 will not cover the shares of GRIC common stock subject to any converted Axcelerant stock options held by persons who do not become employees of or otherwise have a service relationship with GRIC at the effective time of the merger.

The Exchange Agent

        Promptly after the effective time, GRIC will deposit with its transfer agent EquiServe, which will act as exchange agent in the merger, shares of GRIC common stock to be exchanged for shares of Axcelerant capital stock and cash to be paid in lieu of any fractional shares of GRIC common stock.

Procedures for Exchanging Stock Certificates

        Promptly after the effective time, GRIC will cause the exchange agent to mail to the holders of record of Axcelerant stock certificates (a) a letter of transmittal and (b) instructions on how to surrender Axcelerant stock certificates in exchange for GRIC common stock certificates and cash for fractional shares representing the merger consideration. Holders of Axcelerant capital stock should not surrender their Axcelerant stock certificates until they receive the letter of transmittal from the exchange agent.

        Upon surrendering their Axcelerant stock certificates, the letter of transmittal and any other documents required by the exchange agent, the holders of Axcelerant stock certificates will be entitled to a certificate representing that number of whole shares of GRIC common stock which that holder has the right to receive, less the shares subject to the escrow and cash in lieu of any fractional shares of GRIC common stock which the holder has the right to receive. Until surrendered to the exchange agent, outstanding Axcelerant stock certificates will be deemed from and after the effective time to evidence only the ownership of the number of full shares of GRIC common stock into which their shares of Axcelerant common stock were converted at the effective time of the merger and the right to receive an amount in cash for any fractional shares of GRIC common stock into which their shares of Axcelerant common stock were converted at the effective time.

Distributions with Respect to Unexchanged Shares

        Until each Axcelerant stockholder surrenders his Axcelerant stock certificate in exchange for a GRIC stock certificate, that stockholder will not receive any dividends or other distributions declared or made by GRIC after the effective time of the merger. However, once that stockholder surrenders his or her Axcelerant stock certificate to the exchange agent, he or she will receive (a) a GRIC stock certificate, (b) cash as payment for any fractional shares, and (c) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the effective time of the merger.

No Fractional Shares

        No fractional shares of GRIC common stock will be issued in connection with the merger. Instead, each holder of Axcelerant capital stock who would otherwise be entitled to a fractional share of GRIC common stock will receive cash. The amount of cash to be received by such Axcelerant stockholder will be equal to the fraction of such share that stockholder would have received multiplied by the GRIC Stock Price.

Representations and Warranties

        In the merger agreement, Axcelerant made a number of representations and warranties to GRIC that relate to a number of matters, including:

  •
  Axcelerant's due organization and good standing;

  •
  the due authorization, execution, delivery and enforceability of the merger agreement and the absence of the need for filings, authorizations or approvals in order to consummate the merger;

  •
  Axcelerant's capital structure and rights or obligations relating to Axcelerant's capital stock;

  •
  Axcelerant's subsidiaries;

  •
  the absence of conflict between the merger agreement or merger and any certificate of incorporation or bylaw provision, material agreement, or applicable law;

  •
  the absence of litigation;

  •
  the timely and accurate filing of tax returns and the timely payment of taxes;

  •
  the accuracy of Axcelerant's financial statements;

  •
  Axcelerant's good title to properties and assets;

  •
  the absence of certain material changes or events;

  •
  the disclosure of material agreements, contracts and commitments;

  •
  Axcelerant's ownership of intellectual property and the absence of infringement of third party intellectual property rights by Axcelerant;

  •
  Axcelerant's compliance with laws;

  •
  certain interested party transactions and agreements;

  •
  Axcelerant's employees and consultants, labor relations and employee benefit plans;

  •
  the delivery of corporate documents;

  •
  the absence of brokers' and finders' fees;

  •
  Axcelerant's complete and accurate disclosure made to GRIC;

  •
  the accuracy of Axcelerant's statements and information regarding Axcelerant made by Axcelerant in this joint proxy statement/prospectus;

  •
  the completeness and accuracy of Axcelerant's books and records;

  •
  Axcelerant's insurance policies;

  •
  environmental matters and compliance with environmental laws;

  •
  Axcelerant's accounts receivable;

  •
  Axcelerant's significant customers and suppliers;

  •
  Axcelerant's inventory; and

  •
  Axcelerant's product release schedule.

        The merger agreement also includes representations and warranties made by GRIC and Amber to Axcelerant that relate to a number of matters, including the following:

  •
  GRIC's and Amber's due organization and good standing;

  •
  the due authorization, execution, delivery and enforceability of the merger agreement and the absence of the need for filings, authorizations or approvals in order to consummate the merger;

  •
  GRIC's capital structure and rights or obligations relating to Axcelerant's capital stock;

  •
  the absence of conflict between the merger agreement or merger and any certificate of incorporation or bylaw provision, material agreement, or applicable law;

  •
  documents filed with the Securities and Exchange Commission and the accuracy of GRIC's financial statements;

  •
  the absence of litigation;

  •
  the absence of a recent material adverse effect on GRIC;

  •
  GRIC's complete and accurate disclosure made to Axcelerant; and

  •
  the absence of brokers' and finders' fees.

Conduct of Business of Axcelerant Pending the Merger

        Axcelerant agreed to conduct its business in the ordinary course during the pre-closing period and will not take a variety of actions that could affect its business without the prior consent of GRIC. For instance, Axcelerant will not:

  •
  borrow any money, except under existing lines of credit;

  •
  enter into any transaction not in the ordinary course of business;

  •
  encumber or dispose of any assets except in the ordinary course of business;

  •
  enter into any material lease or contract for the purchase or sale of any property, except in the ordinary course of business;

  •
  fail to maintain its equipment other assets in good working condition;

  •
  pay any bonus, increased salary or special remuneration, except for normal salary increases or pursuant to existing arrangements, or enter into any new employment or consulting agreements;

  •
  change accounting methods;

  •
  declare, set aside or pay any dividend, or redeem or otherwise acquire any of its capital stock;

  •
  amend or terminate any agreement outside of the ordinary course of business;

  •
  lend any amount to any person or entity other than ordinary travel and expense advances and loans pursuant to Axcelerant's 401(k) Plan;

  •
  guarantee any obligation, except for the endorsement of checks and other negotiable instruments in the ordinary course of business;

  •
  waive or release any material right or claims, except in the ordinary course of business;

  •
  issue, sell or create any securities, except upon the exercise of outstanding options and warrants and except the issuance of options to purchase up to 100,000 shares of Axcelerant common stock under Axcelerant's option plan;

  •
  split or combine outstanding shares of capital stock or enter into any recapitalization;

  •
  merge or consolidate with any other entity or acquire any other entity;

  •
  amend its certificate of incorporation or bylaws;

  •
  license any of its technology or intellectual property, except in the ordinary course of business;

  •
  agree to any tax audit or file any federal or state income or franchise tax return unless a copy of such return has been provided to GRIC for review;

  •
  change any insurance coverage or issue any certificates of insurance; or

  •
  agree to do, or permit any subsidiary to do or agree to do, any of the preceding things.

No Solicitation

        Until the merger is completed or the merger agreement is terminated, Axcelerant and each of its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, employees, shareholders, agents, advisors or other representative to:

  •
  solicit, encourage or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, as defined below;

  •
  disclose any nonpublic information in connection with, enter into, participate in, maintain or continue any discussions regarding any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal;

  •
  agree to, accept, recommend or endorse any Takeover Proposal;

  •
  submit any Takeover Proposal to the vote of any security holders of Axcelerant or any subsidiary;

  •
  withdraw or modify the approval of Axcelerant's board of directors of the merger agreement and/or any transactions contemplated thereby; or

  •
  take any action or position inconsistent with, or withdraw or modify, the recommendation of Axcelerant's board of directors in favor of adoption of the merger agreement and approval of the merger, subject to the board of directors' fiduciary duties.

        The merger agreement does not contain any exception or exclusion of the non-solicitation covenants because of fiduciary duties of the Axcelerant board of directors.

        In addition, Axcelerant has agreed to:

  •
  notify GRIC of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, as defined below;

  •
  notify GRIC of any request for nonpublic information, or for access to properties, books or records, of Axcelerant or any subsidiary; and

  •
  provide GRIC with 48-hours prior notice of a meeting of Axcelerant's board of directors at which the board is reasonably expected to consider any Takeover Proposal, as defined below.

        A "Takeover Proposal" is:

  •
  any agreement, offer or proposal (not including the merger agreement and the other documents in connection with the merger) for, or any indication of interest in, (a) any merger, reorganization, share exchange, consolidation or other business combination involving Axcelerant or any of its subsidiaries, (b) any acquisition by any person of beneficial ownership of 20% or more of the issued and outstanding shares of any class of capital stock of Axcelerant or any subsidiary in any single transaction or series of related transactions, or (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or in excess of 20% of the assets of Axcelerant or any subsidiary in any single transaction or series of related transactions; or

  •
  any public announcement of a proposal, plan or intention to enter into any such agreement, make any such offer or proposal or express any such indication or interest.

GRIC Board Representation

        As soon as practicable following the effective time of the merger, GRIC shall:

  •
  set its authorized number of members of its board of directors at nine, it being understood that seven of such board seats will be reserved for existing or new representatives of GRIC;

  •
  appoint James Goodman, who is a representative of the Axcelerant stockholders, to GRIC's board;

  •
  appoint a new independent director to GRIC's board who has appropriate industry experience and expertise and is mutually acceptable to both the GRIC representatives on the board and Mr. Goodman; and

  •
  grant Murray Rudin, who is also a representative of the Axcelerant stockholders, board observer rights which last until the first anniversary of the effective time of the merger.

Director and Officer Indemnification

        For three years after the effective time of the merger, GRIC will fulfill and honor Axcelerant's obligations to its directors and officers pursuant to any indemnification provisions under Axcelerant's certificate of incorporation and bylaws in effect on August 11, 2003 with respect to: (a) claims arising out of matters existing at or prior to the effective time that are asserted after the effective time, and (b) with respect to Axcelerant's directors only, any claims challenging the validity of, seeking to enjoin the operation of, or based upon Section 4.4 (stockholder approval), Section 4.5 (prospectus/proxy statement), Section 4.9 (no solicitation) or Section 9.1 (termination) of the merger agreement or the voting agreement. This obligation will not apply to any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant committed by Axcelerant or a signatory to the voting agreement, or any claim for indemnification made by GRIC pursuant to the indemnification provisions of Section 10 of the merger agreement. In addition, GRIC has agreed to directly indemnify the directors and officers of Axcelerant against specified liabilities in connection with the merger and the merger agreement.

        For three years after the effective time of the merger, GRIC will cause the surviving corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Axcelerant's directors' and officers' liability insurance policy, on comparable terms to Axcelerant's policy that existed at the effective time of the merger. However, neither GRIC nor the surviving corporation will be required to expend more than 125% of the annual premium currently paid by Axcelerant for such coverage.

Conditions to Closing the Merger

        The obligation of Axcelerant to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by Axcelerant:

  •
  the representations and warranties of GRIC and Amber contained in the merger agreement (a) were true and correct in all material respects as of the date of the merger agreement and (b) are true and correct in all material respects on and as of the closing date of the merger as if made on such date, except for representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect (which representations and warranties were or are true as so qualified) or address matters only as of a particular date (which were true and correct as of the particular date), and Axcelerant receives a certificate to such effect signed on behalf of GRIC by an authorized officer of GRIC;

  •
  GRIC has performed and complied in all material respects with all of its covenants contained in Sections 5 and 6 of the merger agreement, and Axcelerant receives a certificate to such effect signed on behalf of GRIC by an authorized officer of GRIC;

  •
  there has not been any change which would constitute a material adverse effect with respect to GRIC;

  •
  there has not been an order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by the merger agreement;

  •
  the government consents required to consummate the merger have been obtained;

  •
  there is no litigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the transactions contemplated by the merger agreement;

  •
  the Form S-4 is effective under the Securities Act and neither the Form S-4 nor the Prospectus/Proxy Statement are, on the closing date, subject to or threatened by any SEC stop order or enforcement proceedings;

  •
  the opinion of GRIC's counsel has been delivered to Axcelerant;

  •
  the merger and the merger agreement have been approved and adopted by the stockholders of each of Axcelerant and GRIC; and

  •
  GRIC, the escrow agent, and Murray Rudin as the representative of the Axcelerant stockholders have executed the escrow agreement.

        Further, the obligation of GRIC to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by GRIC:

  •
  the representations and warranties of Axcelerant contained in the merger agreement (a) were true and correct in all material respects as of the date of the merger agreement and (b) are true and correct in all material respects on and as of the closing date of the merger as if made on such date, except for representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect (which representations and warranties were or are true as so qualified) or address matters only as of a particular date (which were true and correct as of the particular date), and GRIC receives a certificate to such effect signed on behalf of Axcelerant by Axcelerant's president and chief financial officer;

  •
  Axcelerant has performed and complied in all material respects with all of its covenants contained in Sections 4 and 6 of the merger agreement, and GRIC receives a certificate to such effect signed on behalf of Axcelerant by Axcelerant's president and chief financial officer;

  •
  there has not been any change which would constitute a material adverse effect with respect to Axcelerant;

  •
  there has not been an order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by the merger agreement;

  •
  the government consents required to consummate the merger have been obtained;

  •
  no temporary restraining order, injunction, or other court or administrative order limiting or restricting GRIC's ownership, conduct or operation of the business of Axcelerant and its subsidiaries is in effect; no action is pending or threatened before any governmental entity seeking any of the foregoing, seeking to obtain material damages from GRIC, Axcelerant, or their affiliates in connection with the merger, or seeking any other relief that could reasonably be expected to materially limit or restrict the ability of GRIC and its subsidiaries to own and conduct the assets and businesses of Axcelerant and its subsidiaries;

  •
  there is no litigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the transactions contemplated by the merger agreement;

  •
  the Form S-4 is effective under the Securities Act and neither the Form S-4 nor the Prospectus/Proxy Statement are, on the closing date, subject to or threatened by any SEC stop order or enforcement proceedings;

  •
  the opinion of Axcelerant's counsel has been delivered to GRIC;

  •
  the merger and the merger agreement have been approved and adopted by the stockholders of each of Axcelerant and GRIC;

  •
  the number of dissenting shares do not exceed 2% of all of the Axcelerant capital stock, on an as-converted basis, outstanding immediately prior to the effective time;

  •
  Axcelerant has obtained certain third party consents, waivers and approvals necessary to provide for the continuation in full force and effect of any and all material contracts of Axcelerant and for GRIC to consummate the transactions contemplated in the merger agreement;

  •
  the escrow agent and Murray Rudin as the representative of the Axcelerant stockholders have executed the escrow agreement;

  •
  the voting agreements have been executed by the principal stockholders of Axcelerant and remain in full force and effect;

  •
  all affiliates of Axcelerant have executed the affiliate agreement;

  •
  each of the individuals identified by GRIC have executed the non-competition agreement;

  •
  all outstanding Axcelerant warrants have been exercised for shares of Axcelerant capital stock, and Axcelerant has exercised commercially reasonable efforts to cause all vested and outstanding Axcelerant options held by non-employee consultants and any employees who will not become employees of GRIC at the effective time to have been exercised for shares of Axcelerant common stock; except for Axcelerant stock options to be converted into GRIC stock options at the effective time, there are no outstanding securities or commitments of Axcelerant that obligate Axcelerant to issue any shares of Axcelerant capital stock or stock options;

  •
  any registration rights, rights of first refusal, rights to any liquidation preference, or redemption rights of any Axcelerant stockholder have been terminated or waived as of the closing;

  •
  GRIC, as agent for the stockholders of Axcelerant, has received a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter;

  •
  all directors and officers of Axcelerant have resigned as directors and officers of the surviving corporation effective as of the effective time;

  •
  Axcelerant has delivered to GRIC the spreadsheet setting forth the security holders of Axcelerant and their respective holdings in Axcelerant;

  •
  certain Axcelerant employees have accepted employment with GRIC and certain key executives of Axcelerant have entered into employment agreements with GRIC;

  •
  each person who Axcelerant reasonably believes is, with respect to Axcelerant, any subsidiary and/or any ERISA affiliate, a "disqualified individual" within the meaning of Section 280G of the Code has executed a parachute payment waiver waiving his or her right to receive a parachute payment under Section 280G unless stockholder approval of such payment is obtained;

  •
  in accordance with Section 280G of the Code, the required stockholders have approved any agreements that might result in the payment of any amount or the provision of any benefit not deductible by reason of Section 280G in order for such payments and benefits not to be deemed parachute payments; or, in the absence of such approval, none of those payments or benefits have been paid or provided, pursuant to waivers of those payments and benefits by the affected individuals;

  •
  Axcelerant has received corporate good standing and tax good standing certificates from Delaware and each other state in which Axcelerant or any subsidiary is qualified to do business; and

  •
  Axcelerant has delivered (a) resolutions adopted by its board of directors authorizing the termination of all of Axcelerant's employee plans requested by GRIC to be terminated and (b) an amendment to its 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so the tax-qualified status of the 401(k) Plan will be maintained at the time of its termination.

        Axcelerant does not anticipate that any "disqualified individual" will receive a parachute payment under Code Section 280G in connection with the merger. In the event that it appears reasonably likely that the GRIC Stock Price will be high enough to result in such a parachute payment, Axcelerant intends to seek stockholder approval of such payment.

Termination

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the requisite approval of the stockholders of Axcelerant or GRIC has been obtained:

  •
  by mutual written consent duly authorized by the respective boards of directors of GRIC and Axcelerant;

  •
  by either GRIC or Axcelerant if the merger is not consummated by January 15, 2004, or any other date that GRIC and Axcelerant may agree upon, except that the right to terminate is not available to any party who has failed to fulfill any obligation under the merger agreement and such failure was the cause of, or resulted in, the failure of the merger to occur by such date;

  •
  by GRIC, if:

  •
  Axcelerant has breached any representation, warranty, covenant or agreement set forth in the merger agreement, and (a) such breach has not been cured within five business days after receipt by Axcelerant of written notice of such breach, provided no such cure period will be available to any breach which cannot be cured, and (b) if not cured at or prior to the closing, such breach would result in the failure of the conditions precedent to GRIC's obligations; provided, that GRIC is not at that time in material breach of the merger agreement;

  •
  the Axcelerant board of directors has withdrawn or modified, in a manner adverse to GRIC, its recommendation in favor of the merger, or for any reason recommended, endorsed, accepted or agreed to a Takeover Proposal, or has resolved to do any of the foregoing;

  •
  Axcelerant has breached or is deemed to have breached its "no solicitation" obligations under Section 4.9 of the merger agreement;

  •
  Axcelerant has failed to call, within 10 days after the effectiveness of the Form S-4, convene, and hold the stockholder meeting to adopt the merger agreement and approve the merger or has failed to submit to the vote of its stockholders the adoption of the merger agreement and approval of the merger;

  •
  a Trigger Event, as defined below, or a Takeover Proposal has occurred and the Axcelerant board of directors does not within five business days of such occurrence (a) reconfirm its approval and recommendation of the merger agreement and contemplated transactions and (b) reject such Takeover Proposal or Trigger Event;

  •
  any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

  •
  any required approval of the Axcelerant stockholders adopting and approving the merger agreement and approving the merger has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof within 45 days after GRIC notified Axcelerant that the Form S-4 is effective; or

  •
  any required approval of the GRIC stockholders adopting the merger agreement and approving the merger has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or any adjournment thereof; provided, that the right to terminate the merger agreement under this clause will not be available to GRIC where the failure to obtain GRIC stockholder approval has been caused by action or failure to act of GRIC and such action or failure constitutes a breach by GRIC of the merger agreement; or

  •
  by Axcelerant, if:

  •
  GRIC has breached any representation, warranty, covenant or agreement set forth in the merger agreement, and (a) such breach has not been cured within five business days after receipt by GRIC of written notice of such breach (provided no such cure period will be available to any breach which cannot be cured) and (b) if not cured at or prior to the closing, such breach would result in the failure of the conditions precedent to Axcelerant's obligations; provided, that Axcelerant is not at that time in material breach of the merger agreement;

    •
    the GRIC board of directors has withdrawn or modified, in a manner adverse to Axcelerant, its recommendation in favor of the merger;

    •
    GRIC has failed to call (within 10 days after the effectiveness of the Form S-4), convene, and hold the stockholder meeting to adopt the merger agreement and approve the merger or has failed to submit to the vote of its stockholders the adoption of the merger agreement and approval of the merger;

    •
    any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

    •
    any required approval of the GRIC stockholders adopting the merger agreement and approving the merger has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof within 45 days after the Form S-4 is effective; or

    •
    any required approval of the Axcelerant stockholders adopting the merger agreement and approving the merger has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or any adjournment thereof; provided, that the right to terminate the merger agreement under this clause will not be available to Axcelerant where the failure to obtain Axcelerant stockholder approval has been caused by action or failure to act of Axcelerant and such action or failure constitutes a breach by Axcelerant of the merger agreement.

        Trigger Event means (a) any acquisition by any person of beneficial ownership of 20% or more of the issued and outstanding shares of any class of capital stock of Axcelerant or any subsidiary in any single transaction or series of related transactions; or (b) the commencement of any tender offer or exchange offer that, upon completion, would result in any person having beneficial ownership of 20% or more of the issued and outstanding shares of any class of capital stock of Axcelerant or any subsidiary.

        In the event of termination of the merger agreement, the merger agreement shall generally become void and there shall be no liability or obligation on the part of GRIC, Amber or Axcelerant or their respective officers, directors, stockholders or affiliates; provided, however, that nothing shall relieve a party from liability in connection with any material breach of any of such party's representations, warranties or covenants contained in the merger agreement.

Survival of Representations and Warranties

        If the merger is consummated, all representations and warranties of Axcelerant in the merger agreement and related agreements and documents will remain in full force and effect until the first anniversary of the effective time of the merger. However, the expiration of such representations and warranties will not affect (a) a claim for indemnification which GRIC has given notice to the escrow agent prior to such expiration, or (b) a claim arising out of any fraud, willful breach or intentional misrepresentation by any party made prior to the expiration of the applicable statute of limitations. If the merger is consummated, all representations and warranties of GRIC and Amber in the merger agreement will expire at the effective time of the merger.

Indemnification by Axcelerant Stockholders

        GRIC will withhold 15% of the Total Merger Consideration (the "Escrow Shares") from the consideration which would otherwise be delivered to holders of Axcelerant capital stock as a result of the merger and deposit these shares in escrow to be held as collateral for the indemnification obligations of Axcelerant stockholders. Generally, the Axcelerant stockholders are obligated to indemnify and hold harmless GRIC and its officers, directors, agents and employees as well as any person who may control GRIC from and against all losses, liabilities, damages, costs and expenses arising from assessments, taxes, claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings arising out of, resulting from or in connection with:

  •
  any failure of any representation or warranty made by Axcelerant in the merger agreement, the Axcelerant disclosure letter, or any exhibit or schedule to the merger agreement to be true and correct as of the date of the merger agreement and as of the closing date of the merger;

  •
  any failure of any certification, representation or warranty made by Axcelerant in any certificate delivered to GRIC pursuant to the merger agreement to be true and correct as of the date such certificate is delivered to GRIC,

  •
  any breach of or default in connection with any of the covenants or agreements made by Axcelerant in this merger agreement, the Axcelerant disclosure letter or any exhibit or schedule to the merger agreement;

  •
  any of the matters set forth on the Axcelerant disclosure letter that constitutes an exception to Axcelerant's representation regarding the absence of litigation;

  •
  any inaccuracies in the spreadsheet setting forth the holders of Axcelerant capital stock, options and warrants and their respective holdings in Axcelerant; and/or

  •
  any merger expenses of Axcelerant in excess of $300,000 not already deducted in the calculation of Total Merger Consideration.

        The sole and exclusive remedy of GRIC indemnified parties for indemnification claims related to the matters listed above is recovery against the Escrow Shares, except in the case of (a) fraud, willful breach or intentional misrepresentation by Axcelerant or any of its subsidiaries or (b) any inaccuracies in the aforementioned spreadsheet, as to the number and kind of shares of Axcelerant capital stock outstanding or subject to outstanding options or warrants. Only in such cases, after GRIC has exhausted or made claims upon all the Escrow Shares, each Axcelerant stockholder will be liable for such stockholder's pro rata portion of the amount of any damages resulting therefrom; provided, however, that such liability will be limited to such stockholder's pro rata portion of the product obtained by multiplying (a) the Total Merger Consideration by (b) the GRIC Stock Price. In addition, the GRIC indemnified parties will not be entitled to recover from the Escrow Shares pursuant to the first bullet point set forth above until their indemnity claims exceed $250,000 in the aggregate, at which point they will be entitled to recover the full amount of damages associated with such claims in excess of $250,000. This deductible will not apply if the claim involves (a) fraud, willful breach or intentional misrepresentation by Axcelerant or any of its subsidiaries or (b) any failure of any of the representations and warranties regarding accounts receivable of Axcelerant.

        As part of their approval of the merger, the Axcelerant stockholders are being requested to ratify the appointment of Murray Rudin as their representative, authorized to give and receive notices and communications, to authorize delivery to GRIC of Escrow Shares in satisfaction of indemnification claims by GRIC indemnified persons, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in his judgment for the accomplishment of the foregoing, in each case without having to obtain the consent of any Axcelerant stockholder. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon no fewer than 10 days' prior written notice to GRIC. No bond shall be required of the representative, and the representative shall receive no compensation for services. Notices or communications to or from the representative shall constitute notice to or from each of the Axcelerant stockholders. The Axcelerant stockholders shall on a pro rata basis indemnify the representative against any loss, liability or expense incurred without gross negligence or bad faith on his part and arising out of or in connection with the acceptance or administration of his duties under the merger agreement. If not paid directly to the representative by the Axcelerant stockholders, such losses, liabilities or expenses may be recovered by him from Escrow Shares otherwise distributable to the Axcelerant stockholders, and not distributed or distributable to any GRIC indemnified person or subject to a pending indemnification claim, following the first anniversary of the effective time of the merger, and such recovery will be made from the Axcelerant stockholders on a pro rata basis. Disputed indemnification claims will be resolved by binding arbitration held in Santa Clara County, California under the commercial rules of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrators, and the expenses, including attorneys fees and costs, incurred by the prevailing party.

Expenses

        Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses whether or not the merger is consummated. However, if the merger is consummated, GRIC will pay up to $300,000 of Axcelerant's expenses incurred in connection with the merger and Axcelerant stockholders will pay any portion of Axcelerant's in excess of $300,000. Such excess merger expenses will be deducted from the Total Merger Consideration as discussed above.

Amendment

        Subject to applicable law, the parties may amend the merger agreement at any time by execution of a written instrument; provided, however, that an amendment made subsequent to adoption of the merger agreement by the Axcelerant stockholders will not:

  •
  alter or change the amount or kind of consideration to be received on conversion of the Axcelerant capital stock;

  •
  alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the merger; or

  •
  alter or change any of the terms or conditions of the merger agreement if such alteration or change would materially and adversely affect the holders of Axcelerant capital stock.

RELATED AGREEMENTS

Escrow Agreement

        The merger agreement provides for the execution and delivery by GRIC, Murray Rudin as representative of the Axcelerant stockholders, and U.S. Bank, N.A., as escrow agent, of an escrow agreement. The escrow agreement will govern, together with Section 10 of the merger agreement, the Escrow Shares described above in "The Merger Agreement—Indemnification by Axcelerant Stockholders."

        The escrow agreement sets forth the duties of the escrow agent, which include the following:

  •
  safeguard and treat the Escrow Shares as a trust fund in accordance with the provisions of the escrow agreement and the merger agreement, and not as the property of GRIC;

  •
  hold and dispose of the Escrow Shares only in accordance with the provisions in the escrow agreement and the merger agreement; and

  •
  vote the shares of GRIC common stock held in escrow in accordance with the instructions delivered by the representative, but in the absence of such written instructions, the escrow agent is not under any obligation to vote the shares.

The escrow agent is not required to forward proxy information, annual or other reports or other information received from GRIC with respect to the Escrow Shares. The escrow agreement also provides that (a) GRIC will pay all of the escrow agent's fees and (b) the escrow agent is not liable for any act done or omitted under the escrow agreement except for gross negligence, willful misconduct or breach of the escrow agreement.

GRIC Voting Agreements

        Agreement to Vote.    Each of RLH Investors, L.P., CEO Fund, L.P., Gemini Investors III, L.P., Baird Venture Partners I Limited Partnership, BVP I Affiliates Fund Limited Partnership, Debra Beaucage, Jeff Christy, Robert Heintz, Peter Helfrich, Gene McRane, Steven Pacelli, Charles Ramey, Peter Sauerborn and Robert Tafoya has entered into a voting agreement with GRIC. Each of these Axcelerant stockholders has agreed to vote all of his, her or its shares of Axcelerant capital stock, including shares of Axcelerant capital stock acquired after the date of the voting agreements, (a) in favor of approval of the merger, adoption and approval of the merger agreement, and any action in furtherance of the merger, and (b) against any proposal made in opposition to, or in competition with, the merger, any other action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Axcelerant under the merger agreement or of the stockholder under the voting agreement or any other matter that could reasonably be expected to impede or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement or the voting agreement. These stockholders have the right, as of the Axcelerant record date, to vote a total of (a) 4,472,918 shares of Axcelerant common stock or approximately 86% of the outstanding shares of Axcelerant common stock as of the Axcelerant record date, (b) 6,000,000 shares of Axcelerant Series A preferred stock or 100% of the outstanding shares of Axcelerant Series A preferred stock as of the Axcelerant record date and (c) 6,923,077 shares of Axcelerant Series B preferred stock 100% of the outstanding shares of Axcelerant Series B preferred stock as of the Axcelerant record date. Accordingly, the vote of the stockholders who have entered into the voting agreements is sufficient to approve the merger.

        Each of these stockholders has also granted to GRIC an irrevocable proxy to vote the shares of Axcelerant capital stock subject to the voting agreement in accordance with its terms.

        Transfer Restrictions.    The voting agreements restrict the ability of each stockholder that is a party to the agreement to offer for sale, transfer (including to pledge, hypothecate or encumber) or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer or other disposition of any or all of the shares or any interest therein. The voting agreement also prohibits the ability of each stockholder to deposit, or permit the deposit of, any such shares in a voting trust, grant any proxy or power of attorney in respect of the shares or enter into any voting agreement or similar arrangement with respect to any of the shares, other than pursuant to the voting agreement with GRIC, or to take any other action in contravention of his representations and obligation under the voting agreement. To the extent a stockholder was party to an agreement requiring him to transfer shares to another person or entity at the time he entered into the voting agreement, such transfer may only be effected if the person or entity to which the shares are to be transferred agrees to be bound by, and enters into, a voting agreement such as the one between the stockholder and GRIC.

        Termination.    The obligations under the voting agreements and the irrevocable proxies will terminate upon the earlier to occur of the termination of the merger agreement or the consummation of the merger. The voting agreements provide that such agreements will not, and it is the intent of the parties that the voting agreements will not, preclude any member of the board of directors of Axcelerant from exercising his fiduciary duty as required by applicable law.

        There are no other material conditions to the voting agreements.

Affiliate Agreements

        Transfer Restrictions.    Each of RLH Investors, L.P., CEO Fund, L.P., Gemini Investors III, L.P., Baird Venture Partners I Limited Partnership, BVP I Affiliates Fund Limited Partnership, Dennis Andrews, Jeff Christy, Robert Heintz, Peter Helfrich, Charles Ramey, Harry Rector, Peter Sauerborn and Robert Tafoya has entered into an affiliate agreement with GRIC. Each of these persons has agreed that it shall not directly or indirectly sell, offer, contract or grant any option to sell or purchase, make any short sale, pledge, transfer, establish an open "put equivalent position" or otherwise dispose of (or publicly announce his intention to dispose of) any shares of GRIC common stock issued to it in connection with the merger within the one year period following the consummation of the merger; provided, however, that 50% of the shares shall be released from the foregoing restrictions on the earlier of three trading days after public announcement of two full quarters of combined operations of Axcelerant and GRIC or July 30, 2004, and an additional 30% of the shares shall be released from the foregoing restrictions on September 15, 2004. The affiliate agreements provide for limited exceptions which permit the entities or persons to transfer shares to a family member of such person or to a trust for the benefit of such person or member of such person's family if the family member or trust agrees to be bound by the terms and provisions of the affiliate agreement. These transfer restrictions will terminate upon the earlier to occur of the one year anniversary of the effective time of the merger or the date that the holders of GRIC Series A preferred stock have sold in excess of 20% of the GRIC common stock equivalent shares held by them, calculated on a fully diluted basis, as of the effective time of the merger.

        Securities Law Compliance.    The GRIC common stock to be issued in the merger will be registered under the Securities Act, thereby allowing such shares to be freely transferable without restriction by all former holders of Axcelerant common stock who are not "affiliates" of Axcelerant at the time the merger is submitted for Axcelerant stockholder approval and who do not become "affiliates" of GRIC after the merger. Persons who may be deemed to be affiliates of GRIC or Axcelerant generally include individuals or entities that control, are controlled by or are under common control with, GRIC or Axcelerant, and may include some of their respective officers and directors, as well as their respective significant stockholders. Shares of GRIC common stock received by those stockholders of Axcelerant who are deemed to be affiliates of Axcelerant or GRIC may not be sold except in conformity with the volume and other requirements of Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act covering the resale of those shares, pursuant to written advice from an authorized representative from the SEC, or pursuant to a written opinion of legal counsel, reasonably satisfactory to GRIC, that such sale does not require registration under the Securities Act.

Non-Competition and Non-Solicitation Agreements

        No Competition.    Commencing at the effective time of the merger and continuing for a period of two years, each of Dennis Andrews, Jeff Christy and Robert Heintz agrees that he shall not develop, manufacture, provide, market or distribute any products, services or technology that compete with Axcelerant's products, services or technology and/or Axcelerant's business as such have existed or been conducted from January 1, 2001 through the effective date of the merger or any products, services or technology of GRIC or any affiliate, parent or subsidiary of, or successor corporation to, GRIC or Axcelerant that incorporates a substantial portion of Axcelerant's products, services, technology or intellectual property or that such individual was involved with or exposed to during the course of his employment by Axcelerant or GRIC.

        No Solicitation.    Commencing at the effective date of the merger and continuing for a period of two years, each of Messrs. Andrews, Christy and Heintz agrees that he shall not, either for himself or for any other person or entity, directly or indirectly, solicit business from any customer or supplier of any affiliate, parent or subsidiary of, or successor corporation to, GRIC or Axcelerant or attempt to sell, license or provide the same or similar products or services as are currently provided by any such entities to any of its customers or suppliers and, in addition, agrees that he shall not, either for himself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee or consultant of any affiliate, parent or subsidiary of, or successor corporation to, GRIC or Axcelerant to terminate his or her employment or consulting relationship with such entity.

Employment and Consulting Agreements

        Upon the consummation of the merger, key employees of Axcelerant identified by GRIC will be employed by GRIC and will receive, in addition to an annual base salary and incentive bonus opportunity, an option which vests in full upon one year from the consummation of the merger (or as to a pro rata number of shares if the holder is terminated without cause prior to such one year anniversary) to purchase shares of GRIC common stock. In addition, upon the consummation of the merger, Mr. Andrews and Mr. Rector will serve as consultants for a period of nine months and Mr. Christy and Mr. Ramey will serve as consultants for a period of three months.

UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
OF GRIC AND AXCELERANT

        The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2003 and the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2002 and six months ended June 30, 2003 are based on the audited historical consolidated financial statements of GRIC and Axcelerant for the year ended December 31, 2002, the unaudited historical condensed consolidated financial statements of GRIC and Axcelerant for the six months ended June 30, 2003 and the assumptions, estimates and adjustments described in the notes to the unaudited pro forma condensed combined consolidated financial statements. The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information.

        The unaudited pro forma condensed combined consolidated balance sheet gives effect to the proposed merger of GRIC and Axcelerant as if it had occurred on June 30, 2003. The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 give effect to the proposed merger of GRIC and Axcelerant as if it had occurred on January 1, 2002.

        Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Axcelerant acquired in connection with the proposed merger, based on their estimated fair values as of the completion of the proposed merger. A preliminary valuation was conducted in order to assist management of GRIC in determining the estimated fair values of a significant portion of these assets. This preliminary valuation has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management's consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of Axcelerant that exist as of the date of completion of the merger.

        Further, the unaudited pro forma condensed combined consolidated financial statements do not include all adjustments regarding liabilities resulting from integration planning, as management is in the process of making these assessments and, therefore, estimates of all these liabilities are not currently known. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in these pro forma condensed combined consolidated financial statements and their effects may be material.

        These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values of the net assets assumed. Amounts allocated to intangible assets may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. The impact of ongoing integration activities, the timing of completion of the merger, and other changes in Axcelerant's net tangible and intangible assets, which occur prior to completion of the merger, as well as the receipt of the final valuation, could cause material differences from the unaudited pro forma condensed combined consolidated financial information presented.

        The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical audited and unaudited consolidated financial statements and accompanying notes of GRIC and Axcelerant included and/or incorporated by reference into this joint proxy statement/prospectus, and the summary of selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of GRIC that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the merged entity.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of June 30, 2003

(in thousands)

	Historical		Pro Forma
	GRIC	Axcelerant	Adjustments			Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,426	$2,573	$			$5,999
Short-term investments	19,259	—				19,259
Accounts receivable, net	4,708	4,222				8,930
Inventory	—	270				270
Prepaid expenses and other current assets	1,468	96		(100	)(d)	1,464

Total current assets	28,861	7,161		(100)		35,922
Property and equipment, net	1,600	675				2,275
Intangible assets	—	—		7,600	(a)	7,600
Goodwill	—	2,084		(2,084	)(b)	49,176
				48,985	(c)
				191	(g)
Other assets	506	137				643

Total assets	$30,967	$10,057		$54,592		$95,616

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,533	1,383		$1,900	(d)	$7,816
Accrued compensation and benefits	964	650		191	(g)	1,805
Deferred revenue	448	40				488
Other current liabilities	335	447				782
Current portion of long-term debt and capital lease obligations	—	95				95

Total current liabilities	6,280	2,615		2,091		10,986

Stockholders' equity	24,687	7,442		53,625	(e)	84,630
				(1,124	)(f)

Total liabilities and stockholders' equity	$30,967	$10,057		$54,592		$95,616

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Year Ended December 31, 2002

(in thousands, except per share amounts)

	Historical		Pro Forma
	GRIC	Axcelerant	Adjustments	Combined
Revenues	$34,681	$16,051	$—	$50,732
Costs and expenses:
Cost of revenues	15,220	9,907		25,127
Network and operations	4,392	3,294	100 (a)	7,786
Research and development	2,802	857		3,659
Sales and marketing	11,954	1,886	1,500 (a)	15,340
General and administrative	4,996	3,208		8,204
Amortization of stock-based compensation	168	—	526 (f)	694
Restructuring charge	369	—		369

Total costs and expenses	39,901	19,152	2,126	61,179

Operating loss	(5,220)	(3,101)	(2,126)	(10,447)
Interest income and other, net	298	83		381
Interest expense	(60)	(111)		(171)

Operating loss before income taxes	(4,982)	(3,129)	(2,126)	(10,237)
Provision for income taxes	39	3		42

Net loss	(5,021)	(3,132)	(2,126)	(10,279)
Deemed beneficial conversion dividend on Series A preferred stock	(11,781)	—		(11,781)

Net loss attributable to common stockholders	$(16,802)	$(3,132)	$(2,126)	$(22,060)

Basic and diluted net loss per share	$(0.84)	$(0.58)		$(0.74)

Shares used to compute basic and diluted net loss per share	20,104	5,436		29,937

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Six Months Ended June 30, 2003

(in thousands, except per share amounts)

	Historical		Pro Forma
	GRIC	Axcelerant	Adjustments	Combined
Revenues	$19,349	$10,121	$—	$29,470
Costs and expenses:
Cost of revenues	8,807	5,402		14,209
Network and operations	1,771	1,733		3,504
Research and development	1,199	446		1,645
Sales and marketing	6,009	919	750 (a)	7,678
General and administrative	2,625	1,937		4,562
Amortization of stock-based compensation	61	—	263 (f)	324
Restructuring charge	(79)	—		(79)

Total costs and expenses	20,393	10,437	1,013	31,843

Operating loss	(1,044)	(316)	(1,013)	(2,373)
Interest income and other, net	66	22		88
Interest expense	—	(8)		(8)

Operating loss before income taxes	(978)	(302)	(1,013)	(2,293)
Provision for income taxes	19	2		21

Net loss	$(997)	$(304)	$(1,013)	$(2,314)

Basic and diluted net loss per share	$(0.05)	$(0.06)		$(0.08)

Shares used to compute basic and diluted net loss per share	20,992	5,304		30,825

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Note 1.    Basis of Pro Forma Presentation

        On August 12, 2003, GRIC and Axcelerant entered into an agreement and plan of merger, which upon completion will result in Axcelerant becoming a wholly-owned subsidiary of GRIC in a transaction to be accounted for using the purchase method. For a discussion regarding the primary reasons for the merger, please see "GRIC's Reasons for the Merger" and "Axcelerant Reasons for the Merger." The total estimated purchase price of approximately $63.1 million includes GRIC common stock valued at $56.6 million, assumed options with a fair value of $4.4 million and estimated direct transaction costs of $2.0 million.

        The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 9.8 million shares of GRIC common stock that are to be allocated to the stockholders of Axcelerant Series B preferred stock, Series A preferred stock and common stock. The allocation is based upon the assumed exchange ratios of 0.5686 for Series B preferred stock, 0.4449 for Series A preferred stock and 0.4450 for common stock using a measurement date of August 13, 2003, which was the date the merger agreement was publicly announced. The actual exchange ratios to be used will be determined when the merger is consummated. If the merger is consummated, GRIC will pay up to $300,000 of Axcelerant's expenses incurred in connection with the merger, and Axcelerant stockholders will pay Axcelerant's expenses in excess of $300,000. If Axcelerant's expenses incurred are in excess of $300,000, the number of shares that Axcelerant would receive would be reduced and the measurement date for purchase accounting purposes would be the consummation date.

        Upon the effective date of the merger, the actual fraction of a share of GRIC common stock into which each share of Axcelerant Series B preferred stock, Series A preferred stock or common stock will be converted, or the exchange ratio, will be determined based on a number of factors, including:

  •
  The average of the closing prices for a share of GRIC common stock as quoted on The NASDAQ National Market for the ten consecutive trading days ending on the trading day that is three days prior to the closing date of the merger;

  •
  The closing date of the merger; and

  •
  The weighted average number of days during which shares of GRIC common stock received by Axcelerant stockholders in the merger are subject to resale restrictions and the escrow.

        The average market price per share of GRIC common stock of $5.76 is based on an average of the closing prices for two days before, the day of, and two days after (August 11, 12, 13, 14 and 15) the assumed measurement date of August 13, 2003, the date the agreement was announced.

        Based on the total number of Axcelerant options outstanding at August 13, 2003 and an assumed exchange ratio for Axcelerant common stock of 0.4450, GRIC will assume options of Axcelerant and convert such options into GRIC options thereby entitling the holders to purchase approximately 0.8 million shares of GRIC common stock at a weighted average exercise price of $0.98 per share. The actual number of options, both vested and unvested, to be assumed will be determined based on the actual number of Axcelerant options outstanding at the effective time of the merger. The fair value of the outstanding options, both vested and unvested, was determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; a weighted average expected volatility of 194.41%; and a risk-free interest rate of 2.76%. The model assumed the term of the options was based on the remaining contract life.

        The estimated total purchase price of Axcelerant in the merger is as follows (in thousands):

Value of:
GRIC common stock issued	$56,640
Assumption of Axcelerant vested options(1)	3,303
Assumption of Axcelerant unvested options(2)	1,124

Total value of GRIC securities	61,067
Estimated direct transaction costs(3)	2,000

Total estimated purchase price	$63,067

(1)
The vested options were valued using the Black-Scholes valuation model. This amount includes value associated with approximately 751,000 options that accelerate upon close of the merger under the provisions of stock option grants made to certain Axcelerant employees pursuant to Axcelerant's 2001 Stock Incentive Plan.

(2)
The value of unvested options were valued using the Black-Scholes valuation model.

(3)
If the merger is consummated, GRIC will pay up to $300,000 of Axcelerant's expenses incurred in connection with the merger, and Axcelerant stockholders will pay Axcelerant's expenses in excess of $300,000. Such excess merger expenses will be deducted from the Total Merger Consideration. The reimbursable expenses of $300,000 are included in the estimated direct transaction costs of $2.0 million.

        Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Axcelerant's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary valuation, and subject to material changes upon development of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$2,573
Accounts receivable, net	4,222
Inventories, net	270
Prepaid expenses and other current assets	96
Property, plant and equipment	675
Other assets	137
Accounts payable	(1,383)
Accrued compensation and benefits	(650)
Deferred revenue	(40)
Other current liabilities	(447)
Current portion of long-term debt and capital lease obligations	(95)

Net tangible assets to be acquired	5,358
Amortizable intangible assets to be acquired	7,600
Goodwill	48,985
Deferred compensation on unvested options	1,124 *

Total estimated purchase price	$63,067

      *
      Deferred compensation on unvested options is based on the portion of the intrinsic value (fair value less the exercise price) at August 13, 2003 related to the future vesting period as follows: intrinsic value of the aggregate shares multiplied by (remaining vesting period divided by total vesting period). Deferred compensation will be amortized into compensation expense over the remaining vesting period using the straight-line method. The weighted average remaining vesting period is 2.2 years.

        Of the total estimated purchase price, a preliminary estimate of $5.4 million has been allocated to net tangible assets to be acquired and $7.6 million has been allocated to amortizable intangible assets to be acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

        Intangible assets of $7.6 million include a value assigned to Axcelerant's customer relationships of $7.5 million and internal use software valued at $100,000.

        The value assigned to Axcelerant's customer relationships was determined by discounting the estimated cash flows of the service contracts that were in existence at the measurement date. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. GRIC expects to amortize the customer relationship intangible asset on a straight-line basis over an average estimated life of five years.

        The preliminary purchase price allocation is subject to change pending completion of an analysis of the value of the net assets actually acquired upon consummation of the proposed merger. The impact of such changes could be material.

        The value assigned to Axcelerant's internal use software was determined by estimating the costs GRIC would incur to replace or recreate the existing software as well as the length of time GRIC plans to utilize such software. Factors that were considered include current salary and benefits for the required staff resources and estimated time these resources would be utilized. GRIC expects to amortize the internal use software on a straight-line basis over an estimated life of one year.

        Of the total estimated purchase price, approximately $49.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not deductible for tax purposes.

        In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

        Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Axcelerant's net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets.

        GRIC has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available that would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

        The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

  (a)
  Adjustments to reflect the preliminary estimate of fair value of purchased intangible assets. Those assets consist of customer relationships and internal use software. The preliminary fair value is estimated to be $7.6 million with estimated useful lives from one year for internal use software to five years for customer relationships, resulting in amortization expense of $1.6 million and $750,000 for the year ended December 31, 2002, and the six months ended June 30, 2003, respectively.

  (b)
  Adjustment to eliminate Axcelerant's goodwill acquired from the purchase of Worldwide Axcelerant Group on January 19, 2001.

  (c)
  Adjustment to reflect the preliminary estimate of the fair value of goodwill resulting from the proposed merger between GRIC and Axcelerant.

  (d)
  Adjustment to reflect $1.9 million of estimated direct transaction costs not incurred as of June 30, 2003 and to eliminate $100,000 of direct transaction costs included in other current assets as of June 30, 2003.

  (e)
  Adjustments to stockholders' equity (in thousands):

To record the estimated fair value of GRIC shares to be issued and Axcelerant options to be assumed in the merger	$61,067
To eliminate Axcelerant's historical stockholders' equity	(7,442)

$53,625

  (f)
  Adjustment to record deferred compensation of approximately $1.1 million and amortization related to unvested options assumed. The preliminary estimate is based on the intrinsic value of these options on August 13, 2003. The deferred compensation related to unvested options is being amortized on a straight-line basis over the remaining vesting period of these options. The weighted average remaining vesting period is 2.2 years.

  (g)
  Adjustment to record severance compensation for certain Axcelerant employees based on provisions in their respective employment agreements, as amended.

Note 2.    Pro Forma Net Loss Per Share

        The unaudited pro forma combined basic and diluted net loss per share are based on the weighted average number of shares of GRIC common stock outstanding plus the issuance of approximately 9.8 million shares of GRIC's common stock for the conversion of Axcelerant's common and preferred stock, as if the shares had been outstanding for the entire period. The unaudited pro forma combined diluted net loss per share is the same as the unaudited pro forma combined basic net loss per share because all common stock equivalents are anti-dilutive due to the loss position of both GRIC and Axcelerant.

DESCRIPTION OF GRIC COMMON STOCK

        As of October 21, 2003, the authorized capital stock of GRIC consisted solely of 50,000,000 shares of common stock, of which 26,739,414 shares were issued and outstanding, 12,801,205 shares of Series A preferred stock, of which 4,119,296 shares were issued and outstanding, and 5,000,000 shares of undesignated preferred stock, none of which were issued and outstanding.

        Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as our board may from time to time determine. To date, GRIC has not paid any cash dividends.

        Voting Rights.    Each holder of shares of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in GRIC's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

        No Preemptive or Similar Rights.    The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

        Right to Receive Liquidation Distributions.    Upon a liquidation, dissolution or winding-up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of any liquidation preferences on any outstanding preferred stock and payment of other claims of creditors.

        Anti-Takeover Provisions.    The provisions of the DGCL, GRIC's certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of GRIC.

        GRIC is subject to the provisions of DGCL Section 203 regulating corporate takeovers. This section prevents certain Delaware corporations from engaging, under limited circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder" for three years following the date that the stockholder became an "interested stockholder" unless:

  •
  the transaction is approved by the board prior to the date the "interested stockholder" attained that status;

  •
  upon the closing of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or subsequent to the date the stockholder became an "interested stockholder," the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

With certain exceptions, an "interested stockholder" is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

        A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, GRIC has not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire GRIC.

        In addition, provisions of GRIC's certificate of incorporation and bylaws described below under the captions "Comparison of Rights of Holders of Axcelerant Common Stock and GRIC Common Stock—Election of Board of Directors," "—Preferred Stock," and "—Amendment of Certificate of Incorporation" may also have the effect of delaying, deferring or discouraging another person from acquiring control of GRIC.

        Transfer Agent.    The transfer agent for GRIC common stock is EquiServe.

        Listing.    GRIC common stock is quoted on The NASDAQ National Market under the symbol "GRIC."

COMPARISON OF RIGHTS OF HOLDERS OF
AXCELERANT COMMON STOCK AND GRIC COMMON STOCK

        Upon consummation of the merger, the Axcelerant stockholders will become stockholders of GRIC and the rights of Axcelerant stockholder will no longer be defined and governed by Axcelerant's certificate of incorporation and bylaws. Instead, each Axcelerant stockholder's rights as a stockholder of GRIC will be defined by GRIC's certificate of incorporation and bylaws. The following is a summary of the material differences between the rights of holders of Axcelerant common stock and preferred stock and the rights of holders of GRIC common stock and preferred stock.

        Axcelerant and GRIC are both incorporated under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Axcelerant common stock and GRIC common stock arise primarily from differences in their respective certificates of incorporation and bylaws. In addition, because more than 50% of Axcelerant's business is conducted in California and more than 50% of the voting securities of Axcelerant are held by California domiciliaries, Axcelerant stockholders also have certain rights under the CCC due to the operation of Section 2115 of the CCC.

        This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important or that you deem important do not exist. This summary, therefore, is qualified by reference to the CCC, DGCL, Axcelerant's certificate of incorporation and bylaws, and GRIC's certificate of incorporation and bylaws. You should carefully read this entire joint proxy statement/prospectus and any other documents to which we refer for a more complete understanding of the differences between being a stockholder of Axcelerant and being a stockholder of GRIC. Axcelerant's certificate of incorporation is attached to this joint proxy statement/prospectus as Annex F.

Axcelerant	GRIC
Application of CCC Section 2115

Section 2115 applies to a corporation incorporated in a State other than California with more than half of its business conducted in California and more than half its voting securities held in California, irrespective of the corporation's state of incorporation. As Axcelerant meets the foregoing qualifications, Section 2115 requires Axcelerant to comply with certain sections of the CCC that govern, among other things, the annual election of directors, the removal of directors without cause, the directors' standard of care, the indemnification of directors, limitations on distributions in cash or property, the right of stockholders to cumulative voting, the right to dissenters' rights, the rights of inspection and the requirements for board of director and stockholder approvals for mergers and reorganizations.
Section 2115 does not apply to GRIC. Section 2115 does not apply to any corporation with any outstanding securities listed on the New York Stock Exchange or the American Stock Exchange, or with outstanding securities designated as qualified for trading on the NASDAQ National Market, or if all of the voting securities are owned directly or indirectly by a corporation or corporations not subject to Section 2115.

Axcelerant	GRIC
AUTHORIZED CAPITAL STOCK
Axcelerant's certificate of incorporation	GRIC's certificate of incorporation authorizes:
authorizes:	•	50,000,000 shares of common stock
• 25,000,000 shares of common stock	•	17,801,205 shares of preferred stock
• 25,000,000 shares of preferred stock		• 12,801,205 shares designated as Series A
• 6,000,000 designated as Series A preferred stock		preferred stock
• 8,500,000 designated as Series B preferred stock
ELECTION OF BOARD OF DIRECTORS

Axcelerant's certificate of incorporation provides that one member of the board shall be elected solely by a vote of the holders of a majority of the shares of Series A preferred stock, voting as a separate class, one member of the board shall be elected solely by a vote of the holders of a majority of the shares of the Series B preferred stock, voting as a separate class, one member of the board shall be elected solely by the vote of the holders of the Series A preferred stock and Series B preferred stock, voting together as a single class, and two members of the board shall be elected solely by the vote of the holders of the common stock, voting as a separate class.

In addition, Section 2115 invokes the application of CCC Section 708, which requires corporations to allow their stockholders to cumulate their votes for the election of directors. Cumulative voting entitles each stockholder to cast a number of votes that is equal to the number of votes to which the shares held by the stockholder are entitled, multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute the votes among up to as many candidates as there are positions to be filled.
GRIC's certificate of incorporation provides that so long as the total number of outstanding shares of Series A preferred stock is equal to or greater than 6,777,105, the holders of the Series A preferred stock, voting as a separate series, shall be entitled to elect three directors of the corporation and Asia Pacific Growth Fund III, L.P. and its affiliates (collectively, "Asia Pacific") shall be entitled to designate 2 Series A directors and Vertex Technology Fund (III) Ltd., Vertex Technology Fund (II) Ltd. and Vertex Technology Fund Ltd. and their affiliates (collectively, "Vertex") shall be entitled to designate one Series A Director. If the total number of outstanding shares of Series A preferred stock is greater than 4,518,070 but less than 6,777,105, then holders of the Series A preferred stock shall be entitled to elect two directors and so long as Asia Pacific holds at least 2,008,032 shares of Series A preferred stock and Vertex holds at least 903,613 shares of Series A preferred stock, then each of Asia Pacific and Vertex shall be entitled to designate one Series A Director. If either fails to meet the holding requirement, then the other shall be entitled to designate both Series A Directors. If the total number of outstanding shares of Series A preferred stock is greater than 2,259,035 but less than 4,518,070, then the holders of the Series A preferred stock, voting as a separate series, shall be entitled to elect one director, and whichever of Asia Pacific or Vertex that then holds more shares shall be entitled to designate one Series A Director. The holders of the common stock, voting as a separate class, shall be entitled to elect all directors of GRIC not entitled to be elected by the holders of the Series A preferred stock.

NUMBER OF DIRECTORS

Axcelerant's bylaws provide that the number of directors shall be between three and seven directors, and is currently fixed at seven directors pursuant to a bylaw amendment. The number of directors may be changed by an amendment to the bylaws adopted by the affirmative vote of a majority of the board of directors. The Axcelerant board has not been divided into classes.
GRIC's bylaws provide that the board of directors shall consist of one or more members and the number shall be fixed by resolution of the board of directors. The number of directors is currently fixed at nine directors. The GRIC board has not been divided into classes.
REMOVAL OF DIRECTORS

Axcelerant's certificate of incorporation provides that one member of the board may be removed solely by a vote of the holders of a majority of the shares of Series A preferred stock, voting as a separate class, one member of the board may be removed solely by a vote of the holders of a majority of the shares of the Series B preferred stock, voting as a separate class, one member of the board may be removed solely by the vote of the holders of the Series A preferred stock and Series B preferred stock, voting together as a single class, and two members of the board may be removed solely by the vote of the holders of the common stock, voting as a separate class.

Section 2115 invokes the application of CCC Section 303 which states that any or all of the directors may be removed without cause if the removal is approved by the outstanding shares, except under the following circumstances: (i) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time directors most recent election were then being elected, (ii) when according to the provisions of the articles, a class or series of stock is entitled to elect a director, any director may be removed only by the applicable vote of the holders of the shares of that class or series, or (iii) when a board is classified, and the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the
GRIC's bylaws provide that subject to the rights of any holders of any series of preferred stock, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

number of director for whom removal is sought, were then being elected.
FILLING VACANCIES ON THE BOARD

Axcelerant's bylaws provide that subject to the limitations in the certificate of incorporation, vacancies in the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Directors so chosen shall hold office for the remainder of the term and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Section 2115 invokes the application of CCC Section 305(c) which states that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the stockholders shall constitute less than a majority of the directors then in office, then both of the following shall be applicable: (i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of shareholders, or (ii) the superior court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stock holders, to be held to elect the entire board and the term of office of any director shall terminate upon that election of a successor.
GRIC's bylaws provide that any vacancy occurring in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.
STOCKHOLDER ACTION BY WRITTEN CONSENT

Axcelerant's bylaws provide that any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting if a written consent is signed by the holders of the outstanding shares having the minimum number of votes necessary to authorize or take such action.
GRIC's certificate of incorporation provides that with respect to matters involving only the preferred stock and the rights, preferences, privileges and restrictions granted to and imposed on the preferred stock, the holder of preferred stock may take action by written consent without a meeting, without prior notice and without a vote, if a consent or consents in writing, shall be signed by the holders of a majority of the preferred stock then outstanding. Otherwise, no action shall be taken by the stockholders by written consent.

ABILITY TO CALL SPECIAL MEETINGS

Axcelerant's bylaws provide that special meetings of stockholders may be called at any time by the President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of a stockholder or stockholders owning at least 10% of the voting power of the outstanding capital stock of any class entitled to vote.
GRIC's bylaws provide that special meetings of stockholders may be called at any time by the board of directors, and shall be called upon the request of the chairman of the board of directors, the Chief Executive Officer, the President, a majority of the members of the board of directors or by holders of shares that are entitled to cast not less than 10% of the total number of votes entitled to be cast by all stockholders at such meeting. If a special meeting of the stockholders is called at the request of any person other than by a majority of the board of the directors, then such person shall request such meeting by delivering a written request to call such meeting to each member of the board of directors, and the board of directors shall determine the time, date and place of such special meeting, which shall be held not more than 120 nor less than 35 days after the written request was delivered to each member of the board of directors.
ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

Axcelerant's bylaws provide that in order for business to be properly brought up before a stockholders meeting, such business must be (i) specified in the notice of meeting (or any supplement to the meeting notice) given by or at the director of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors or (iii) otherwise properly brought before the meeting by a stockholder entitled to vote at the meeting. Such requests must state the purpose of the proposed meeting. The Axcelerant bylaws are silent as to the specific advance notice requirements required in order for business to be properly brought before a meeting of the stockholders.
GRIC's bylaws provide that for business to be properly brought before an annual stockholders meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary.

To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of GRIC not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the special meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. However, in the event that the number of the directors to be elected to the board of directors is increased and there is no public announcement by GRIC naming all of the nominees for director or specifying the size of the increased board of directors, to be timely, but only with respect to nominees for any new positions created by such increase, a stockholder's notice must be delivered to the Secretary at the principal executive offices of GRIC at least 70 days prior to the first anniversary of the preceding year's annual meeting, or if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such meeting, or on the close of business on the 10th day following the day on which such public announcement is first made by GRIC.

The stockholder notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director all information that is required to be disclosed in solicitation of proxies for elections of directors, including such person's consent to being named in the proxy statement as a nominee and to serving as director, if elected; (b) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (1) the name and address of such stockholder, as they appear on the GRIC's books, and of such beneficial owner and (2) the class and number of shares of GRIC owned beneficially and held of record by such stockholder and such beneficial owner.
PREFERRED STOCK

Axcelerant's certificate of incorporation provides for the following rights and preferences for the holders of Axcelerant Series A preferred stock and Axcelerant Series B preferred stock:

Dividend rights. The holders of Axcelerant's Series B preferred stock are entitled to cumulative dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividends to the Series A preferred stock or common stock. Subsequent to the payment of dividends to the Series B preferred stock, the holders of Axcelerant's Series A preferred stock
GRIC's certificate of incorporation provides for the following rights and preferences for the holders of GRIC Series A preferred stock:

Dividend rights. GRIC's certificate of incorporation provides that the holders of the Series A preferred stock are entitled to receive, when, as and if declared by the board of directors, out of any funds and assets legally available noncumulative dividends in such amount as may be determined by the board. No dividends (other than a dividend in common stock) shall be paid with respect to the common stock during any are entitled to receive cumulative dividends, out of any assets legally available, prior and in preference to any declaration or payments of any dividends to the common stock. Dividends shall accrue, but shall be payable when, as, and if declared by the board or upon an event of liquidation, dissolution or winding up of Axcelerant. After the dividends on the Series A preferred stock and Series B preferred stock have been paid, Axcelerant may, when, as and if declared by the board of directors distribute dividends among the holders of common stock, Series A preferred stock and Series B preferred stock on a pro rata basis.

 Liquidation Preference.    In the event there is a liquidation, dissolution or winding up of Axcelerant, the holders of Series B preferred stock are entitled to a liquidation preference of $1.30, before any sums are paid or any assets are distributed among the holders of Series A preferred stock or common stock. Upon the completion of the distribution to the Series B preferred stock, then the holders of the Series A preferred stock and the Series B preferred stock are entitled to a certain liquidation preference up to an aggregate pro rata amount equal to $1.00 per share to the holders of Series A preferred stock and an additional $0.65 per share to the holders of Series B preferred stock before any distribution to the holders of common stock. However, the distribution of GRIC common stock to be issued in the merger shall not be governed by the foregoing and instead shall be governed by the specific provisions in Axcelerant's certificate of incorporation dealing with the merger. See the section above under the caption "The Merger Agreement—Conversion of Shares in the Merger."

Conversion of preferred stock. Each share of Series A preferred stock and Series B preferred stock may be converted at the holder's option or may be automatically converted upon (i) an initial public offering of at least $30 million or (ii) upon the vote or written consent of up to 75% of the outstanding shares of Series A preferred stock or 70% of the outstanding shares of Series B preferred stock, or 75% of the outstanding shares of Series A preferred stock and Series B preferred stock, voting together as a series. The holders of	calendar year unless dividends in an equal or greater amount per share shall have first been paid or declared and set apart for payment to the holders of the Series A preferred stock during that calendar year.

 Liquidation preference.    In the event of any liquidation, dissolution or winding up of GRIC, the holders of Series A preferred stock are entitled to a liquidation preference of $1.66 before any funds and assets are paid or any assets are distributed among the holders of common stock. If any funds and assets are available after the payment of the liquidation preference to the Series A preferred stock, then the remaining funds and assets shall be distributed among the holders of the common stock and Series A preferred stock on a pro rata, as-converted basis. However, the Series A preferred stock may only receive an aggregate amount equal to $5.81 per share of Series A preferred stock, after which time the holders of common stock shall be entitled to receive all the remaining funds and assets.

 Conversion of preferred stock.    Each share of Series A preferred stock may be converted at the holder's option or shall be automatically converted on the earlier to occur of (i) April 19, 2007 or (ii) the date in which the 90th consecutive trading day on which the closing price of GRIC's common stock equals or exceeds $8.30 per share, provided that the average daily trading volume calculated over such 90 days equals or exceeds 200,000 shares. In addition, the holders of GRIC's Series A preferred stock are entitled to an adjustment of their conversion price upon certain dilutive issuances, splits and combinations.

 Voting rights.    The holders of GRIC's Series A preferred stock are entitled to the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock could be converted at the record date for the determination of the stockholders entitled to vote on such matters.

Election of directors. The holders of Series A preferred stock are entitled to elect a certain number of directors of GRIC's board of directors so long as they holder a certain number of Series A preferred stock as described above under

Axcelerant's Series A preferred stock and Series B preferred stock are entitled to an adjustment of their conversion price upon certain dilutive issuances, splits and combinations.

 Voting rights.    Each holder of each share of Series A preferred stock or Series B preferred stock shall have the right to one vote for each share of common stock into which such share of Series A preferred stock or Series B preferred stock could then be converted into.

 Election of directors.    The holders of Series A preferred stock and the Series B preferred stock have a right to elect a certain number of directors of Axcelerant's board of directors as described above under the caption "Comparison of Rights of Holders—Election of Board of Directors."

Protective provisions. So long at least 500,000 shares of Series B preferred stock or at least 500,000 shares of Series A preferred stock are outstanding, Axcelerant must obtain the approval of a majority of the outstanding shares of Series A preferred stock and 70% of the outstanding shares of Series B preferred stock before Axcelerant may: (1) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merger into or consolidate with any other entity in which more than 50% of the voting power is disposed or engage in any other corporate reorganization or voluntarily liquidate or dissolve, (2) create any class or series of stock having rights, preferences or privileges in preference to, or pari passu with the Series A preferred stock or the Series B preferred stock (3) issue shares of common stock, except as otherwise indicated, unless approved by the board of directors, with the affirmative vote of each of the director elected solely by the holders of the Series A preferred stock and the director elected solely by the holders of the Series B preferred stock, (4) amend the certificate of incorporation in a manner which adversely affects the rights, preferences and privileges of the Shares of the Series A preferred stock or the Series B preferred stock, (5) authorize or pay any dividends or other distribution with respect to any share or shares of common stock or any other class of securities junior to the Series B preferred stock or the	the caption "Comparison of Rights—Election of Directors."

Protective Provisions. Protective provisions apply to the Series A preferred stock. So long as any shares of Series A preferred stock are outstanding, GRIC may not, without the approval of, by vote or written consent, the holders of a majority of the Series A preferred stock outstanding, voting as a separate series: (1) amend the certificate of incorporation or bylaws in a manner that would adversely alter or change the rights, preferences or privileges or restrictions of the Series A preferred stock, (2) reclassify any outstanding shares of securities into shares having rights, preferences or privileges senior to or on a parity with the Series A preferred stock, (3) authorize any other equity security having rights or preferences senior to or being on a parity with the Series A preferred stock as to dividend or voting rights or liquidation preferences, or (4) increase the total number of authorized shares of preferred stock or common stock.

Series A preferred stock, (6) increase or decrease the total number of authorized shares of preferred stock or common stock or (7) increase or decrease the size of the board of directors from five directors.
AMENDMENT OF CERTIFICATE OF INCORPORATION

Axcelerant's certificate of incorporation provides that Axcelerant reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation as prescribed by statute.

Axcelerant's certificate of incorporation provides that so long as at least 500,000 shares of Series B preferred stock or at least 500,000 shares of Series A preferred stock are outstanding, that Axcelerant will not without first obtaining the approval of 70% of the outstanding shares of Series B preferred stock, voting as a separate class, and the holders of a majority of the outstanding shares of Series A preferred stock, voting as a separate class, amend Axcelerant's certificate in a manner that would adversely affect the rights, preferences or privileges of the Series B preferred stock or Series A preferred stock, or authorize the issuance of additional shares of Series B preferred stock or Series A preferred stock.

Otherwise, DGCL Section 242 requires that the amendment first be proposed by the directors and then approved by the majority of stockholders entitled to vote.
GRIC's certificate of incorporation provides that so long as any shares of Series A preferred stock are outstanding, GRIC shall not, without approval, either by vote or written consent of the holders of a majority of the Series A preferred stock outstanding, voting as a separate series, amend GRIC's certificate of incorporation in any manner that would alter or change the rights, preferences, privileges or restrictions of the Series A preferred stock so as to adversely affect the Series A preferred stock.

Otherwise, DGCL Section 242 requires that any other amendment first be proposed by the directors and then approved by the majority of stockholders entitled to vote.
STATE ANTI-TAKEOVER STATUTES

DGCL Section 203 prevents Axcelerant from engaging in a business combination with an "interested stockholder" for three years following the time that person becomes an interested stockholder unless one of the following conditions is satisfied:

(1)    before the stockholder became an interested stockholder, the Axcelerant board of directors approved the transaction in which the stockholder became an interested stockholder or approved the business combination,

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at
DGCL Section 203 prevents GRIC from engaging in a business combination with an "interested stockholder" for three years following the time that person becomes an interested stockholder unless one of the following conditions is satisfied:

(1)    before the stockholder became an interested stockholder, the GRIC board of directors approved the transaction in which the stockholder became an interested stockholder or approved the business combination,

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the least 85% of the voting stock outstanding at the time the transaction began (excluding for the purposes of determining the voting stock outstanding but not the voting stock held by the interested stockholder, those shares owned by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or

(3)    at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at a stockholders' meeting by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

An "interested stockholder" for the purposes of DGCL Section 203 means any person (other than Axcelerant and any direct or indirect majority-owned subsidiary of Axcelerant) that (i) is the owner of 15% or more of the outstanding voting stock of Axcelerant, or (ii) is an affiliate or associate of Axcelerant and was the owner of 15% or more of the outstanding voting stock of Axcelerant at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder and the affiliates and associates of such person.	time the transaction began (excluding for the purposes of determining the voting stock outstanding but not the voting stock held by the interested stockholder, those shares owned by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or

(3)    at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at a stockholders' meeting by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

An "interested stockholder" for the purposes of DGCL Section 203 means any person (other than GRIC and any direct or indirect majority-owned subsidiary of GRIC) that (i) is the owner of 15% or more of the outstanding voting stock of GRIC, or (ii) is an affiliate or associate of GRIC and was the owner of 15% or more of the outstanding voting stock of GRIC at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder and the affiliates and associates of such person.
LIMITATIONS ON LIABILITY OF DIRECTORS

Axcelerant's certificate of incorporation provides that a director shall not be personally liable for breach of fiduciary duty as a director, except for (i) any breach of a director's duty of loyalty, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174 (liability for unlawful payment of dividend, or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
GRIC's certificate of incorporation provides that to the fully extent permitted by law, no director shall be personally liable for monetary damages for breach of fiduciary duty as a director.

Under the DGCL, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Axcelerant's bylaws provide that Axcelerant shall, to the extent authorized by the board of directors, grant rights to indemnification to any employee or agent of Axcelerant to the fullest extent of the provisions of the certificate of incorporation with respect to the indemnification of directors and officers of Axcelerant.

Section 2115 invokes the application of CCC Section 317 governing the indemnification of corporate agents. Section 317 requires indemnification when the individual has defended successfully the action on the merits.

Section 317 does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law, (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) receipt of an improper personal benefit, (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, (f) transactions between the corporation and a director who has a material financial interest in such transaction, and (g) liability for improper distributions, loans or guarantees.
GRIC's bylaws provide that each director or officer who is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal or administrative by reason of the fact that such person was a director of GRIC shall be indemnified to the fully extent permitted by the DGCL, against all expenses, liability and loss reasonably incurred, provided that such person acted in good faith and in an manner which the person reasonably believed to be in the or not opposed to the best interests of GRIC, and with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person's heirs, executor and administrators.

The DGCL requires indemnification of expenses, including attorneys' fees, actually and reasonably incurred when the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise. The DGCL generally permits indemnification of expenses in the defense or settlement of a derivative or third-party action, provided there is a determination by (i) a majority vote of disinterested directors, (ii) a committee of disinterested directors, (iii) if there are no disinterested directors or the disinterested directors so direct, independent legal counsel, or (iv) the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation.

AMENDMENT OF BYLAWS

Axcelerant's certificate of incorporation provides that the bylaws may be adopted, amended or repeals by the board of directors, subject to the rights of stockholders entitled to vote to alter and repeal the bylaws made by the board of directors.
GRIC's bylaws provide that stockholders holding at least 66 2/3% of the outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal the bylaws. To the extent provided in the certificate of incorporation, the board of directors also has the power to adopt, amend or repeal the bylaws.
MERGERS

The DGCL generally requires a majority of the holders of the stock of each of the acquiring and target corporations to approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is to be an identical outstanding share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

The DGCL generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares.

Section 2115 invokes the application of CCC Chapter 12 governing reorganizations. Chapter 12 generally requires a majority of the holders of the stock of each of the acquiring and target corporations to approve reorganizations. Chapter 12 contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

With certain exceptions, Chapter 12 also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding.
The DGCL generally requires a majority of the holders of the stock of each of the acquiring and target corporations to approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is to be an identical outstanding share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

The DGCL generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares.

DISSENTERS' RIGHTS

Under the DGCL, appraisal rights are available to Axcelerant stockholders. In addition, Section 2115 invokes the application of CCC Chapter 13 regarding dissenters' rights. For further explanation you may refer to the section above captioned "The Merger—Appraisal Rights and Dissenters' Rights."
Under the DGCL, no appraisal rights are available for any shares of any class of stock or series of stock, if such stock were listed on a national securities exchange or on The NASDAQ National Market. However, appraisal rights would be available for the shares or any class or series of stock if the holders are required by the terms of the merger agreement to accept for such stock anything except: (1) shares of stock of the surviving corporation, (2) shares of stock of any other corporation at the effective date will be either listed on a national securities exchange or on The NASDAQ National Market, (3) cash in lieu of fractional shares, or (4) any combination of shares of stock and cash in lieu of fractional shares.

INFORMATION REGARDING AXCELERANT

        References in this "Information Regarding Axcelerant" section to "we," "us," "our" and similar expressions refer to Axcelerant, Inc. and its subsidiary.

Overview

        Axcelerant provides broadband remote Internet access services and managed security services to large enterprises, enabling employees at small branch offices and employees who work from home, or "teleworkers," to securely connect to the enterprise network as if they were working at a larger office. As of August 2003, we provided remote Internet access services and managed security services to approximately 40 enterprise customers, with approximately 20,000 endpoint locations under management. Additionally, we offer managed security services on a wholesale, or "private label", basis to Internet service providers and related telecommunications companies. Axcelerant believes it derives its competitive advantage from four primary differentiators: (i) providing consistent and superior customer service; (ii) maintaining and expanding the geographic reach of our nationwide broadband network; (iii) implementing advanced virtual private networking and security technologies; and (iv) rapidly adapting to meet our customers' changing remote access needs.

Products and Services

        Secure Broadband Branch Office Services.    Axcelerant's broadband branch office service is designed to securely connect hundreds or thousands of small branch offices or retail locations to the enterprise network. Our solution offers significant cost savings over traditional networks by making use of secure virtual private network technology over high-speed, low-cost cable and digital subscriber line Internet connections. Our business relationships with broadband Internet access providers allows us to provide our customers with a comprehensive and flexible nationwide broadband footprint. The solution is monitored and supported 24 hours a day, 7 days a week by the technical support and security professionals located in our technical assistance center in Irvine, California.

        Secure Broadband Telework Services.    Axcelerant's broadband telework service is designed to enhance productivity by providing employees who work from home the ability to remain securely connected to the enterprise network. Our solution enables teleworkers to securely access critical business applications using secure virtual private network technology over high-speed, low cost cable and digital subscriber line Internet connections. Our business relationships with broadband Internet access providers allows us to provide our customers with a comprehensive and flexible nationwide broadband footprint. The solution is monitored and supported 24 hours a day, 7 days a week by the technical support and security professionals located in Axcelerant's technical assistance center in Irvine, California.

        Remote Endpoint Security Services.    Using our Scout™ remote endpoint monitoring and management technology, our remote endpoint security service continually monitors each remote endpoint to ensure enterprise-wide enforcement of location-specific security policies. Our remote endpoint security service protects against dangerous foreign network connections and monitors the integrity of security applications, such as firewalls and anti-virus protection, required by our customers to be in place at each remote endpoint.

Technology

        Our technology platform provides us with the flexibility and resources to synchronize and optimize all aspects of our managed services offerings. From a network-independent business model designed to provide our customers with a nationwide multi-carrier broadband footprint to our "best-of-breed," technology-agnostic approach to network security services, we engineer, design and deploy what we believe are superior solutions that address our customers' distinct broadband remote Internet access and security needs.

        AxcelTrac™.    Central to our operations is our AxcelTrac operational support system, an integrated order processing, billing and customer care system that provides accurate and timely information to both Axcelerant and our customers. AxcelTrac supports our service delivery group from the time an end-user places an order through the initial deployment of the broadband virtual private network, and it supports our technical assistance center and security operations center on an on-going basis through a fully-integrated network monitoring and trouble ticket management system. AxcelTrac provides our customers with real-time information about each remote endpoint. Customers can access remote endpoint records, including installation and trouble status, as well as service level and performance statistics. AxcelTrac also generates web-based status reports for the customer's program administrator, and provides end-users with automated email updates ranging from broadband Internet access installation information to endpoint security issues. AxcelTrac can be integrated with most corporate electronic procurement/ordering and help desk systems.

        Managed Services Unit.    We manage our customers' unique remote endpoints by deploying a managed services unit to each remote location. The managed services unit provides dynamic address registration, firewall protection, diagnostics and network management information back to our technical assistance center and is linked to AxcelTrac. Our more advanced managed services units also provide virtual private networking functionality. In these managed services units, customer data is encrypted end-to-end between the remote endpoint and the corporate network, and our security operations center monitors the virtual private network 24 hours a day, 7 days a week. Our solutions use industry-standard IPSec security platforms from Cisco, Netscreen, Nortel, SonicWall and others.

        Scout™.    Our Scout remote endpoint monitoring and management software client provides security policy monitoring and enforcement at the remote endpoint workstation level. Scout is a desktop software agent integrated with AxcelTrac that monitors for security policy violations on remote workstations.

Operations

        Engineering and Network Design.    We initiate each customer engagement with a systematic approach to engineering and network design. This process begins with the creation of a network design document that defines the technical parameters of the customer's network, as well as a customized "rules of engagement" document that addresses any unique ordering, provisioning, billing and support requirements the customer may have. We support a variety of industry-standard virtual private network and firewall platforms for our customers to choose from. Our technology-agnostic approach allows our customers to select from "best-of-breed" options in secure, managed remote access.

        Service Delivery.    Our service delivery organization is responsible for each remote endpoint from order entry and broadband service selection through to provisioning and installation.

  •
  Order Entry.    AxcelTrac provides our customers with a variety of interfaces for order entry and administration. Orders can be submitted as bulk electronic uploads by customers who allow us to bond AxcelTrac to their existing order/procurement systems. Alternatively, our web-based ordering process can accommodate manual order entry by a company administrator or directly by end-users. Status of all service orders is provided through AxcelTrac's secure web interface.

  •
  Broadband Service Selection.    Our automated endpoint qualification process evaluates each remote endpoint location individually in order to select the most efficient and cost-effective broadband Internet access service available to the remote endpoint.

  •
  Provisioning and Installation.    Guided by the customer-specific network design and rules of engagement documents, our service delivery organization assembles a self-installation kit for each remote location that may include a managed services unit, virtual private network software, an installation guide and any necessary cables or equipment. For branch offices, we offer optional, professional onsite installation.

        Technical Assistance Center.    Our technical assistance center is available 24 hours a day, 7 days a week, to provide technical support to individual remote endpoint locations or to the customer's corporate help desk. Staffed with networking and security experts who bring extensive background in Internet security, wide area networking, local area networking and knowledge of the complete range of broadband choices available to our customers, we believe our technical support center is uniquely qualified to troubleshoot virtually any secure broadband issue that may arise.

        Security Operations Center.    Our security operations center monitors remote endpoints 24 hours a day, 7 days a week for proper configuration, operations, vulnerabilities and attacks. The security operations center is the nerve center of our managed security services offering and through the security operations center, we are able to collect and review critical network security statistics including firewall reports, vulnerability assessments, policy monitoring, and other statistical information regarding the virtual private network.

Sales and Marketing

        We sell our services directly through our sales force and indirectly on a wholesale basis through our channel partners. Our sales organization is organized into regional account teams, which include sales account executives, system engineers and project managers. We maintain small sales offices or personnel in a number of cities in the United States, however, all sales are negotiated and finalized in Irvine, California.

        Our channel partners include select major network service providers. Selling through channel partners allows us to offer our services without incurring the cost of maintaining a direct sales force in each target market. Our channel partners typically sell related networking products or connectivity and bundle our services with their core offerings. Once an enterprise has signed a contract for our services through a channel partner, our sales team works with the channel partner to ensure successful implementation of our services. However, the enterprise customer remains the channel partner's customer and has no direct relationship with us.

        We focus our marketing efforts on creating awareness for our services and their applications, educating potential customers and generating new sales opportunities. We conduct a variety of marketing programs to educate our target market and enhance brand awareness, including advertising, press relations, telemarketing, direct marketing, seminars and trade shows.

Competition

        We compete primarily with large, facilities-based carriers and other broadband network aggregators. We compete based on geographic coverage, security, reliability, quality of service, ease of implementation, ease of use and cost. We believe that we compete favorably in terms of geographical coverage, reliability, quality of service, ease of implementation and ease of use.

        Facilities-based carriers against whom we compete, such as SBC, Verizon and AT&T generally have substantially greater resources, larger customer bases, longer operating histories, and greater name recognition than we have. These carriers may have the ability to offer a broad range of services and may be willing to reduce the price for broadband remote access that is bundled with their other services. We believe that we compete favorably against facilities-based carriers when the customer requires nationwide broadband Internet access coverage rather than access only within a limited geographic region, or to a limited number of their locations. We also compete favorably against these carriers when the customer requires a complete solution to their remote site communication needs, including real-time monitoring, reporting, virtual private network management and security services.

        We also compete with other network aggregators, such as Fiberlink, TManage, ePresence, Netifice and Megapath. We believe we compete favorably against these competitors in terms of the coverage, redundancy, security offerings, and the quality and ease of implementation of our service offerings

        For a discussion of the possible effects that competition could have on our business, see the section above under the caption entitled "Risk Factors."

AXCELERANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the selected consolidated financial information and the consolidated financial statements and notes appearing elsewhere in this joint proxy statement/prospectus. The following discussion contains forward-looking statements, such as statements of expected revenues and expenses, that involve risks and uncertainties. We assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in this joint proxy statement/prospectus, particularly in this Axcelerant Management's Discussion and Analysis of Financial Condition and Results of Operations and under "Risk Factors".

        Unless expressly stated or the context otherwise requires, the terms "we", "our", "us", "the Company" and "Axcelerant" refer to Axcelerant Inc., and its subsidiary as a whole.

Overview

        Axcelerant provides managed broadband virtual private network services and managed security services for enterprise customers that have distributed branch offices and customers that have teleworkers needing secure, high speed communications to the customer's corporate network. Our services enable enhanced productivity for remote employees at a reduced cost to the customer.

        We have incurred substantial losses since our inception as a result of expenses associated with building our service capabilities and related infrastructure and with developing our software products. We had an accumulated deficit of approximately $7.4 million as of June 30, 2003 and incurred a loss of $304,000 for the six-month period ended June 30, 2003.

        Our business model has evolved in the course of our development and we believe that period-to-period comparisons of our operating results should not be relied upon as indicative of future performance.

Critical Accounting Policies and Estimates

        The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our consolidated financial statements. We evaluate our estimates and judgments on an on-going basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances when made. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities and reported amounts of revenues and expenses that are not readily apparent from other sources. We believe the following accounting policies are the most critical to us, because they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our consolidated financial statements.

        Revenue Recognition.    We derive our revenue from monthly security and support fees, monthly connectivity fees, installation services, and the sale of customer premise equipment. Revenue from monthly connectivity fees is recognized as earned and amounts billed in advance are recorded to deferred revenue as collected. Revenues from installation services are recognized during the month that those services are provided. Revenue from security and support fees is recognized in the month the service is provided. Fees generated from maintenance contracts and other long-term agreements are recognized over the life of these contracts. The majority of the maintenance contracts cover periods of one to twelve months. Revenue from the sale of equipment is recognized upon shipment of the product and title passing to the customer. Product returns and allowances have not been significant.

        Goodwill.    Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). As required by SFAS No. 142, we discontinued amortizing goodwill. Through December 31, 2001, goodwill had been amortized over an estimated life of seven years. For 2001, we recognized $274,000 of goodwill amortization expense. All remaining and future acquired goodwill and indefinite lived assets will be subject to an impairment test at the end of each year, or earlier if indicators of potential impairment exist, using a fair-value-based approach. We completed the initial goodwill impairment review as of January 1, 2002, and found no impairment. We performed a second impairment review as of December 31, 2002 and again found no impairment.

        Long-Lived Assets.    We account for long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No impairment was recorded as of December 31, 2002 or June 30, 2003.

Results of Operations

Comparison of the Three and Six Month Periods Ended June 30, 2003 and 2002

        Revenues.    Revenues consist of amounts received from our customers for utilizing our services. Revenues increased to $5.3 million in the three months ended June 30, 2003 from $3.9 million in the three months ended June 30, 2002, which represented an increase of 35%. Revenues increased to $10.1 million in the six months ended June 30, 2003 from $7.5 million in the six months ended June 30, 2002, which represented an increase of 35%. The increases were primarily due to increased use of our services by our existing customers and the expansion of our customer base. Revenues from our telework managed private network products represented approximately 9% of our revenues in the three months ended June 30, 2003, down from 48% of revenues in the three months ended June 30, 2002 reflecting the decreased use of these older products by legacy customers. We anticipate that such usage will continue to decline.

        Cost of Revenues.    Cost of revenues consists of amounts we pay to broadband access providers in order to provide managed broadband VPN services to our customers and amounts we pay to third parties to offer other broadband and security services. Cost of revenues increased to $2.6 million in the three months ended June 30, 2003 from $2.5 million in the three months ended June 30, 2002, which represented an increase of 6%. Cost of revenues increased to $5.4 million in the six months ended June 30, 2003 from $4.9 million in the six months ended June 30, 2002, which represented an increase of 10%. The increases reflected corresponding increases in the volume of broadband access purchased to fulfill our expanding customer base.

        Network and Operations.    Network and operations expenses include salaries and benefits, depreciation on network equipment, administrative expenses, costs of co-location of network equipment and leased telecommunication lines and other related costs. Network and operations expenses increased to $908,000 in the three months ended June 30, 2003 from $847,000 in the three months ending June 30, 2002, which represented an increase of 7%. The increase primarily reflected increases in compensation- related expenses that were due to higher staffing levels. Network and operations expenses were flat at $1.7 million in the six months ended June 30, 2003 compared with $1.7 million in the six months ending June 30, 2002.

        Research and Development.    Research and development expenses consist of salaries and benefits, depreciation costs, outside consultants, administration and other related costs. Research and development expenses increased to $245,000 in the three months ended June 30, 2003 from $172,000 in the three months ended June 30, 2002, which represented an increase of 42%. The increase reflected an increase in staffing to support new product development efforts. Research and development expenses increased to $446,000 in the six months ended June 30, 2003 from $343,000 in the six months ended June 30, 2002, which represented an increase of 30%. The increase of approximately $103,000 reflected increases in compensation-related expenses primarily due to an increase in staffing to support new product development efforts.

        Sales and Marketing.    Sales and marketing expenses consist of salaries and benefits, travel and entertainment costs, costs for marketing and promotional programs, outside consultant fees, administrative expenses, costs associated with sales offices and other related costs. Sales and marketing expenses increased to $528,000 in the three months ended June 30, 2003 compared to $484,000 for the three months ended June 30, 2002, which represented an increase of 9%. The increase of approximately $44,000 was primarily due to higher compensation-related expenses pertaining to our expanded sales efforts. Sales and marketing expenses decreased to $919,000 in the six months ended June 30, 2003 from $943,000 in the six months ended June 30, 2002, which represented a decrease of 3%. The decrease principally reflected reductions in compensation-related expenses due to efforts to streamline our operations in late 2002 and early 2003.

        General and Administrative.    General and administrative expenses consist of general corporate and facility costs as well as salary, benefits and related costs for executive, finance, legal, administrative, and human resources functions. General and administrative expenses increased to $1.0 million in the three months ended June 30, 2003 compared to $626,000 for the three months ended June 30, 2002, which represented an increase of 62%. The increase during the three months ended June 30, 2003 reflected increased management and support staffing expenses of $85,000, severance expenses of $57,000, temporary staffing of $46,000, increased rent of $29,000, increased legal expenses of $21,000, increased insurance costs of $20,000, and consulting costs of $50,000 related to the transition to a new chief executive officer. General and administrative expenses increased to $1.9 million during the six months ended June 30, 2003 compared to $1.2 million for the six months ended June 30, 2002, which represented a 63% increase. The increase reflected $160,000 related to changes in management and support staffing, temporary staffing of $69,000, and increased rent of $58,000. The increase also included expenses related to the hiring of our chief executive officer, vice president of finance, and the transition of our former chief executive officer to non-executive chairman, including recruiting expenses of $95,000, severance expenses of $57,000, and consulting expenses of $117,000.

        Interest Income and Other.    Interest income consists of interest earned on cash balances held in bank money market accounts. We earned $9,000 and $18,000 in interest for the three months ended June 30, 2003 and 2002. We earned $22,000 and $21,000 in interest for the six months ended June 30, 2003 and 2002. Other income of $20,000 for both the three and six months ended June 30, 2002 consisted of contributions related to a joint marketing program with one of the our equipment suppliers, and there was no other income during the three and six months ended June 30, 2003.

        Interest Expense.    Interest expense was $3,000 and $50,000 for the three months ended June 30, 2003 and 2002. Interest expense was $8,000 and $100,000 for the six months ended June 30, 2003 and 2002. We continued to reduce our debt through 2002 and, as of the end of June 30, 2003, there were no outstanding notes payable and we were only paying interest on our equipment leases.

Liquidity and Capital Resources

	For the six months ended June 30,
	2003	2002
	(in thousands)
Cash	$2,573	$6,964
Net cash used in operating activities	(2,577)	(2,114)
Net cash used in investing activities	(46)	(323)
Net cash provided by (used in) financing activities	(94)	8,634

        Cash.    Our principal source of liquidity is our cash. As of June 30, 2003, our cash balance was $2.6 million.

        Operating Activities.    Net cash used in operating activities was $2.6 million in the six months ended June 30, 2003, and $2.1 million in the six months ended June 30, 2002. The increase in net cash used in operating activities in the six months ended June 30, 2003 primarily reflects higher accounts receivable balances due to increased revenues resulting in net cash used of $1.7 million, reduced accounts payable balances resulting in net cash used of $553,000, reduced other current liabilities resulting in net cash used of $124,000, offset by lower net operating losses of $304,000 in the period.

        Investing Activities.    Net cash used in investing activities was $46,000 in the six months ended June 30, 2003 and $323,000 in the six months ended June 30, 2002. The reduction in net cash used in investing activities in the six months ended June 30, 2003 compared with the six months ended June 30, 2002 reflects reduced purchases of capital equipment.

        Financing Activities.    Net cash used in financing activities was $94,000 in the six months ended June 30, 2003 and net cash provided of $8.6 million in the six months ended June 30, 2002. The net cash used in financing activities in the six months ended June 30, 2003 was principally due to principal payments on capital lease obligations of $91,000. The net cash provided by financing activities in the six months ended June 30, 2002 was primarily the result of proceeds from the issuance of our Series B preferred stock of $8.9 million, less payments due on a bridge financing note and notes payable of $157,000, and ongoing capital lease obligations of $62,000.

        Commitments.    We lease our facilities under an operating lease that expires in 2005. In addition, we have several office equipment leases, totaling less than $10,000 per year, that run through 2007. As of December 31, 2002, we had $1.8 million in future operating lease commitments. As of June 30, 2003, we had $1.4 million in future operating lease commitments.

        Summary of Liquidity.    At June 30, 2003, we had an accumulated deficit of $7.4 million and we incurred a net loss of approximately $304,000 for the six months ended June 30, 2003.

        We believe that our available cash of $2.6 million at June 30, 2003, and cash expected to be generated by operations during the next twelve months, will fund planned operations for at least the next twelve months if we remain a stand-alone entity. If we are unable to attain our revenue and margin goals, significant reductions in spending and the delay or cancellation of planned activities or substantial restructuring may be necessary to enable us to meet our cash requirements through at least the next twelve months. These actions could have a material adverse effect on our business, results of operations and prospects. Failure to raise capital when needed could seriously harm our business and results of operations. If additional funds are raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities may have rights, preferences or privileges senior to our common stock.

Comparison of the Year Ended December 31, 2002 to the Period from January 12, 2001 (Inception) to December 31, 2001

        Revenues.    Total revenues increased to $16.1 million in 2002 from $11.3 million in 2001, which represented an increase of 42%. The increase was primarily due to increased use of our services by our existing customers and the expansion of our customer base. Customers using our original telework managed broadband private network service offerings represented approximately 43% of revenues in 2002, although the majority of new customers added purchased our newer managed broadband VPN service offering. Our telework managed broadband private network service offerings represented approximately 57% of revenues in 2001. Some of our telework managed private network customers began to reduce their use of these older services during 2002, as they began to migrate to virtual private networks.

        Cost of Revenues.    Cost of revenues increased to $9.9 million in 2002 from $7.8 million in 2001, which represented an increase of 27%. The increase reflected corresponding increases in the volume of managed private network and managed broadband VPN services and the expansion of our customer base.

        Network and Operations.    Network and operations expenses increased to $3.3 million in 2002 from $2.8 million in 2001, which represented an increase of 19%. The increase reflected increases in compensation-related expenses that were primarily due to higher staffing levels to meet increased demand for our services.

        Research and Development.    Research and development expenses increased to $857,000 in 2002 from $376,000 in 2001, which represented an increase of 128%. The increase reflected an increase in staffing to support new product development efforts for our broadband VPN and security products.

        Sales and Marketing.    Sales and marketing expenses increased to $1.9 million in 2002 compared to $1.6 million in 2001, which represented an increase of 20%. The increase was primarily due to higher compensation-related expenses pertaining to our expanded sales efforts.

        General and Administrative.    General and administrative expenses increased to $3.2 million in 2002 compared to $2.7 million in 2001, which represented an increase of 20%. The increase principally reflected a full twelve months of operations in 2002 versus our formation and start-up of operations during the first quarter of 2001. As a result, general and administrative expenses were approximately $500,000 greater in the first three months of 2002 than during the first three months of 2001. In 2002, we incurred an increase in bad debt expense of $104,000, increased 401K matching contributions of $55,000, and a change in accounting policy related to adopting SFAS No. 142, which resulted in $55,000 less amortization being applied.

        Amortization of Stock-Based Compensation.    Expenses for stock based compensation were zero in 2002 compared to $54,000 in 2001. The stock based compensation expense in 2001 was associated with our founders' purchase of stock during the formation of the corporation.

        Interest Income and Other.    We earned $63,000 and $50,000 in interest in 2002 and in 2001. Other income of $20,000 in 2002 primarily consisted of income related to a joint marketing program. Other income of $44,000 in 2001 primarily consisted of $5,000 from the sale of used computer equipment and $39,000 from joint marketing programs.

        Interest Expense.    Interest expense was $111,000 and $135,000 in 2002 and 2001. We continued to reduce our debt through 2001 and 2002, and as of December 31, 2002 had no outstanding notes payable.

Liquidity and Capital Resources

	December 31,
	2002	2001
	(in thousands)
Cash	$5,290	$767
Net cash used in operating activities	(2,886)	(4,908)
Net cash used in investing activities	(421)	(525)
Net cash provided by financing activities	7,830	6,200

        Cash.    Our principal source of liquidity is our cash. As of December 31, 2002, our cash balance was $5.3 million. As of December 31, 2001, our cash balance was $767,000.

        Operating Activities.    Net cash used in operating activities was $2.9 million in the year ended December 31, 2002, and $4.9 million in the period ended December 31, 2001. The decrease in net cash used in operating activities in the year ended December 31, 2002 primarily reflects lower net operating losses of $3.1 million compared with $4.0 million in 2001, increased accounts receivable balances resulting in an increase of cash used of $1.2 million in 2002 compared with cash generated of $245,000 in 2001, increased inventory resulting in an increase of cash used of $263,000 compared with $7,000 in 2001, increased accounts payable balances generating cash of $888,000 in 2002 compared with cash used of $1.5 million in 2001, increased accrued compensation and benefits and other liability balances generating cash of $210,000 in 2002 compared with $6,000 in 2001, and deferred revenue resulting in a decrease of cash of $191,000 in 2002 compared with an increase in cash of $60,000 in 2001. Also contributing to the decrease in net cash used was an income tax receivable of $127,000 in 2002.

        Investing Activities.    Net cash used in investing activities was $421,000 in the year ended December 31, 2002 and $525,000 in the period ended December 31, 2001. The decrease in net cash used in investing activities in the year ended December 31, 2002 primarily reflects increased purchases of capital equipment of $421,000 compared with $349,000 in the period ended December 31, 2001, and a payment for an acquisition, net of cash received of $176,000 in 2001.

        Financing Activities.    Net cash provided by financing activities was $7.8 million in the year ended December 31, 2002 and $6.2 million in the period ended December 31, 2001. The net cash provided by financing activities in the year ended December 31, 2002 was principally due to the issuance of our Series B preferred stock and a related convertible bridge loan. The net cash provided by financing activities in the period ended December 31, 2001 was primarily the result of proceeds from the issuance of our Series A preferred stock, and a related convertible bridge loan.

        Commitments.    We lease our facilities under an operating lease that expires in 2005. In addition, we have several office equipment leases, totaling less than $10,000 per year, that run through 2007. As of December 31, 2002, we had $1.8 million in future operating lease commitments.

        Summary of Liquidity.    As of December 31, 2002, we had an accumulated deficit of $7.1 million compared with an accumulated deficit of $4.0 million on December 31, 2001. We incurred a net loss of approximately $3.1 million for the year ended December 31, 2002, compared with a net loss of $4.0 million in the period ended December 31, 2001.

SECURITY OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT OF AXCELERANT

        The following table sets forth the beneficial ownership of Axcelerant common stock, Series A preferred stock and Series B preferred stock as of October 21, 2003, by each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, Series A preferred stock or Series B preferred stock, by each of our directors, by each of our executive officers named below, and by all of our directors and executive officers as a group. As of the record date, the Series B preferred stock and Series A preferred stock were convertible into shares of common stock on a one-for-one basis.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Class	Number of Shares of Series A Preferred Stock Beneficially Owned(1)	Percentage of Class	Number of Shares of Series B Preferred Stock Beneficially Owned	Percentage of Class
Murray Rudin(2) RLH Investors, L.P CEO Fund, L.P.	7,760,461	39.4%	6,000,000	100%	1,760,461	24.5%
James Goodman(3) Gemini Investors III, L.P.	4,265,636	21.7%			4,265,636	59.3%
Thomas Desmond(4) Baird Venture Partners I Limited Partnership BVP I Affiliates Fund Limited Partnership.	1,163,360	5.9%			1,163,360	16.2%
Thomas Vadnais(5)	100,000	*
Robert Heintz(6)	936,667	4.8%
Dennis Andrews(7)	644,376	3.3%
Jeff Christy(8)	726,667	3.7%
Charles Ramey(9)	255,938	1.3%
Peter Sauerborn(10)	299,667	1.5%
Harry Rector(11)	50,000	*
All directors and executive officers as a group (10 persons)	16,202,772	82.2%	6,000,000	100%	7,189,457	100%

*Represents less than 1% of our outstanding common stock, Series A Preferred Stock and Series B preferred stock, on an as-converted basis

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 21, 2003 are deemed outstanding for that person, but not for any other person. We have assumed that the consummation of the merger takes place within that 60-day period and have given effect to accelerated vesting attributable to that event. The number of common shares beneficially owned also includes any shares of Series A preferred stock and Series B preferred stock beneficially owned, on an as-converted basis. Unless otherwise indicated in the footnotes below: the persons and entities named in the table have sole voting power and investment power with respect to all shares beneficially owned, subject to community property laws where applicable and the address of the persons and entities named in the table above for purposes herein is in care of Axcelerant, Inc., 130 Theory, Suite 100, Irvine, California 92612.

(2)
Includes 1,523,077 shares of Series B preferred stock held by RLH Investors, L.P. ("RLH"), 219,780 shares of Series B preferred stock that may be obtained upon the exercise of warrants held by RLH, 5,943,926 shares of Series A preferred stock held by RLH, 219,780 shares of Series B preferred stock held by CEO Fund, L.P. ("CEO"), 2,220 shares of Series B preferred stock that may be obtained upon the exercise of warrants held by CEO, and 56,074 shares of Series A preferred stock held by CEO. Riordan, Lewis & Haden, LLC, as a general partner of both RLH and CEO, may be deemed to have the power to vote and dispose of the shares held of record by RLH and CEO. Mr. Rudin, as a managing member of Riordan, Lewis & Haden, LLC, may also be deemed to have the power to vote and dispose of the shares held of record by RLH and CEO. Mr. Rudin is a member of Axcelerant's board of directors. Mr. Rudin disclaims beneficial ownership of the shares held by each of the above entities, except to the extent he has a pecuniary interest in any of these entities or their holdings. The address for each of Mr. Rudin, RLH and CEO is 18881 Von Karman, Suite 960, Irvine, California 92612.

(3)
Includes 4,230,770 shares of Series B preferred stock held by Gemini Investors III, L.P. ("Gemini") and 34,866 shares of Series B preferred stock that may be obtained upon the exercise of warrants held by Gemini. Mr. Goodman, as a managing director of Gemini, may be deemed to have the power to vote and dispose of the shares held of record by Gemini. Mr. Goodman is a member of Axcelerant's board of directors. Mr. Goodman disclaims beneficial ownership of the shares held by Gemini, except to the extent he has a pecuniary interest in any of its holdings. The address for each of Mr. Goodman and Gemini is 20 William Street, Wellesley, Massachusetts 02481.

(4)
Includes 678,616 shares of Series B preferred stock held by Baird Venture Partners I Limited Partnership ("BVPI"), 5,596 shares of Series B preferred stock that may be obtained upon the exercise of warrants held by BVPI, 475,230 shares of Series B preferred stock held by BVP I Affiliates Fund, L.P. ("BVPAF"), and 3,918 shares of Series B preferred stock that may be obtained upon the exercise of warrants held by BVPAF. Baird Venture Partners Management Company I, LLC ("BVPMC"), as a general partner of both BVPI and BVPAF, may be deemed to have the power to vote and dispose of the shares held of record by BVPI and BVPAF. Mr. Desmond, as a director and the sole member of BVPMC, may be deemed to have the power to vote and dispose of the shares held of record by BVPI and BVPAF. Mr. Desmond is a member of Axcelerant's board of directors. Mr. Desmond disclaims beneficial ownership of the shares held by each of the above entities, except to the extent he has a pecuniary interest in any of these entities or their holdings. The address for each of Mr. Desmond, BVPI and BVPAF is 227 W. Monroe St., Suite 2200, Chicago, Illinois 60606.

(5)
Includes 100,000 shares of common stock issuable upon exercise of options.

(6)
Includes 20,000 shares of common stock issuable upon exercise of options.

(7)
Includes 644,376 shares of common stock issuable upon exercise of options.

(8)
Includes 10,000 shares of common stock issuable upon exercise of options.

(9)
Includes 5,938 shares of common stock issuable upon exercise of options.

(10)
Includes 23,625 shares of common stock issuable upon exercise of options.

(11)
Includes 50,000 shares of common stock issuable upon exercise of options.

MANAGEMENT OF AXCELERANT

        Set forth below is certain background information concerning the sole director of Axcelerant who will become a director of GRIC following the closing of the merger. No executive officers of Axcelerant will become executive officers of GRIC following the closing the merger.

        James Goodman.    James Goodman has served as a director of Axcelerant since May 2002. Mr. Goodman is the President of Gemini Investors, Inc., the general partner of Gemini Investors III, L.P., a private equity firm. Mr. Goodman has served in that capacity with Gemini Investors since 1997, and from 1993 to 1997 he served in a similar capacity for GMN Investors, the predecessor to Gemini Investors. From 1989 to 1993, Mr. Goodman was a Vice President of Berkshire Partners, a private equity firm, prior to which he was a manager with Bain & Company, a management consulting firm. Mr. Goodman holds an A.B. degree in Economics, and M.B.A. and J.D. degrees from Harvard University.

CERTAIN TRANSACTIONS OF AXCELERANT

        In May 2002, Axcelerant issued and sold an aggregate of 4,230,770 shares of its Series B preferred stock to Gemini Investors III, L.P., an private equity firm in which James Goodman is a managing director. In connection with the financing, Axcelerant also issued to Gemini Investors III, L.P. a warrant to purchase an aggregate of 34,866 shares of its Series B preferred stock.

EXPERTS

        The consolidated financial statements of GRIC Communications, Inc. appearing in GRIC Communications Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Axcelerant Inc. for the year ended December 31, 2002 and the period from January 12, 2001 (Inception) to December 31, 2001, appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of GRIC common stock offered hereby with respect to the merger will be passed upon for GRIC by Fenwick & West, LLP, Mountain View, California. Certain matters with respect to the merger will be passed upon for Axcelerant by Stradling Yocca Carlson & Rauth, Newport Beach, California. Attorneys of Stradling Yocca Carlson & Rauth beneficially own an aggregate of 406,250 shares of Axcelerant common stock.

DOCUMENTS INCORPORATED BY REFERENCE

        This joint proxy statement/prospectus incorporates documents by reference that are not presented in or delivered herewith. To obtain these additional documents, please refer to the section of this joint proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 117.

        The SEC allows GRIC to incorporate by reference into this document information that it files with the SEC. This means that GRIC can disclose important information to you by referring to those documents. The information that GRIC incorporates by reference is considered as part of this document, and later information it files with the SEC will automatically update and supersede this information.

        The following documents that GRIC has filed with the SEC are incorporated by reference into this document:

  •
  annual report on Form 10-K for the year ended December 31, 2002;

  •
  quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  current reports on Form 8-K filed on January 31, 2003, May 1, 2003, July 28, 2003, August 13, 2003, September 22, 2003 and October 24, 2003;

  •
  the description of GRIC common stock on Form 8-A filed on October 29, 1999; and

  •
  all other information that GRIC files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this document and prior to termination of this offering.

        You should rely only on the information contained or specifically incorporated by reference in this document to vote on the merger. We have not authorized anyone to give you any information that is different from what is contained or incorporated by reference in this document.

WHERE YOU CAN FIND MORE INFORMATION

        GRIC is required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934.

        GRIC's filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to public reference rooms. Copies of GRIC's filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding us.

        GRIC will provide you with copies of this information, without charge, excluding all exhibits, unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus upon written or oral request. You should make any request for documents by November 17, 2003 to ensure timely delivery of the documents.

        Requests for documents relating to GRIC should be directed to:

GRIC Communications, Inc.
1421 McCarthy Blvd.
Milpitas, California 95035
Attention: Investor Relations
(408) 955-1920

        You can find more information about the common stock that is offered by this document if you read GRIC's registration statement on Form S-4 which has been filed with the SEC under the Securities Act of 1933. We will refer to it and any amendments to it as the "registration statement." This document is a part of that registration statement and does not contain all of the information contained in the registration statement and its exhibits and schedules.

        Requests for documents relating to Axcelerant should be directed to:

Axcelerant, Inc.
130 Theory
Suite 100
Irvine, California 92612
Attention: Secretary
(949) 851-7000

GRIC PROPOSAL NO. 2—AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

        On August 12, 2003, the board of directors of GRIC approved an amendment to GRIC's Second Amended and Restated Certificate of Incorporation, subject to stockholder approval, to increase the authorized number of shares of common stock of GRIC from 50,000,000 shares, $0.001 par value per share, to 100,000,000 shares, $0.001 par value per share. The authorized number of shares of preferred stock will remain unchanged at 17,801,205. If the stockholders approve the proposed amendment, GRIC will file with the Delaware Secretary of State a certificate of amendment reflecting the increase in the authorized number of shares of common stock. On August 8, 2003, 22,557,398 shares of GRIC common stock, 7,831,323 shares of GRIC Series A preferred stock, options and warrants to purchase an aggregate of 122,208 shares of GRIC common stock, and warrants to purchase an aggregate of 2,033,131 shares of GRIC Series A preferred stock were issued and outstanding. As of August 8, 2003, an aggregate of 2,711,905 shares of GRIC common stock were reserved for future grants under GRIC's existing equity incentive plans and employee stock purchase plan and 5,000,000 shares of preferred stock were authorized, with no shares issued or outstanding.

        The GRIC board believes that authorizing additional shares of common stock is required to enable GRIC to have sufficient shares of common stock authorized for issuance in the Axcelerant merger, upon conversion of preferred stock, and upon the exercise of options and warrants, whether currently outstanding or issued in the future. The GRIC board also believes that authorizing additional shares of common stock is essential to provide GRIC with the flexibility it needs to meet business needs and to take advantage of opportunities as they arise. The proposed increase in the number of authorized shares of common stock would also result in additional shares being available for stock splits and stock dividends, stock issuances for other corporate purposes, such as acquisitions of businesses or assets, increases in shares reserved for issuance pursuant to employee benefit plans, and sales of stock or convertible securities for capital raising purposes. Aside from the Axcelerant merger, GRIC currently has no specific plans, arrangements or understandings with respect to the issuance of these additional shares.

        If the stockholders approve the proposed amendment to the certificate of incorporation, the GRIC board may cause the issuance of additional shares of common stock without further stockholder approval, unless stockholder approval is otherwise required by law or the rules of any securities exchange on which the common stock is then listed. The additional shares would have rights identical to the currently outstanding common stock and no other change in the rights of stockholders is proposed. Current holders of common stock have no preemptive or similar rights, which means that they do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership thereof. The issuance of additional shares of common stock could decrease the proportionate equity interest and voting power of GRIC's current stockholders and, depending on the price paid for the additional shares, could result in dilution in the book value of shares held by the current stockholders.

        The proposed amendment could have an anti-takeover effect, although that is not GRIC's intention. For example, it may be possible for the board to delay or impede a takeover or transfer of control of GRIC by causing additional authorized shares to be issued to holders who might side with the board in opposing a takeover bid. The amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging the initiation of takeover attempts, the proposed amendment may limit the opportunity of stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the GRIC board is not aware of any attempt or proposal to take over or transfer control of GRIC, and GRIC is not proposing this amendment with the intent that it be used as a type of anti-takeover device.

The GRIC board of directors recommends a vote FOR the amendment to the certificate of incorporation to increase the authorized number of shares of common stock

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Axcelerant, Inc. & Subsidiary

We have audited the accompanying consolidated balance sheets of Axcelerant, Inc. & Subsidiary (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2002 and the period from January 12, 2001 (Inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axcelerant, Inc. & Subsidiary at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the year ended December 31, 2002 and the period from January 12, 2001 (Inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Ernst & Young LLP
Orange County, California April 24, 2003

Axcelerant, Inc. & Subsidiary

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash	$5,290	$767
Accounts receivable, net of allowance for doubtful accounts of $144,000 in 2002 and $31,000 in 2001	2,500	1,388
Inventory	316	53
Income taxes receivable	—	127
Other current assets	74	73

Total current assets	8,180	2,408
Property and equipment, net	770	941
Goodwill	2,084	2,084
Other assets	137	133

Total assets	$11,171	$5,566

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,936	$1,048
Accrued compensation and benefits	721	532
Deferred revenue	157	348
Other current liabilities	423	402
Current portion of capital lease obligations	186	199
Notes payable	—	861

Total current liabilities	3,423	3,390
Capital lease obligations, net of current portion	—	150
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, shares authorized: 25,000,000
Series A convertible preferred stock, $0.001 par value, shares designated, issued and outstanding: 6,000,000; liquidation preference: $7,026,000	6	6
Series B convertible preferred stock, $0.001 par value, shares designated: 8,500,000; shares issued and outstanding: 6,923,077; liquidation preference: $14,072,000	7	—
Common stock, $0.001 par value, shares authorized: 25,000,000; shares issued and outstanding: 5,457,253 in 2002 and 5,375,000 in 2001	5	5
Additional paid-in-capital	14,836	5,989
Retained deficit	(7,106)	(3,974)

Total stockholders' equity	7,748	2,026

Total liabilities and stockholders' equity	$11,171	$5,566

See accompanying notes.

Axcelerant, Inc. & Subsidiary

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year ended December 31, 2002	Period from January 12, 2001 (Inception) to December 31, 2001
Revenues	$16,051	$11,339
Costs and expenses:
Cost of revenues	9,907	7,822
Network and operations	3,294	2,767
Research and development	857	376
Sales and marketing	1,886	1,569
General and administrative	3,208	2,683
Stock-based compensation	—	54

Total costs and expenses	19,152	15,271

Operating loss	(3,101)	(3,932)
Interest income and other	83	94
Interest expense	(111)	(135)

Operating loss before income taxes	(3,129)	(3,973)
Provision for income taxes	3	1

Net loss	$(3,132)	$(3,974)

Basic and diluted net loss per share	$(0.58)	$(0.81)

Shares used to compute basic and diluted net loss per share	5,436	4,889

See accompanying notes.

Axcelerant, Inc. & Subsidiary

Consolidated Statements of Stockholders' Equity

(in thousands)

	Convertible Series A Preferred Stock		Convertible Series B Preferred Stock
					Common Stock
							Additional Paid-in- Capital	Retained Deficit	Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 12, 2001 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	—	—	5,375	5	49	—	54
Issuance of preferred stock, net of offering costs of $129,000	6,000	6	—	—	—	—	5,940	—	5,946
Net loss	—	—	—	—	—	—	—	(3,974)	(3,974)

Balance at December 31, 2001	6,000	6	—	—	5,375	5	5,989	(3,974)	2,026
Issuance of common stock	—	—	—	—	82	—	1	—	1
Issuance of preferred stock, net of offering costs of $147,000	—	—	6,923	7	—	—	8,668	—	8,675
Issuance of Series B convertible preferred stock warrants	—	—	—	—	—	—	178	—	178
Net loss	—	—	—	—	—	—	—	(3,132)	(3,132)

Balance at December 31, 2002	6,000	$6	6,923	$7	5,457	$5	$14,836	$(7,106)	$7,748

See accompanying notes.

Axcelerant, Inc. & Subsidiary

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31, 2002	Period from January 12, 2001 (Inception) to December 31, 2001
Cash flows from operating activities:
Net loss	$(3,132)	$(3,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	263	437
Accounts receivable allowances	113	(77)
Write-off of software development costs	329	—
Loss on disposal of fixed assets	—	(4)
Stock-based compensation	—	54
Net changes in assets and liabilities:
Accounts receivable	(1,225)	245
Inventory	(263)	(7)
Income taxes receivable	127	(6)
Other assets	(5)	(168)
Accounts payable	888	(1,234)
Accrued compensation and benefits and other liabilities	210	6
Deferred revenue	(191)	60
Flashcom payable	—	(240)

Net cash used in operating activities	(2,886)	(4,908)
Cash flows from investing activities:
Capital expenditures	(421)	(349)
Payment for acquisition, net of cash received	—	(176)

Net cash used in investing activities	(421)	(525)
Cash flows from financing activities:
Principal payments on capital lease obligations	(163)	(167)
Principal payments on line of credit	—	(440)
Proceeds from convertible bridge loan	2,000	1,500
Proceeds from notes payable	—	1,600
Payments on notes payable	(861)	(739)
Proceeds from the issuance of preferred stock, net of offering costs	6,853	4,446
Proceeds from the exercise of common stock options	1	—

Net cash provided by financing activities	7,830	6,200

Net increase in cash	4,523	767
Cash at beginning of year	767	—

Cash at end of year	$5,290	$767

See accompanying notes.

Axcelerant, Inc. & Subsidiary

Notes to Consolidated Financial Statements

December 31, 2002

1.    Formation and Description of Business

        The Company was formed on January 12, 2001 ("Inception") and incorporated under the name Axcelerant Technologies, Inc. in the State of Delaware. The Company changed its name to Axcelerant, Inc. ("Axcelerant" or the "Company") in February 2001.

        Axcelerant is a Managed Service Provider offering a complete, turn-key, managed Virtual Private Network ("VPN") service suite to Fortune 1000 enterprises. Axcelerant's services include designing, deploying, managing, and supporting broadband VPNs that connect remote office and home office users to the enterprise network, using high-speed broadband such as cable and DSL.

  Acquisition of Worldwide Axcelerant Group

        On March 9, 2001, Axcelerant acquired Worldwide Axcelerant Group, a California corporation ("WAG"), pursuant to an Agreement of Purchase and Sale, dated as of January 19, 2001 (the "Purchase Agreement"), in a transaction accounted for as a purchase. Pursuant to the Purchase Agreement, Axcelerant acquired 100% of WAG's issued and outstanding capital stock in exchange for $1.0 million in cash. The excess of the purchase price over the estimated fair market value of the net assets acquired, represents goodwill of approximately $2.4 million. WAG deploys and manages secure broadband networks for businesses and their employees.

        The consolidated financial statements include the operating results of WAG from March 9, 2001, the date of acquisition. The following unaudited pro forma information has been prepared as if the acquisition of WAG had occurred on January 1, 2001.

For the year ended December 31, 2001
(in thousands) (unaudited)
Revenue	$13,495

Total costs and expenses	$18,342

Net loss	$(4,891)

2.    Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Liquidity

        For the year ended December 31, 2002 and the period from Inception to December 31, 2001 the Company has incurred net losses of $3.1 million and $4.0 million, respectively, and management expects monthly operating losses to continue in the near-term as the Company executes its business model. Management believes current operating levels will allow for the Company to meet its obligations on a timely basis through at least January 1, 2004.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenue Recognition

        Axcelerant derives the majority of its revenue from monthly security and support fees, monthly connectivity fees, installation services, and the sale of customer premise equipment. Revenue from the sale of equipment is recognized upon shipment of the product and title passing to the customer. Product returns and allowances have not been significant.

        Revenue from monthly connectivity fees is recognized as earned and amounts billed in advance are recorded to deferred revenue as collected. Revenues from installation services are recognized during the month that those services are provided. Revenue from security and support fees is recognized in the month the service is provided.

        Fees generated from maintenance contracts and other long-term agreements are amortized, as earned, to revenue. Unamortized fees are recorded to deferred revenue as collected. The majority of the maintenance contracts cover periods of one to twelve months.

  Fair Value of Financial Instruments

        The Company's financial instruments consist principally of cash, receivables, payables, and borrowings. The carrying amounts of such financial instruments as of December 31, 2002 and 2001 approximate their fair values because of the short maturities of these instruments.

  Concentration of Credit Risk, Significant Customers, and Key Suppliers

        The Company sells the majority of its products and services within North America. Axcelerant performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses from customers. Axcelerant does not require customers to provide collateral.

        During the periods ended December 31, 2002 and 2001, two customers and three customers, respectively, accounted for more than 10% of total revenue individually and together comprised approximately 30% and 54% of total revenue, respectively. At December 31, 2002 and 2001, three customers and four customers, respectively, accounted for more than 10% of accounts receivable individually and together comprised approximately 42% and 63% of accounts receivable, respectively.

        Axcelerant is dependent on a limited number of suppliers for last mile broadband connectivity used to provide its services. The Company has been able to obtain such connectivity and believes that there are alternative suppliers for the connectivity used to provide its services. However, an extended interruption in the supply of connectivity currently obtained from its suppliers could adversely affect Axcelerant's business and results of operations.

  Stock-Based Compensation

        At December 31, 2002, the Company has one stock-based employee compensation plan, which is described more fully in Note 6. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. The Company has not incurred any stock-based employee compensation costs under the plan in 2002 or 2001.

        Pro forma information regarding net income or loss is required by SFAS No. 123 and has been determined as if Axcelerant had accounted for its employee stock options under the fair value method pursuant to SFAS No. 123, rather than the intrinsic value method pursuant to APB No. 25.

        The results of applying SFAS No. 123 to the Company's stock-based awards to employees would approximate the following:

	Year ended December 31, 2002	Period from January 12, 2001 (Inception) to December 31, 2001
	(in thousands, except per share amounts)
Net loss, as reported	$(3,132)	$(3,974)
Deduct: Stock-based employee compensation expense determined under fair value method	(3)	(2)

Pro forma net loss	$(3,135)	$(3,976)

Net loss per share
Basic and diluted, as reported	$(0.58)	$(0.81)
Basic and diluted, pro forma	$(0.58)	$(0.81)

        Such pro forma disclosures may not be representative of future pro forma compensation cost because options vest over several years and additional grants are anticipated to be made each year.

  Shipping and Handling Expense

        Shipping and handling expense, which consists of charges incurred to deliver finished goods to customers, is included in cost of revenues.

  Advertising and Promotional Costs

        Axcelerant expenses advertising and promotional costs as they are incurred. Advertising and promotional expenses for the periods ended December 31, 2002 and 2001 were $8,000 and $95,000, respectively.

  Income Taxes

        The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under the

liability method, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates.

  Net Loss Per Share

        Net loss per common share and diluted net loss per common share are presented in conformity with SFAS No. 128, Earnings Per Share ("SFAS No. 128") for all periods presented.

        In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Potentially dilutive securities have been excluded from the computation of basic and diluted net loss per share, as their effect is anti-dilutive.

	Year ended December 31, 2002	Period from January 12, 2001 (Inception) to December 31, 2001
	(in thousands, except per share amounts)
Basic:
Net loss	$(3,132)	$(3,974)
Weighted average common shares outstanding	5,436	4,889
Net loss per share	$(0.58)	$(0.81)
Diluted:
Net loss	$(3,132)	$(3,974)
Weighted average common shares outstanding	5,436	4,889
Total weighted common stock and common stock equivalents	5,436	4,889
Net loss per share	$(0.58)	$(0.81)

        Because their effects were anti-dilutive, diluted net loss per share excludes the following potential common shares:

	Year ended December 31, 2002	Period from January 12, 2001 (Inception) to December 31, 2001
	(in thousands)
Convertible preferred stock	12,923	6,000
Options to purchase common stock	831	858
Warrants	266	0

  Inventories

        Inventories consist of finished goods and are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

  Property and Equipment

        Property and equipment are carried at cost. With the exception of leasehold improvements, which are depreciated over the life of the lease, depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.

  Software Development Costs

        Certain costs of software, developed for internal use, are capitalized during the application development stage. Costs incurred for maintenance and customer support are charged to expense as incurred. During 2002 and 2001, the Company capitalized software development costs of $206,000 and $123,000, respectively. As of December 31, 2002, none of the applications had been placed in service. Axcelerant amortizes software development costs using the straight-line method over a period of three years.

        Subsequent to year-end, management performed an evaluation of the Company's internally developed operational support system and determined that on certain modules, one of which was substantially all of the development costs, no further material development was to take place. They also concluded that it is probable that the Company may, instead, procure the necessary software from a third-party. Based on these findings, and in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company wrote off the entire $329,000 of software development costs at December 31, 2002.

  Goodwill

        Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). As required by SFAS No. 142, the Company discontinued amortizing the remaining balances of goodwill. Through December 31, 2001, goodwill had been amortized over an estimated life of seven years. For the year ended December 31, 2001, the Company recognized $274,000 of amortization expense related to goodwill. All remaining and future acquired goodwill and indefinite lived assets will be subject to an impairment test at the end of each year, or earlier if indicators of potential impairment exist, using a fair-value-based approach. The Company completed the initial goodwill impairment review as of January 1, 2002, and found no impairment. The Company performed a second impairment review as of December 31, 2002 and again found no impairment.

  Long-Lived Assets

        Axcelerant accounts for long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No impairment has been indicated as of December 31, 2002.

  Reclassification

        Certain prior period amounts have been reclassified to conform with the current year presentation.

  Segment Reporting

        The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. Axcelerant operates in one business segment.

  Recent Accounting Pronouncements

        On December 31, 2002, the Financial Accounting Standards Board issued SFAS No. 142, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS No. 148"). SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting ("APB No. 25"), to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25. The Company has adopted the disclosure provisions of SFAS No. 148 as of December 31, 2002.

3.    Property and Equipment

        Property and equipment consists of the following:

	December 31,
	2002	2001
	(in thousands)
Computer equipment	$595	$564
Office equipment and furniture	542	542
Software and software development costs	212	197
Network equipment	55	11
Leasehold improvements	16	15

	1,420	1,329
Accumulated depreciation	(650)	(388)

	$770	$941

        Property and equipment includes items purchased under capital leases of approximately $527,000 and $548,000 at December 31, 2002 and 2001, respectively. Amortization of assets recorded under capital leases is included in depreciation expense. Accumulated depreciation for items purchased under capital leases is approximately $198,000 and $103,000 at December 31, 2002 and 2001, respectively.

4.    Borrowings

  Revolving Credit Agreement

        On May 31, 2000, WAG renegotiated the terms of an existing Credit Agreement and executed a new promissory note (the "Renegotiated Credit Agreement") with Tokai Bank of California ("Tokai"). Under the terms of the Renegotiated Credit Agreement, WAG may borrow up to specified amounts with a 10.25% interest rate. The maximum credit available under the Renegotiated Credit Agreement is $500,000. On March 16, 2001, WAG entered into an agreement with Tokai to repay the entire outstanding balance in eleven weekly installments of $40,000. All outstanding principal and interest due under the Renegotiated Credit Agreement were repaid as of May 2001.

  Notes Payable

        On April 5, 2001, WAG entered into a $400,000, 8.5% per annum, promissory note agreement with Covad Communications, Inc. ("Covad"). The principal amount of the note together with accrued interest is payable in 18 monthly installments of $23,747. The terms of the promissory note agreement require Axcelerant to prepay all amounts owing under the note if Axcelerant consummates an underwritten public offering of securities, or incurs certain indebtedness of $5.0 million or greater, or closes a financing of $6.0 million or more. On April 26, 2001, in accordance with the promissory note agreement, Axcelerant repaid the entire principal balance of the promissory note along with all corresponding interest, as a result of the closing of its Series A preferred stock financing round.

        On April 5, 2001, WAG entered into a $500,000, 8.5% per annum, promissory note agreement with Covad. The principal amount of the note together with all accrued interest is payable in one lump sum on April 5, 2002. All outstanding principal and interest due under this promissory note agreement were repaid as of July 2002.

        On April 5, 2001, WAG entered into a $700,000, 8.5% per annum, promissory note agreement with Covad. The principal amount of the note together with accrued interest is payable in 18 monthly installments of $41,558. All outstanding principal and interest due under this promissory note agreement were repaid as of July 2002.

  Convertible Bridge Note

        In March 2001, Axcelerant obtained a $1.5 million, 6% per annum, convertible bridge note (the "Bridge Note") with a nonaffiliated party. The Bridge Note was due and payable at the earlier of June 11, 2001 or the closing of a conversion transaction. On April 17, 2001, the Bridge Note was converted into Series A preferred stock and all accrued interest was repaid to the lender (Note 6).

  Bridge Financing Agreement

        In January 2002, Axcelerant entered into a Bridge Financing Agreement (the "Bridge Loan") with one of its major stockholders (the "Lender"). In accordance with the terms of the Bridge Loan, Axcelerant borrowed $2.0 million at an interest rate of 10% per annum. The Bridge Loan became due and payable on the earlier of the closing of an equity financing, the closing of a sale of the Company, or September 30, 2002. On May 14, 2002, the Bridge Loan was converted into Series B preferred stock and all accrued interest was repaid to the Lender (Note 6).

5.    Commitments and Contingencies

        Axcelerant is obligated under several noncancelable operating leases for office space, office equipment, and storage space. The lease terms expire at various dates through November 2007. Rent expense for the period ended December 31, 2002 and 2001 was $932,000 and $626,000, respectively.

        Axcelerant has procured certain of its property and equipment through capital leases that expire through November 2003. The underlying assets secure the amounts outstanding.

        Future minimum lease payments under noncancelable operating and capital leases are as follows:

	Capital Leases	Operating Leases
	(in thousands)
2003	$201	$795
2004	—	789
2005	—	204
2006	—	9
2007	—	8
Thereafter	—	—

Total minimum lease payments	201	$1,805

Less: amounts representing interest	15

Present value of capital lease obligations	186
Less: current portion	186

Long-term portion of capital lease obligations	$—

6.    Stockholders' Equity

  Common Stock

        At December 31, 2002, the Company has reserved the following shares of its Common Stock for issuance upon conversion of the issued and outstanding shares of Series A and Series B convertible preferred stock, exercise of warrants, and exercise of stock options under the 2001 Stock Incentive Plan (in thousands):

Reserved for convertible preferred stock	12,923
Reserved for common stock warrants	266
Reserved for stock options outstanding	831

14,020

  Founder's Shares

        On February 13, 2001, Axcelerant's Board of Directors authorized the issuance of 5.4 million shares of Axcelerant, Inc.'s common stock ("Founder's Shares") to certain members of management. In accordance with the terms of the Series A Preferred Stock Purchase Agreement, the Founders' Shares are subject to repurchase provisions, which lapse over a three-year period ending on March 1, 2004.

However, in the event of a change in control, all Founders' Shares shall automatically be released from the repurchase option. As of December 31, 2002, there are 2.0 million Founders' Shares that are subject to repurchase by the Company. During 2001, the Company recognized $54,000 in compensation expense related to the issuance of the Founders' Shares.

  Convertible Preferred Stock

        On April 17, 2001, Axcelerant completed a private placement (the "Series A Financing") of 6.0 million shares of convertible Series A preferred stock at a price of $1.0125 per share. Net proceeds to the Company from the Series A Financing were $5.9 million, including a $1.5 million cancellation of indebtedness upon conversion of the Bridge Note.

        On May 14, 2002, Axcelerant completed a private placement (the "Series B Financing") of 6.9 million shares of convertible Series B preferred stock at a price of $1.30 per share. Net proceeds to the Company from the Series B Financing were $8.9 million, including a $2.0 million cancellation of indebtedness upon conversion of the Bridge Loan.

        In connection with the Series B Financing, certain amendments were made to the Company's certificate of incorporation that affected certain rights previously granted to the holders of Series A preferred stock. These amendments eliminated the redemption rights of those stockholders and limited the payment of accumulated dividends. All disclosures have been updated to reflect these amendments.

        Each share of Series A preferred stock and Series B preferred stock ("Preferred Stock") may be converted at any time, at the option of the stockholder, into such number of shares of Axcelerant, Inc. common stock ("Common Stock") as determined by dividing the original issue price of the respective shares by its conversion price. The conversion price will initially equal the original issue price, however, it is subject to adjustment for certain dilutive issuances, splits, and combinations. All Preferred Stock shall automatically convert into Common Stock at its respective conversion price upon the closing of an underwritten public offering by the Company meeting certain aggregate consideration and price per share criteria.

        The holders of Series B preferred stock (the "Series B Investors") are entitled to receive cumulative dividends prior and in preference to the holders of Series A preferred stock (the "Series A Investors") and holders of Common Stock at an annual rate of $0.13 per share. Subsequent to the payment of all accrued Series B Preferred dividends, the Series A Investors are entitled to receive cumulative dividends prior and in preference to the holders of Common Stock at an annual rate of $0.10 per share. Thereafter, Series A Investors, Series B Investors, and the holders of Common Stock participate ratably in additional dividends, on a Common Stock equivalent basis. The rights to Preferred Stock dividends accrue and become payable when declared by the Board of Directors or upon an event of liquidation, dissolution, or winding up. In all other circumstances, including an event of conversion of Preferred Stock into Common Stock, all accrued but unpaid Preferred Stock dividends shall be forfeited. The cumulative dividends for Preferred Stock were approximately $1.6 million at December 31, 2002. As of December 31, 2002, the Company had an accumulated deficit and, therefore, under the Company's certificate of incorporation did not have the assets legally available to pay the cumulative dividends.

        The holders' of each share of Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which the holder's shares would be converted. In addition, the Company must obtain the approval of the holders of 70% of the Series A preferred stock, voting as a separate class, and 70% of the Series B preferred stock, voting as a separate class, to authorize or create a new series or class of stock or any other convertible securities, alter the rights and preferences of the Preferred Stock, take any action that would materially and adversely affect the holders of the Preferred Stock, declare any dividends or distribution on any Common Stock or other class junior to the Preferred Stock, amend the Certificate of Incorporation of the Bylaws of the Company, increase the authorized number of shares of the Preferred Stock or Common Stock, increase or decrease the size of the Board of Directors from five, sell, convey, or dispose of substantially all of the Company's property or business, merge or consolidate with any other entity, effect any transactions in which more than fifty percent of the voting power of the Company is disposed of, or engage in any other corporate reorganization or voluntary liquidation or dissolution.

        In the event of any reorganization, liquidation, dissolution, or winding up of the Company, the Series B Investors, prior and in preference to the Series A Investors, and the holders of the Common Stock, shall be entitled to receive an amount equal to $1.30 per outstanding share plus any accrued but unpaid dividends (the "Series B Initial Liquidation Preference"). After the payment of the Series B Initial Liquidation Preference, the Series A Investors and the Series B Investors are entitled to receive an amount ratably until the Series A Investors have received an aggregate amount equal to $1.00 per share plus any accrued but unpaid dividends and the Series B Investors have received an additional amount equal to $0.65 per share, before any assets are distributed to the holders of the Common Stock. After the Series B Investors have received an aggregate amount equal to $1.95 per share, plus any accrued but unpaid dividends, and the Series A Investors have received an amount equal to $1.00 per share, plus any accrued but unpaid dividends, then the remaining assets will be distributed ratably to the holders of the Common Stock.

  Series B Preferred Stock Warrants

        In connection with the Series B Financing, Axcelerant issued warrants for the purchase of 266,380 shares of Series B preferred stock to the investors participating in the round. The warrants were issued with an exercise price of $1.30 per share and contain customary adjustments to protect against dilution. The warrants may be exercised at any time up until May 14, 2009.

  Stock Incentive Plan

        In February 2001, Axcelerant's Board of Directors adopted the Axcelerant, Inc. 2001 Stock Incentive Plan (the "Plan"), which provides for the issuance of incentive stock options and non-qualified stock options. The Plan expires on February 13, 2011, or earlier, if terminated by the Board of Directors. Officers, key employees, members of the Board, consultants and any entity providing service to the Company are eligible to receive options under the Plan. The Plan is to be administered by the Board of Directors, or a committee appointed by the Board, for such purposes. The administrator has sole discretion and authority to determine to whom and when the options will be granted and the terms and conditions of the grant. In May 2002, the Board of Directors amended the Plan to reduce the aggregate number of shares reserved for grant under the Plan from 3.0 million to

2.5 million. Options generally vest over a four-year period commencing on the first anniversary date of the grant.

        Stock option activity under the Plan is as follows:

	Number of Options	Price per Option	Weighted Average Exercise Price
	(in thousands)
Balance at January 12, 2001	—	$—
Granted	981	$0.01-0.20	0.08
Exercised	—	—	—
Forfeited	(124)	$0.01-0.20	0.01

Balance at December 31, 2001	857		0.09
Granted	500	$0.20-0.26	0.21
Exercised	(82)	$0.01-0.20	0.01
Forfeited	(444)	$0.01-0.26	0.19

Balance at December 31, 2002	831		$0.11

At December 31, 2002 and 2001, the Company had 1.6 million and 2.1 million options, respectively, available for grant under the Plan.

        The following table summarizes additional information about stock options outstanding at December 31, 2002:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Options Exercisable	Weighted Average Exercise Price of Exercisable Options
	(in thousands)		(in thousands)
$0.01	388	8.14	135	$0.01
$0.20	402	8.76	94	$0.20
$0.26	41	9.59	—	$—

$0.01-0.26	831	8.51	229	$0.09

        The fair value of these options was estimated at the date of grant based on the minimum value method, which does not consider stock price volatility.

        The following assumptions were used in valuing the stock option grants:

Expected volatility	—
Risk-free interest rate	5.0%
Expected life (in years)	10.0
Expected rate of dividends	—

7.    Income Taxes

        The income tax provision is comprised of the following at:

	December 31,
	2002	2001
	(in thousands)
Current:
Federal	$—	$—
State	3	1

	3	1
Deferred:
Federal	—	—
State	—	—

	—	—

	$3	$1

        The approximate effect of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

	December 31,
	2002	2001
	(in thousands)
Deferred tax assets:
Bad debt reserve	$62	$14
Bonus accrual	—	5
Vacation accrual	60	32
Other	23	23
Net operating loss	3,195	2,199
Valuation allowance	(3,287)	(2,116)

Net deferred tax assets	53	157
Deferred tax liabilities:
State taxes	—	(103)
Depreciation	(53)	(54)

Net deferred tax asset (liability)	$—	$—

        The Company's deferred tax assets have been offset by a valuation allowance due to the uncertainty surrounding the realization of such assets.

        At December 31, 2002, the Company had approximately $8.1 million of federal NOL carryforwards that will begin to expire in 2020 and approximately $4.9 million of state NOL carryforwards that will begin to expire in 2010. Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss carryforwards will be limited based on changes in the percentage of ownership of the Company. No benefit for these carryforwards has been recognized in the financial statements.

        Income tax (benefit) expense for 2002 and 2001 is different than the amount computed by applying the U.S. federal income tax rate to income before income taxes. The reasons for these differences are as follows:

	December 31,
	2002	2001
	(in thousands)
Statutory federal tax (benefit) expense	$(1,064)	$(1,350)
State income taxes, net of federal benefit	2	1
Increase (decrease) in valuation allowance	1,036	707
Permanent tax differences	29	99
Federal tax assets acquired	—	544

Total provision for income taxes	$3	$1

8.    Profit Sharing Plan

        In January 1990, WAG adopted a 401(K) Profit Sharing Plan covering all employees who meet certain eligibility requirements. Participants may make pre-tax contributions up to 15% of their eligible wages. Additionally, WAG may elect to make an annual matching contribution equal to a discretionary percentage of each employee's elective contributions. Employer contributions and administrative expenses were $118,000 and $107,000 for the periods ended December 31, 2002 and 2001, respectively.

9.    Legal Proceedings

        In September 2001, a lawsuit was filed by Inter-Tel Leasing, Inc. ("Inter-Tel") against the Company alleging breach of contract in connection with the Total Lease Program Lease Agreement commencing about September 15, 1997 and claiming damages of roughly $70,000. Axcelerant filed a counterclaim against Inter-Tel alleging breach of contract by Inter-Tel and the parties settled the lawsuit for payment of approximately $28,000 to Inter-Tel and a mutual release of claims.

        From time to time, the Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Management does not believe the outcome of these matters will have a material effect on the Company's consolidated financial condition or its consolidated results of operations.

10.    Settlement Agreement

        On March 14, 2001, Axcelerant and WAG entered into a Settlement Agreement with Flashcom, debtor and debtor in possession in U.S.B.C. Case No. SA 00-19215 JR. In accordance with the Settlement Agreement, WAG agreed to pay Flashcom $250,000 and return certain computer equipment furnished to WAG by Flashcom in exchange for a full mutual release and discharge from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, damages, injuries, actions, and causes of actions. In March 2001, WAG paid $250,000 to Flashcom and subsequently transferred the computer equipment thereby settling all debts with Flashcom.

11.    Supplemental Cash Flow Information

	Year ended December 31, 2002	Period from Inception to December 31, 2001
	(in thousands)
Cash paid during the period for interest	$145	$98
Cash paid during the period for income taxes	$2	$13
Non-cash transactions:
Bridge note conversion to Preferred Stock	$2,000	$1,500
Property and equipment purchased under capitalized leases	$—	$438
Property and equipment transferred from affiliated company	$—	$30
Issuance of warrants to purchase Preferred Stock	$178	$—

12.    Event (Unaudited) Subsequent to the Date of the Report of Independent Auditors

        On August 12, 2003, the Company entered into a definitive agreement with Amber Acquisition Corp. ("Amber"), a wholly-owned subsidiary of GRIC Communications, Inc. ("GRIC"). Under the terms of the agreement, Amber will merge with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of GRIC. The Company's stockholders will receive GRIC common stock and stock options representing approximately 22% of the combined company on a common equivalent basis.

13.    Quarterly Financial Data (Unaudited)

        The following table sets forth unaudited condensed consolidated statements of operations data for each quarter of 2001 and 2002. This data has been derived from unaudited condensed consolidated financial statements and, in the Company's opinion, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the consolidated financial statements and notes thereto. Quarterly results have in the past been and may in the future be subject to significant fluctuations. As a result, results of operations for interim periods should not be relied upon as an indication of the results to be expected for future periods.

	Quarters Ended
	March 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002
	(in thousands, except per share amounts)
Total revenues	$1,239	$3,211	$3,286	$3,603	$3,578	$3,897	$3,968	$4,608
Cost of revenues	880	2,343	2,124	2,475	2,437	2,475	2,342	2,653
Net loss	(395)	(1,574)	(808)	(1,197)	(966)	(720)	(647)	(799)
Basic and diluted net loss per share	(0.12)	(0.29)	(0.15)	(0.22)	(0.18)	(0.13)	(0.12)	(0.15)
Shares used to compute basic and diluted net loss per share	3,198	5,375	5,375	5,375	5,397	5,441	5,450	5,456

Axcelerant, Inc. & Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash	$2,573	$5,290
Accounts receivable, net of allowances of $170 and $144 at June 30, 2003 and December 31, 2002, respectively	4,222	2,500
Inventory	270	316
Prepaid expenses and other current assets	96	74

Total current assets	7,161	8,180
Property and equipment, net	675	770
Goodwill	2,084	2,084
Other assets	137	137

Total assets	$10,057	$11,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,383	$1,936
Accrued compensation and benefits	650	721
Deferred revenue	40	157
Other current liabilities	447	423
Current portion of capital lease obligations	95	186

Total current liabilities	2,615	3,423
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock	13	13
Common stock	5	5
Additional paid-in capital	14,833	14,836
Accumulated deficit	(7,409)	(7,106)

Total stockholders' equity	7,442	7,748

Total liabilities and stockholders' equity	$10,057	$11,171

See accompanying notes.

Axcelerant, Inc. & Subsidiary

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$5,280	$3,897	$10,121	$7,475
Costs and expenses:
Cost of revenues	2,626	2,475	5,402	4,912
Network and operations	908	847	1,733	1,711
Research and development	245	172	446	343
Sales and marketing	528	484	919	943
General and administrative	1,016	626	1,937	1,192

Total costs and expenses	5,323	4,604	10,437	9,101

Operating loss	(43)	(707)	(316)	(1,626)
Interest income and other	9	38	22	41
Interest expense	(3)	(50)	(8)	(100)

Operating loss before income taxes	(37)	(719)	(302)	(1,685)
Provision for income taxes	—	1	2	1

Net loss	$(37)	$(720)	$(304)	$(1,686)

Basic and diluted net loss per share	$(0.01)	$(0.13)	$(0.06)	$(0.31)

Shares used to compute basic and diluted net loss per share	5,264	5,441	5,304	5,420

See accompanying notes.

Axcelerant, Inc. & Subsidiary

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	June 30, 2003	June 30, 2002
Cash flows from operating activities:
Net loss	$(304)	$(1,686)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	142	128
Accounts receivable allowances	26	14
Net changes in assets and liabilities:
Accounts receivable	(1,748)	(627)
Inventory	46	(58)
Other assets	(22)	(60)
Accounts payable	(553)	25
Accrued compensation and benefits	77	22
Deferred revenue	(117)	(169)
Other current liabilities	(124)	297

Net cash used in operating activities	(2,577)	(2,114)

Cash flows from investing activities:
Capital expenditures	(46)	(323)

Net cash used in investing activities	(46)	(323)

Cash flows from financing activities:
Payments of capital lease obligations	(91)	(62)
Payments for notes payable	—	(157)
Repurchase of common stock, net	(3)	—
Proceeds from issuance of preferred stock, net of issuance costs	—	8,853

Net cash (used in) provided by financing activities	(94)	8,634

Net increase (decrease) in cash	(2,717)	6,197
Cash at beginning of the period	5,290	767

Cash at end of the period	$2,573	$6,964

See accompanying notes.

Axcelerant, Inc. & Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.    Basis of Presentation

        The financial information at June 30, 2003 and for the three and six months ended June 30, 2003 and 2002 is unaudited, but includes all adjustments (consisting of normal recurring adjustments) that Axcelerant, Inc. ("Axcelerant" or the "Company") considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for annual financial statements. The results for the three and six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for future periods.

        The balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

        The following information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto, for the year ended December 31, 2002, included elsewhere in this joint proxy statement/prospectus.

2.    Summary of Significant Accounting Policies

        Liquidity.    For the six-month period ended June 30, 2003, the Company has incurred a net loss of $304,000 and has an accumulated deficit of $7.4 million at June 30, 2003. The Company expects monthly operating losses to continue in the near-term as the Company executes it business model. The Company believes its current operating levels will allow it to meet its obligations on a timely basis through at least the next twelve months.

        The Company believes that its available cash of $2.6 million at June 30, 2003, and cash expected to be generated by operations during the next twelve months, will fund planned operations for at least the next twelve months. If the Company is unable to attain revenue and margin goals, significant reductions in spending and the delay or cancellation of planned activities or substantial restructuring may be necessary to enable it to meet cash requirements through at least the next twelve months. These actions could have a material adverse effect on the Company's business, results of operations and prospects. Failure to raise capital when needed could seriously harm the Company's business and results of operations. If additional funds are raised through the issuance of equity securities, the percentage of ownership of the Company's stockholders would be reduced. Furthermore, these equity securities may have rights, preferences or privileges senior to the Company's common stock.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Revenue Recognition.    The Company derives its revenue from monthly security and support fees, monthly connectivity fees, installation services, and the sale of customer premise equipment. Revenue from the sale of equipment is recognized upon shipment of the product and title passing to the customer. Product returns and allowances have not been significant. Revenue from monthly connectivity fees is recognized as earned and amounts billed in advance are recorded to deferred revenue as collected. Revenues from installation services are recognized during the month that those services are provided. Revenue from security and support fees is recognized in the month the service is provided. Fees generated from maintenance contracts and other long-term agreements are recognized over the life of those contracts. The majority of the maintenance contracts cover periods of one to twelve months.

        Inventory.    Inventory consists of finished goods and are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

        Net Loss Per Share.    Net loss per common share and diluted net loss per common share are presented in conformity with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128") for all periods presented.

        In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Potentially dilutive securities have been excluded from the computation of basic and diluted net loss per share, as their effect is anti-dilutive.

        Because their effects were anti-dilutive, diluted net loss per share excludes the following potential common shares:

	June 30,
	2003	2002
	(in thousands)
Convertible preferred stock	12,923	12,923
Options to purchase common stock	2,100	1,132
Warrants	266	266

        Stock-Based Compensation.    The Company has one stock-based employee compensation plan. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. The Company has not incurred any stock-based employee compensation costs under the plan in 2003 or 2002.

        Pro forma information regarding net income or loss is required by SFAS No. 123 and has been determined as if Axcelerant had accounted for its employee stock options under the fair value method pursuant to SFAS No. 123, rather than the intrinsic value method pursuant to APB No. 25.

        The results of applying SFAS No. 123 to the Company's stock-based awards to employees would approximate the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Net loss, as reported	$(37)	$(720)	$(304)	$(1,686)
Deduct: Stock-based employee compensation expense determined under fair value method	(0)	(0)	(1)	(1)

Pro forma net loss	$(37)	$(720)	$(305)	$(1,687)

Net loss per share
Basic and diluted, as reported	$(0.01)	$(0.13)	$(0.06)	$(0.31)
Basic and diluted, pro forma	$(0.01)	$(0.13)	$(0.06)	$(0.31)

        For pro forma purposes the estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instrument.

        Such pro forma disclosures may not be representative of future pro forma compensation cost because options vest over several years and additional grants are anticipated to be made each year.

        Recent Accounting Pronouncements.    In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires an investor with a majority of the variable interests (primary beneficiary) in a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the voting equity investors do not have a controlling interest, or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. The provisions of FIN 46 were effective immediately for all arrangements entered into with new VIEs created after January 31, 2003. Based on the Company's initial review, there were no entities identified that would require consolidation. The Company expects to complete the review in the third quarter of 2003.

        In March 2003, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Elements, which addresses certain aspects of accounting for arrangements that include multiple products or services. Specifically, this issue addresses: (1) how to determine whether an arrangement that contains multiple products or services contains more than one unit of accounting, and (2) how the arrangement consideration should be measured and allocated. Accordingly, the adoption of EITF No. 00-21 may impact the timing of revenue recognition as well as allocation between products and services. EITF No. 00-21 is applicable for transactions entered into in fiscal periods beginning after June 15, 2003. The Company does not expect that adoption of the guidance provided by EITF No. 00-21 will have a material impact on its consolidated financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liability and equity. The provisions of SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Based on the Company's initial review, it does not appear that the adoption of the provisions of SFAS No. 150 will have a material impact on its consolidated financial position or results of operations. The Company expects to complete the review in the third quarter of 2003.

3.    Subsequent Event

        On August 12, 2003, the Company entered into a definitive agreement with Amber Acquisition Corp. ("Amber"), a wholly-owned subsidiary of GRIC Communications, Inc. ("GRIC"). Under the terms of the agreement, Amber will merge with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of GRIC. The Company's stockholders will receive GRIC common stock and stock options representing approximately 22% of the combined company on a common equivalent basis.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of August 12, 2003, by and among GRIC Communications, Inc., a Delaware corporation ("Acquiror"), Amber Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and Axcelerant, Inc., a Delaware corporation ("Target").

RECITALS

        A.    The Board of Directors of Target and the Board of Directors of Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Merger Sub merge with and into Target in a statutory reverse triangular merger (the "Merger"), with Target to be the surviving corporation of the Merger (the "Surviving Corporation"), on the terms and subject to the conditions of this Agreement and pursuant to a Certificate of Merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the laws of the State of Delaware. In furtherance thereof, the Board of Directors of Target and the Board of Directors of Acquiror have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and have determined to recommend that their respective stockholders adopt and approve this Agreement and approve the Merger.

        B.    Upon the effectiveness of the Merger, all the outstanding capital stock of Target ("Target Capital Stock") will be converted into capital stock of Acquiror ("Acquiror Capital Stock"), and Acquiror will assume all outstanding options to purchase shares of Target Capital Stock, as provided in this Agreement.

        C.    The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

        D.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, certain stockholders of Target are entering into Voting Agreements in substantially the form attached hereto as Exhibit B (the "Voting Agreements").

        E.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, certain of the employees of Target are entering into Employment Agreements in substantially the form attached hereto as Exhibit C (the "Employment Agreements") which shall become effective upon the closing of the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

        1.    PLAN OF REORGANIZATION

          1.1    The Merger.    Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Target pursuant to this Agreement and the Certificate of Merger and in accordance with applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law") as follows:

            1.1.1    Closing and Effective Time.    The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Section 7 and Section 8 or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as may be agreed to by Acquiror and Target in writing. The date on which the

    Closing actually occurs is herein referred to as the "Closing Date." At the Closing, Acquiror and Target shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and Target in writing being referred to herein as the "Effective Time").

            1.1.2    Certain Definitions.    As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

              "Acquiror Common Stock" shall mean the Common Stock, $0.001 par value per share, of Acquiror.

              "Acquiror Series A Stock" shall mean the Series A Redeemable Convertible Preferred Stock, $0.001 par value per share, of Acquiror.

              "Acquiror Stock Price" shall mean the average of the closing prices for a share of Acquiror Common Stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending on the trading day that is three trading days prior to the Closing Date.

              "Business Day" shall mean a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

              "Dissenters Deadline Date" shall mean the first date at or after the Effective Time on which no holder of Target Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect dissenters' rights or appraisal rights in accordance with Delaware Law in connection with the Merger in respect of any shares of Target Capital Stock.

              "Dissenting Shares" shall mean any shares of Target Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters' rights or appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law in connection with the Merger.

              "Escrow Shares" shall mean the number of shares of Acquiror Common Stock equal to the product of (A) 15% and (B) the Total Merger Consideration.

              "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              "Exchange Ratio" shall mean (A) with respect to Target Series B Stock, the quotient obtained by dividing (1) the Target Series B Merger Consideration by (2) the Fully-Diluted Target Series B Stock, (B) with respect to Target Series A Stock, the quotient obtained by dividing (1) the Target Series A Merger Consideration by (2) the Fully-Diluted Target Series A Stock, and (C) with respect to Target Common Stock and Target Options (to be assumed by Acquiror pursuant to Section 1.3.1), the quotient obtained by dividing (A) the Target Common Merger Consideration by (B) the Fully-Diluted Target Common Stock.

              "Fully-Diluted Acquiror Common Stock" shall mean the sum, without duplication, of (A) the aggregate number of shares of Acquiror Common Stock that are issued and outstanding as of the close of business on the second Business Day preceding the date hereof, (B) the aggregate number of shares of Acquiror Common Stock issuable upon the conversion of shares of Acquiror Series A Stock issued and outstanding as of the close of business on the second Business Day preceding the date hereof, (C) the aggregate number of shares of Acquiror Common Stock issuable upon the conversion of shares of Acquiror Series A Stock issuable upon the exercise of warrants to acquire shares of Acquiror Series A Stock that are issued and outstanding as of the close of business on the second Business Day preceding the date hereof, and (D) the aggregate number of shares of Acquiror Common Stock issuable upon the exercise of options or warrants to acquire shares of Acquiror Common Stock that are issued and outstanding as of the close of business on the second Business Day preceding the date hereof (whether or not then vested or exercisable), calculated using the treasury stock method. For the avoidance of doubt, the Fully-Diluted Acquiror Common Stock shall not include any shares of Acquiror Common Stock available for future issuance under Acquiror's 1999 Equity Incentive Plan, 1997 Stock Option Plan, 1995 Stock Option Plan (other than shares subject to outstanding options) or under Acquiror's 1999 Employee Stock Purchase Plan (including shares subject to outstanding purchase rights under such plan).

              "Fully-Diluted Target Common Stock" shall mean the sum, without duplication, of (A) the aggregate number of shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Target Common Stock issuable upon the exercise of Target Options, Target Warrants or other direct or indirect rights to acquire shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable). For the avoidance of doubt, the Fully-Diluted Target Common Stock shall not include any shares of Target Common Stock issuable upon the exercise of unvested Target Options which are canceled, forfeited or otherwise not exercised. For the avoidance of doubt, a particular security shall be included in the calculation of either the Fully-Diluted Target Common Stock, Fully-Diluted Target Series A Stock or Fully-Diluted Target Series B stock, but not in the calculation of more than one of the foregoing defined terms.

              "Fully-Diluted Target Series A Stock" shall mean the sum, without duplication, of (A) the aggregate number of shares of Target Series A Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Target Series A Stock issuable upon the exercise of Target Warrants or other direct or indirect rights to acquire shares of Target Series A Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

              "Fully-Diluted Target Series B Stock" shall mean the sum, without duplication, of (A) the aggregate number of shares of Target Series B Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Target Series B Stock issuable upon the exercise of Target Warrants or other direct or indirect rights to acquire shares of Target Series B Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

              "knowledge" means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of the officers, directors and legal or financial employees of such entity (and with respect to Target, of Steven Pacelli as well) (collectively, the "Entity Representatives") after reasonable inquiry, including reasonable inquiry of the persons employed by such entity charged with administrative or operational responsibility for such matters for such entity. Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails received or sent by such Entity Representative) in, or that have been in, the actual possession of such Entity Representative, including his or her personal files, or (B) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such entity that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such Entity Representative in the customary performance of such duties and responsibilities.

              Any reference to any event, change, condition or effect being "material" with respect to any entity means any event, change, condition or effect that (i) is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole or (ii) involves monetary commitments, obligations or liabilities which individually or in the aggregate could reasonably be expected to exceed $25,000.

              "Material Adverse Effect" when used in connection with an entity means any change, event, condition or effect that is materially adverse in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors), (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors), (C) the direct effect of the public announcement or pendency of the transactions contemplated hereby on customers or suppliers of such entity, or (D) with respect to Acquiror only, (i) changes in the trading prices for Acquiror Common Stock or (ii) failure to achieve the consensus estimates of analysts for Acquiror's financial results; provided, however, that notwithstanding the foregoing, with respect to Target, the following shall be deemed to have a Material Adverse Effect on Target: receipt by Target or any Subsidiary of written notice from either one or more of the Top Three Customers or two or more of the Top Ten Customers, (i) canceling, terminating or electing not to renew its contract or agreement with Target or such Subsidiary, (ii) substantially reducing the amount of current or projected purchases from Target or such Subsidiary for products and services, or (iii) that it intends to do any of the foregoing. The "Top Three Customers" and "Top Ten Customers" are the top three and ten customers, respectively, of Target and its Subsidiaries in terms of revenue for the period from January 1, 2003 through May 31, 2003 that is reported in the Financial Statements, provided that no customer who has given such a written notice prior to the date of this Agreement (as disclosed in the Target Disclosure Letter) shall be included in the determination of the Top Three Customers or Top Ten Customers (i.e., such listings shall numerically include three and ten customers, respectively).

              "Person" shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or governmental entity.

              "SEC" shall mean the Securities and Exchange Commission.

              "Securities Act" shall mean the Securities Act of 1933, as amended.

              "Spreadsheet Submission Date" shall mean the later of (i) the date on which Target delivers the Spreadsheet (as defined in Section 4.14) to Acquiror, (ii) the Closing Date, and (iii) the Dissenters Deadline Date.

              "Subsidiary" shall mean any corporation, association, business entity, partnership, limited liability company or other Person, securities or other interests representing more than 50% of the voting power of which are at the time directly or indirectly owned or controlled by Target, by Target and one or more Subsidiaries or by one or more other Subsidiaries.

              "Takeover Proposal" shall mean (i) any agreement, offer or proposal for, or any indication of interest in, (A) any merger, reorganization, share exchange, consolidation or other business combination involving Target and/or any Subsidiary, (B) any acquisition by any Person (including any "person" within the meaning of Section 13(d) of the Exchange Act) of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the issued and outstanding shares of any class of capital stock of Target or any Subsidiary in any single transaction or a series of related transactions, or (C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or in excess of 20% of the assets of Target or any Subsidiary in any single transaction or a series of related transactions, or (ii) any public announcement of a proposal, plan or intention to enter into any such agreement, make any such offer or proposal or express any such indication of interest; provided, however, that the term "Takeover Proposal" shall not include this Agreement or any other agreement provided for herein or therein or ancillary hereto or thereto, or any offer, proposal or indication of interest made or expressed by or on behalf of Acquiror. Any material change in the terms or conditions of any Takeover Proposal shall be deemed to result in a new Takeover Proposal.

              "Target Common Merger Consideration" shall mean the number of shares of Acquiror Common Stock equal to the product obtained by multiplying (A) the Target Common Percentage by (B) the Total Merger Consideration.

              "Target Common Percentage" shall mean the percentage of the Total Merger Consideration that holders of Target Common Stock and Target Options shall be entitled to receive pursuant to the terms of Target's Third Amended and Restated Certificate of Incorporation.

              "Target Common Stock" shall mean the Common Stock, $0.001 par value per share, of Target.

              "Target Options" shall mean options to purchase shares of Target Capital Stock.

              "Target Percentage Table" shall mean the table attached hereto as Exhibit D setting forth sample calculations of the Target Common Percentage, Target Series A Percentage and Target Series B Percentage based on certain assumptions regarding the Total Merger Consideration, the Closing Date and the Acquiror Stock Price. For the avoidance of doubt, in the event of any conflict between the terms of Target's Third Amended and Restated Certificate of Incorporation and the Target Percentage Table, the terms of Target's Third Amended and Restated Certificate of Incorporation shall control.

              "Target Preferred Stock" shall mean the Preferred Stock, $0.001 par value per share, of Target.

              "Target Series A Merger Consideration" shall mean the number of shares of Acquiror Common Stock equal to the product obtained by multiplying (A) the Target Series A Percentage by (B) the Total Merger Consideration.

              "Target Series A Percentage" shall mean the percentage of the Total Merger Consideration that holders of Target Series A Stock shall be entitled to receive pursuant to the terms of Target's Third Amended and Restated Certificate of Incorporation.

              "Target Series A Stock" shall mean the Series A Preferred Stock of Target.

              "Target Series B Merger Consideration" shall mean the number of shares of Acquiror Common Stock equal to the product obtained by multiplying (A) the Target Series B Percentage by (B) the Total Merger Consideration.

              "Target Series B Percentage" shall mean the percentage of the Total Merger Consideration that holders of Target Series B Stock shall be entitled to receive pursuant to the terms of Target's Third Amended and Restated Certificate of Incorporation.

              "Target Series B Stock" shall mean the Series B Preferred Stock of Target.

              "Target Warrants" shall mean warrants to purchase shares of Target Capital Stock.

              "Total Merger Consideration" shall mean the number of shares of Acquiror Common Stock equal to the difference obtained by subtracting (A) the quotient obtained by dividing (1) any amount of Excess Merger Expenses known to Acquiror prior to the Spreadsheet Submission Date by (2) the Acquiror Stock Price from (B) 9,833,329 (which is the quotient obtained by dividing (1) the product obtained by multiplying (i) 0.22 by (ii) the Fully-Diluted Acquiror Common Stock by (2) 0.78).

              "Trigger Event" shall mean (i) any acquisition by any Person (including any "person" within the meaning of Section 13(d) of the Exchange Act) of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the issued and outstanding shares of any class of capital stock of Target or any Subsidiary in any single transaction or a series of related transactions, or (ii) the commencement of any tender offer or exchange offer that, upon completion, would result in any Person (including any "person" within the meaning of Section 13(d) of the Exchange Act) having beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the issued and outstanding shares of any class of capital stock of Target or any Subsidiary.

            1.1.3    Conversion of Shares.    Each share of Target Series B Stock, Target Series A Stock and Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.5 hereof), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive a number of shares of Acquiror Common Stock equal to the applicable Exchange Ratio.

            1.1.4    Adjustments for Capital Changes.    If prior to the Merger Acquiror or Target recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Acquiror Common Stock into which the Target shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Target shares and the holders of Acquiror shares.

            1.1.5    Dissenting Shares.    Notwithstanding anything contained herein to the contrary, other than the following provisions of this Section 1.1.5, any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Section 262 of Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 1.1.3 in respect of such shares had such shares never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10, following the satisfaction of the applicable conditions set forth in Section 1.10, the number of shares of Acquiror Common Stock to which such holder would be entitled in respect thereof under Section 1.1.3 had such shares never been Dissenting Shares (and all such shares of Acquiror Common Stock shall be deemed for all purposes of this Agreement to have become issuable and deliverable to such holder pursuant to Section 1.1.3), subject to Section 1.2 (requiring the delivery of cash in lieu of any fractional shares) and Section 1.4 (requiring the contribution of a portion of such Acquiror Common Stock into escrow). Target shall give Acquiror (i) notice as soon as practicable of any demands for appraisal received by Target, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Target and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Target shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

          1.2    Fractional Shares.    No fractional shares of Acquiror Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Capital Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) will receive from Acquiror, promptly after the Effective Time, an amount of cash (rounded to the nearest whole cent) equal to the Acquiror Stock Price multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled.

          1.3    Target Options and Warrants.

            1.3.1    Options.    At the Effective Time, each outstanding, unexercised and unexpired Target Option to purchase Target Common Stock granted under Target's 2001 Stock Incentive Plan, as amended (the "Target Option Plan") shall be assumed by Acquiror and each holder of an assumed Target Option shall be entitled, in accordance with the terms of such option, to purchase after the Effective Time that number of shares of Acquiror Common Stock, determined by multiplying the number of shares of Target Common Stock subject to such Target Option at the Effective Time by the Exchange Ratio, and the exercise price per share for each such Option will equal the exercise price of the Target Option immediately prior to the Effective Time divided by the Exchange Ratio, such exercise price being rounded up to the nearest whole cent. If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of Acquiror Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms of the Target Options will otherwise be unchanged. Continuous employment with Target will be credited to an optionee for purposes of determining the number of shares subject to exercise after the Effective Time. Promptly after the Effective Time, Acquiror will notify in writing each holder of a Target Option of the assumption of such Target Option by Acquiror, and the number of shares of Acquiror Common Stock that are then subject to such option and the exercise price of such option, as determined pursuant to this Section 1.3.1. Acquiror will cause the Acquiror Common Stock issuable upon exercise of the assumed Target Options to be registered on Form S-8 of the SEC within 15 Business Days after the Effective Time (assuming timely receipt of the Spreadsheet, all option documentation relating to the Target Options outstanding immediately prior to the Effective Time and all signatures, opinions and consents required for such registration statement), will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Target Options remain outstanding and will reserve a sufficient number of shares of Acquiror Common Stock for issuance upon exercise thereof. The Form S-8 shall not cover the shares of Acquiror Common Stock subject to any Target Options assumed by Acquiror which are held by persons who do not become employees of the Acquiror at the Effective Time or do not otherwise have a service relationship with the Acquiror at the Effective Time.

            1.3.2    Warrants.    Prior to the Merger, Target will cause all outstanding Target Warrants to be exercised in full (including by "net exercise" if permitted by the applicable warrant agreement).

          1.4    Escrow Agreement.    At the Closing, Acquiror will withhold (or cause the Exchange Agent to withhold) the Escrow Shares from the shares of Acquiror Common Stock to be issued to the stockholders of Target as of immediately prior to the Effective Time (other than holders of solely shares of Target Capital Stock which constitute and remain Dissenting Shares) ("Effective Time Stockholders") on a pro rata basis (based upon the number of shares of Acquiror Common Stock such stockholder is entitled to receive pursuant to Section 1.1.3 with respect to its shares of Target Capital Stock (other than Dissenting Shares) relative to the number of shares of Acquiror Common Stock all such stockholders are entitled to receive pursuant to Section 1.1.3 with respect to their shares of Target Capital Stock (other than Dissenting Shares)). Acquiror will deliver (or cause the Exchange Agent to deliver) such Escrow Shares to U.S. Bank, N.A. (the "Escrow Agent"), as escrow agent, to be held in an escrow fund (the "Escrow Fund") by Escrow Agent as collateral for the indemnification obligations of the Effective Time Stockholders under Section 10 and pursuant to the provisions of an escrow agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent or its nominee and will be held by the Escrow Agent from the Closing until the one year anniversary of the Effective Time (the "Escrow Period") (unless otherwise specified herein or in the Escrow Agreement). In the event that the Merger is approved by the holders of Target Capital Stock ("Target Capital Stockholders") as provided herein, the Effective Time Stockholders shall, without any further act of any Effective Time Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the indemnification obligations of the Effective Time Stockholders under Section 10 in the manner set forth in the Escrow Agreement, (ii) the appointment of Murray Rudin as the representative of the Effective Time Stockholders (the "Representative") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Effective Time Stockholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him herein or under the Escrow Agreement, and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

          1.5    Effects of the Merger.    At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Target, and Target will be the surviving corporation, pursuant to the terms of the Certificate of Merger; (b) the certificate of incorporation of Target shall be as set forth in the attachment to the Certificate of Merger and the bylaws of Merger Sub will become the bylaws of Target, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of the surviving corporation until thereafter amended as provided by law; (c) each share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock of the surviving corporation; (d) the directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving corporation and the officers of Merger Sub immediately prior to the Effective Time will become the officers of the surviving corporation; (e) each share of Target Capital Stock and each Target Option outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.1, 1.2 and 1.3; (f) each share of Target Common Stock and Target Preferred Stock held by Target or owned by Merger Sub, Acquiror or any direct or indirect wholly-owned subsidiary of Target or Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; and (g) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

          1.6    Further Assurances.    Target agrees that if, at any time before or after the Effective Time, Acquiror considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquiror title to any property or rights of Target, Acquiror and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Acquiror and otherwise to carry out the purpose of this Agreement, in the name of Target or otherwise.

          1.7    Registration on Form S-4.    The Acquiror Common Stock to be issued in the Merger shall be registered under the Securities Act on Form S-4. As promptly as practicable after the date of this Agreement, Acquiror and Target shall prepare and file with the SEC a Form S-4 registration statement (the "Form S-4") together with the prospectus/proxy statement included therein (the "Prospectus/Proxy Statement") and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Acquiror and Target shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Acquiror shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Acquiror Common Stock in the Merger. Target shall furnish to Acquiror all information concerning Target and the Target Capital Stockholders as may be reasonably requested in connection with any action contemplated by this Section 1.7.

          1.8    Tax Free Reorganization.    It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties intend to adopt a "plan of reorganization" within the meaning of Section 354(a) of the Code. However, except as expressly set forth herein or in the exhibits hereto, Acquiror makes no representations or warranties to Target or to any Target securityholder regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free "reorganization" under the Code, or any of the tax consequences to Target or any Target securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Target acknowledges that Target and its securityholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

          1.9    Purchase Accounting.    The parties intend that the Merger be treated as a purchase for accounting purposes.

          1.10    Exchange of Certificates.

            1.10.1    Exchange Agent.    EquiServe (which is Acquiror's transfer agent) shall act as exchange agent (the "Exchange Agent") in the Merger. Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent, for the benefit of the holders of shares of Target Capital Stock, for exchange in accordance with this Agreement, certificates representing the shares of Acquiror Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to this Agreement, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.2, in exchange for outstanding shares of Target Capital Stock.

            1.10.2    Exchange Procedures.    As soon as practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Target Common Stock (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify and Target may reasonably approve) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Acquiror Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Target Capital Stock which is not registered on the transfer records of Target, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a transferee if the Certificate representing such Target Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10.2 and the Certificate of Merger, each Certificate shall be deemed, on and after the Effective Time, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in lieu of any fractional shares of Acquiror Common Stock as contemplated by Section 1.2 and the Delaware Law.

            1.10.3    Distributions with Respect to Unsurrendered Certificates.    No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.2, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.2 and the Certificate of Merger and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

            1.10.4    No Further Ownership Rights in Target Common Stock.    All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 1.2 and Section 1.10.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or Target of the shares of Target Capital Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Acquiror for any reason, they shall be canceled and exchanged as provided in this Section 1.10.

            1.10.5    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the stockholders of Target six months after the Effective Time shall be delivered to Acquiror, upon demand, and any former stockholders of Target who have not theretofore complied with this Section 1.10.5 shall thereafter look only to Acquiror for payment of their claim for Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to Acquiror Common Stock.

            1.10.6    No Liability.    Neither the Exchange Agent, Acquiror or Target shall be liable to any holder of shares of Target Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Acquiror shall be entitled to rely without inquiry or investigation on the information contained in the Spreadsheet and shall instruct the Exchange Agent to make the payments and distributions contemplated by this Section 1 in accordance with such information, and neither Acquiror nor the Exchange Agent shall have any liability to any person for making such payments and distributions in accordance with such information.

            1.10.7    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the posting of reasonable bond therefor, such shares of Acquiror Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.2 and any dividends or distributions payable pursuant to Section 1.10.3.

        2.    REPRESENTATIONS AND WARRANTIES OF TARGET

        Subject to the exceptions set forth in the disclosure letter of Target addressed and delivered to Acquiror concurrently with the parties' execution of this Agreement (the "Target Disclosure Letter") (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Section 2 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Target to Acquiror under this Section 2), Target represents and warrants to Acquiror as follows:

          2.1    Organization and Good Standing.    Target and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Target.

          2.2    Power, Authorization and Validity.

            2.2.1    Power and Capacity.    Target has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Target is or will be a party that are required to be executed pursuant to this Agreement (the "Target Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Target Ancillary Agreements have been duly and validly approved and authorized by Target's Board of Directors as required by applicable law and Target's certificate of incorporation and bylaws.

            2.2.2    No Filings.    No filing, authorization or approval, governmental or otherwise, is necessary to enable Target to enter into, and to perform its obligations under, this Agreement and the Target Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws and (c) the approval of the Target Capital Stockholders of the transactions contemplated hereby. The affirmative votes of the holders of (a) 70% of the shares of Target Series B Stock issued and outstanding, (b) a majority of the shares of Target Series A Stock issued and outstanding, and (c) a majority of the shares of Target Common Stock, Target Series A Stock and Target Series B Stock issued and outstanding (voting as a single class on an as-converted basis), in each case as of on the record date set for the meeting of Target's stockholders to adopt this Agreement and approve the Merger, are the only votes of the holders of Target Capital Stock necessary to adopt this Agreement and approve the Merger.

            2.2.3    Binding Obligation.    Subject to approval of this Agreement and the Merger by the Target Capital Stockholders, this Agreement and the Target Ancillary Agreements are, or when executed by Target will be, valid and binding obligations of Target enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

          2.3    Capitalization.

            2.3.1    Authorized and Outstanding Capital Stock.    The authorized capital stock of Target consists solely of (a) 25,000,000 shares of Target Common Stock, of which 5,211,813 shares are issued and outstanding, and (b) 25,000,000 shares of Target Preferred Stock, (i) 6,000,000 of which are designated as Target Series A Stock, of which 6,000,000 shares are issued and outstanding, and (ii) 8,500,000 of which are designated as Target Series B Stock, of which 6,923,077 shares are issued and outstanding. There are no other issued and outstanding shares of capital stock or voting securities of Target. Each of the Target Capital Stockholders holds good and marketable title to such Target shares, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws). All issued and outstanding shares of Target Common Stock and Target Preferred Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the certificate of incorporation or bylaws of Target, or any agreement or document to which Target is a party or by which it is bound and have been offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Except as disclosed in Schedule 2.3.1, Target is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. Except as disclosed in Schedule 2.3.1, there is no liability for dividends accrued but unpaid with respect to Target's outstanding securities. Target holds no treasury shares. Except as disclosed in Schedule 2.3.1, no shares of Target Capital Stock are unvested or otherwise subject to a right of repurchase. Schedule 2.3.1 includes a correct and complete list of each holder of Target Capital Stock outstanding as of the date hereof, including the name of and address of such holder, the number of shares of each class or series of Target Capital Stock held by such Person, and if applicable, the vesting commencement date and vesting schedule applicable to such Target Capital Stock, including the number of shares vested as of the date of this Agreement. Except as disclosed in Schedule 2.3.1, no vesting of outstanding Target Capital Stock will be accelerated in connection with the Merger.

            2.3.2    Options/Rights.    An aggregate of 2,486,100 shares of Target Common Stock are reserved and authorized for issuance pursuant to the Target Option Plan, under which options to purchase a total of 2,073,969 shares of Target Common Stock are outstanding. Except as disclosed in Schedule 2.3.2, there are no restricted stock awards, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Target's authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Target Preferred Stock or Target Common Stock or obligating Target to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. Schedule 2.3.2 includes a correct and complete list of each Target Option and Target Warrant outstanding as of the date hereof, including the name and address of the holder of such Target Option or Target Warrant, the Target Option Plan pursuant to which such Target Option was issued, the number of shares covered by such Target Option or Target Warrant, the per share exercise price of such Target Option or Target Warrant, the status of any Target Option as an incentive stock option, and the vesting commencement date and vesting schedule applicable to each such Target Option, including the number of shares vested as of the date of this Agreement. The terms of the Target Option Plan permit the assumption or substitution of options to purchase Target Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target Capital Stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. Except as disclosed in Schedule 2.3.2, no benefits under the Target Option Plan will accelerate in connection with the Merger. No other outstanding options, whether under the Target Option Plan or otherwise, will be accelerated in connection with the Merger.

          2.4    Subsidiaries.    Except for the Subsidiaries of Target listed on Schedule 2.4, each of which is wholly-owned by Target, Target does not have any Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

          2.5    No Violation of Existing Agreements.    Neither the execution and delivery of this Agreement nor any Target Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Target or any Subsidiary, as currently in effect, (b) any material instrument or contract to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Target or any Subsidiary or their respective assets or properties. Except as disclosed in Schedule 2.5, the consummation of the Merger and the transfer to Acquiror of all material rights, licenses, franchises, leases and agreements of Target and each Subsidiary will not require the consent of any third party.

          2.6    Litigation.    Except as disclosed in Schedule 2.6, there is no action, proceeding, claim or investigation pending against Target or any Subsidiary before any court or administrative agency, nor, to Target's knowledge, has any such action, proceeding, claim or investigation been threatened in writing. There is, to Target's knowledge, no reasonable basis for any stockholder or former stockholder of Target, or any other Person, firm, corporation, or entity, to assert a claim against Target or Acquiror based upon: (a) ownership or rights to ownership of any shares of Target Capital Stock (except for dissenter's rights with respect to shares of Acquiror Common Stock issuable by virtue of the Merger), (b) any rights as a Target Capital Stockholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Target and its stockholders.

          2.7    Taxes.    Target and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Target or any Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Target Balance Sheet reflects all unpaid Taxes of Target and/or any Subsidiary, in accordance with GAAP, for periods (or portions of periods) through the Target Balance Sheet Date. Neither Target nor any Subsidiary has any liability for unpaid Taxes accruing after the Target Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Target Balance Sheet Date. There is (i) to the knowledge of Target, no claim for Taxes being asserted against Target or any Subsidiary that has resulted in a lien against the property of Target or any Subsidiary other than liens for Taxes not yet due and payable, (ii) to the knowledge of Target, no audit or pending audit of, or tax controversy associated with, any Tax Return of Target or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Target or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. Neither Target nor any Subsidiary has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Target nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does Target or any Subsidiary have any liability or potential liability to another party under any such agreement. Neither Target nor any Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Target nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a "Tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither Target nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which Target was not the ultimate parent corporation. Neither Target nor any Subsidiary has any liability for the Taxes of any Person (other than Target or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither Target nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Each of Target and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities. Neither Target nor any Subsidiary has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code, and Target and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. Neither Target nor any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Target and each Subsidiary have complied (and until the Effective Time will comply) with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (each, a "Tax Authority"), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person. For purposes of this Agreement, the term "Tax Return" shall mean any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.

          2.8    Target Financial Statements.    Target has delivered to Acquiror as Schedule 2.8 Target's audited balance sheets as of December 31, 2001 and 2002 and income statement and statement of cash flows for the years then ended and Target's unaudited balance sheet as of May 31, 2003 ("Balance Sheet") and income statement and statement of cash flows for the five months then ended (collectively, the "Financial Statements"). The Financial Statements (a) are derived from and in accordance with the books and records of Target, (b) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (c) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and consistent with each other, and (d) present fairly the consolidated financial condition and results of operations and cash flows of Target and its Subsidiaries as of the dates, and for the periods, indicated therein (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material in amount). Target has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Balance Sheet, except for those that may have been incurred after the date of the Balance Sheet in the ordinary course of its business consistent with past practice, which, individually or in the aggregate, are not material in nature or amount, do not result from any breach of contract, tort or violation of law, and could not be reasonably likely to have a Material Adverse Effect on Target.

          2.9    Title to Properties.    Except as disclosed in Schedule 2.9, Target has good and marketable title to all of its assets as shown on the Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Target or any Subsidiary is a party are fully effective and afford Target or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither Target nor any Subsidiary is in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, or has received any notice of violation with which it has not complied.

          2.10    Absence of Certain Changes.    Since the Balance Sheet date, each of Target and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and (i) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target, (ii) except for the Amended and Restated Exclusivity Letter Agreement between Acquiror and Target dated August 11, 2003 relating to the transactions contemplated by this Agreement, neither Target nor any Subsidiary has made or entered into any agreement, commitment or letter of intent with respect to any acquisition, sale or transfer of any material asset of Target or any Subsidiary, (iii) there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by Target or any Subsidiary or any revaluation by Target of any of its or any Subsidiary's assets, (iv) except as disclosed in Schedule 2.10, there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its securities, other than repurchases of stock in accordance with the Target Option Plan in connection with the termination of employees or other service providers, (v) neither Target nor any Subsidiary has entered into, amended or terminated any material contract or agreement (including any contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation that involves in excess of $25,000), and there has not occurred any material default under any material contract or agreement to which Target or any Subsidiary is a party or by which it is, or any of its assets and properties are, bound, (vi) there has not occurred any amendment or change to the certificate of incorporation or bylaws of Target or any Subsidiary, (vii) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by Target or any Subsidiary to any of its directors, officers, employees or consultants or any new loans or extension of existing loans to any such persons (other than annual salary adjustments not exceeding 10% made in the ordinary course of business consistent with past practice), (viii) there has not occurred the execution of any employment agreements or service contracts or, except as disclosed in Schedule 2.10, the extension of the term of any existing employment agreement or service contract with any person in the employ or service of the Target or any Subsidiary, (ix) there has not occurred any change with respect to the management, supervisory or other key personnel of Target, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices involving Target or any Subsidiary, (x) neither Target nor any Subsidiary has incurred, created or assumed any security interest, pledge or lien on any of its material assets or properties, any liability or obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of others, (xi) neither Target nor any Subsidiary has paid or discharged any encumbrance or liability which was not shown on the Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet date, (xii) neither Target nor any Subsidiary has incurred any liability to its directors, officers or shareholders (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (xiii) neither Target nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $25,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (xiv) neither Target nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (xv) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of Target or any Subsidiary, and (xvi) there has not occurred any announcement of, any negotiation by or any entry into any contract, agreement, commitment or transaction by Target or any Subsidiary to do any of the things described in the preceding clauses (i) through (xv) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

          2.11    Contracts and Commitments.    Except for contracts and agreements described in Schedule 2.11, neither Target nor any Subsidiary is a party to or bound by any of the following contracts or agreements (a "Material Contract"):

            (a)   any distributor, sales, advertising, agency or manufacturer's representative contract;

            (b)   any continuing contract for the purchase, sale or license of materials, supplies, equipment, services, software, intellectual property or other assets involving in the case of any such contract more than $25,000 over the life of the contract;

            (c)   any contract that expires or may be renewed at the option of any Person other than Target so as to expire more than one year after the date of this Agreement and which involves more than $25,000;

            (d)   any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

            (e)   any contract for capital expenditures in excess of $25,000 in the aggregate;

            (f)    any contract limiting the freedom of Target or any Subsidiary to engage, participate, or compete with any other Person, in any line of business, market or geographic area, or any confidentiality, secrecy or non-disclosure contract, or any contract granting most favored nation pricing, exclusive sales, distribution or marketing rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

            (g)   any contract pursuant to which Target or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;

            (h)   any contract with any Person with whom Target or any Subsidiary does not deal at arm's length;

            (i)    any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

            (j)    any agreement under which Target or any Subsidiary is a licensor of Intellectual Property or agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property, or under which Target or any Subsidiary is a licensee of any Third Party Intellectual Property Rights (except for standard "shrink wrap" and "click through" licenses for off-the-shelf software products) or providing for the development of any software, content, technology or intellectual property by or for Target or any Subsidiary;

            (k)   any joint venture contract or arrangement or any other agreement that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or the payment of royalties to any other Person;

            (l)    any agreement of indemnification or warranting (other than pursuant to Target's standard customer agreement, the form of which is included in Schedule 2.11);

            (m)  any contract or agreement for the employment of any director, officer, employee or consultant of Target or any other type of contract, agreement or understanding with any officer, employee or consultant of Target that is not immediately terminable by Target without cost or liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any contract that is entered into in connection with this Agreement;

            (n)   any contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Target Capital Stock or any other securities of Target or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

            (o)   any contract under which it provides any advice or services to any third party, including any consulting contract, professional contract or software implementation, deployment or development services contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services) involving revenue to Target in excess of $25,000 per annum;

            (p)   any contract with any labor union or any collective bargaining agreement or similar contract with its employees;

            (q)   any contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

            (r)   any contract with any governmental entity or any governmental authorization;

            (s)   any other oral or written agreement, obligation or commitment that is material to Target or its Subsidiaries or their respective businesses, operations, financial condition, properties or assets, taken as a whole; or

            (t)    any contract or agreement with Fiberlink, iPass, AT&T, MCI/UUNet, MegaPath, Infonet, TManage or Netifice.

        All Material Contracts are in written form. Target or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and to its knowledge is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended. There exists no default or event of default or event, occurrence, condition or act, with respect to Target or any Subsidiary or to Target's knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Target or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither Target nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither Target nor any of its Subsidiaries has any material liability for renegotiation of government contracts or subcontracts. True, correct and complete copies of all Material Contracts have been provided to Acquiror prior to the date hereof.

          2.12    Intellectual Property.

            2.12.1     Except as disclosed in Schedule 2.12.1, Target and each Subsidiary own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents, trademarks, trade names, trade dress rights, service marks, copyrights, mask works, Internet domain names, database rights, applications and registrations for any of the foregoing, net lists, schematics, designs, specifications, technical drawings, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or any Subsidiary (collectively, the "Intellectual Property"). Such, ownership, license or other rights in the Intellectual Property are sufficient for the conduct of the business of Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or any Subsidiary. Except as disclosed in Schedule 2.12.1, Target and each Subsidiary owns and possesses source code for all software owned by it and owns or has valid licenses and possesses source code or object code for all products owned, distributed and presently supported by it. Neither Target nor any Subsidiary has entered into any agreement relating to any exclusive rights of any type or scope with respect to any Intellectual Property with any Person.

            2.12.2     Schedule 2.12.2 lists (i) all patents and patent applications, all registered and material unregistered trademarks, trade names and service marks and applications therefor, all registered and material unregistered copyrights and applications therefor, all registered Internet domain names, and all maskworks registrations and applications therefor included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements to which Target or any Subsidiary is a party and pursuant to which Target or any Subsidiary is authorized to use any third party patents, trademarks, copyrights (including software) or other intellectual or proprietary right ("Third Party Intellectual Property Rights"), which are incorporated in, are, or form a part of any product or service used, utilized, provided, furnished, produced, marketed, licensed, sold or distributed by Target or any Subsidiary or any product or service currently under development by Target or any Subsidiary (each such product being a "Target Product" and each such service being a "Target Service"). For the avoidance of doubt, third party software used in the development of Target Products but not incorporated therein or distributed therewith shall not be deemed to be included in the definition of Target Products.

            2.12.3     To the knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any Subsidiary, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of Target or any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any intellectual property rights of any third party, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business consistent with past practice. No royalties or other continuing payment obligations are due in respect of any Intellectual Property right or any Third Party Intellectual Property Rights and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

            2.12.4     Neither Target nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Target's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights. Neither the execution and delivery or effectiveness of this Agreement nor the performance of Target's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Intellectual Property right, or materially impair the right of Target, any Subsidiary or Acquiror to use, possess, sell or license any Intellectual Property right or portion thereof.

            2.12.5     To the knowledge of Target, all registered patents, trademarks, trade names, service marks and copyrights held by Target or any Subsidiary are valid, enforceable and subsisting. Neither Target nor any Subsidiary has been sued in any suit, action or proceeding (or received any notice or, to the knowledge of Target or any Subsidiary, threat) which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights or violation of any trade secret or other proprietary right of any third party or which contests the validity, ownership or right of Target or any Subsidiary to exercise any Intellectual Property right. The manufacturing, marketing, licensing, sale, provision, distribution and/or use of any Target Product or Target Service does not and will not infringe or misappropriate any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual or proprietary right of any third party and, to the knowledge of Target or any Subsidiary, there is no substantial basis for a claim that any Target Product or Target Service or provision thereof is infringing or has infringed on or misappropriated any intellectual or proprietary right of any third party. Neither Target nor any Subsidiary has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

            2.12.6     Each of Target and each Subsidiary has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target or any Subsidiary does not already own by operation of law. Without limiting the foregoing, Target and each Subsidiary has obtained proprietary information and inventions agreements from all current and former employees and consultants of Target and each Subsidiary. No current or former employee, consultant or independent contractor of Target or any Subsidiary: (i) is in material violation of any term or covenant of any contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, Target or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Target or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including intellectual property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of Target or any Subsidiary or the use by Target or any Subsidiary of the services of any consultant or independent contractor does not subject Target or any Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Target or any Subsidiary, whether such liability is based on contractual or other legal obligations to such third party. No current or former employee, consultant or independent contractor of Target or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property.

            2.12.7     Each of Target and each Subsidiary has taken all necessary and appropriate steps to protect and preserve the confidentiality of all confidential or non-public information included in the Intellectual Property ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target or any Subsidiary by or to a third party has been pursuant to the terms of a written agreement between Target or one or more Subsidiaries and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target or any Subsidiary has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of Target and its Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to Target an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of Target's and its Subsidiaries' customers and business partners, to the extent required by such customers and business partners).

            2.12.8     There are no actions that must be taken by Target or any Subsidiary within 120 days of the date of this Agreement that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

            2.12.9     Neither Target nor any Subsidiary has received any opinion of counsel that any third party patent applies to any Target Product or Target Service.

            2.12.10     Schedule 2.12.10 lists all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) ("Open Source Materials") used by Target or any Subsidiary in any way which is material to the business of Target as currently conducted or currently proposed to be conducted, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by Target or any Subsidiary). Except as disclosed in Schedule 2.12.10, neither Target nor any Subsidiary has (1) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property; (2) distributed Open Source Materials in conjunction with any Intellectual Property; or (3) used Open Source Materials that create, or purport to create, obligations for Target or such Subsidiary with respect to Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

            2.12.11     All products sold, licensed, leased or delivered by Target or any Subsidiary to customers and all services provided by or through Target or any Subsidiary to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. Neither Target nor any Subsidiary has any material liability (and, to the knowledge of Target or any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Target or any Subsidiary giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Target Balance Sheet.

            2.12.12     No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for Target Capital Stock) was used in the development of the Intellectual Property owned by Target or any Subsidiary. To the knowledge of Target, no current or former employee, consultant or independent contractor of Target or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Intellectual Property, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Target or any Subsidiary.

            2.12.13     Neither Target nor any Subsidiary has collected any personally identifiable information from any third parties except as described on Schedule 2.12.13. Target and each Subsidiary have complied in all material respects with all applicable laws relating to (1) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Target or any Subsidiary and (2) the collection, storage and transfer of any personally identifiable information collected by Target or any Subsidiary or by third parties having authorized access to the records of Target or any Subsidiary. The execution, delivery and performance of this Agreement, comply in all material respects with all applicable laws relating to privacy. All materials distributed or marketed by Target or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable privacy laws and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable privacy laws.

            2.12.14     Neither Target or any Subsidiary nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Target Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Target or any Subsidiary or any Person acting on their behalf to any Person of any Target Source Code. Schedule 2.12.14 identifies each contract pursuant to which Target or any Subsidiary has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any Target Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Target Source Code. As used in this Section 2.12.14, "Target Source Code" means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Intellectual Property.

          2.13    Compliance with Laws.    Target and each of its Subsidiaries has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect upon Target), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act, as amended. Each of Target and the Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations pending or to the best of Target's knowledge, threatened, that, if enacted or determined adversely to Target or any Subsidiary, could reasonably be expected to result in any Material Adverse Effect on Target.

          2.14    Certain Transactions and Agreements.    None of the officers or directors of Target or any Subsidiary, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Target (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Target or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof. None of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Target or any Subsidiary, except for the normal rights of a stockholder. None of said officers or directors or family members has had, either directly or indirectly, a material interest in: (i) any Person or entity which purchases from or sells, licenses or furnishes to Target or any Subsidiary any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Target or any Subsidiary is a party or by which it may be bound or affected.

          2.15    Employees, ERISA and Other Compliance.

            2.15.1     Except as set forth in Schedule 2.15.1, neither Target nor any Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

            2.15.2     Neither Target nor any of its Subsidiaries: (i) has ever been or is now subject to a union organizing effort; (ii) is subject to any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other contract with any trade or labor union, employees' association or similar organization; or (iv) has any current labor disputes or has had any material labor disputes or claims of unfair labor practices. Target and its Subsidiaries each has good labor relations, and Target has no knowledge of any facts indicating that the consummation of the transactions provided for hereby will have a Material Adverse Effect on its labor relations or those of any of its Subsidiaries, and Target has no knowledge that any of the management employees, or any significant number of other employees, intends to leave Target's employ or the employ of any of its Subsidiaries. There are no strikes, material slowdowns, work stoppages or lockouts, or, to the knowledge of Target, threats thereof, by or with respect to any employees of Target or any of its Subsidiaries. Target and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable laws regarding employment, employment practices, terms and conditions of employment, and wages and hours (including the Worker Adjustment Retraining and Notification Act, as amended, and any similar state or local law) and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. Neither Target nor any of its Subsidiaries has employment or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors providing services to Target or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws. All employees of Target or any of its Subsidiaries are legally permitted to be employed by Target or such Subsidiary in the jurisdiction in which such employee is employed. Neither Target nor any of its Subsidiaries will have any liability to any Person as a result of the termination of any employee leasing arrangement.

            2.15.3     Schedule 2.15.3 of the Target Disclosure Letter contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, deferred compensation agreements, profit sharing, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Target, its Subsidiaries or any ERISA Affiliate (the "Target Employee Plans"), including all "employee benefit plans" as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). For purposes of this Section 2.15.3, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code. Target has delivered to Acquiror's legal counsel true and complete copies or descriptions of all Target Employee Plans. Each Target Employee Plan, and the operation and administration thereof, is in all material respects in compliance with all applicable laws, including the requirements of ERISA and the Code. With respect to each Target Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401(a) of the Code, Target either (i) has received from the Internal Revenue Service a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) has been delivered to Acquiror and its legal counsel) and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter which would reasonably be expected to cause the loss of the Tax-qualified status of such Target Employee Plan or (ii) has a remaining period of time to apply for such letter. Target has made available to Acquiror's legal counsel a true and complete copy of, to the extent applicable, (i) the most recent annual report (Form 5500) with respect to each Target Employee Plan that is subject to ERISA reporting requirements, (ii) each trust agreement related to any Target Employee Plan, (iii) the most recent summary plan description and any employee booklets for each Target Employee Plan for which such a description is required, (iv) the most recent actuarial report relating to any Target Employee Plan subject to Title IV of ERISA, (v) insurance policies on Contracts relating to any Target Employee Plan, and (vi) all material communications relating to any Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target, is threatened in writing against or with respect to any Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. In addition, neither Target nor any of its Subsidiaries has ever been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise Tax under the Code. There has been no amendment to, interpretation or announcement (whether oral or in writing) by Target relating to, or change in employee participation or coverage under any Target Employee Plan that would materially increase the expense of maintaining such Target Employee Plan above the level of expense incurred in respect thereof during the calendar year 2002. No Target Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Target has never contributed to or been required to contribute to any multi-employer pension plan as defined in Section 3(37) of ERISA and will not have any contingent withdrawal Liability under ERISA. Target has never contributed to any multiple employer plan as defined in Section 413(c) of the Code. All Target Employee Plans, to the extent applicable, are in compliance in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, (ii) the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended, (iv) the Women's Health and Cancer Rights Act of 1998, and (v) the Family Medical Leave Act of 1993, as amended, and the regulations thereunder. As of the Effective Time, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any Target Employee Plan, covered employees or qualified beneficiaries. All individuals who, pursuant to the terms of any Target Employee Plan, are entitled to participate in any Employee Plan currently are participating in such Target Employee Plan or have been offered an opportunity to do so. Target and its Subsidiaries have timely filed and have made available to Acquiror's legal counsel annual reports (Form 5500) for each Target Employee Plan which is subject to ERISA or Code reporting requirements.

            2.15.4     No employee of Company or any of its Subsidiaries is in material violation of any term of any employment Contract, any other Contract or any restrictive covenant relating to the right of any such employee to be employed by Company or any of its Subsidiaries or to use trade secrets or proprietary information of others, and the employment of any employee by Company or any of its Subsidiaries does not subject it to any liability to any third party.

            2.15.5     Neither Target nor any of its Subsidiaries is a party to any (i) agreement with any employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither Target nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which Target has established a reserve for such amount on the Balance Sheet and (ii) pursuant to contracts entered into after the Balance Sheet date and disclosed on Schedule 2.15.5.

            2.15.6     A complete and accurate list of all employees, consultants and independent contractors of Target and its Subsidiaries and their current compensation and benefits as of the date hereof has been delivered to Acquiror.

            2.15.7     All contributions due from Target or any of its Subsidiaries with respect to any of the Target Employee Plans and all employee social security contributions have been timely made or accrued on the Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet date as a result of the operations of Target and its Subsidiaries after the Balance Sheet date.

            2.15.8     Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to any compensation and benefit plan with respect to which Target or any ERISA Affiliate will or may have any liability for the benefit of employees who perform services outside the United States.

            2.15.9     No benefit payable or which may become payable by Target or any Subsidiary pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

            2.15.10     No employee of Target or any Subsidiary is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Target or any Subsidiary to any liability.

          2.16    Corporate Documents.    Target has delivered to Acquiror or its legal counsel all documents and information listed in the Target Disclosure Letter or other Exhibits called for by this Agreement and all other documents and information which have been requested by Acquiror or its legal counsel, including, without limitation, the following: (a) copies of Target's and each Subsidiary's certificate of incorporation and bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders, and consents.

          2.17    No Brokers.    Neither Target nor any of the Target Capital Stockholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

          2.18    Disclosure.    Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Target to Acquiror under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          2.19    Information Supplied.    None of the information supplied or to be supplied by Target specifically for inclusion in the Form S-4 and the Prospectus/Proxy Statement (collectively, "Notice Materials"), at the date such information is supplied and at the time of the meeting of the Target Capital Stockholders to be held to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          2.20    Books and Records.

            2.20.1     The books, records and accounts of Target and its Subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Target, and (d) accurately and fairly reflect the basis for the Financial Statements.

            2.20.2     Target has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Target is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          2.21    Insurance.    Target maintains the policies of insurance and bonds set forth in Schedule 2.21, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.21 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2002. Each of Target and each Subsidiary has provided to Acquiror true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of Target or any Subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Target and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.22    Environmental Matters.

            2.22.1     During the period that Target and Subsidiary have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities which could reasonably be expected to have a Material Adverse Effect on Target. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Target or any Subsidiary having taken possession of any of such properties or facilities which could reasonably be expected to have a Material Adverse Effect on Target. For the purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the

    Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

            2.22.2     None of the properties or facilities of Target or any Subsidiary is in violation in any material respect of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, neither Target nor any Subsidiary nor, to Target's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

            2.22.3     During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, there has been no litigation brought or to Target's best knowledge, threatened against Target or any Subsidiary by, or any settlement reached by Target or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

          2.23    Accounts Receivable.    The accounts receivable shown on the Financial Statements (subject to any reserves set forth in the Financial Statements) and the receivables of Target arising after the Balance Sheet date (i) arose in the ordinary course of business consistent with past practice, (ii) represent bona fide claims against debtors for sales and other charges, (iii) have been collected or are collectible in the book amounts thereof, (iv) are not subject to discount except for normal cash and immaterial trade discounts, and (v) to the knowledge of Target are not subject to any claim of offset, recoupment, setoff or counter-claim. The amounts carried for doubtful accounts and allowances disclosed in the Financial Statements and since the Balance Sheet date were calculated in accordance with GAAP and in a manner consistent with prior periods and are sufficient to provide for any losses which may be sustained on realization of the receivables. No material amount of receivables are contingent upon the performance by Target of any obligation or contract other than normal warranty repair and replacement. No Person has any encumbrance on any receivables, and no agreement for deduction or discount has been made with respect to any of such receivables. Schedule 2.23 sets forth an aging of accounts receivable of Target in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims, including the type and amounts of such claims.

          2.24    Customers and Suppliers.

            2.24.1     Neither Target nor any of its Subsidiaries has any outstanding material dispute concerning its goods and/or services with any customer who, in the year ended December 31, 2002 or the six months ended June 30, 2003 was one of the 20 largest sources of revenue for Target, based on amounts paid or payable (each, a "Significant Customer"). Each Significant Customer is listed on Schedule 2.24.1 of the Target Disclosure Letter. Neither Target nor any of its Subsidiaries has received any information from any Significant Customer that such customer will not continue as a customer of Target (or Acquiror) after the Closing or that any such customer intends to terminate or materially modify existing contracts with Target (or Acquiror) or reduce the amount paid to Target for products and services. Target has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of in excess of $25,000 of revenue by Target.

            2.24.2     Neither Target nor any of its Subsidiaries has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2002 or the six months ended June 30, 2003 was one of the 20 largest suppliers of goods and/or services to Target, based on amounts paid or payable (each, a "Significant Supplier"). Each Significant Supplier is listed on Schedule 2.24.2 of the Target Disclosure Letter. Neither Target nor any of its Subsidiaries has received any notice of termination or interruption of any existing contracts with any Significant Supplier. Target and its Subsidiaries have access, on commercially reasonable terms, to all goods and services reasonably necessary to carry on their respective businesses, and neither Target nor any of its Subsidiaries has any knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

            2.24.3     Neither Target nor any Subsidiary has knowingly breached, so as to provide a material benefit to Target or any of such Subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

          2.25    Inventory.    The inventories shown on the Balance Sheet (net of any reserve on the Balance Sheet) or thereafter acquired by Target or any Subsidiary, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet date, Target and each Subsidiary has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Target nor any Subsidiary has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since the Balance Sheet date, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, neither Target nor any Subsidiary has any inventory in the distribution channel and neither Target nor any Subsidiary has any commitments to purchase inventory.

          2.26    Product Releases.    Target has provided to Acquiror a Schedule of Product Releases, which Schedule is included as Schedule 2.26. Target has a good faith reasonable belief that it can achieve the release of products on the schedule described in Schedule 2.26 and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

        3.    REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

        Subject to the exceptions set forth in the disclosure letter of Acquiror addressed and delivered to Target concurrently with the parties' execution of this Agreement (the "Acquiror Disclosure Letter") (if any) (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Section 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror to Target under this Section 3), Acquiror and Merger Sub represent and warrant to Target as follows:

          3.1    Organization and Good Standing.    Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2    Power, Authorization and Validity.

            3.2.1     Acquiror has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Acquiror is or will be a party that are required to be executed pursuant to this Agreement (the "Acquiror Ancillary Agreements"). Merger Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Merger Sub is or will be a party that are required to be executed pursuant to this Agreement (the "Merger Sub Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Acquiror Ancillary Agreements have been duly and validly approved and authorized by Acquiror's Board of Directors in compliance with applicable law and the certificate of incorporation and bylaws of Acquiror. The execution, delivery and performance of this Agreement and the Merger Sub Ancillary Agreements have been duly and validly approved and authorized by Merger Sub's Board of Directors and sole stockholder in compliance with applicable law and the certificate of incorporation and bylaws of Merger Sub.

            3.2.2     No filing, authorization or approval, governmental or otherwise, is necessary to enable Acquiror to enter into, and to perform its obligations under, this Agreement and the Acquiror Ancillary Agreements or to enable Merger Sub to enter into, and to perform its obligations under, this Agreement and the Merger Sub Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, if any, (b) the approval of the holders of Acquiror Capital Stock ("Acquiror Capital Stockholders") of the transactions contemplated hereby, (c) the filing of a registration statement on Form S-4 with the SEC covering the issuance of the shares of Acquiror Common Stock in the Merger, (d) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquiror Common Stock issuable pursuant to Target Options assumed by Acquiror, (e) such filings as may be required to comply with federal and state securities laws and the rules and regulations of the Nasdaq Stock Market, and (f) such other filings, authorizations or approvals which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

            3.2.3     This Agreement and the Acquiror Ancillary Agreements are, or when executed by Acquiror will be, valid and binding obligations of Acquiror enforceable in accordance with their respective terms and this Agreement and the Merger Sub Ancillary Agreements are, or when executed by Merger Sub will be, valid and binding obligations of Merger Sub enforceable in accordance with their respective terms, except in each case as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

          3.3    Capitalization.

            3.3.1    Authorized and Outstanding Capital Stock.    The authorized capital stock of Acquiror as of the close of business on the second Business Day preceding the date of this Agreement consisted solely of (a) 50,000,000 shares of Acquiror Common Stock, of which 22,557,398 shares were issued and outstanding, (b) 12,801,205 shares of Acquiror Series A Stock, of which 7,831,323 shares were issued and outstanding, and (c) 5,000,000 shares of undesignated Preferred Stock, none of which were issued and outstanding. As of such date, there were no other issued and outstanding shares of capital stock or voting securities of Acquiror.

            3.3.2    Options/Rights.    As of the close of business on the second Business Day preceding the date of this Agreement, (a) an aggregate of 7,491,517 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror's 1999 Equity Incentive Plan, under which options to purchase a total of 6,070,852 shares of Acquiror Common Stock were outstanding, (b) an aggregate of 2,678,572 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror's 1997 Stock Option Plan, under which options to purchase a total of 346,814 shares of Acquiror Common Stock were outstanding, (c) an aggregate of 535,713 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror's 1995 Stock Option Plan, under which options to purchase a total of 3,683 shares of Acquiror Common Stock were outstanding, (d) an aggregate of 1,098,303 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror's 1999 Employee Stock Purchase Plan, (e) an aggregate of 2,033,131 shares of Acquiror Series A Stock were subject to outstanding warrants to purchase Acquiror Series A Stock, and (f) an aggregate of 122,208 shares of Acquiror Common Stock were subject to outstanding warrants to purchase Acquiror Common Stock. As of such date, there were no other restricted stock awards, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Acquiror's authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Acquiror Series A Stock or Acquiror Common Stock or obligating Acquiror to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.

          3.4    No Violation of Existing Agreements.    Neither the execution and delivery of this Agreement nor any Acquiror Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Acquiror, as currently in effect, (b) any material instrument or contract to which Acquiror is a party or by which Acquiror is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquiror or its assets or properties, except in the case of clause (b) or (c) where such conflict termination, breach, impairment or violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Acquiror. Neither the execution and delivery of this Agreement nor any Merger Sub Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of any provision of the certificate of incorporation or bylaws of Merger Sub, as currently in effect.

          3.5    SEC Documents; Financial Statements.    As of their respective filing dates, each report, statement and other filing filed with the SEC by Acquiror since the end of its second most recent fiscal year (collectively, the "Acquiror SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Acquiror SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by an Acquiror SEC Document filed subsequently (but prior to the date hereof). Except as set forth in any Acquiror SEC Document, the financial statements of Acquiror, including the notes thereto, included in the second most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q and annual report on Form 10-K, in each case as amended, if applicable, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act), and (iii) present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Acquiror as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments).

          3.6    Litigation.    There is no action, proceeding, claim or investigation pending against Acquiror or any subsidiary of Acquiror before any court or administrative agency, nor, to Acquiror's knowledge, has any such action, proceeding, claim or investigation been threatened in writing.

          3.7    Absence of Certain Changes.    Since June 30, 2003, there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Acquiror.

          3.8    Disclosure.    Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Acquiror to Target under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          3.9    No Brokers.    Except for the fees and expenses payable by Acquiror to Broadview International LLC in accordance with that certain letter agreement dated March 26, 2003, Acquiror is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

        4.    TARGET PRE-CLOSING COVENANTS

        During the period from the date of this Agreement until the Effective Time, Target covenants and agrees as follows:

          4.1    Advice of Changes.    Target will promptly advise Acquiror in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect on Target. To ensure compliance with this Section 4.1, Target shall deliver to Acquiror, when made available to Target's Board of Directors after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business consistent with past practice, in accordance with Target's books and records and GAAP (except that unaudited financial statements do not have notes thereto) and shall fairly present the financial position of Target as of their respective dates and the results of Target's operations for the periods then ended (subject, in the case of unaudited interim period financial statements, to normal year-end audit adjustments, none of which individually or in the aggregate are material in amount). Target shall exercise all commercially reasonable efforts to deliver such financial statements to Acquiror as quickly as possible after the end of each such monthly accounting period (and in no event later than 35 calendar days thereafter).

          4.2    Maintenance of Business.    Target will use its commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Target becomes aware of a material deterioration in the relationship with any customer, supplier or key employee (including any receipt by Target or any Subsidiary of written notice from any Top Three Customer or Top Ten Customer (i) canceling, terminating or electing not to renew its contract or agreement with Target or such Subsidiary, (ii) substantially reducing the amount of current or projected purchases from Target or such Subsidiary for products and services, or (iii) that it intends to do any of the foregoing), it will promptly bring such information to the attention of Acquiror in writing and, if requested by Acquiror, will exert its commercially reasonable efforts to restore the relationship.

          4.3    Conduct of Business.    Target will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Acquiror:

            (a)   borrow any money (other than pursuant to existing credit facilities disclosed in Schedule 4.3);

            (b)   enter into any transaction not in the ordinary course of business;

            (c)   encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

            (d)   dispose of any of its assets except in the ordinary course of business consistent with past practice;

            (e)   enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

            (f)    fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

            (g)   pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year and except pursuant to existing arrangements previously disclosed to and approved in writing by Acquiror) or enter into any new employment or consulting agreement with any such Person;

            (h)   change accounting methods;

            (i)    declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

            (j)    amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

            (k)   lend any amount to any Person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Target 401(k) Plan;

            (l)    guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

            (m)  waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

            (n)   issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security; provided, however, that Target may issue Target Options to purchase up to 100,000 shares of Target Common Stock pursuant to the Target Option Plan between the date hereof and the Closing, so long as such Target Options (1) are issued at exercise prices at least equal to the fair market value of Target's Common Stock on the date of grant (as approved by Acquiror in consultation with its independent auditors), (2) provide for no acceleration of vesting (other than acceleration under the standard terms of the Target Option Plan in the event that an acquiring company refuses to assume or substitute for such options), (3) vest in accordance with Target's standard vesting schedule, and (4) are issued solely to individuals who become employees of Target after the date hereof in such amounts as are dictated by Target's new hire option grant matrix (a copy of which is set forth in Schedule 4.3);

            (o)   split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

            (p)   merge, consolidate or reorganize with, or acquire any entity;

            (q)   amend its certificate of incorporation or bylaws, except that Target shall be permitted to file with the Delaware Secretary of State Target's Third Amended and Restated Certificate of Incorporation, as approved by Target's Board of Directors on August 10, 2003 and Target's stockholders on August 12, 2003 (a copy of which has been provided to Acquiror);

            (r)   license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

            (s)   agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquiror for its review prior to filing;

            (t)    change any insurance coverage or issue any certificates of insurance; or

            (u)   agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses (a) through (t).

          4.4    Stockholder Approval.    Target will hold a special meeting of its stockholders (the "Stockholders Meeting") at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the Target Capital Stockholders, which approval will be unanimously recommended by Target's Board of Directors and management (unless Target's Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation). Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Concurrently with the execution of this Agreement, Target will cause the individuals set forth on Schedule 4.4 (collectively, the "Principal Stockholders") to execute Voting Agreements agreeing to vote in favor of the Merger.

          4.5    Prospectus/Proxy Statement.    Target will send to its stockholders at the earliest practicable date, for the purpose of considering and voting upon the Merger at the Stockholders Meeting, the Prospectus/Proxy Statement. Target will promptly provide all information relating to its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws. Target shall be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its affiliates based upon written information furnished by it. Target will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby. The Prospectus/Proxy Statement shall include the unqualified unanimous recommendation of the Board of Directors of Target in favor of adoption of this Agreement and approval of the Merger and the Certificate of Merger and the conclusion of the Board of Directors of Target that the terms and conditions of the Merger and this Agreement are fair, advisable and in the best interests of Target and its securityholders (unless Target's Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation).

          4.6    Regulatory Approvals.    Target will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Target will use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

          4.7    Necessary Consents.    Target will use its commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 and Section 6 to allow the consummation of the transactions contemplated hereby and to allow Acquiror to carry on Target's business after the Closing.

          4.8    Litigation.    Target will notify Acquiror in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any Subsidiary, or known by it to be threatened against it or any Subsidiary.

          4.9    No Solicitation.

            4.9.1     Target shall not, and Target shall cause each Subsidiary and each of the officers, directors, employees, shareholders, agents, advisors (including any investment bankers, attorneys and accountants) and other representatives (including the Board of Directors of Target, the Board of Directors of each Subsidiary and each committee of the Board of Directors of Target or any Subsidiary) of Target and/or any Subsidiary (all of the foregoing collectively being the "Target Representatives") not to, directly or indirectly, (i) solicit, encourage or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) disclose to any Person any nonpublic information relating to Target and/or any Subsidiary in connection with, or enter into, participate in, maintain or continue any discussions or negotiations regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Takeover Proposal, (iv) submit any Takeover Proposal to the vote of any securityholders of Target or any Subsidiary, (v) withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Acquiror, the approval of Target's Board of Directors of this Agreement and/or any of the transactions contemplated hereby, or (vi) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Acquiror, any recommendation referred to in Section 4.5. If any Target Representative, whether in his or her capacity as such or in any other capacity, takes any action that Target is obligated pursuant to this Section 4.9.1 to cause such Target Representative not to take, then Target shall be deemed for all purposes of this Agreement to have breached this Section 4.9.1.

            4.9.2     Target shall immediately notify Acquiror after receipt by Target and/or any Subsidiary (or, to Target's knowledge, by any of the Target Representatives) of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, or any other notice that any Person is considering making a Takeover Proposal, or any request for nonpublic information relating to Target or any Subsidiary or for access to any of the properties, books or records of Target or any Subsidiary by any Person or Persons other than Acquiror (which notice shall identify the Person or Persons making, or considering making, such inquiry, expression of interest, proposal or offer) and shall keep Acquiror fully informed of the status and details of any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. Target shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of Target) of any meeting of the Board of Directors of Target at which the Board of Directors of Target is reasonably expected to consider any Takeover Proposal. Target shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.

          4.10    Access to Information.    Until the Closing, Target will allow Acquiror and its agents reasonable access the files, books, records and offices of Target and each Subsidiary, including, without limitation, any and all information relating to Target's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Target will cause its accountants to cooperate with Acquiror and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          4.11    Target Affiliate Agreements.    Concurrently with the execution of this Agreement, Target will deliver to Acquiror a letter (or include in the Target Disclosure Letter as Schedule 4.11 a list) identifying all Persons who are, in Target's reasonable judgment, "affiliates" (as such term is defined in Rule 405 promulgated under the Securities Act) of Target at the time this Agreement is executed. Target will provide Acquiror with all information and documents needed to evaluate this list for compliance with securities laws. Target will cause each of its affiliates to deliver to Acquiror, on or prior to the mailing of the Prospectus/Proxy Statement, a written agreement in substantially the form attached hereto as Exhibit F (the "Affiliate Agreement"), providing that, except as permitted by such Affiliate Agreement, such Person will not offer to sell, sell or otherwise dispose of any of the Acquiror Common Stock issued to such Person in the Merger in the one year period following the Effective Time.

          4.12    Target Dissenting Shares.    As promptly as practicable after the date of the Stockholders' Meeting and prior to the Closing Date, Target shall furnish Acquiror with the name and address of each holder of Dissenting Shares and the number of Dissenting Shares owned by such stockholder.

          4.13    Blue Sky Laws.    Target shall use its commercially reasonable efforts to assist Acquiror to the extent necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger.

          4.14    Spreadsheet.    Target shall prepare and deliver to Acquiror, at or prior to the Closing, a spreadsheet in form reasonably acceptable to Acquiror, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, all factual information relating to holders of Target Capital Stock, Target Options and/or Target Warrants reasonably requested by Acquiror, including (i) the names of all Target stockholders, optionholders and warrantholders and their respective addresses on record with Target, (ii) the number and kind of shares of Target Capital Stock held by, or subject to the Target Options or Target Warrants held by, such Persons and, in the case of shares, the respective certificate numbers, (iii) the exercise price per share in effect for each Target Option and Target Warrant immediately prior to the Effective Time, (iv) the repurchase price payable per share under each right of repurchase as structured immediately prior to the Effective Time, (v) the vesting arrangements with respect to Target Options and Target Capital Stock subject to vesting or rights of repurchase, and (vi) the numerical values of the Target Common Percentage, Target Series A Percentage, Target Series B Percentage, Fully-Diluted Target Common Stock, Fully-Diluted Target Series A Stock and Fully-Diluted Target Series B Stock (such spreadsheet, the "Spreadsheet").

          4.15    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however that if the Merger is consummated, Acquiror shall bear, by virtue of the Merger, up to $300,000 of the expenses (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants) incurred by Target in connection with the Merger (collectively, the "Merger Expenses"). Any Merger Expenses in excess of $300,000 (collectively, the "Excess Merger Expenses") which have not been reimbursed to Target prior to the Effective Time by Target's stockholders or included in the calculation of the Merger Consideration hereunder are collectively referred to as "Indemnifiable Merger Expenses" and shall constitute Indemnifiable Damages for purposes of Section 10.2 without regard to the Escrow Threshold.

          4.16    Termination of Benefit Plans.    Effective as of the day immediately preceding the Closing Date, the Target shall terminate any and all Target Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to Target that such 401(k) plans shall not be terminated). Unless Acquiror provides such written notice to Target, no later than five Business Days prior to the Closing Date, Target shall provide Acquiror with evidence that such Target Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Target's Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Acquiror. The Target also shall take such other actions in furtherance of terminating such Target Employee Plan(s) as Acquiror may reasonably require.

          4.17    Satisfaction of Conditions Precedent.    Target will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Target will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          4.18    Tax-Free Reorganization.    Target will not take, and Target will not permit any Subsidiary to take, any action which would be reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.    ACQUIROR PRE-CLOSING COVENANTS

        During the period from the date of this Agreement until the Effective Time, Acquiror covenants and agrees as follows:

          5.1    Advice of Changes.    Acquiror will promptly advise Target in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquiror contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect on Acquiror.

          5.2    Capital Changes.    Acquiror will not, without the prior written consent of Target:

          (a)   declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock; provided, however, that Acquiror may repurchase shares of Acquiror Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for Acquiror or a subsidiary that are subject to agreements under which Acquiror has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or services;

          (b)   issue or sell any shares of its capital stock of any class (except upon the conversion of Acquiror Series A Stock or the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock (other than as contemplated by this Agreement); provided, however, that (1) Acquiror may issue options to individuals who become employees of Acquiror after the date hereof in such amounts as are dictated by Acquiror's new hire option grant matrix, (2) Acquiror may issue options for up to 50,000 shares of Acquiror Common Stock in each calendar quarter following the date hereof, (3) Acquiror may make mandatory or automatic option grants required by the terms of its 1999 Equity Incentive Plan, 1997 Stock Option Plan or 1995 Stock Option Plan (including grants to new directors), and (4) Acquiror may issue shares of Acquiror Common Stock pursuant to the acquisition of another corporation or entity by Acquiror by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which Acquiror acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or 50% or more of the voting power of such other corporation or entity or 50% or more of the equity ownership of such other entity;

          (c)   split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities; or

          (d)   agree to do any of the things described in the preceding clauses (a) through (c).

          5.3    Regulatory Approvals.    Acquiror will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Acquiror will use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

          5.4    Acquiror Capital Stockholders' Approval.    Acquiror will call a special meeting of its stockholders (the "Acquiror Capital Stockholders Meeting"), to be held within 45 days after the Form S-4 shall have been declared effective by the SEC, to submit the Merger and related matters for the consideration and approval of the Acquiror stockholders. The Prospectus/Proxy Statement will include a statement to the effect that Acquiror's Board of Directors has recommended that Acquiror stockholders vote in favor of the Merger (unless Acquiror's Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation). Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

          5.5    Prospectus/Proxy Statement.    Acquiror will send to its stockholders at the earliest practical date, for the purpose of considering and voting upon the Merger at the Acquiror Capital Stockholders Meeting, the Prospectus/Proxy Statement. Acquiror shall be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its affiliates based upon written information furnished by it. Acquiror will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby. The Prospectus/Proxy Statement shall include the unqualified recommendation of the Board of Directors of Acquiror in favor of adoption of this Agreement and approval of the Merger and the Certificate of Merger and the conclusion of the Board of Directors of Acquiror that the terms and conditions of the Merger and this Agreement are fair, advisable and in the best interests of Acquiror and its securityholders (unless Acquiror's Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation).

          5.6    Blue Sky Laws.    Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger.

          5.7    Nasdaq Listing.    Acquiror agrees to authorize for listing on the Nasdaq Stock Market the shares of Acquiror Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

          5.8    Employee Matters.    Prior to the Effective Time, Acquiror and Target shall mutually agree upon an integration plan relating to the Merger which shall include, among other things, provisions relating to compensation and other equity incentives for employees of Target.

          5.9    Certain Employee Benefits.    As soon as practicable after the execution of this Agreement, Target and Acquiror shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Target Employee Plans immediately prior to the Effective Time if appropriate) so as to provide benefits to Target employees substantially equivalent in the aggregate to those provided to similarly situated employees of Acquiror. In addition, Target agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Schedules to the Target Disclosure Letter) prior to the Effective Time. Each Target employee who continues to be employed by the Surviving Corporation or Acquiror or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Acquiror benefit arrangements (other than any equity or stock or stock option plans of Acquiror), including vacation accruals, for years of service with the Target. To the extent consistent with law and applicable tax qualification requirements, Acquiror shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Target employees and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Acquiror Plans in which they are eligible to participate immediately after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Target or the funding of any such benefit.

          5.10    Board Representation.    As soon as practicable following the Effective Time, Acquiror shall (a) set its authorized number of members of its Board of Directors at nine, it being understood that seven of such Board seats will be reserved for existing or new representatives of Acquiror ("Acquiror Directors"), (b) appoint Jim Goodman, who is a representative of the Target Capital Stockholders ("Target Director"), to Acquiror's Board of Directors, (c) appoint a new independent director to Acquiror's Board of Directors who has appropriate industry experience and expertise and is mutually acceptable to both the Acquiror Directors and the Target Director, and (d) grant Murray Rudin, who is also a representative of the Target Capital Stockholders ("Target Observer"), board observer rights pursuant to the letter agreement in substantially the form attached hereto as Exhibit G ("Board Observer Letter"), which letter will provide that such board observer rights shall terminate on the earlier of mutual agreement of the Target Observer and Acquiror or one year following the Effective Time. Acquiror agrees to nominate the Target Director (assuming he is willing to serve) as part of the slate of nominee directors at Acquiror's next annual stockholders meeting, provided that Acquiror does not reasonably determine after consultation with outside counsel that doing so would be a breach of fiduciary duty by Acquiror's Board of Directors.

          5.11    Indemnification.

            5.11.1    Indemnification.    Until the third anniversary of the Effective Time, Acquiror will, and Acquiror will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Target to its directors and officers as of immediately prior to the Effective Time (the "Target Indemnified Parties") pursuant to any indemnification provisions under Target's certificate of incorporation or bylaws as in effect on August 11, 2003 (the "Target Indemnification Provisions"), with respect to: (i) claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time; and (ii) with respect to such Target directors only, claims asserted before or after the Effective Time which challenge the validity of, seek to enjoin the operation of, or are based upon Section 4.4 (Stockholder Approval), Section 4.5 (Prospectus/Proxy Statement), Section 4.9 (No Solicitation) or Section 9.1 (Termination) of this Agreement or the Voting Agreement (even if the Target Indemnification Provisions are held invalid or unenforceable by any court of competent jurisdiction with respect to the matters described in this clause (ii)). In connection therewith Acquiror shall advance expenses to Target Indemnified Parties as incurred (whether before or after the Effective Time) to the fullest extent provided for under the Target Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this Section 5.11.1 on or prior to the third anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 5.11.1 shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by Target in connection with this Agreement or the transactions contemplated hereby or made by a Target stockholder in connection with the Voting Agreement or (ii) any claim for indemnification made by an Indemnified Person pursuant to Section 10. Target represents that to its knowledge, there is no current basis for any indemnity claim under this Section 5.11.1, except as set out in Schedule 5.11.1, and in the event of breach of this representation, this Section 5.11 shall be terminated with respect to any claim not disclosed in Schedule 5.11.1.

            5.11.2    D&O Insurance.    For a period of three years after the Effective Time, Acquiror will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Target; provided, however, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by Target for such coverage (or such coverage as is available for such 125% of such annual premium).

            5.11.3    Beneficiaries.    This Section 5.11.3 shall survive the consummation of the Merger, is intended to benefit Target, the Surviving Corporation and each Target Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Target Indemnified Parties.

          5.12    Satisfaction of Conditions Precedent.    Acquiror will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Acquiror will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          5.13    Tax-Free Reorganization.    Acquiror will not take, and Acquiror will not permit any of its subsidiaries to take, any action which would be reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        6.    MUTUAL PRE-CLOSING COVENANTS

          6.1    SEC Filings.    As promptly as practicable after the execution of this Agreement, the Target and Acquiror will prepare and file with the SEC, the Prospectus/Proxy Statement and Acquiror will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of the Target and Acquiror will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of the Target and Acquiror will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

          6.2    Other Filings.    As promptly as practicable after the date of this Agreement, each of the Target and Acquiror will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Target and Acquiror each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.2. Neither Acquiror nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its affiliates or subsidiaries or the holding separate of the shares of Target Common Stock or imposing or seeking to impose any limitation on the ability of Acquiror or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Target Common Stock.

          6.3    Joint Participation.    Each of the Target and Acquiror will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Other Filing. Each of the Target and Acquiror will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.3 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Other Filing, the Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Target and/or Acquiror, such amendment or supplement.

        7.    CONDITIONS TO OBLIGATIONS OF TARGET

        Target's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

          7.1    Accuracy of Representations and Warranties.    The representations and warranties of Acquiror and Merger Sub set forth in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and Target shall receive a certificate to such effect executed by a duly authorized officer of Acquiror and a duly authorized officer of Merger Sub.

          7.2    Covenants.    Acquiror shall have performed and complied in all material respects with all of its covenants contained in Section 5 and Section 6 on or before the Closing, and Target shall receive a certificate to such effect signed by a duly authorized officer of Acquiror.

          7.3    Absence of Material Adverse Change.    There shall not have been any Material Adverse Effect with respect to Acquiror.

          7.4    Compliance with Law.    There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          7.5    Government Consents.    There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          7.6    No Litigation.    No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

          7.7    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any stop order or enforcement proceedings commenced or threatened by the SEC.

          7.8    Opinion of Acquiror's Counsel.    Target shall have received from counsel to Acquiror an opinion as to the matters set forth in Exhibit H attached hereto.

          7.9    Stockholder Approval.    The principal terms of this Agreement and the Merger shall have been approved and adopted by Target Capital Stockholders and Acquiror Capital Stockholders, as required by applicable law and the certificate of incorporation and bylaws of Target and Acquiror.

          7.10    Escrow Agreement.    The Escrow Agreement shall have been executed by Acquiror, the Escrow Agent and the Representative.

        8.    CONDITIONS TO OBLIGATIONS OF ACQUIROR

        The obligations of Acquiror hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquiror, but only in a writing signed by Acquiror):

          8.1    Accuracy of Representations and Warranties.    The representations and warranties of Target set forth in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and Acquiror shall receive a certificate to such effect executed by Target's President and Chief Financial Officer.

          8.2    Covenants.    Target shall have performed and complied in all material respects with all of its covenants contained in Section 4 and Section 6 on or before the Closing, and Acquiror shall receive a certificate to such effect signed by Target's President and Chief Financial officer.

          8.3    Absence of Material Adverse Change.    There shall not have been any Material Adverse Effect with respect to Target.

          8.4    Compliance with Law.    There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

          8.5    Government Consents.    There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          8.6    Restraints on Conduct of Business.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's ownership, conduct or operation of the business of Target and/or any Subsidiary, following the Effective Time shall be in effect, nor shall any suit, action or proceeding before any governmental entity seeking any of the foregoing, seeking to obtain from Acquiror or Target or any of their respective affiliates in connection with the Merger any material damages, or seeking any other relief that following the Merger could reasonably be expected to materially limit or restrict the ability of Acquiror and/or its subsidiaries to own and conduct both the assets and businesses owned and conducted by Acquiror and/or its subsidiaries prior to the Merger and the assets and businesses owned and conducted by Target and/or each Subsidiary prior to the Merger, be pending or threatened.

          8.7    No Litigation.    No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Target.

          8.8    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any stop order or enforcement proceedings commenced or threatened by the SEC.

          8.9    Opinion of Target's Counsel.    Acquiror shall have received from counsel to Target an opinion as to the matters set forth in Exhibit I attached hereto.

          8.10    Stockholder Approval.    The principal terms of this Agreement and the Merger shall have been approved and adopted by Target Capital Stockholders and Acquiror Capital Stockholders, as required by applicable law and the certificate of incorporation and bylaws of Target and Acquiror.

          8.11    Target Dissenting Shares.    The number of Dissenting Shares shall not exceed 2% of all of the Target Capital Stock (on an as-converted basis) outstanding immediately prior to the Effective Time of the Merger.

          8.12    Consents.    Acquiror shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement, the Target Disclosure Letter or the Acquiror Disclosure Letter or reasonably deemed necessary by Acquiror's legal counsel to provide for the continuation in full force and effect of any and all Material Contracts of Target and for Acquiror to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Acquiror, except for such thereof as Acquiror and Target shall have agreed shall not be obtained.

          8.13    Escrow Agreement.    The Escrow Agreement shall have been executed by the Escrow Agent and the Representative.

          8.14    Voting Agreements.    The Principal Stockholders shall have executed and delivered Voting Agreements to Acquiror and such Voting Agreements shall be in full force and effect.

          8.15    Affiliate Agreements.    All Persons who are "affiliates" of Target shall have executed and delivered an Affiliate Agreement to Acquiror.

          8.16    Non-Competition Agreements.    Acquiror shall have received copies of a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit J (the "Non-Competition Agreement") executed by each of the individuals set forth on Schedule 7.16.

          8.17    Exercise of Target Warrants and Options.    All outstanding Target Warrants shall have been exercised for shares of Target Capital Stock. Target shall have exercised commercially reasonable efforts to cause all vested and outstanding Target Options held by current and former non-employee consultants and advisors to Target and any employees of Target who will not become employees of Acquiror at the Effective Time to have been exercised for shares of Target Common Stock. Except for Target Options to be assumed by Acquiror at the Effective Time pursuant to Section 1.3.1, there shall be no outstanding securities, commitments or agreements of Target that purport to obligate Target to issue any shares of Target Capital Stock and/or Target Options under any circumstances.

          8.18    Termination of Rights.    Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any Target Capital Stockholder shall have been terminated or waived as of the Closing.

          8.19    FIRPTA.    Acquiror, as agent for the stockholders of Target, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Acquiror, which states that shares of Target Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3).

          8.20    Resignation of Directors and Officers.    The directors and officers of Target in office immediately prior to the Effective Time of the Merger shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time of the Merger.

          8.21    Spreadsheet.    Target shall have delivered the Spreadsheet to Acquiror.

          8.22    Employees and Consultants.    At least four of the five key executives of Target set forth on Schedule 8.22-A shall have (i) accepted employment with Acquiror pursuant to the terms of the Employment Agreement delivered to such person and (ii) executed such Employment Agreement and such Employment Agreement shall be in full force and effect. Each of the key sales employees of Target set forth on Schedule 8.22-B shall have accepted employment with Acquiror pursuant to the terms of an offer letter delivered to such individual and executed such offer letter. At least 90% of the employees of Target to whom Acquiror makes an offer of employment not listed in Schedule 8.22-A or Schedule 8.22-B shall have accepted employment with Acquiror pursuant to the terms of an offer letter delivered to such individual and executed such offer letter. Unless otherwise agreed by Acquiror, the service with Target and each Subsidiary of each independent contractor, consultant and/or advisory board member of Target and/or any Subsidiary shall have been terminated.

          8.23    Parachute Payment Waiver.    A Parachute Payment Waiver, in substantially the form attached hereto as Exhibit K ("Parachute Payment Waiver"), shall have been executed by each person who Target reasonably believes is, with respect to Target, any Subsidiary and/or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure contemplated by Section 8.24, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (A) the accelerated vesting of such person's Target Options or unvested Target Capital Stock in connection with the Merger and/or the termination of employment or service with Target or any Subsidiary or with Acquiror or any subsidiary of Acquiror following the Merger, (B) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with Target or any Subsidiary or with Acquiror or any subsidiary of Acquiror following the Merger, and/or (C) the receipt of any Target Options or Target Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (A), (B) and (C) unless the requisite shareholder approval of such accelerated vesting, payments, benefits, options and stock is obtained.

          8.24    Section 280G Stockholder Approval.    Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Target as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations, and, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals.

          8.25    Target Good Standing Certificates.    Acquiror shall have received a certificate from the Secretary of State of the State of Delaware and each other State in which Target or any Subsidiary is qualified to do business as a foreign corporation certifying that Target or such Subsidiary is in good standing and that all applicable taxes and fees of Target or such Subsidiary through and including the Closing Date have been paid.

          8.26    Termination of Target Employee Plans.    Target shall have delivered (A) a true, correct and complete copy of resolutions adopted by the Board of Directors of Target, certified by the Secretary of Target, authorizing the termination of each or all of the Target Employee Plans, including Target's 401(k) Plan (the "401(k) Plan"), requested by Acquiror to be terminated, and (B) an amendment to the 401(k) Plan, executed by Target, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

        9.    TERMINATION, AMENDMENT AND WAIVER

          9.1    Termination.    At any time prior to the Effective Time, whether before or after adoption of this Agreement and approval of the Merger by the stockholders of Target or Acquiror, this Agreement may be terminated and the Merger abandoned:

            (a)   by mutual written consent duly authorized by the respective Boards of Directors of Acquiror and Target;

            (b)   by either Acquiror or Target, if the Closing shall not have occurred on or before January 15, 2004 or any other date that Acquiror and Target may agree upon in writing (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (b) of Section 9.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

            (c)   by Acquiror, if (A) Target shall have breached any representation, warranty or covenant contained herein and (1) such breach shall not have been cured within five Business Days after receipt by Target of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8 to be satisfied (provided, however, that the right to terminate this Agreement under subclause (A) of this clause (c) of Section 9.1 shall not be available to Acquiror if Acquiror is at that time in material breach of this Agreement), (B) the Board of Directors of Target shall have withdrawn or modified, in a manner adverse to Acquiror, the recommendation in favor of the Merger referred to in Section 4.5 or for any reason recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) Target shall have breached or be deemed to have breached Section 4.9, (D) Target shall have for any reason Target failed to call (within ten Business Days after Acquiror notifies Target that the Form S-4 has been declared effective by the SEC), convene and hold the Stockholders' Meeting to adopt this Agreement and approve the Merger in accordance with the provisions of Section 4.4 or shall have for any reason failed to submit to the vote of Target's stockholders at the Stockholders' Meeting the adoption of this Agreement and approval of the Merger, or (E) the Board of Directors of Target shall have for any reason failed to include in the Prospectus/Proxy Statement the recommendation in favor of the Merger referred to in Section 4.5;

            (d)   by Target, if (A) Acquiror shall have breached any representation, warranty or covenant contained herein and (1) such breach shall not have been cured within five Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7 to be satisfied (provided, however, that the right to terminate this Agreement under subclause (A) of this clause (d) of Section 9.1 shall not be available to Target if Target is at that time in material breach of this Agreement), (B) the Board of Directors of Acquiror shall have withdrawn or modified, in a manner adverse to Target, the recommendation in favor of the Merger referred to in Section 5.5, (C) Acquiror shall have for any reason failed to call (within ten Business Days of the date the Form S-4 is declared effective), convene and hold the Acquiror Capital Stockholders Meeting to adopt this Agreement and approve the Merger in accordance with the provisions of Section 5.4 or shall have for any reason failed to submit to the vote of Acquiror's stockholders at the Acquiror Capital Stockholders Meeting the adoption of this Agreement and approval of the Merger, or (D) the Board of Directors of Acquiror shall have for any reason failed to include in the Prospectus/Proxy Statement the recommendation in favor of the Merger referred to in Section 5.5;

            (e)   by Acquiror, if a Trigger Event or Takeover Proposal shall have occurred and the Board of Directors of Target in connection therewith, does not within five Business Days of such occurrence (A) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (B) reject such Takeover Proposal or Trigger Event;

            (f)    by Acquiror, if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (B) if any required approval of the stockholders of Target adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof within 45 days after Acquiror notifies Target that the Form S-4 has been declared effective, or (C) if any required approval of the stockholders of Acquiror adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this subclause (C) shall not be available to Acquiror where the failure to obtain Acquiror stockholder approval shall have been caused by the action or failure to act of Acquiror and such action or failure to act constitutes a breach by Acquiror of this Agreement; or

            (g)   by Target, if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (B) if any required approval of the stockholders of Acquiror adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof within 45 days after the Form S-4 has been declared effective, or (C) if any required approval of the stockholders of Target adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

    provided, however, that the right to terminate this Agreement under this subclause (C) shall not be available to Target where the failure to obtain Target stockholder approval shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a breach by Target of this Agreement.

          9.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of this Section 9.2 (Effect of Termination), Section 9.3 (Expenses and Termination Fees) and Section 11 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party's representations, warranties or covenants contained herein.

          9.3    Expenses.    Subject to Section 4.15, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

          9.4    Amendment.    Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to adoption of this Agreement by the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Target Capital Stock. Subject to the provisions of applicable law, Acquiror and the Representative (on behalf of all of the stockholders of Target immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Acquiror and the Representative (on behalf of all of the stockholders of Target immediately prior to the Effective Time); provided, however, that any amendment made pursuant to this sentence shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Target Capital Stock immediately prior to the Effective Time.

          9.5    Extension; Waiver.    At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Effective Time, the Representative and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

        10.    INDEMNIFICATION

          10.1    Survival of Representations and Warranties.    If the Merger is consummated, the representations and warranties of Target contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Effective Time and remain in full force and effect until the first anniversary of the Effective Time; provided, however, that no right to indemnification pursuant to Section 10 in respect of any claim based upon any misrepresentation or breach of a representation or warranty that is set forth in an Officer's Certificate delivered to the Escrow Agent prior to the expiration of the Claims Period shall be affected by the expiration of such representations and warranties; and provided further, that such expiration shall not affect the rights of any Indemnified Person under Section 10 or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by any party until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror and Merger Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time.

          10.2    Indemnification.

            10.2.1     Subject to the limitations set forth in this Section 10, the Effective Time Stockholders shall indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each Person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, liabilities, damages, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, calculated net of actual recoveries by Acquiror for any claims brought by Acquiror under existing insurance policies (net of collection costs and reasonably anticipated premium increases) (collectively, "Indemnifiable Damages"), arising from assessments, taxes, claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by Target in this Agreement, the Target Disclosure Letter, or any exhibit or schedule to this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which address matters only as to a specified date), (ii) any failure of any certification, representation or warranty made by Target in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by Target in this Agreement, the Target Disclosure Letter or any exhibit or schedule to this Agreement, (iv) any of the matters set forth on the Target Disclosure Letter that constitutes an exception to Section 2.6 (Litigation), (v) any inaccuracies in the Spreadsheet, and/or (vi) any Indemnifiable Merger Expenses.

            10.2.2     If the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (i)-(vi) of Section 10.2.1, except in the case of (i) fraud, willful breach or intentional misrepresentation by Target or any Subsidiary and (ii) any inaccuracies in the Spreadsheet (as to the number and kind of shares of Target Capital Stock outstanding or subject to outstanding Target Options or Target Warrants). In the case of (i) fraud, willful breach or intentional misrepresentation by Target or any Subsidiary and (ii) any inaccuracies in the Spreadsheet (as to the number and kind of shares of Target Capital Stock outstanding or subject to outstanding Target Options or Target Warrants), after Acquiror has exhausted or made claims upon all amounts in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Acquiror), each Effective Time Stockholder shall be liable for such holder's pro rata portion (with such pro rata portion being equal to such holder's percentage interest in the Escrow Fund) of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder's pro rata portion (calculated in the same manner) of the product obtained by multiplying (i) the Total Merger Consideration by (ii) the Acquiror Stock Price.

            10.2.3     Nothing in this Agreement shall limit the liability (i) of Target for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Merger is not consummated or (ii) of any director, officer or stockholder of Target in connection with any breach by such Person of any Voting Agreement or Affiliate Agreement to which he or she is a party.

          10.3    Indemnifiable Damage Threshold.    Notwithstanding anything contained herein to the contrary, no Indemnified Person may receive any shares or other property from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clause (i) of the first sentence of Section 10.2.1 and does not involve fraud, willful breach or intentional misrepresentation by Target or any Subsidiary unless and until Indemnifiable Damages in an aggregate amount greater than $250,000 (the "Escrow Threshold") have been incurred, paid or properly accrued, in which case the Indemnified Persons may make claims for indemnification and receive shares and other property for all Indemnifiable Damages in excess of the amount of the Escrow Threshold. Notwithstanding the foregoing, any claims for Indemnifiable Damages arising out of, resulting from or in connection with any failure of any of the representations and warranties contained in Section 2.23 (Accounts Receivable) may be made without regard to the Escrow Threshold. In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.

          10.4    Claims Period.    The period during which claims for indemnification from the Escrow Fund may be initiated (the "Claims Period") shall commence at the Effective Time and terminate at the one year anniversary of the Effective Time. Notwithstanding anything contained herein to the contrary, such portion of any shares or other property in the Escrow Fund at the conclusion of the Claims Period, as may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages (including claims for Indemnifiable Damages related to matters which are also the subject of pending claims under existing insurance policies of Acquiror) specified in any Officer's Certificate delivered to the Escrow Agent prior to expiration of the Claims Period with respect to facts and circumstances existing prior to expiration of the Claims Period shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied. Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time.

          10.5    Claims upon Escrow Fund.

            10.5.1     Upon receipt by the Escrow Agent on or before the last day of the Claims Period of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):

            (a)   stating that an Indemnified Person has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Indemnifiable Damages;

            (b)   stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid or properly accrued, may be the maximum amount reasonably anticipated in good faith by Acquiror to be incurred, paid or properly accrued); and

            (c)   specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related;

    subject to the provisions of Section 10.3, Section 10.6 and Section 10.7, Acquiror (on behalf of itself or any other Indemnified Person) shall be entitled to receive, and the Escrow Agent shall deliver to Acquiror out of the Escrow Fund as soon as practicable, shares or other property held in the Escrow Fund having a value equal to such Indemnifiable Damages; provided, however, that, to the extent that such Indemnifiable Damages have not then been incurred, paid or properly accrued by such Indemnified Person, Acquiror (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver, shares or other property held in the Escrow Fund in respect thereof unless and until such Indemnifiable Damages are actually incurred, paid or properly accrued by such Indemnified Person.

            10.5.2     For the purpose of compensating Acquiror (on behalf of itself or any other Indemnified Person) for any Indemnifiable Damages pursuant to this Agreement, each whole share of Acquiror Common Stock in the Escrow Fund shall be deemed to have a value equal to the Acquiror Stock Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Acquiror Common Stock occurring after the Effective Time).

          10.6    Objections to Claims.    At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Representative by or on behalf of Acquiror (on behalf of itself or any other Indemnified Person) and for a period of 30 days after such delivery to the Escrow Agent and Representative of such Officer's Certificate, the Escrow Agent shall make no delivery of shares or other property pursuant to Section 10.5 unless the Escrow Agent shall have received written authorization from the Representative to make such delivery. After the expiration of such 30 day period, the Escrow Agent shall make delivery of the shares or other property in the Escrow Fund in accordance with Section 10.5; provided, however, that no such payment or delivery may be made if and to the extent the Representative shall object in a written statement to any claim or claims made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 30 day period.

          10.7    Resolution of Objections to Claims.

            10.7.1     In the event the Representative shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have 30 days after its receipt of such writing to respond in a written statement to the objection of the Representative. If after such 30 day period there remains a dispute as to any claims, the Representative and Acquiror shall attempt in good faith for 30 days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and Acquiror shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the shares or other property from the Escrow Fund in accordance with the terms thereof.

            10.7.2     If no such agreement can be reached after good faith negotiation, but in any event upon the expiration of such 30 day period, either Acquiror or the Representative may, by written notice to the other, demand arbitration of the dispute unless the amount of the damage or loss is at issue in pending litigation with a third party; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, each of Acquiror and the Representative shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator within 10 days of their selection. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement and, notwithstanding anything in Section 10.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

            10.7.3     Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 10.7.3, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrators award Acquiror more than one-half of the amount in dispute; in that case, the Effective Time Stockholders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the reasonable expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          10.8    Representative.

            10.8.1     The Representative shall serve as the agent for and on behalf of the Effective Time Stockholders (in their capacities as such) to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) authorize deliveries to Acquiror of shares or other property from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 10.6; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Person, against any such stockholder or by any such stockholder against any Indemnified Person or any dispute between any Indemnified Person and any such stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; and (vi) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the shares or other property then on deposit in the Escrow Fund upon not less than ten days' prior written notice to Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Stockholders.

            10.8.2     The Representative shall not be liable to any Effective Time Stockholder for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Representative. The Effective Time Stockholders shall, severally and not jointly, on a pro rata basis (with each Effective Time Stockholder's pro rata portion being equal to such holder's percentage interest in the Escrow Fund), indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including without limitation the legal costs and expenses of defending the Representative against any claim or liability in connection with the performance of the Representative's duties. If not paid directly to the Representative by the Effective Time Stockholders, such losses, liabilities or expenses may be recovered by the Representative from Escrow Shares otherwise distributable to the Effective Time Stockholders (and not distributed or distributable to any Indemnified Person or subject to a pending indemnification claim of any Indemnified Person) following the expiration of the Claims Period pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Stockholders (on a pro rata basis according to their respective percentage interests in the Escrow Fund).

            10.8.3     The Representative shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          10.9    Actions of the Representative.

            10.9.1     Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative's authority under Section 10.9.1 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Stockholders and shall be final, binding and conclusive upon each such stockholder; and each Indemnified Person and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such stockholder. Except for their gross negligence and willful misconduct, each Indemnified Person and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

            10.9.2     Except for matters that are subject to Section 10.7, and without limiting the generality or effect of Section 10.9.1, any and all claims and disputes between or among any Indemnified Person, the Representative and/or any one or more Effective Time Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall (i) in the case of any claim or dispute asserted by or against or involving any such stockholder (in its capacity as such) (other than any claim against or dispute with the Representative), be asserted or otherwise addressed solely by the Representative on behalf of such stockholder (and not by such stockholder acting on its own behalf) and (ii) in the absence of a consensual resolution by the applicable parties in interest (with the Representative representing the interests of any such stockholder) shall be resolved through arbitration pursuant to the following provision of this Section 10.9.2. Following the expiration of 30 days after the delivery of written notice of any claim or dispute referred to in the immediately preceding sentence by Acquiror (on behalf of itself of any other Indemnified Person) to the Representative or vice versa, either Acquiror or the Representative may, by written notice to the other, demand arbitration of the applicable claim or dispute, and the claim or dispute shall be resolved through arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, each of Acquiror and the Representative shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator within 10 days of their selection. The decision of the arbitrators as to any dispute shall be binding and conclusive upon Acquiror, the Representative and all stockholders of Target immediately prior to the Effective Time. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association. In any arbitration under this Section 10.9.2, the non-prevailing party (as determined by the arbitrators), shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration. Nothing in this Section 10.9.2 shall limit the Representative's ability in any manner to assert and/or bring any claim against any one or more Effective Time Stockholders.

            10.9.3     Any and all claims and disputes between or among the Representative and any one or more Effective Time Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall be resolved through arbitration pursuant to the following provision of this Section 10.9.3. Following the expiration of 30 days after the delivery of written notice of any claim or dispute referred to in the immediately preceding sentence by the Representative to such stockholders or vice versa, either the Representative or each such stockholders may, by written notice to the other, demand arbitration of the applicable claim or dispute, and the claim or dispute shall be resolved through arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, each of the Representative and such stockholders shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator within 10 days of their selection. The decision of the arbitrators as to any dispute shall be binding and conclusive upon the Representative and such stockholders. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. In any arbitration under this Section 10.9.3, the non-prevailing party (as determined by the arbitrators), shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          10.10    Third-Party Claims.    In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquiror shall promptly notify the Representative of such third-party claim, and the Representative and the Effective Time Stockholders on whose behalf shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in, but not to determine or conduct, any defense of such claim. No delay in providing or failure to provide such notice shall affect Acquiror's rights hereunder so long as the Representative and such stockholders have not been materially prejudiced thereby. Acquiror shall have the right in its sole discretion to conduct the defense of and to settle any such claim. No settlement of any such claim with any third party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 15 days after a written request for such consent by Acquiror. In the event that the Representative has consented to any such settlement, neither the Representative nor any Effective Time Stockholder shall have any power or authority to object under Section 10.6 or any other provision of this Section 10 to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement.

        11.    MISCELLANEOUS

          11.1    Governing Law.    The internal laws of the State of California (irrespective of its conflicts of laws principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          11.2    Assignment; Binding Upon Successors and Assigns.    Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          11.3    Severability.    If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          11.4    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

          11.5    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

          11.6    Attorneys' Fees.    Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

          11.7    Notices.    Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

            (a)   If to Acquiror:

        GRIC Communications, Inc.
        1421 McCarthy Blvd.

        Milpitas, CA 95035
        Attention: General Counsel
        Facsimile No.: (408) 435-8687
        Telephone No.: (408) 955-1920

        with a copy (which shall not constitute notice) to:

        Fenwick & West LLP
        Silicon Valley Center
        801 California Street
        Mountain View, CA 94041
        Attention: David Healy
        Facsimile No.: (650) 988-8500
        Telephone No.: (650) 938-5200

            (b)   If to Target:

        Axcelerant, Inc.
        130 Theory, Suite 100
        Irvine, CA 92612
        Attention: President
        Facsimile No.: (949) 851-7000
        Telephone No.: (949) 851-7098

        with a copy (which shall not constitute notice) to:

        Stradling Yocca Carlson & Rauth
        660 Newport Center Drive
        Suite 1600
        Newport Beach, CA 92660
        Attention: K.C. Schaaf
        Facsimile No.: (949) 725-4100
        Telephone No.: (949) 725-4000

  or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.7.

          11.8    Construction of Agreement.    This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

          11.9    No Joint Venture.    Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

          11.10    Further Assurances.    Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          11.11    Absence of Third Party Beneficiary Rights.    No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.

          11.12    Public Announcement.    Upon execution of this Agreement Acquiror and Target will issue a press release approved by both parties announcing the Merger. Thereafter, Acquiror may, subject to the approval of Target (which shall not be unreasonably withheld) issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

          11.13    Confidentiality.    Target and Acquiror acknowledge and agree that notwithstanding any provision of this Agreement to the contrary, the terms and conditions of the Non-Disclosure Letter Agreement between Target and Acquiror dated May 1, 2003 shall remain in full force and effect. In the event of any conflict between such Non-Disclosure Letter Agreement and the terms of this Section 11.13, such Non-Disclosure Letter Agreement shall control. Target and Acquiror each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Acquiror and Target each agrees (a) to use its respective commercially reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party and such information shall not be used by the receiving party in furtherance of its business.

          11.14    Entire Agreement.    This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Amended and Restated Exclusivity Letter Agreement between Target and Acquiror dated August 11, 2003 and the Non-Disclosure Letter Agreement between Target and Acquiror dated May 1, 2003. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[SIGNATURE PAGE NEXT]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACQUIROR		TARGET
GRIC COMMUNICATIONS, INC.		AXCELERANT, INC.
By:	/s/ BHARAT DAVÉ	By:	/s/ DENNIS ANDREWS
Its:	President and CEO	Its	President and CEO
MERGER SUB
AMBER ACQUISITION CORP.
By:	/s/ DAVID TEICHMANN
Its:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

Annex B

FORM OF VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement") is made and entered into as of August 12, 2003, between GRIC Communications, Inc., a Delaware corporation ("Acquiror"), and the undersigned stockholder ("Stockholder") of Axcelerant, Inc., a Delaware corporation ("Target").

RECITALS

        A.    Concurrently with the execution of this Agreement, Acquiror, Target and Amber Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), are entering into an Agreement and Plan of Reorganization (the "Merger Agreement") which provides for the merger of Merger Sub with and into Target (the "Merger"). Pursuant to the Merger, shares of Target Common Stock and Target Preferred Stock will be converted into shares of Acquiror Common Stock on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    Stockholder is the record holder or beneficial owner of, or exercises voting power over, such number of outstanding shares of Target Common Stock, Target Series A Stock and Target Series B Stock as is indicated on the final page of this Agreement.

        C.    As a material inducement to enter into the Merger Agreement, Acquiror desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Target over which Stockholder has voting power, so as to facilitate consummation of the Merger.

        In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

        1.    AGREEMENT TO VOTE SHARES

            1.1    Definitions.    For purposes of this Agreement:

              (a)    Shares.    The term "Shares" shall mean all issued and outstanding shares of Target Common Stock, Target Series A Stock and Target Series B Stock owned of record or beneficially by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Target called for the purpose of voting on the matters referred to in Section 1.2, or (ii) to take action by written consent of the stockholders of Target with respect to the matters referred to in Section 1.2. Stockholder agrees that any shares of capital stock of Target that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership or over which Stockholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

              (b)    Subject Securities.    The term "Subject Securities" shall mean: (i) all securities of Target (including all shares of Target Common Stock, Target Series A Stock and Target Series B Stock and all options, warrants and other rights to acquire shares of Target Common Stock, Target Series A Stock and Target Series B Stock beneficially owned by Stockholder as of the date of this Agreement); and (ii) all additional securities of Target (including all additional shares of Target Common Stock, Target Series A Stock and Target Series B Stock and all additional options, warrants and other rights to acquire shares of Target Common Stock, Target Series A Stock and Target Series B Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 3 below or the record date for the meeting at which, or the written consent by which, stockholders of Target are asked to vote upon approval of the Merger Agreement and the Merger.

              (c)    Transfer.    Stockholder shall be deemed to have effected a "Transfer" of a security if Stockholder directly or indirectly: (i) sells, pledges, hypothecates, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, hypothecation, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

            1.2    Agreement to Vote Shares.    Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "Effective Time") and (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Target, however called, or in connection with any written consent of the stockholders of Target, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

              (a)   in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof; and

              (b)   against approval of (i) any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Takeover Proposal (as defined in the Merger Agreement), (ii) any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Target under the Merger Agreement or of the Stockholder under this Agreement, or (iii) any other matter that could reasonably be expected to impede or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

            Stockholder agrees to deliver to Acquiror upon request written confirmation, in form and substance reasonably acceptable to Acquiror, of Stockholder's vote in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof. Stockholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2. Notwithstanding the foregoing, nothing in this Agreement shall preclude Stockholder from exercising full power and authority to vote the Shares in Stockholder's sole discretion for or against any proposal submitted to a vote of Target's stockholders to approve any payment which would, in the absence of such approval, constitute a parachute payment under Section 280G of the Code.

            1.3    Transfer and Other Restrictions.

              (a)   Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

                  (i)  except pursuant to the terms of the Merger Agreement or as provided in this Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject Securities or any interest therein;

                 (ii)  grant any proxy or power of attorney with respect to the Subject Securities, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

                (iii)  take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

              (b)   To the extent Stockholder is, as of the date hereof, party to a contract or agreement that requires Stockholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Target), Stockholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Stockholder may hold; provided that the securities acquired upon such exercise shall be deemed Shares.

            1.4    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Acquiror a proxy in the form attached hereto as Exhibit 1 (the "Proxy"), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

            1.5    Appraisal Rights.    Stockholder agrees not to exercise any rights of appraisal and any dissenters' rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

            1.6    Covenant Not to Sue.    Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which challenges the validity of or seeks to enjoin the operation of (a) any provision of this Agreement or (b) Sections 4.4 (Stockholder Approval), 4.5 (Prospectus/Proxy Statement), 4.9 (No Solicitation) or 9.1 (Termination) of the Merger Agreement.

            1.7    No Limitation on Discretion as Director.    This Agreement is intended solely to apply to the exercise by Stockholder of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of any Stockholder who is a director of the Target with respect to, any action that may be taken or omitted by Stockholder acting in Stockholder's fiduciary capacity as a director of the Target.

        2.    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

            2.1    Title to Subject Shares.    Stockholder is the record and beneficial owner of, or Stockholder exercises voting power over, the shares of Target Common Stock, Target Series A Stock and Target Series B Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement. The number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Stockholder and, except as set forth on such signature pages, the Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Target and has no other interest in or voting rights with respect to any securities of the Target (other than any preemptive rights granted to Stockholder pursuant to Target's Amended and Restated Investors Rights Agreement dated May 14, 2002).

            2.2    Due Authorization, etc.    Stockholder has the requisite capacity, power and authority to enter into this Agreement and to perform Stockholder's obligations contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights and (ii) for the limitations imposed by general principles of equity.

            2.3    No Conflicts, Required Filings and Consents.    The execution and delivery of this Agreement does not, and the performance of Stockholder's obligations contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any encumbrance upon any of the Shares beneficially owned by such Stockholder under, any provision of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or any Shares beneficially owned by such Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any governmental entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of Stockholder's obligations contemplated by this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement. Prior to the approval of Target's Board of Directors of this Agreement, Stockholder and Acquiror had no agreement, arrangement or understanding with respect to the voting of any of Stockholder's securities of the Target.

        3.    TERMINATION

        This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 9 thereof.

        4.    MISCELLANEOUS

            4.1    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            4.2    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section shall be void.

            4.3    Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            4.4    Specific Performance; Injunctive Relief; Attorneys Fees.    The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and reasonable attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

            4.5    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      If to Acquiror:

      GRIC Communications, Inc.
      1421 McCarthy Blvd.
      Milpitas, CA 95035
      Attention: General Counsel
      Facsimile No.: (408) 435-8687
      Telephone No.: (408) 955-1920

      with a copy to:

      Fenwick & West LLP
      Silicon Valley Center
      801 California Street
      Mountain View, California 94041
      Attention: David Healy
      Facsimile No.: (650) 938-5200
      Telephone No.: (650) 988-8500

      If to Stockholder, to the address for notice set forth on the last page hereof.

      with a copy to:

      Attention:
      Facsimile No:
      Telephone No.:

            Any party hereto may by notice so given provide and change its address for future notices hereunder.

            4.6    Governing Law.    This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

            4.7    Entire Agreement.    This Agreement, the Merger Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

            4.8    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            4.9    Captions.    The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

[SIGNATURE PAGE NEXT]

        IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed by their duly authorized respective officers as of the date first above written.

GRIC COMMUNICATIONS, INC.

By:
Name: Title:
STOCKHOLDER

By:
Name: Title:

Stockholder's Address for Notice:

[Address]

Outstanding shares of Target Common Stock held of record or beneficially owned by Stockholder or over which Stockholder exercises voting power:

Outstanding shares of Target Series A Stock held of record or beneficially owned by Stockholder or over which Stockholder exercises voting power:

Outstanding shares of Target Series B Stock held of record or beneficially owned by Stockholder or over which Stockholder exercises voting power:

Outstanding options and warrants to purchase Target Capital Stock owned by Stockholder:

(specify number and class/series of capital stock)

[SIGNATURE PAGE TO VOTING AGREEMENT]

Exhibit 1

IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of Axcelerant, Inc., a Delaware corporation (the "Target"), hereby irrevocably appoints and constitutes the members of the Board of Directors of GRIC Communications, Inc., a Delaware corporation ("Acquiror"), and each such Board member (collectively, the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of the Target that are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Target stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of approval and adoption of the Agreement and Plan of Reorganization (the "Merger Agreement") among Acquiror, Amber Acquisition Corp. and the Target, and the approval of the merger of Amber Acquisition Corp. with and into the Target (the "Merger"), and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Takeover Proposal (as defined in the Merger Agreement), any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Target under the Merger Agreement or of the Stockholder under the voting agreement between Acquiror and Stockholder (the "Voting Agreement"), or any other matter that could reasonably be expected to impede or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement. However, this proxy shall not apply to any proposal submitted to Target's stockholders to approve any payment which would, in the absence of such approval, constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended, and the Stockholder shall continue to have full power and authority to vote the Shares in the undersigned's sole discretion for or against any such proposal.

        The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in the Target to be purchased and sold pursuant the Merger Agreement.

        This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Target and with any Inspector of Elections at any meeting of the stockholders of the Target.

        This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: August    , 2003.

Signature
Name (and Title)
Shares of Target Common Stock held of record or beneficially owned by the Stockholder or over which the Stockholder exercises voting power:

Shares of Target Series A Stock held of record or beneficially owned by the Stockholder or over which the Stockholder exercises voting power:

Shares of Target Series B Stock held of record or beneficially owned by the Stockholder or over which the Stockholder exercises voting power:

Outstanding options and warrants to purchase Target Capital Stock owned by Stockholder:

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

Annex C

[Opinion of Broadview International LLC]

GRIC Communications, Inc.

FAIRNESS OPINION DOCUMENTATION

August 12, 2003

         BROADVIEW INTERNATIONAL LLC

Silicon Valley            New York            Boston            London

CONFIDENTIAL

GRIC Communications, Inc.

Fairness Opinion Documentation

TAB
Fairness Opinion Letter	C-2
Valuation Considerations	C-5
Summary Explanation of Valuation Methodology	C-8
Valuation Analysis	C-12

August 12, 2003

CONFIDENTIAL

Board of Directors
GRIC Communications, Inc.
1421 McCarthy Blvd.
Milpitas, CA 95035

Dear Members of the Board:

We understand that GRIC Communications, Inc. ("GRIC" or "Acquiror"), Axcelerant, Inc. ("Axcelerant" or the "Company") and Amber Acquisition Corp., a wholly-owned subsidiary of Acquiror ("Merger Sub"), propose to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Merger Sub will be merged into the Company and the Company will become a wholly-owned subsidiary of Acquiror (the "Merger"). Pursuant to the Agreement all outstanding capital stock of the Company will be converted into shares of GRIC Common Stock and all Company stock options will be converted into options to purchase shares of GRIC Common Stock. We understand that the number of shares issuable to holders of Company capital stock, and the number of shares underlying stock options issuable to Company option holders in the Merger (the "Aggregate Consideration") will be an amount equal to 9,833,329, representing 22/78 of the current number of fully-diluted shares of Acquiror Common Stock ("Fully-Diluted Acquiror Common Stock" as defined in the Agreement). The Merger is intended to qualify as a tax- free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are more fully described in the Agreement.

You have requested our opinion as to whether the Aggregate Consideration is fair, from a financial point of view, to current holders of GRIC Common Stock.

Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to GRIC's Board of Directors and will receive a fee from GRIC upon delivery of this opinion letter and upon the successful conclusion of the Merger.

In rendering our opinion, we have, among other things:

1.)
reviewed the terms of the Agreement in the form of the draft dated August 12, 2003 furnished to us by legal counsel to GRIC, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

2.)
reviewed certain internal historical financial and operating data concerning Axcelerant prepared and provided to us by Axcelerant management;

3.)
reviewed base quarterly financial projections for Axcelerant through December 31, 2004 prepared and provided to us by Axcelerant management;

4.)
participated in discussions with Axcelerant management concerning the operations, business strategy, financial performance and prospects for Axcelerant;

5.)
discussed with Axcelerant management its view of the strategic rationale for the Merger;

6.)
compared certain aspects of the financial performance of Axcelerant with public companies we deemed comparable;

7.)
analyzed available information, both public and private, concerning other transactions we believe to be comparable in whole or in part to the Merger;

8.)
reviewed GRIC's annual report on Form 10-K for the fiscal year ended December 31, 2002, including the audited financial statements included therein, GRIC's quarterly report on Form 10-Q for the period ended March 31, 2003, and GRIC's July 24, 2003 earnings press release for the period ended June 30, 2003;

9.)
reviewed certain internal historical financial and operating data concerning GRIC prepared and provided to us by GRIC management;

10.)
reviewed quarterly financial projections for GRIC through December 31, 2004 prepared and provided to us by GRIC management;

11.)
participated in discussions with GRIC management concerning the operations, business strategy, financial performance and prospects for GRIC;

12.)
discussed with GRIC management its view of the strategic rationale for the Merger;

13.)
reviewed recent equity analyst reports covering GRIC;

14.)
reviewed the recent reported closing prices and trading activity for GRIC Common Stock;

15.)
compared certain aspects of the financial performance of GRIC with public companies we deemed comparable from a business perspective;

16.)
analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

17.)
reviewed with GRIC management potential synergies resulting from the merger as identified by GRIC management;

18.)
assisted in negotiations and discussions related to the Merger among GRIC, Axcelerant and their respective financial and legal advisors; and

19.)
conducted other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Axcelerant or GRIC or their respective advisors. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Axcelerant or GRIC, respectively, as to the future performance of Axcelerant or GRIC, respectively. We have neither made nor obtained an independent valuation of Axcelerant's assets.

For purposes of this opinion, we have assumed that neither Axcelerant nor GRIC is currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which GRIC Common Stock will trade at any time or as to the viability of, or prospects for, the combined company subsequent to the transaction.

Based upon and subject to the foregoing, we are of the opinion that the Aggregate Consideration is fair, from a financial point of view, to holders of GRIC Common Stock.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of GRIC in connection with its consideration of the Merger and does not constitute a recommendation to any GRIC shareholder as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to GRIC shareholders in connection with the Merger.

Sincerely,
Broadview International LLC

CONFIDENTIAL

GRIC Communications, Inc. Fairness Opinion
Valuation Considerations

In reviewing the business of Axcelerant, Inc. ("Axcelerant" or the "Company"), along with the current activity within the Information Technology ("IT"), Communications and Media industries we ha ve identified the following factors which, among others, may have a material impact on valuation.

Factors Positively Affecting the Value of Axcelerant

Significant Growth Opportunity for Mobile Office, Managed Teleworker, and Branch Office Connectivity—The managed remote Internet access market continues to evolve from a roaming dial- up service to a broad set of managed security and virtual private network services. Axcelerant competes in the converging market segments that now surround enterprise Internet connectivity, including broadband remote access services, dial- up mobile access services, managed VPN and security services, and site-to-site connectivity. International Data Corporation ("IDC") forecasts the Internet-based value added services market to increase from $8.1 billion in 2002 to $25.5 billion in 2006, reflecting a Compound Annual Growth Rate ("CAGR") of 33.2%. IDC also forecasts that the business Internet access market will increase from $10.2 billion to $14.6 billion over the same time period, reflecting a CAGR of 9.2%. These growth characteristics, combined with the increasing enterprise demand to acquire these services from a single provider, creates a compelling market opportunity for Axcelerant.

Robust Service Delivery Processes—Axcelerant has a well-designed service model for provisioning wireline broadband remote access with strong value adds for security, quality of service monitoring and billing consolidation. Axcelerant's internally designed operations support system has been developed to capture the Company's proprietary methodology for handling the complex processes involved with delivering and managing broadband networks for large enterprises. The system manages all aspects of the Company's interactions with customers and interfaces with their carrier partners' processes and systems.

Strong Track Record Serving Large Enterprises—Axcelerant has accumulated over 40 enterprise customers, including Bristol-Myers Squibb, Novartis, Schering-Plough, and Broadcom. Axcelerant is focused on developing its presence in specific vertical market segments which characteristically have a large teleworker population, and the Company has already developed a strong track record in the pharmaceutical industry. Considering the importance of customer recommendations and referrals in the sales process, management believes that its enterprise customer base offers excellent prospects for increasing its broadband teleworker user base and generating sales of the Company's branch office connectivity offering.

Improving Gross Margins—Axcelerant posted gross margins of 38.2% in 2002 and 45.8% for the six months ended June 30, 2003. Revenue is recognized in two components: upfront installation fees, which include broadband provisioning and resale of equipment, and recurring monthly fees. In cases where Axcelerant resells broadband to the end user, the recurring monthly fee is comprised of the broadband access charge and Axcelerant's management fee. In cases where the end user is billed for broadband directly from the broadband carrier, the recurring monthly fee is comprised of only Axcelerant's management fee. Management projects gross margins to increase to 50% in 2004, as the Company's mix of recurring monthly revenue trends toward a higher proportion of management-fee-only revenue. Management believes increased volume will afford the opportunity to restructure certain supplier contracts to gain broadband rates, further improving the Company's gross margins.

Proven Engineering Team—Axcelerant has 14 research and development ("R&D") engineers with significant experience in development of operations support systems, which support the Company's back office processes and represent a valuable asset in the competitive managed services market. Additionally, these engineers are continuing to develop security functionality which is expected to increase the value of Axcelerant's service for the end user. Management believes that the engineering team has developed domain expertise that is both highly relevant and difficult to duplicate, providing Axcelerant with a competitive advantage in its service development activities.

Factors Negatively Affecting the Valuation of Axcelerant

Declining Quarterly Revenue Forecast for Q3 and Q4 2003—Despite increasing quarter-over-quarter revenues from Q1 2001 through Q2 2003, Axcelerant's revenues are projected to decline in Q3 and Q4 2003, as a result of management and salesforce turnover and the loss of four of the Company's top ten customers. Revenues for the three-month periods ended September 30, 2003 and December 31, 2003 are projected to be $4.4 million and $4.1 million, respectively, compared to revenues of $5.0 million for the three months ended June 30, 2003.

Management Turnover—Axcelerant hired a new CEO in May 2003 and experienced executive management turnover at the CFO and VP of Sales positions in late 2002 and early 2003. These factors have negatively impacted execution of the company's strategy in recent months and have contributed to a decline in the sales effort in early 2003, which is demonstrated by the forecasted decline in revenues in Q3 and Q4 2003.

Dependence on Successful Ramp of Branch Office Service—Axcelerant has responded to market demand for branch office connectivity by augmenting its back office capabilities to support this service. Axcelerant has not yet demonstrated the ongoing viability of its marketing capabilities in the branch office connectivity market. A branch office service offering requires a different sales process and is subject to different purchasing considerations from its broadband teleworker offering. Additionally, the branch office connectivity market is subject to intense competition from the Regional Bell Operating Companies and other facilities-based telecommunications service providers. Finally, the customer service and support infrastructure may have different demands and may be more complex for branch office services. Revenue growth and profitability will be dependent upon Axcelerant's ability to successfully ramp this service offering.

Lack of Scale in a Highly Competitive Market—In the branch office connectivity market, large facilities-based telecommunications service providers, such as AT&T, Sprint, and Broadwing, are well-entrenched incumbents, competing with a frame relay-based offering. Strong competition, price sensitivity, and the potential entry of new large competitors into both markets decrease the Company's likelihood of success in the future. In addition, the broadband teleworker market is in the early stages of development and is highly fragmented with several relatively small players. Axcelerant competes with Fiberlink, Megapath, ePresence, and Netifice. Fiberlink, in particular, is larger and more financially stable with greater resources for sales and marketing, research and development, brand name recognition, and development and support of distribution channels and customer relationships.

Scalability of Operations—Several aspects of Axcelerant's back office provisioning, deployment, configuration and billing systems are manual in nature. These labor-intensive processes have hampered the Company's ability to scale the business in an efficient manner. Operating expense reductions may be gained through automation.

Insufficient Capitalization—Since inception, Axcelerant has experienced negative cash flow from operations and expects to continue to experience negative cash flow from operations through Q3 2004. As of June 30, 2003, the Company had a cash balance of $2.5 million, representing a decrease of approximately $1.6 million from the March quarter level. Management expects further decline to less than $1.0MM by Q3 2004. This balance will be insufficient to fund near-term working capital and capital expend iture requirements. Given the current private company capital raising environment, significant uncertainty exists regarding the Company's ability to raise additional capital. Furthermore, additional equity financing is likely to significantly dilute existing shareholders.

CONFIDENTIAL

GRIC Communications, Inc. Fairness Opinion
Summary Explanation of
Valuation Methodology

The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview International LLC ("Broadview") in valuing Axcelerant, Inc. ("Axcelerant" or the "Company") in conjunction with rendering its fairness opinion regarding the transaction with GRIC Communications, Inc. ("GRIC"). Broadview employed analyses based on: (1) public company comparables, (2) transaction comparables, (3) relative contribution, (4) relative ownership, (5) GRIC historical stock performance, (6) evaluation of GRIC equity and (7) pro forma combination analyses to determine the fairness of the Merger.

Public Company Comparables Analysis—Ratios of a company's common stock share price and Equity Market Capitalization ("EMC"), adjusted for cash and debt when appropriate, to selected historical and projected operating metrics indicate the value public equity markets place on companies in a particular market segment. A handful of companies are comparable to Axcelerant based on market focus, business model, and size. Broadview reviewed nine public company comparables categorized as Non-Facilities-Based Value-Added Managed Service Providers, from a financial point of view including each company's: Trailing Twelve Month Revenue ("TTM Revenue"); Projected 12/31/03 Revenue ("Projected 12/31/03 Revenue"); Projected 12/31/04 Revenue ("Projected 12/31/04 Revenue"); Projected Calendar Year 2003 to 2004 Revenue Growth ("Projected 03-04 Revenue Growth"); TTM Gross Margin; Projected 12/31/03 Gross Margin ("Projected 12/31/03 Gross Margin"); Projected 12/31/04 Gross Margin ("Projected 12/31/04 Gross Margin"); TTM Earnings Before Interest, Tax, Depreciation and Amortization Margin ("TTM EBITDA Margin"); Net Cash ("Net Cash" defined as cash minus debt); Equity Market Capitalization ("EMC"); Total Market Capitalization ("TMC" defined as EMC minus Net Cash); TMC/TTM Revenue ("TTM TMC/R") ratio; TMC/ Projected 12/31/03 Revenue ("Projected 12/31/03 TMC/R") ratio; TMC/ Projected 12/31/04 Revenue ("Projected 12/31/04 TMC/R") ratio; and TMC/TTM Gross Profit ("TTM TMC/Gross Profit") ratio. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded Information Technology ("IT"), Communications and Media companies maintained by Broadview and broken down by industry segment.

In order of descending TTM TMC/R, the public company comparables consist of:

  1)
  j2 Global Communications, Inc.;
  2)
  iPass Inc.;
  3)
  Akamai Technologies, Inc.;
  4)
  GRIC Communications, Inc.;
  5)
  WebEx Communications, Inc.;
  6)
  InterNAP Network Services Corporation;
  7)
  Raindance Communications, Inc.;
  8)
  Centra Software, Inc.; and
  9)
  DSL.net, Inc.

These comparables exhibit the following medians and ranges for the applicable multiples:

	Median Multiple	Range of Multiples
TTM TMC/R	3.21x	1.04x—9.91x
Projected 12/31/03 TMC/R	3.63x	1.45x—8.11x
Projected 12/31/04 TMC/R	2.50x	1.14x—5.78x
TTM TMC/Gross Profit	4.52x	1.42x—12.58x

After an adjustment factor of 20% has been applied (to reflect a number of differences between public and private companies, such as the illiquidity of Axcelerant shares, relative small size, and less product and management depth when compared to the average public comparable company), these comparables imply the following medians and ranges for value:

	Median Implied Value	Range of Implied Values
TTM TMC/R	$50,038	$17,858—$149,436
Projected 12/31/03 TMC/R	$55,670	$23,680—$121,475
Projected 12/31/04 TMC/R	$54,937	$26,461—$123,675
TTM TMC/Gross Profit	$31,640	$11,621—$83,570

Transaction Comparables Analysis—Ratios of Equity Purchase Price, adjusted for the seller's cash and debt when appropriate, to selected historical operating metrics indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. A handful of companies involved in recent transactions are comparable to Axcelerant based on market focus and business model. Broadview reviewed seven comparable merger and acquisition ("M&A") transactions involving Non-Facilities-Based Valued-Added Managed Service Provider Transactions With Seller TTM Revenue Greater Than $10MM Since January 1, 2001, excluding equity investments and bankruptcies, from a financial point of view including each transaction's: Adjusted Price (Equity Price plus debt minus cash); Seller TTM Revenue; and Adjusted Price/TTM Revenue ("P/R") ratio. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT, Communications and Media industries. In order of descending P/R multiple, the transactions used are the acquisition of:

  1)
  Confidential by Confidential;
  2)
  Interland Inc by Micron Electronics Inc;
  3)
  Digital Island by Cable & Wireless PLC;
  4)
  Exodus Communications Inc (DataVault Division) by Sanrise Group Inc;
  5)
  Intercall by West Corp;
  6)
  Data Return Corp by Divine Inc; and
  7)
  Netlojix Communications Inc by Netlojix Acquisitions Corp.

        These comparables exhibit the following median and range for the applicable multiple:

	Median Multiple	Range of Multiples
P/R	2.77x	0.06x—13.30x

These comparables imply the following median and range for equity va lue:

	Median Implied Value ($000)	Range of Implied Values ($000)
P/R	$53,783	$3,540—$249,058

Relative Contribution Analysis—A relative contribution analysis measures each of the merging company's contributions to selected historical and projected operating metrics on a percentage basis. In this analysis, all projected figures are derived from management projections. Broadview performed the relative contribution analysis for TTM Revenue; TTM Gross Profit; Projected 12/31/03 Revenue; and Projected 12/31/04 Revenue.

The following reflect the relative contribution of GRIC and Axcelerant for each operating metric:

	GRIC	Axcelerant
TTM Revenue	67.9%	32.1%
TTM Gross Profit	73.4%	26.6%
Projected 12/31/03 Revenue	70.7%	29.3%
Projected 12/31/04 Revenue	71.0%	29.0%
Net Cash	90.2%	9.8%

Relative Ownership Analysis—A relative ownership analysis measures each of the merging companies' relative equity ownership. In this analysis, two methods were used to determine the entity value of each company's operating contributions: (1) the median multiples from the set of comparable companies are applied, and (2) the Acquiror's valuation multiples are applied. The equity value is equal to the entity value plus cash minus debt. Broadview performed the relative ownership analysis for TTM Revenue; TTM Gross Profit; Projected 12/31/03 Revenue; and Projected 12/31/04 Revenue.

The following reflect the relative equity ownership of GRIC and Axcelerant based on applying the median multiple of Axcelerant's set of comparable public companies:

	GRIC	Axcelerant
TTM Revenue	70.6%	29.4%
TTM Gross Profit	76.1%	23.9%
Project 12/31/03 Revenue	72.7%	27.3%
Project 12/31/04 Revenue	72.9%	27.1%

The following reflect the relative equity ownership of GRIC and Axcelerant based on applying the Acquiror's valuation multiples:

	GRIC	Axcelerant
TTM Revenue	70.1%	29.9%
TTM Gross Profit	75.2%	24.8%
Project 12/31/03 Revenue	72.7%	27.3%
Project 12/31/04 Revenue	72.9%	27.1%

GRIC Stock Performance Analysis—For comparative purposes, Broadview examined the following:

  1)
  GRIC Common Stock weekly historical volume and trading prices from August 9, 2002 through August 8, 2003; and

  2)
  Weekly closing prices for an index of the public companies deemed comparable to GRIC relative to GRIC and the Nasdaq Composite from August 9, 2002 through August 8, 2003.

Evaluation of GRIC Equity—Broadview compared selected operating and valuation metrics for public companies deemed comparable to GRIC with the ratios implied by GRIC's August 11, 2003 share price of $5.30, and its current and projected performance. Broadview reviewed eight public companies categorized as Non-Facilities-Based Value-Added Managed Service Providers, from a financial point of view.

In order of descending TTM TMC/R, the public company comparables consist of:

  1)
  j2 Global Communications, Inc.;
  2)
  iPass Inc.;
  3)
  Akamai Technologies, Inc.;
  4)
  WebEx Communications, Inc.;
  5)
  InterNAP Network Services Corporation;
  6)
  Raindance Communications, Inc.;
  7)
  Centra Software, Inc.; and
  8)
  DSL.net, Inc.

Pro Forma Combination Analyses—Broadview calculated the EPS accretion or dilution of the pro forma combined entity taking into consideration various financial effects that will result from a consummation of the merger. In this analysis, projected figures for Axcelerant are derived from management's best estimates, and projected figures for GRIC are derived from management's best estimates. Broadview examined a purchase scenario based on GRIC's managements' forecasts that opportunities for cost synergies and revenue synergies exist. Based on this scenario, the pro forma purchase model indicates an increase in EPS Excluding Amortization of Intangibles of $0.09 for the fiscal year ending December 31, 2004. Excluding synergies, the pro forma purchase model indicates a decrease in EPS Excluding Amortization of Intangibles of ($0.08) for the fiscal year ending December 31, 2004.

Consideration of the Discounted Cash Flow Valuation Methodology—While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a rapidly growing company such as Axcelerant in a highly cyclical, rapidly-evolving industry, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for the Company, as well as the cyclical nature of Axcelerant's chosen market, Broadview considered a discounted cash flow analysis inappropriate for valuing Axcelerant.

Summary of Valuation Analyses—Taken together, the information and analyses employed by Broadview lead to Broadview's overall opinion that Aggregate Consideration is fair from a financial point of view, to GRIC stockholders.

CONFIDENTIAL

GRIC Communications, Inc.
Fairness Opinion

Valuation Analysis

Prepared For: GRIC Communications, Inc.
Board of Directors

Prepared By: Broadview International LLC

August 12, 2003

CONFIDENTIAL

GRIC Communications, Inc. Fairness Opinion

Valuation Analysis

Transaction Summary
Transaction Description and Consideration Value	C-14
Valuation Analysis
Offer Analysis	C-15
Valuation Summary	C-16
Graphical Valuation Summary	C-17
Axcelerant Public Comparable Analyses
Public Company Comparables Summary	C-18
Descriptions of Public Company Comparables	C-19
M&A Transaction Comparables
M&A Transaction Comparables	C-20
Relative Contribution/Ownership Analyses
Relative Contribution and Ownership Summary	C-21
Relative Contribution Analysis	C-23
GRIC Stock Performance Analyses
GRIC 1-Year Trading History	C-24
Index of Public Company Comparables vs. GRIC and the Nasdaq Composite	C-25
Evaluation of GRIC Equity
Public Company Comparables Summary	C-26
Pro Forma Combination Analyses
Purchase Analysis	C-27

CONFIDENTIAL

Transaction Description and Consideration Value

Transaction Description

We understand that GRIC Communications, Inc. ("GRIC" or "Acquiror"), Axcelerant, Inc. ("Axcelerant" or the "Company") and Amber Acquisition Corp., a wholly-owned subsidiary of Acquiror ("Merger Sub"), propose to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Merger Sub will be merged into the Company and the Company will become a wholly-owned subsidiary of Acquiror (the "Merger"). Pursuant to the Agreement all outstanding capital stock of the Company will be converted into shares of GRIC Common Stock and all Company stock options will be converted into options to purchase shares of GRIC Common Stock. We understand that the number of shares issuable to holders of Company capital stock, and the number of shares underlying stock options issuable to Company option holders in the Merger (the "Aggregate Consideration") will be an amount equal to 9,833,329, representing 22/78 of the current number of fully-diluted shares of Acquiror Common Stock ("Fully Diluted Acquiror Common Stock" as defined in the Agreement). The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are more fully described in the Agreement.

Consideration Value

(Thousands except share price)

GRIC Current Share Price as of 8/11/03:	$5.30
GRIC Fully Diluted Shares Outstanding(1):	34,864
GRIC Shares Issued to Axcelerant Shareholders(2):	9,833

Common Share Consideration Value:	$52,117
Implied Equity Value	$52,117
Balance Sheet Adjustment (3):	$2,478
Implied Entity Value	$49,639
1
Fully diluted includes 21.5MM common shares, assumed conversion of 8.4MM preferred shares, and 4.9MM common stock equivalents using treasury method.

2
Based on 22/78 ownership split determined by GRIC's 10-day average share price.

3
As of 6/30/03, the Company had $2.57MM in cash and $0.10MM in debt, yielding a net balance sheet adjustment of $2.48MM.

CONFIDENTIAL

Axcelerant Valuation

Offer Analysis

($ Thousands except per share data)

Implied Entity Value from Offer	$49,639
Balance Sheet Adjustment	$2,478
Implied Equity Value from Offer	$52,117
Methodology	Applicable Axcelerant Figure	Balance Sheet Adjustment(1)	Multiple Implied By Offer	Private Company Discount/ Comparable Adjustment Factor(2)	Range of Adjusted Multiples(2)	Median Adjusted Multiple(2)
Public Company Comparables
Multiple of Trailing Twelve Months Revenue	$18,536	$2,478	2.68 x	20%	0.83 x - 7.93 x	2.57 x
Multiple of Projected 12/31/03 Revenue	$18,336	$2,478	2.71 x	20%	1.16 x - 6.49 x	2.90 x
Multiple of Projected 12/31/04 Revenue	$26,218	$2,478	1.89 x	20%	0.91 x - 4.62 x	2.00 x
Multiple of Trailing Twelve Months Gross Profit	$8,058	$2,478	6.16 x	20%	1.13 x - 10.06 x	3.62 x
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	$18,536	$2,478	2.68 x	0%	0.06 x - 13.30 x	2.77 x
1
As of 6/30/03, Axcelerant had $2.57MM in cash and $0.10MM in debt, yielding a net balance sheet adjustment of $2.48MM.

2
A private company adjustment factor of 20% has been applied to the median public company multiples to reflect a number of differences between public and private companies, such as the illiquidity of Axcelerant shares, relative small size, and less product and management depth when compared to the average public comparable company. A discount factor of 0% has been applied to the median transaction multiples to reflect similar differences between Axcelerant and the average company in the set of transaction comparables.

CONFIDENTIAL

Axcelerant Valuation Valuation Summary
($ Thousands except per share data)
Implied Entity Value from Offer	$49,639
Balance Sheet Adjustment	$2,478
Implied Equity Value from Offer	$52,117
Methodology	Median Multiple		Applicable Axcelerant Figure	Axcelerant Implied Entity Value Pre- Discount	Company Discount/ Comparable Adjustment Factor(1)	Balance Sheet Adjustment (2)	Implied Equity Value Range From Multiples	Implied Equity Value From Median Multiples
	A		B	A×B	C	D		(A×B)×(1-C)+D
Public Company Comparables
Multiple of Trailing Twelve Months Revenue	3.21	x	$18,536	$59,450	20%	$2,478	$17,858–$149,436	$50,038
Multiple of Projected 12/31/03 Revenue	3.63	x	$18,336	$66,490	20%	$2,478	$23,680–$121,475	$55,670
Multiple of Projected 12/31/04 Revenue	2.50	x	$26,218	$65,573	20%	$2,478	$26,461–$123,675	$54,937
Multiple of Trailing Twelve Months Gross Profit	4.52	x	$8,058	$36,452	20%	$2,478	$11,621–$ 83,570	$31,640
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	2.77	x	$18,536	$51,305	0%	$2,478	$3,540–$249,058	$53,783
				Mean				$49,213
				High				$55,670
				Median				$53,783
				Low				$31,640

1
A private company adjustment factor of 20% has been applied to the median public company multiples to reflect a number of differences between public and private companies, such as the illiquidity of Axcelerant shares, relatively small size, and less product and management depth when compared to the average public comparable company. A discount factor of 0% has been applied to the median transaction multiples to reflect similar differences between Axcelerant and the average company in the set of transaction comparables.

2
As of 6/30/03, Axcelerant had $2.57MM in cash and $0.10MM in debt, yielding a net balance sheet adjustment of $2.48MM.

CONFIDENTIAL

Axcelerant Valuation Graphical Valuation Summary
($ Thousands)

CONFIDENTIAL
Axcelerant Public Company Comparables Analysis Non-Facilities-Based Value-Added Managed Service Providers
($ Thousands except per share data)

  Operating and Valuation Statistics

Company (1)	TTM Revenue(2)	Projected 12/31/03 Revenue	Projected 12/31/04 Revenue	Projected 03-04 Revenue Growth	TTM Gross Margin(2)	Projected 12/31/03 Gross Margin	Projected 12/31/04 Gross Margin	TTM EBITDA Margin(2)	Net Cash (Cash-Debt)	Equity Market Capitalization	Total Market Capitalization	TTM TMC/R (2)(3)		Projected 12/31/03 TMC/R(3)		Projected 12/31/04 TMC/R(3)		TTM TMC/Gross Profit(2)(3)
j2 Global Communications, Inc. [JCOM]	58,773	71,800	100,800	40.4%	80.7%	80.9%	83.1%	41.5%	45,983	628,441	582,458	9.91	x	8.11	x	5.78	x	12.27	x
iPass Inc. [IPAS]	115,014	NA	NA	NA	76.8%	NA	NA	20.1%	101,683	1,213,318	1,111,635	9.67	x	NA		NA		12.58	x
Akamai Technologies, Inc. [AKAM]	145,050	151,000	167,400	10.9%	47.2%	NA	NA	(3.4%)	(203,655)	484,014	687,669	4.74	x	4.55	x	4.11	x	10.04	x
GRIC Communications, Inc. [GRIC]	38,467	44,349	64,300	45.0%	55.8%	56.6%	60.0%	(0.3%)	22,685	183,504	160,819	4.18	x	3.63	x	2.50	x	7.49	x
WebEx Communications, Inc. [WEBX]	163,767	185,279	223,304	20.5%	82.9%	82.4%	80.1%	26.5%	95,712	620,956	525,244	3.21	x	2.83	x	2.35	x	3.87	x
InterNAP Network Services Corporation [INAP]	135,260	NA	NA	NA	45.4%	NA	NA	4.9%	(24,810)	253,163	277,973	2.06	x	NA		NA		4.52	x
Raindance Communications, Inc. [RNDC]	63,660	71,200	90,000	26.4%	59.5%	NA	NA	23.7%	31,841	134,752	102,911	1.62	x	1.45	x	1.14	x	2.71	x
Centra Software, Inc. [CTRA]	37,497	NA	NA	NA	79.7%	NA	NA	(26.3%)	33,140	75,533	42,393	1.13	x	NA		NA		1.42	x
DSL.net, Inc. [DSLN]	57,415	NA	NA	NA	26.4%	NA	NA	(22.5%)	(8,040)	51,509	59,549	1.04	x	NA		NA		3.93	x
Mean				28.6%	61.6%	73.3%	74.4%	7.1%				4.17	x	4.11	x	3.18	x	6.54	x
High				45.0%	82.9%	82.4%	83.1%	41.5%				9.91	x	8.11	x	5.78	x	12.58	x
Median				26.4%	59.5%	80.9%	80.1%	4.9%				3.21	x	3.63	x	2.50	x	4.52	x
Low				10.9%	26.4%	56.6%	60.0%	(26.3%)				1.04	x	1.45	x	1.14	x	1.42	x
Axcelerant	18,536	18,336	26,218	43.0%	43.5%	49.7%	45.5%	(9.6%)	2,478	NA	NA	NA		NA		NA		NA

1
Valuation information calculated using the closing price on 8/11/03. Projected financials calculated from selected analyst reports.

2
TTM refers to the Trailing Twelve Months ending 6/30/03.

3
Total Market Capitalization (TMC) is defined as Equity Market Capitalization (EMC) plus total debt and preferred stock less cash and cash equivalents.

CONFIDENTIAL
Descriptions Of Public Company Comparables Non-Facilities-Based Value-Added Managed Service Providers
Company	Description	Company	Description
j2 Global Communications, Inc.	j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses worldwide. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling and unified messaging services.	InterNAP Network Services Corporation	InterNAP Network Services Corporation is a provider of Internet protocol-based connectivity solutions to businesses that need assured network availability for mission-critical applications. In addition to IP connectivity, the Company offers colocation services and virtual private networking (VPN) services.
iPass Inc.
	iPass Inc. is a provider of software-enabled enterprise connectivity services for mobile workers. The virtual network is enabled by the Company's software, its network architecture and its relationships with over 200 telecommunications carriers, Internet service providers and other network service providers around the globe. The Company's software is designed to provide enterprises with a high level of security, the ability to affect and control policy management, and centralized billing and detailed reporting.	Raindance Communications, Inc.
Raindance Communications, Inc. provides tools for remote meetings and events. The Company's business-to-business communication services are based on proprietary architecture that integrates traditional telephony technology with real-time interactive Web tools. With these services, users initiate, control and monitor live and recorded one-to-one, one-to-many and many-to-many communication events.
Akamai Technologies, Inc.
	Akamai Technologies, Inc. provides services and software that enable private enterprises and government agencies to extend and control their e-business infrastructure. Through a large distributed computing platform, Akamai offers its customers seamless information flow and robust, control of information, enabling the secure delivery of networked information and applications.	Centra Software, Inc.
Centra Software, Inc. is a provider of application software and services for real-time enterprise collaboration (RTEC). The Company's products and services augment operational business processes to enable real-time, group-oriented human interaction over corporate networks and the Internet.
GRIC Communications, Inc.
	GRIC Communications, Inc. provides remote Internet access, managed security services, both virtual private network (VPN) and remote end-point security, as well as mobile broadband services for customers requiring mobile office communications capabilities worldwide. The Company's settlement services allow its customers to provide their end users with access to the Internet worldwide by dialing local numbers, eliminating the need for international calls to home Internet service providers (ISPs).	DSL.net, Inc.
DSL.net, Inc. provides high-speed data communications, Internet access and related services to small and medium-sized businesses throughout the United States, primarily utilizing digital subscriber line (DSL) technology. The Company also provides T1 service, Web hosting, domain name system management, enhanced e-mail, online data back-up and recovery services, firewalls, nationwide dial-up services and virtual private networks (VPNs).
WebEx Communications, Inc.
WebEx Communications, Inc. develops and markets services that allow end users to conduct meetings and share software applications, documents, presentations and other content on the Internet using a standard Web browser. Integrated telephony and Web-based audio and video services are also available using standard devices such as telephones, computer Web-cameras and microphones.

CONFIDENTIAL
Selected M&A Transaction Comparables Non-Facilities-Based Value-Added Managed Service Provider Transactions With Seller Revenue Greater Than $10MM Since January 1, 2001
($ Millions)
Announce Date	Buyer	Seller	Seller Description	Adjusted Price(1)	Seller Revenue	Adjusted Price/ Revenue
X/XX/2002	Confidential	Confidential	Provides scalable, real-time managed security services.	145.0	10.9	13.30x
3/23/2001	Micron Electronics Inc	Interland Inc	Provides a full spectrum of managed hosting services, including system monitoring and reporting, managed backup and recovery, and system administration services, as well as e-commerce solutions, web design, and business applications hosting.	110.3	20.8	5.31x
5/14/2001	Cable & Wireless PLC	Digital Island	Provider of infrastructure services including managed hosting, content delivery, network services and application services—to improve the performance of the Internet.	310.4	104.6	2.97x
1/23/2001	Sanrise Group Inc	Exodus Communications Inc (DataVault Division)	Provides a dedicated system for safeguarding mission-critical data on tape for customers worldwide. The division offers full management of customers' data backup process for individual files, file systems, databases and applications.	38.8	14.0	2.77x
3/27/2003	West Corp	Intercall	Provides high quality audio, web, and video conferencing solutions.	399.6	196.0	2.04x
11/2/2001	Divine Inc	Data Return Corp	Provides advanced Internet hosting services, including the hardware, software and network technologies necessary to support complex web sites and web-based applications, based on technologies developed by Microsoft.	58.7	54.4	1.08x
12/31/2002	Netlojix Acquisitions Corp	Netlojix Communications Inc	Provider of network access and technical management including broadband access, IT support and managed hosting.	0.9	15.6	0.06x

				Mean		3.93x
				High		13.30x
				Median		2.77x
				Low		0.06x

1    Prices paid have been adjusted for cash and debt on the seller's balance sheet at the time of acquisition if known.

CONFIDENTIAL
Purchase Analysis: GRIC Acquires Axcelerant Relative Contribution Summary
Relative Contribution of GRIC and Axcelerant to Combined Entity on TTM, FY03, and FY04 Basis Compared with Gemstone Percentage Ownership Based on 9,833,329 Common Shares Issued

CONFIDENTIAL
Purchase Analysis: GRIC Acquires Axcelerant Relative Ownership Summary
Relative Implied Equity Contribution of GRIC and Axcelerant to Combined Entity on TTM, FY03, and FY04 Basis Compared with GRIC Ownership Based on 9,833,329 Implied Shares Issued[1]

1
Equity value equals entity value plus cash minus debt.

CONFIDENTIAL
Purchase Analysis: GRIC Acquires Axcelerant Relative Contribution And Ownership Analysis
(Thousands except per share data)
	Actual Contributions		Relative Operating Contributions		Applicable Multiples		Implied Equity Contribution @ Median Public Comparable Multiples		Implied Equity Contribution @ GRIC Multiples
	GRIC	Axcelerant	GRIC	Axcelerant	Median Public Company Comparable	GRIC	GRIC	Axcelerant	GRIC	Axcelerant
Trailing Twelve Months[1]:
Revenue	$38,467	$18,173	67.9%	32.1%	3.21x	4.18x	70.6%	29.4%	70.1%	29.9%
Gross Profit	$21,481	$7,774	73.4%	26.6%	4.52x	7.49x	76.1%	23.9%	75.2%	24.8%
Year Ending 12/31/03[2]:
Revenue	$44,349	$18,336	70.7%	29.3%	3.64x	3.63x	72.7%	27.3%	72.7%	27.3%
Year Ending 12/31/04[2]:
Revenue	$64,300	$26,218	71.0%	29.0%	2.51x	2.50x	72.9%	27.1%	72.9%	27.1%
Balance Sheet:[3]
Net Cash	$22,685	$2,478	90.2%	9.8%

High	90.2%	32.1%	76.1%	29.4%	75.2%	29.9%
Median	71.0%	29.0%	72.8%	27.2%	72.8%	27.2%
Low	67.9%	9.8%	70.6%	23.9%	70.1%	24.8%

	GRIC	Axcelerant
Net Cash	$22,685	$2,478
Diluted Shares Outstanding	34,864
Share Price as of 8/11/03:	$5.30
Relative Entity Value Net of Cash		Relative Equity Ownership
				Implied Shares Issued	Share Consideration
GRIC	Axcelerant	GRIC	Axcelerant

76.6%	23.4%	78.0%	22.0%	9,833	$52,117

1
Trailing twelve months ending 6/30/03 for GRIC and Axcelerant.

2
GRIC and Axcelerant projected financials from management estimates.

CONFIDENTIAL
GRIC 1-Year Trading History Historical Weekly Share Price And Volume Performance From August 9, 2002—August 8, 2003

$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Share Price
21,000
18,000
15,000
12,000
9,000
6,000
3,000
0
Volume in Thousands
8/9/02
11/8/02
2/7/03
5/9/03
8/8/03

CONFIDENTIAL
Index Of Public Company Comparables vs. GRIC And The Nasdaq Composite Historical Weekly Share Price Performance From August 9, 2002—August 8, 2003[1]

GRIC Communications Inc.
NASDAQ Composite Index
Index of Public Company Comparables (AKAM, CTRA, DSLN, INAP, IPAS, JCOM, RNDC, WEBX)
Indexed Prices
550
500
450
400
350
300
250
200
150
100
50
0
8/9/02
11/8/02
2/7/03
5/9/03
8/8/03

1
Indexed Prices are Equal Weighted

Source: Factset

CONFIDENTIAL
GRIC Public Company Comparables Analysis Non-Facilities-Based Value-Added Managed Service Providers
($ Thousands except per share data)

  Operating and Valuation Statistics

Company(1)	TTM Revenue(2)	Projected 12/31/03 Revenue	Projected 12/31/04 Revenue	Projected 03-04 Revenue Growth	TTM Gross Margin(2)	Projected 12/31/03 Gross Margin	Projected 12/31/04 Gross Margin	TTM EBITDA Margin(2)	Net Cash (Cash-Debt)	Equity Market Capitalization	Total Market Capitalization	TTM TMC/R (2)(3)	Projected 12/31/03 TMC/R(3)	Projected 12/31/04 TMC/R(3)	TTM TMC/Gross Profit(2)(3)
j2 Global Communications, Inc. [JCOM]	58,773	71,800	100,800	40.4%	80.7%	80.9%	83.1%	41.5%	45,983	628,441	582,458	9.91x	8.11x	5.78x	12.27x
iPass Inc. [IPAS]	115,014	NA	NA	NA	76.8%	NA	NA	20.1%	101,683	1,213,318	1,111,635	9.67x	NA	NA	12.58x
Akamai Technologies, Inc. [AKAM]	145,050	151,000	167,400	10.9%	47.2%	NA	NA	(3.4)%	(203,655)	484,014	687,669	4.74x	4.55x	4.11x	10.04x
WebEx Communications, Inc. [WEBX]	163,767	185,279	223,304	20.5%	82.9%	82.4%	80.1%	26.5%	95,712	620,956	525,244	3.21x	2.83x	2.35x	3.87x
InterNAP Network Services Corporation [INAP]	135,260	NA	NA	NA	45.4%	NA	NA	4.9%	(24,810)	253,163	277,973	2.06x	NA	NA	4.52x
Raindance Communications, Inc. [RNDC]	63,660	71,200	90,000	26.4%	59.5%	NA	NA	23.7%	31,841	134,752	102,911	1.62x	1.45x	1.14x	2.71x
Centra Software, Inc. [CTRA]	37,497	NA	NA	NA	79.7%	NA	NA	(26.3)%	33,140	75,533	42,393	1.13x	NA	NA	1.42x
DSL.net, Inc. [DSLN]	57,415	NA	NA	NA	26.4%	NA	NA	(22.5)%	(8,040)	51,509	59,549	1.04x	NA	NA	3.93x
Mean				24.5%	62.4%	81.7%	81.6%	8.1%				4.17x	4.24x	3.35x	6.42x
High				40.4%	82.9%	82.4%	83.1%	41.5%				9.91x	8.11x	5.78x	12.58x

Median				23.5%	68.2%	81.7%	81.6%	12.5%				2.63x	3.69x	3.23x	4.23x

Low				10.9%	26.4%	80.9%	80.1%	(26.3)%				1.04x	1.45x	1.14x	1.42x

GRIC	38,467	44,349	64,300	45.0%	55.8%	56.6%	60.0%	(0.3)%	22,685	183,504	160,819	4.18x	3.63x	2.50x	7.49x

(1)
Valuation information calculated using the closing price on 8/11/03. Projected financials calculated from selected analyst reports.

(2)
TTM refers to the Trailing Twelve Months ending 6/30/03.

(3)
Total Market Capitalization (TMC) is defined as Equity Market Capitalization (EMC) plus total debt and preferred stock less cash and cash equivalents.

CONFIDENTIAL

Purchase Analysis: GRIC Acquires Axcelerant

Transaction Parameters

(Thousands except per share data)

Deal Structure		Accounting Parameters
Purchase Price (Equity):	$52,117	Premium Paid to Book Value:	$49,042
Acquisition Expenses:	$1,925	Premium Allocated to Purchased R&D:	0.0%
Total Acquisition Cost:	$54,042	Premium Allocated to Other Intangibles:	25.7%
% of Purchase Price Paid in Cash:	0%	Intangible Amortization Period:	5
Cash Used in Acquisition:	$1,925	Transaction Taxable to Seller on Corporate Level?(3)	no
Debt Used in Acquisition:	$0
Stock Used in Acquisition:	$52,117
Projected Closing Date:	10/31/03
GRIC Profile		Axcelerant Profile
Share Price as of 8/8/03:	$5.19	TTM Operating Margin:	(11.2)%
Share Price as of 8/11/03:	$5.30	Tax Rate:	(0.1)%
Diluted Shares Outstanding:(1)	34,864	5-Year Earnings Growth:	0.0%
TTM Operating Margin:	(3.0)%	Book Value:	$5,000
Tax Rate:	0.0%
Foregone Interest Rate on Cash:(2)	2.4%
Interest Rate Paid on Debt:	4.9%
TTM PE:	NM
Forward FY2003 PE:	NM
Forward FY2004 PE:	48.1
Synergy Assumptions		Pro Forma Entity Profile
Cost Savings in FY2003:	$0	Incremental Shares Issued:	9,833
Cost Savings in FY2004:	$1,870	Pro Forma Shares Outstanding:	44,697
Revenue Enhancement in FY2003:	$0	Buyer Percent Ownership:	78.0%
Revenue Enhancement in FY2004:	$10,230	Seller Percent Ownership:	22.0%
Pretax Contribution of Revenue Enhancement:(4)	56.7%

(1)
Fully diluted includes 21.5MM common shares, assumed conversion of 8.4MM preferred shares, and 4.9MM common stock equivalents using treasury method, based on share price as of 8/8/03.

(2)
Based on 3-year Treasury Note.

(3)
Purchases of stock are not taxable to the seller at the corporate level, purchases of assets are taxable to the seller.

(4)
Based on blended average of projected GRIC and Axcelerant gross margins.

CONFIDENTIAL

Purchase Analysis: GRIC Acquires Axcelerant

Pro Forma Combined Quarterly Operating Statements

($ Thousands except per share data)

	TTY	Quarter Ending				FYE	Quarter Ending				FYE
	6/30/2003	3/31/2003	6/30/2003	9/30/2003	12/31/2003	12/31/2003	3/31/2004	6/30/2004	9/30/2004	12/31/2004	12/31/2004
Buyer Standalone[1]
Revenue	$38,467	$9,491	$9,858	$12,000	$13,000	$44,349	$14,000	$15,300	$17,000	$18,000	$64,300
Gross Profit	21,481	5,125	5,416	6,933	7,633	25,107	8,400	9,180	10,200	10,800	38,580
Operating Income (Loss)	(1,144)	(645)	(595)	254	453	(533)	700	830	1,000	1,050	3,580
Interest Income (Expense), Other	202	(17)	64	65	65	177	65	65	65	65	261
Pretax Income	(942)	(662)	(531)	319	518	(356)	765	895	1,065	1,115	3,841
Income Tax Provision	42	0	0	0	0	0	0	0	0	0	0
Net Income	(984)	(662)	(531)	319	518	(356)	765	895	1,065	1,115	3,841
Diluted EPS	$(0.05)	$(0.03)	$(0.02)	$0.01	$0.01	$(0.01)	$0.02	$0.03	$0.03	$0.03	$0.11
Diluted Shares Outstanding	20,596	20,729	21,255	34,864	34,864	27,928	34,864	34,864	34,864	34,864	34,864

Seller Standalone[2]
Revenue	$18,173	$4,844	$4,958	$4,388	$4,147	$18,336	$4,515	$5,611	$7,245	$8,847	$26,218
Gross Profit	7,774	2,066	2,236	1,999	2,040	8,340	2,236	2,736	3,529	4,526	13,027
Operating Income (Loss)	(2,036)	(272)	(451)	(963)	(902)	(2,588)	(1,363)	(861)	(454)	291	(2,387)
Interest Income (Expense), Other	16	7	10	9	7	33	6	(4)	(30)	(48)	(76)
Pretax Income	(2,001)	(265)	(441)	(954)	(895)	(2,555)	(1,357)	(865)	(484)	243	(2,464)
Income Tax Provision	3	2	0	0	0	2	0	0	0	0	0
Net Income	(2,004)	(267)	(441)	(954)	(895)	(2,557)	(1,357)	(865)	(484)	243	(2,464)

Acquisition Effects
Cost Savings		$0	$0	$0	$0	$0	$317	$361	$585	$607	$1,870
Pretax Contribution From Incremental Revenue		0	0	0	0	0	332	903	1,809	2,755	5,799
Foregone Interest On Cash		0	0	0	(8)	(8)	(11)	(11)	(12)	(12)	(46)
Premium Allocated to Purchased R&D		NA	NA	NA	0	0	NA	NA	NA	NA	NA
Amortization on Intangibles		0	0	0	(545)	(545)	(755)	(755)	(755)	(755)	(3,022)

Total		0	0	0	(553)	(553)	(118)	497	1,627	2,595	4,602
Pro Forma Combined Entity
Revenue		$9,491	$9,858	$12,000	$15,765	$47,114	$19,101	$22,504	$27,436	$31,706	$100,746
Gross Profit		5,125	5,416	6,933	8,993	26,467	10,973	12,823	15,536	18,100	57,431
Operating Income		(645)	(595)	254	(694)	(1,680)	(770)	478	2,185	3,948	5,841
Pretax Income		(662)	(531)	319	(631)	(1,505)	(710)	527	2,208	3,953	5,979
Net Income[3]		(662)	(531)	319	(631)	(1,505)	(710)	527	2,208	3,953	5,979
Diluted EPS		$(0.03)	$(0.02)	$0.01	$(0.02)	$(0.05)	$(0.02)	$0.01	$0.05	$0.09	$0.13
Diluted EPS Excluding Amortization of Intangibles				$(0.00)	$(0.03)	$0.00	$0.03	$0.07	$0.11	$0.20
Diluted Shares Outstanding[4]		20,729	21,255	34,864	41,384	29,558	44,697	44,697	44,697	44,697	44,697

Increase (Decrease) in EPS					$(0.03)	$(0.04)	$(0.04)	$(0.01)	$0.02	$0.06	$0.02
Accretion (Dilution)[5]					NM	(300.0%)	NM	(54.1%)	61.7%	176.5%	21.4%
Increase (Decrease) in EPS Excluding Amortization of Intangibles					$(0.02)	$(0.02)	$(0.02)	$0.00	$0.04	$0.07	$0.09
Accretion (Dilution) Excluding Amortization of Intangibles[5]					NM	(155.1%)	(95.3%)	11.8%	117.0%	229.3%	82.8%

1
GRIC projected financials from management estimates.

2
Axcelerant projected financials from management estimates.

3
Net income calculated by applying buyer tax rate in each period to combined entity's pretax income in corresponding period. Assumes the use of NOL carryover of $2.1MM from Axcelerant and $5.0MM from GRIC.

4
Combined entity diluted shares outstanding calculated by adding shares issued to projected buyer diluted shares outstanding.

5
Accretion (Dilution) not meaningful if Pro Forma combined EPS is negative and shares are issued in the transaction.

CONFIDENTIAL

Purchase Analysis: GRIC Acquires Axcelerant

Sensitivity Analysis—Diluted EPS Based on Revenue Enhancement vs. Cost Savings 1,2,3

($ Thousands except per share data)

	FY2004
	Revenue Enhancement
Cost Savings
	$0	$1,000	$2,000	$3,000	$4,000	$5,000	$6,000	$7,000	$8,000	$9,000	$10,230	$11,000	$12,000
0	$0.03	$0.04	$0.06	$0.07	$0.08	$0.09	$0.11	$0.12	$0.13	$0.14	$0.16	$0.17	$0.18
500	$0.04	$0.05	$0.07	$0.08	$0.09	$0.10	$0.12	$0.13	$0.14	$0.16	$0.17	$0.18	$0.19
1,000	$0.05	$0.06	$0.08	$0.09	$0.10	$0.12	$0.13	$0.14	$0.15	$0.17	$0.18	$0.19	$0.20
1,500	$0.06	$0.08	$0.09	$0.10	$0.11	$0.13	$0.14	$0.15	$0.16	$0.18	$0.19	$0.20	$0.22
1,870	$0.07	$0.08	$0.10	$0.11	$0.12	$0.14	$0.15	$0.16	$0.17	$0.19	$0.20	$0.21	$0.22
2,000	$0.07	$0.09	$0.10	$0.11	$0.13	$0.14	$0.15	$0.16	$0.18	$0.19	$0.20	$0.21	$0.23
2,500	$0.09	$0.10	$0.11	$0.12	$0.14	$0.15	$0.16	$0.17	$0.19	$0.20	$0.22	$0.23	$0.24

Sensitivity Analysis—Increase (Decrease) in EPS Based on Revenue Enhancement vs. Cost Savings 1,2,4

	FY2004
	Revenue Enhancement
Cost Savings
	$0	$1,000	$2,000	$3,000	$4,000	$5,000	$6,000	$7,000	$8,000	$9,000	$10,230	$11,000	$12,000
0	$(0.08)	$(0.07)	$(0.06)	$(0.04)	$(0.03)	$(0.02)	$(0.00)	$0.01	$0.02	$0.03	$0.05	$0.06	$0.07
500	$(0.07)	$(0.06)	$(0.04)	$(0.03)	$(0.02)	$(0.01)	$0.01	$0.02	$0.03	$0.04	$0.06	$0.07	$0.08
1,000	$(0.06)	$(0.05)	$(0.03)	$(0.02)	$(0.01)	$0.01	$0.02	$0.03	$0.04	$0.06	$0.07	$0.08	$0.09
1,500	$(0.05)	$(0.03)	$(0.02)	$(0.01)	$0.00	$0.02	$0.03	$0.04	$0.05	$0.07	$0.08	$0.09	$0.11
1,870	$(0.04)	$(0.03)	$(0.01)	$(0.00)	$0.01	$0.02	$0.04	$0.05	$0.06	$0.08	$0.09	$0.10	$0.11
2,000	$(0.04)	$(0.02)	$(0.01)	$0.00	$0.02	$0.03	$0.04	$0.05	$0.07	$0.08	$0.09	$0.10	$0.12
2,500	$(0.02)	$(0.01)	$0.00	$0.01	$0.03	$0.04	$0.05	$0.06	$0.08	$0.09	$0.11	$0.12	$0.13

1
Assumes fixed purchase price of $52,117.

2
Based on management base-case cost synergies of $1.87MM and revenue synergies of $10.23MM.

3
FY2004 Diluted EPS reflects effective acquisition date of 10/31/03.

4
FY2004 accretion/dilution reflects effective acquisition date of 10/31/03.

Annex D

[Delaware General Corporation Law Section 262—Appraisal Rights]

§ 262 Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro-rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

[California Corporations Code Chapter 13—Dissenters' Rights]

§1300. Right to Require Purchase—"Dissenting Shares" and "Dissenting Shareholder" Defined.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

§1301. Demand for Purchase.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§1302. Endorsement of Shares.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Agreed Price—Time for Payment.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Dissenter's Action to Enforce Payment.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Annex F

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AXCELERANT, INC.

        (Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware)

        The undersigned, Dennis Andrews and Harry Rector, hereby certify that:

        FIRST:    They are the duly elected and acting Chief Executive Officer and President and Secretary, respectively, of Axcelerant, Inc., a Delaware corporation (the "Corporation").

        SECOND:    That the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 12, 2001 under the name "Axcelerant Technologies, Inc.," was amended on February 12, 2001, was further amended on April 16, 2001 (the "Amended and Restated Certificate of Incorporation"), and was further amended on May 14, 2002 (the "Second Amended and Restated Certificate of Incorporation").

        THIRD:    This Third Amended and Restated Certificate of Incorporation restates and amends the Second Amended and Restated Certificate of Incorporation.

        FOURTH:    The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as follows:

* * * *

ARTICLE I

NAME

        The name of this Corporation is Axcelerant, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation's registered agent at that address is the Corporation Service Company.

ARTICLE III

PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE IV

AUTHORIZED SHARES

        4.1.    Classes of Stock.    This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the

Corporation is authorized to issue is Fifty Million (50,000,000) shares. Twenty Five Million (25,000,000) shares shall be Common Stock, $0.001 par value per share, and Twenty Five Million (25,000,000) shares shall be Preferred Stock, $0.001 par value per share.

        4.2.    Rights, Preferences and Restrictions of Preferred Stock.    The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and as otherwise set forth herein, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          4.2.1     The number of shares constituting that series and the distinctive designation of that series;

          4.2.2     The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          4.2.3     Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

          4.2.4     Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

          4.2.5     Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          4.2.6     Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

          4.2.7     The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

        4.3.    Rights, Preferences and Restrictions of Series A and Series B Preferred Stock.    The rights, preferences, privileges and restrictions granted to and imposed on the two series of Preferred Stock, which shall be designated "Series A Preferred Stock" and "Series B Preferred Stock" and which shall consist of Six Million (6,000,000) shares and Eight Million Five Hundred Thousand (8,500,000) shares, respectively, are as set forth below in this Section 4.3 of Article IV.

          4.3.1    Dividends.

            (a)   The holders of shares of Series B Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Series A Preferred Stock or the Common Stock of this Corporation, at the rate of thirteen cents ($0.13) per annum per share (as adjusted for any stock splits, combinations or dividends following the effectiveness of this Third Amended and Restated Certificate of Incorporation with respect to such Series B Preferred Stock) (the "Series B Dividend Amount").

            (b)   Subsequent to the payment of dividends set forth in Section 4.3.1(a), the holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of ten cents ($0.10) per annum per share (as adjusted for any stock splits, combinations or dividends following the effectiveness of this Third Amended and Restated Certificate of Incorporation with respect to such Series A Preferred Stock) (the "Series A Dividend Amount").

            (c)   Dividends on the Series A Preferred Stock and Series B Preferred Stock shall accrue, but shall only be payable either (i) when, as, and if declared by the Corporation's Board or (ii) if not previously declared by the Corporation's Board, upon an event of liquidation, dissolution or winding up as set forth in Section 4.3.2 of Article IV below. In all other circumstances, including, without limitation, an event of a conversion as set forth in Section 4.3.4 of Article IV below, all accrued but unpaid dividends shall be forfeited by, and not paid to, the holders of Series A Preferred Stock and Series B Preferred Stock.

            (d)   After the foregoing dividends on the Series A Preferred Stock and Series B Preferred Stock have been paid, or declared and a sum sufficient for the payment thereof set apart for any particular year, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, this Corporation may, when, as and if declared by the Board, declare and distribute in such year dividends among the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock. Any such dividend shall be declared and distributed among the holders of the Common Stock, Series A Preferred Stock, and Series B Preferred Stock, pro rata, based on the number of shares of Common Stock held by each, determined on an as-converted basis (assuming full conversion of all shares of Series A Preferred Stock and Series B Preferred Stock into Common Stock).

            (e)   If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock and Series B Preferred Stock of the dividends declared by the Board of Directors in conformity with the provisions above, then the entire assets of the Corporation available for such payment of dividends shall be distributed as follows: First, to each holder of Series B Preferred Stock up to an amount per share equal to the Series B Dividend Amount; second, the remaining assets, if any, shall be distributed among the holders of the Series A Preferred Stock up to an amount per share equal to the Series A Dividend Amount.

          4.3.2    Liquidation, Dissolution or Winding Up.    In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary:

            (a)   First, the holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus or earnings, an amount equal to One Dollar Thirty Cents ($1.30) per outstanding share (as adjusted for any stock dividends, combinations or splits following the effectiveness of this Third Amended and Restated Certificate of Incorporation with respect to such shares) (the "Original Series B Issue Price"), plus any accrued but unpaid dividends (collectively, the "Series B Initial Liquidation Amount") before any sums shall be paid or any assets distributed among the holders of shares of Series A Preferred Stock or Common Stock;

            (b)   Second, upon the completion of the distribution required by subsection 4.3.2(a) above and prior and in preference to any distribution to the holders of shares of Common Stock, the holders of each share of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus or earnings, until (i) holders of Series A Preferred Stock shall have received an aggregate amount equal to $1.00 per share (the "Original Series A Issue Price") plus any accrued but unpaid dividends (collectively, the "Series A Liquidation Amount") and (ii) holders of Series B Preferred Stock shall have received an additional aggregate amount equal to Sixty-Five Cents ($0.65) per share (each of (i) and (ii) as adjusted for any stock dividends, combinations or splits following the effectiveness of this Third Amended and Restated Certificate of Incorporation with respect to such shares), before any sums shall be paid or any assets distributed among the holders of shares of Common Stock;

            (c)   Third, after such payment shall have been made in full as provided above to the holders of the Series A Preferred Stock and Series B Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock and Series B Preferred Stock so as to be available for such payment, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares held by each.

            (d)   If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock and Series B Preferred Stock of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed as follows: First, to each holder of Series B Preferred Stock up to an amount per share equal to the Series B Initial Liquidation Amount; second, the remaining assets, if any, shall be distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock pro rata, based on the full preferential amount which each such holder would otherwise be entitled to receive.

            (e)    Consolidation and Merger.    A consolidation, reorganization or merger, or similar transaction or series of transactions, (other than a consolidation, reorganization or merger, or similar transaction or series of transactions, in which the holders of voting securities of the Corporation immediately before the consolidation, reorganization or merger, or similar transaction or series of transactions, own (immediately after the consolidation, reorganization or merger, or similar transaction or series of transactions) voting securities of the surviving or acquiring corporation, or of a parent party of such surviving or acquiring corporation, possessing more than 50% of the voting power of such surviving or acquiring corporation or parent party) of the Corporation or a sale of all or substantially all of the assets of the Corporation (any of which events is hereinafter referred to as a "Reorganization") shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.3.2. The Corporation shall give each holder of record of Series A Preferred Stock and Series B Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. Such notice shall describe the then known material terms and conditions of the impending transaction and the provisions of this Section 4.3.2. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given such notice provided for herein; provided, however, that such periods may be shortened and such notice may be waived upon the written consent of the holders of Series A Preferred Stock and Series B Preferred Stock that represent at least 75% of the voting power of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.

            (f)    Distributions Other Than Cash.    Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of the Corporation, unless the holders of at least 75% of the voting power of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as a single class object thereto in writing within 15 days after notice is given to them as to such value.

            (g)    GRIC Reorganization.    Notwithstanding clauses (a) through (f) of this Section 4.3.2, upon the closing of the Reorganization contemplated by that certain Agreement and Plan of Reorganization dated as of August 12, 2003 (the "GRIC Merger Agreement") by and among GRIC Communications, Inc., a Delaware corporation ("GRIC"), Amber Acquisition Corporation, a Delaware corporation and this Corporation (the "GRIC Reorganization"), the method of valuation and distribution of the shares of common stock of GRIC (the "GRIC Common") received as consideration in the GRIC Reorganization shall be as set forth in this Section 4.3.2(g). For avoidance of confusion, (1) the number of shares of GRIC Common received by any securityholder of this Corporation in the GRIC Reorganization shall include, without limitation, shares of GRIC Common deposited in escrow on such securityholder's behalf, and (2) any shares of GRIC Common allocated in the GRIC Reorganization to holders of issued and outstanding options to purchase shares of Common Stock that are assumed by GRIC shall be deemed to have been received by or distributed to such holders for purposes hereof but shall only be issued to such holders upon exercise of such options.

              (i)    Determination of Fair Market Value of GRIC Common.

                (A)  provided the shares of GRIC Common are then traded on a national securities exchange or the Nasdaq National Market (or similar national quotation system), then the value shall be deemed to be the average of the closing sales prices of the shares of GRIC Common on such exchange or system over the ten (10) consecutive trading days ending on the trading day that is three (3) trading days prior to the closing date of the GRIC Reorganization, less a discount of equal to 1.5% per month multiplied by the weighted average duration in months of the contractual post-closing resale restrictions imposed upon the shares of GRIC Common received by the holders of Series B Preferred Stock and Series A Preferred Stock as consideration in the GRIC Reorganization, to maximum discount of fifteen percent (15%) (the "Market Value"). For purposes of this subparagraph (A) and subparagraph (B) below, any shares deposited in escrow on behalf of the holders of Series B Preferred Stock and Series A Preferred Stock shall be deemed to be subject to a twelve (12) month resale restriction;

                (B)  if (i) above does not apply but the shares of GRIC Common are actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the ten (10) consecutive trading days ending on the trading day that is three (3) trading days prior to the closing date of the GRIC Reorganization, less a discount of equal to 1.5% per month multiplied by the weighted average duration in months of the contractual post-closing resale restrictions imposed upon the shares of GRIC Common received by the holders of Series B Preferred Stock and Series A Preferred Stock as consideration in the GRIC Reorganization, to a maximum discount of fifteen percent (15%) (the "OTC Value"); and

                (C)  if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation, unless the holders of at least 75% of the voting power of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as a single class object thereto in writing within 15 days after notice is given to them as to such value.

              (ii)   Distribution.

                (A)  after computation of the fair market value of the GRIC Common according to subsection 4.3.2(g)(i) above, distribution of the number of shares of GRIC Common constituting the Total Merger Consideration (as defined in the GRIC Merger Agreement) among the holders of Preferred Stock and Common Stock (including holders of issued and outstanding options to purchase shares of Common Stock) shall be made such that (a) the holders of the Series B Preferred Stock (including shares of Series B Preferred Stock issued on the exercise of warrants to purchase shares of Series B Preferred Stock) and Series A Preferred Stock receive a number of shares of GRIC Common equal to the greater of (1) the number of shares of GRIC Common that such holders would otherwise be entitled to receive according to Sections 4.3.2(a) and 4.3.2(b) above, or (2) the number of shares of GRIC Common that such holders would otherwise be entitled to receive pursuant to Section 4.3.2(c) above if such holders had converted their shares of Series B Preferred Stock or Series A Preferred Stock (as the case may be) into shares of Common Stock pursuant to Section 4.3.4(a) below prior to the closing of the GRIC Reorganization (without the requirement that such shares be so converted and applying a Conversion Price of $1.00 for the Series B Preferred Stock), and (b) the holders of the Common Stock (including holders of issued and outstanding options to purchase shares of Common Stock) receive a number of shares of GRIC Common that such holders would otherwise be entitled to receive according to Section 4.3.2(c) above (with the number of shares of Common Stock outstanding for purposes hereof being deemed to include shares purchasable upon exercise of such options); provided, however, in no event shall holders of the Series B Preferred Stock receive more than 60% of the Total Merger Consideration and in no event shall holders of the Common Stock (including holders of issued and outstanding options to purchase shares of Common Stock) receive less than 20% of the Total Merger Consideration; and

                (B)  in the event the aggregate fair market value (determined in accordance with Section 4.3.2(g)(i) above) of the Total Merger Consideration is less than or equal to $27,500,000, then after allocation according to the foregoing, the holders of Series A Preferred Stock (pro rata as a separate class based on the number of shares of Series A Preferred Stock held) shall contribute a number of shares of GRIC Common with a fair market value (determined in accordance with Section 4.3.2(g)(i) above) equal to $150,000, and the holders of Series B Preferred Stock (pro rata as a separate class based on the number of shares of Series B Preferred Stock held) shall contribute a number of shares of GRIC Common with a fair market value (determined in accordance with Section 4.3.2(g)(i) above) equal to $150,000, and the total shares contributed by the holders of Series A Preferred Stock and Series B Preferred Stock shall be distributed among the holders of Common Stock (and the holders of issued an outstanding options to purchase shares of Common Stock) pro rata as a separate class based on number of shares or Common Stock and/or options to purchase shares of Common Stock so held.

            (h)    Dispute Resolution Procedures.    In the event of an objection by the holders of at least 75% of the voting power of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as a single class, the valuation of such assets for purposes of such distribution will be determined by an independent appraiser selected by the objecting stockholders and the Board of Directors, or, in the event a single appraiser cannot be agreed upon within 10 days after the written objection sent by the objecting stockholders in accordance with the foregoing, (i) the objecting stockholders will name one appraiser within 15 days from the sending of their notice of objection, (ii) the Board of Directors will name a second appraiser within 15 days from the receipt of such notice, (iii) the two appraisers thus selected will select a third independent appraiser within 15 days thereafter, and (iv) the third appraiser thus selected will determine the valuation of such assets within 15 days thereafter for purposes of such distribution. The award made by the arbitrators will be binding upon the parties hereto, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.

          4.3.3    No Reissuance of the Preferred Stock.    No share or shares of the Series A Preferred Stock or Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock and Series B Preferred Stock accordingly.

          4.3.4    Conversion.    The holders of Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a)    Right to Convert.    Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price or the Original Series B Issue Price, as applicable, by the conversion price applicable to such share, determined as hereafter provided, in effect on the date of conversion. The conversion price per share applicable to the Series A Preferred Stock (the "Series A Conversion Price") shall initially be the Original Series A Issue Price for such share and the conversion price per share applicable to the Series B Preferred Stock (the "Series B Conversion Price") shall initially be the Original Series B Issue Price for such share; provided, however, the foregoing notwithstanding, in connection with any conversion made within three (3) days prior to the closing of the GRIC Reorganization, the Series B Conversion Price shall be $1.00 per share; provided, further, that each of the Series A Conversion Price and the Series B Conversion Price shall be subject to adjustment as set forth in Section 4.3.4(d). The Series A Conversion Price and the Series B Conversion Price are sometimes collectively referred to herein as the "Conversion Price."

            (b)    Automatic Conversion.    Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price and the Series B Conversion Price, respectively, in effect at the time immediately upon (a) the closing of a firm commitment underwritten public offering by the Corporation of its shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in an offering with aggregate cash proceeds to the Corporation of not less than $30,000,000, at a per share price of not less than $5.00 (prior to underwriting discounts and commissions and as adjusted for any stock splits, combinations or dividends following the effectiveness of this Third Amended and Restated Certificate of Incorporation with respect to such shares) (a "Qualified Public Offering"), or (b) (i) in the case of a conversion of the Series A Preferred Stock, upon the vote or written consent of holders of seventy five percent (75%) of the then-outstanding shares of Series A Preferred Stock, (ii) in the case of a conversion of the Series B Preferred Stock, upon the vote or written consent of holders of seventy percent (70%) of the then-outstanding shares of Series B Preferred Stock, or (iii) in the case of a conversion of each of the Series A Preferred Stock and the Series B Preferred Stock, upon the vote or written consent of holders of seventy five (75%) of the then-outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting together as a single class.

            (c)    Mechanics of Conversion.    Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4.3.4(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock or Series B Preferred Stock, and give written notice to this Corporation at its principal corporate office of such holder's election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or Series B Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock or Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. In the event of an automatic conversion pursuant to Section 4.3.4(b), the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be converted automatically without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock and Series B Preferred Stock are delivered to the Corporation or its transfer agent. If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering Series A Preferred Stock or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock upon conversion of Series A Preferred Stock or Series B Preferred Stock shall not be deemed to have converted such Series A Preferred Stock or Series B Preferred Stock until immediately prior to the closing of such sale of securities.

            (d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.    The Series A Conversion Price and Series B Conversion Price shall be subject to adjustment from time to time as follows:

              (i)    Adjustment for Certain Dilutive Issuances.

                (A)  Upon each issuance by this Corporation of any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the issuance of such Additional Stock, then the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this subsection (i)) be adjusted to a price determined by multiplying the Series A Conversion Price or Series B Conversion Price, as applicable, by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at the Series A Conversion Price or Series B Conversion Price, as applicable, in effect for such series immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock plus the number of shares of such Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock shall be calculated as if all shares of all series of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance, and any outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities shall be treated in the manner set forth in subsection (i)(E) below. For the avoidance of doubt, the Series B Conversion Price may require adjustment hereunder at times when no adjustment shall be required to be made to the Series A Conversion Price.

                (B)  No adjustment of the Conversion Price shall be made in an amount less than One Cent ($0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the Conversion Price shall be rounded up or down to the nearest cent. Except to the limited extent provided for in subsections (i)(E)(3) and (E)(4), no adjustment of the Conversion Price pursuant to this subsection (i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                (C)  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                (D)  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board irrespective of any accounting treatment.

                (E)  In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection (i) and subsection (ii):

                  (1)   The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (i)(C) and (D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                  (2)   The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (i)(C) and (D)).

                  (3)   In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price and the Series B Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                  (4)   Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price and the Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                  (5)   The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections (i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection (i)(E)(3) or (4).

              (ii)   "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (i)(E)) by this Corporation other than the following:

                (A)  Common Stock issued pursuant to a transaction described in subsection (iii) hereof;

                (B)  up to 2,486,100 shares of Common Stock or options to purchase Common Stock issuable or issued either before or after the date hereof to employees, independent contractors, consultants, officers or directors of the Corporation pursuant to a stock option plan or restricted stock plan approved by the Board of this Corporation (the "Permitted Employee Shares");

                (C)  Common Stock issued upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock;

                (D)  shares of Common Stock issued or issuable in a public offering in connection with which all outstanding shares of Series A Preferred Stock and Series B Preferred Stock will be converted to Common Stock;

                (E)  shares of Common Stock issued in connection with acquisitions, business combinations or strategic business relationships, as approved by the Board of the Corporation, including the affirmative vote of each of the director elected solely by the holders of the Series A Preferred Stock and the director elected solely by the holders of the Series B Preferred Stock; or

                (F)  shares of Common Stock issued in connection with equipment lease or bank financings, as approved by the Board of the Corporation, including the affirmative vote of each of the director elected solely by the holders of the Series A Preferred Stock and the director elected solely by the holders of the Series B Preferred Stock.

              (iii)  Adjustment for Splits and Dividends. In the event the Corporation should at any time or from time to time following the effectiveness of this Third Amended and Restated Certificate of Incorporation fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price or Series B Conversion Price, as applicable, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock or Series B Preferred Stock, as applicable, shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

              (iv)  Adjustment for Combinations. If the number of shares of Common Stock outstanding at any time following the effectiveness of this Third Amended and Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price or Series B Conversion Price, as applicable, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock and Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

            (e)    Other Distributions.    In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (iii), then, in each such case, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock or Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (f)    Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4.3.4 or Section 4.3.2 of this Article IV), provision shall be made so that the holders of Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock and Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3.4 with respect to the rights of the holders of Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3.4 (including adjustment of the Series A Conversion Price and Series B Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock and Series B Preferred Stock) shall be applicable after that event as nearly equivalent as is practicable.

            (g)    No Impairment.    This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock and Series B Preferred Stock against impairment.

            (h)    No Fractional Shares and Certificate as to Adjustments.

              (i)    No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

              (ii)   Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 4.3.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price or Series B Conversion Price, as applicable, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock or Series B Preferred Stock, as applicable.

              (iii)  Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock and Series B Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of

      Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock and Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Third Amended and Restated Certificate of Incorporation.

              (iv)  Notices. Any notice required by the provisions of this Section 4.3.4 to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed given if deposited in the United States registered or certified mail, postage prepaid, return receipt requested and addressed to each holder of record at his address appearing on the books of this Corporation.

            (i)    Forfeiture of Dividends Upon Conversion.    In the event of any conversion pursuant to this Section 4.3.4, all accrued but unpaid dividends shall be forfeited by the holders of Series A Preferred Stock and Series B Preferred Stock.

          4.3.5    Voting Rights.

            (a)   The holder of each share of Series A Preferred Stock and each share of Series B Preferred Stock (i) shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock or Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and (ii) shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote as a single class, unless otherwise prohibited by law; provided, however, that, notwithstanding anything to the contrary in this subsection 4.3.5(a), the rights of holders of Series A Preferred Stock and Series B Preferred Stock to vote for directors shall be as set forth in subsection 4.3.5(b) below.

            (b)   Until the closing of the Corporation's Qualified Public Offering, one (1) member of the Board shall be elected, removed or replaced solely by the vote of the holders of a majority of the shares of the Series A Preferred Stock, voting as a separate class, one (1) member of the Board shall be elected, removed or replaced solely by the vote of the holders of a majority of the shares of the Series B Preferred Stock, voting as a separate class, one (1) member of the Board shall be elected, removed or replaced solely by the vote of the holders of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, and two (2) of the members of the Board shall be elected, removed or replaced solely by the vote of the holders of the Common Stock, voting as a separate class.

          4.3.6    Protective Provisions of Series A Preferred Stock and Series B Preferred Stock.

            (a)   So long as at least 500,000 shares of Series B Preferred Stock (as adjusted for stock splits, combinations or similar events) or at least 500,000 shares of Series A Preferred Stock (as adjusted for stock splits, combinations or similar events) are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of seventy percent (70%) of the outstanding shares of Series B Preferred Stock, voting as a separate class, and of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class:

              (i)    so long as the number of shares of Series B Preferred Stock outstanding or the number of shares of Series A Preferred Stock (including in either case any shares of Common Stock issued upon conversion thereof) represents at least twenty percent (20%) of the number of shares of Common Stock outstanding (assuming conversion into Common Stock of all then outstanding convertible preferred shares), sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other entity (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of or engage in any other corporate reorganization or voluntarily liquidate or dissolve the Corporation;

              (ii)   create (by new authorization, reclassification, recapitalization or otherwise) any class or series of stock or any other securities convertible into equity securities of this Corporation having rights, preferences or privileges in preference to, or pari passu with, the Series B Preferred Stock or Series A Preferred Stock, as applicable;

              (iii)  issue shares of Common Stock other than the Permitted Employee Shares, unless otherwise approved by the Board of Directors, with the affirmative vote of each of the director elected solely by the holders of the Series A Preferred Stock and the director elected solely by the holders of the Series B Preferred Stock;

              (iv)  amend the Corporation's Certificate of Incorporation in a manner which adversely affects the rights, preferences or privileges of the shares of Series B Preferred Stock or Series A Preferred Stock, or authorize the issuance of additional shares of Series B Preferred Stock or Series A Preferred Stock, as applicable (other than as permitted in the Series B Preferred Stock Purchase Agreement, dated as of or about the date of filing of the Second Amended and Restated Certificate of Incorporation);

              (v)   authorize or pay any dividends or other distributions with respect to any share or shares of Common Stock or any other class of securities junior to the Series B Preferred Stock or Series A Preferred Stock, as applicable or redeem any shares of Common Stock or any other class of securities junior to the Series B Preferred Stock or Series A Preferred Stock, as applicable other than pursuant to employee stock repurchase arrangements for which the Corporation shall not expend more than $100,000 per year;

              (vi)  increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock; or

              (vii) increase or decrease the size of the Board from five (5) directors;

        This Corporation will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock and Series B Preferred Stock against impairment.

        4.4.    Common Stock.

          4.4.1    Dividend Rights.    Subject to the prior rights of holders of Series A Preferred Stock, Series B Preferred Stock and all other classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

          4.4.2    Liquidation Rights.    Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4.3.2 of this Article IV.

          4.4.3    Redemption.    The Common Stock is not redeemable.

          4.4.4    Voting Rights.    The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

BOARD OF DIRECTORS AND MEETINGS OF STOCKHOLDERS

        5.1.  The business and affairs of the Corporation shall be managed by or under the direction of the Board and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board either by a resolution or Bylaw adopted by the Board.

        5.2.  Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or by the Bylaws of the Corporation.

ARTICLE VI

LIMITATION OF DIRECTORS' LIABILITY

        A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

AMENDMENT OF BYLAWS

        The Board of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation, subject to the right of stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * *

        FIFTH:    The foregoing Third Amended and Restated Certificate of Incorporation has been approved by the Board by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.

        SIXTH:    The foregoing Third Amended and Restated Certificate of Incorporation has been approved by the stockholders of the Corporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        SEVENTH:    The foregoing Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned have executed this certificate and do affirm the foregoing as true under penalty of perjury this 18th day of August, 2003.

/s/ DENNIS ANDREWS Dennis Andrews, Chief Executive Officer and President
/s/ HARRY RECTOR Harry Rector, Secretary

Annex G

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRIC COMMUNICATIONS, INC.

        GRIC Communications, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Second Amended and Restated Certificate of Incorporation, as previously amended by the Certificate of Amendment of Second Amended and Restated Certificate of Incorporation filed on April 19, 2002 (the "Restated Certificate"), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders:

        The second sentence of the first paragraph of Article IV of the Restated Certificate is amended to read in its entirety as follows:

  "The total number of shares of Common Stock authorized to be issued is 100,000,000 shares, $0.001 par value per share."

        IN WITNESS WHEREOF, said corporation has caused this Second Certificate of Amendment to be signed by its duly authorized officer this                        , 2003 and the foregoing facts stated herein are true and correct.

GRIC Communications, Inc.
By:	/s/ BHARAT DAVÉ Bharat Davé, President and Chief Executive Officer

G-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporations Law permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the Delaware General Corporation Law also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit by the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

        Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for mandatory indemnification of the Registrant's directors and officers, and permissible indemnification of its employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has also entered into indemnification agreements with its directors and officers that require the Registrant, among other things, to indemnify these individuals against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

        The above discussion of the Delaware General Corporation Law and the Registrant's Certificate of Incorporation, Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation, Bylaws and indemnification agreements.

        The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

Exhibit Number	Description
2.01	Agreement and Plan of Reorganization between the Registrant, Amber Acquisition Corp. and Axcelerant dated as of August 12, 2003.(1)
3.06	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation.(2)
4.01	Form of Voting Agreement dated as of August 12, 2003 by and between the Registrant and certain stockholders of Axcelerant.(3)
5.01	Opinion of Fenwick & West LLP.*
23.01	Consent of Fenwick & West LLP (set forth in Exhibit 5.01).*
23.02	Consent of Ernst & Young LLP, Independent Auditors, with respect to the Registrant.
23.03	Consent of Ernst & Young LLP, Independent Auditors, with respect to Axcelerant.
24.01	Power of Attorney (included on signature page of this registration statement).*
99.01	Form of Proxy of the Registrant.
99.02	Form of Proxy of Axcelerant.

99.03	Consent of Broadview International LLC, Financial Advisor to the Registrant.(4)

(1)
Included with Annex A to the joint proxy statement/prospectus that is part of this registration statement.

(2)
Included with Annex G to the joint proxy statement/prospectus that is part of this registration statement.

(3)
Included with Annex B to the joint proxy statement/prospectus that is part of this registration statement.

(4)
Included with Annex C to the joint proxy statement/prospectus that is part of this registration statement.

*
Previously filed.

Item 22.    Undertakings.

The undersigned registrant hereby undertakes:

(1)    that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3)    that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4)    to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5)    to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 24th day of October, 2003.

GRIC COMMUNICATIONS, INC.
By:	/s/ BHARAT DAVÉ Bharat Davé Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:
/s/ BHARAT DAVÉ Bharat Davé	Chief Executive Officer, President and a Director	October 24, 2003
Principal Financial Officer and Principal Accounting Officer
/s/ KIM S. SILVERMAN Kim S. Silverman	Vice President and Chief Financial Officer	October 24, 2003
Additional Directors:
* Dr. Hong Chen	Chairman	October 24, 2003
* Roderick C. McGeary	Director	October 24, 2003
/s/ WALTER SOUSA Walter Sousa	Director	October 24, 2003
* Gerald Wright	Director	October 24, 2003
* Joseph M. Zaelit	Director	October 24, 2003

*By:	/s/ KIM S. SILVERMAN Kim S. Silverman, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
2.01	Agreement and Plan of Reorganization between the Registrant, Amber Acquisition Corp. and Axcelerant dated as of August 12, 2003.(1)
3.06	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation.(2)
4.01	Form of Voting Agreement dated as of August 12, 2003 by and between the Registrant and certain stockholders of Axcelerant.(3)
5.01	Opinion of Fenwick & West LLP.*
23.01	Consent of Fenwick & West LLP (set forth in Exhibit 5.01).*
23.02	Consent of Ernst & Young LLP, Independent Auditors, with respect to the Registrant.
23.03	Consent of Ernst & Young LLP, Independent Auditors, with respect to Axcelerant.
24.01	Power of Attorney (included on signature page of this registration statement).*
99.01	Form of Proxy of the Registrant.
99.02	Form of Proxy of Axcelerant.
99.03	Consent of Broadview International LLC, Financial Advisor to the Registrant.(4)

(1)
Included with Annex A to the joint proxy statement/prospectus that is part of this registration statement.

(2)
Included with Annex G to the joint proxy statement/prospectus that is part of this registration statement.

(3)
Included with Annex B to the joint proxy statement/prospectus that is part of this registration statement.

(4)
Included with Annex C to the joint proxy statement/prospectus that is part of this registration statement.

*
Previously filed.

QuickLinks

SUMMARY
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS
SPECIAL MEETING OF GRIC STOCKHOLDERS
SPECIAL MEETING OF AXCELERANT STOCKHOLDERS
GRIC PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF SHARES AND AXCELERANT PROPOSAL NO. 1—APPROVAL OF MERGER
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
GRIC SELECTED SUPPLEMENTARY CONDENSED CONSOLIDATED FINANCIAL DATA
AXCELERANT SELECTED SUPPLEMENTARY CONDENSED CONSOLIDATED FINANCIAL DATA
UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA
MARKET PRICE AND DIVIDEND INFORMATION
THE MERGER
THE MERGER AGREEMENT
RELATED AGREEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF GRIC AND AXCELERANT
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET As of June 30, 2003 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS Year Ended December 31, 2002 (in thousands, except per share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS Six Months Ended June 30, 2003 (in thousands, except per share amounts)
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
DESCRIPTION OF GRIC COMMON STOCK
COMPARISON OF RIGHTS OF HOLDERS OF AXCELERANT COMMON STOCK AND GRIC COMMON STOCK
INFORMATION REGARDING AXCELERANT
AXCELERANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT OF AXCELERANT
MANAGEMENT OF AXCELERANT
CERTAIN TRANSACTIONS OF AXCELERANT
EXPERTS
LEGAL MATTERS
DOCUMENTS INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
GRIC PROPOSAL NO. 2—AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
Axcelerant, Inc. & Subsidiary Consolidated Balance Sheets (in thousands, except per share amounts)
Axcelerant, Inc. & Subsidiary Consolidated Statements of Operations (in thousands, except per share amounts)
Axcelerant, Inc. & Subsidiary Consolidated Statements of Stockholders' Equity (in thousands)
Axcelerant, Inc. & Subsidiary Consolidated Statements of Cash Flows (in thousands)
Axcelerant, Inc. & Subsidiary Notes to Consolidated Financial Statements December 31, 2002
Axcelerant, Inc. & Subsidiary Condensed Consolidated Balance Sheets (in thousands)
Axcelerant, Inc. & Subsidiary Condensed Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)
Axcelerant, Inc. & Subsidiary Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)
Axcelerant, Inc. & Subsidiary Notes to Condensed Consolidated Financial Statements (Unaudited)
  Annex A
AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
  Annex B
FORM OF VOTING AGREEMENT
RECITALS
  Exhibit 1
IRREVOCABLE PROXY
  Annex C
[Opinion of Broadview International LLC]
GRIC Communications, Inc. FAIRNESS OPINION DOCUMENTATION August 12, 2003
GRIC Communications, Inc. Fairness Opinion Documentation

GRIC Communications, Inc. Fairness Opinion Valuation Considerations
GRIC Communications, Inc. Fairness Opinion Summary Explanation of Valuation Methodology
GRIC Communications, Inc. Fairness Opinion
GRIC Communications, Inc. Fairness Opinion Valuation Analysis

  Annex D
[Delaware General Corporation Law Section 262—Appraisal Rights]
  Annex E
[California Corporations Code Chapter 13—Dissenters' Rights]
  Annex F
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AXCELERANT, INC.
ARTICLE I NAME
ARTICLE II REGISTERED OFFICE AND AGENT
ARTICLE III PURPOSE
ARTICLE IV AUTHORIZED SHARES
ARTICLE V BOARD OF DIRECTORS AND MEETINGS OF STOCKHOLDERS
ARTICLE VI LIMITATION OF DIRECTORS' LIABILITY
ARTICLE VII AMENDMENT OF BYLAWS
ARTICLE VIII AMENDMENT OF CERTIFICATE OF INCORPORATION
  Annex G
CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GRIC COMMUNICATIONS, INC.
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
INDEX TO EXHIBITS